Exhibit 10.1

[Published CUSIP Number:                     ]
U.S. $2,600,000,000 EQUIVALENT
GLOBAL SENIOR CREDIT AGREEMENT
Dated as of October 6, 2005
among
PROLOGIS
and
CERTAIN AFFILIATE BORROWERS,
as Borrowers,
BANK OF AMERICA, N.A.,
as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer,
BANK OF AMERICA, N.A.,
acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer,
ABN AMRO BANK N.V.,
as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer,
SUMITOMO MITSUI BANKING CORPORATION,
as a Global Documentation Agent, Yen Tranche Bookrunner, KRW Tranche Bookrunner, Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer,
JPMORGAN CHASE BANK, N.A. and THE ROYAL BANK OF SCOTLAND PLC,
as Global Documentation Agents
and
The Other Lenders Party Hereto
BANC OF AMERICA SECURITIES LLC and ABN AMRO BANK N.V.,
as Global Joint Lead Arrangers and Global Joint Book Runners

Global Senior Credit Agreement

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(continued)

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(continued)

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(continued)

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(continued)

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SCHEDULES
1.1	Mandatory Cost Formulae
2.1	Commitments, Applicable Global Percentages, and Applicable Tranche Percentages
	(a)	U.S. Lenders
	(b)	Canadian Lenders
	(c)	Euro Lenders
	(d)	Yen Lenders
	(e)	KRW Lenders
2.2	Fronting Lender Commitments
2.3	Initial Borrowers
	(a)	Initial U.S. Borrowers
	(b)	Initial Canadian Borrowers
	(c)	Initial Euro Borrowers
	(d)	Initial Yen Borrowers
	(e)	Initial KRW Borrowers
2.4	Existing Letters of Credit
	(a)	U.S. Existing Letters of Credit
	(b)	Euro Existing Letters of Credit
	(c)	Yen Existing Letters of Credit
8.12	Pre-Approved Reallocations
10.1	Opinions
11.6	Litigation
11.9	Environmental Matters
12.13	Initial Subsidiary Guarantors
12.14	Initial Pledged Indebtedness
16.2	Global Administrative Agent’s Office; Certain Addresses for Notices
16.6	Processing and Recordation Fees

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EXHIBITS

Form of
A-1	U. S. Committed Loan Notice
A-2	Canadian Committed Loan Notice
A-3	Euro Committed Loan Notice
A-4	Yen Committed Loan Notice
A-5	KRW Committed Loan Notice
B-1	U.S. Swing Line Loan Notice
B-2	Euro Swing Line Notice
C	Compliance Certificate
D	Assignment and Assumption
E	Parent Guaranty
F	Subsidiary Guaranty
G-1	ProLogis Pledge Agreement
G-2	Subsidiary Pledge Agreement
H-1	Supplemental Addendum
H-2	RMB Addendum
I	Borrower’s Accession Agreement
J	Joinder Agreement
K	Increase Certificate

vii	Global Senior Credit Agreement

GLOBAL SENIOR CREDIT AGREEMENT
     This GLOBAL SENIOR CREDIT AGREEMENT is entered into as of October 6, 2005, among PROLOGIS, a Maryland real estate investment trust (“ProLogis”), Initial Affiliate Borrowers, each Eligible Affiliate that becomes a borrower hereunder pursuant to Section 8.11 (individually, an “Additional Affiliate Borrower” and collectively, “Additional Affiliate Borrowers;” ProLogis, Initial Affiliate Borrowers, and Additional Affiliate Borrowers are individually called a “Borrower” and collectively called “Borrowers”), Lenders (defined below), BANK OF AMERICA, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, BANK OF AMERICA, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO BANK N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and SUMITOMO MITSUI BANKING CORPORATION, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “ABN AMRO” means ABN AMRO Bank N.V. and its successors.
     “ABR Rate” means (a) with respect to the Canadian Committed Loans in Canadian Dollars, for any day, the greater of (i) the CDOR Rate plus one-half of one percent (0.5%), and (ii) the Canadian Dollar Prime Rate, and (b) with respect to Yen Committed Loans in Yen, the Japanese Prime Rate.
     “ABR Rate Loan” means a Canadian Committed Loan denominated in Canadian Dollars or a Yen Committed Loan denominated in Yen, in each case bearing interest at the ABR Rate.
     “Acquired Properties” means Properties described in clause (a)(iii) of the definition of Total Asset Value.
     “Actual Capital Expenditures” means, for any period, all expenditures by the Companies that are properly classified as a capital asset for tenant improvements, capitalized lease commissions on previously leased space, and recurring capital expenditures relating to any Property, in each case as reported in ProLogis’ “Consolidated Condensed Statements of Cash Flows” in its financial statements filed with the SEC.
     “Additional Affiliate Borrower” has the meaning specified in the introductory paragraph hereto.

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     “Adjusted EBITDA” means, for the Companies, on a consolidated basis, for any period, net earnings before Restricted Payments with respect to preferred Equity Interests determined in accordance with GAAP plus (minus):
     (a) Extraordinary losses (extraordinary gains) determined in accordance with GAAP and reflected in the determination of net earnings;
     (b) Losses (gains) from the Disposition or write-down of Properties that are not classified as: (i) “Gains (losses) on dispositions of CDFS business assets” (which includes Dispositions of CDFS Properties to Property Funds, Dispositions of CDFS Properties to third parties under build-to-suit contracts and Dispositions of land); (ii) “Discontinued operations — CDFS business assets” (which includes Dispositions of CDFS Properties to third parties); or (iii) “Gains (losses) on dispositions of investments in Property Funds;”
     (c) Losses (gains) resulting from certain foreign currency exchange effects of settlement of intercompany Indebtedness and mark-to-market adjustments associated with intercompany Indebtedness between ProLogis and its Consolidated Subsidiaries and its Unconsolidated Affiliates (as disclosed publicly in ProLogis’ quarterly earnings reports to investors in the “Reconciliation of Net Earnings (Loss) to Funds From Operations”);
     (d) Losses (gains) resulting from foreign currency effects from the remeasurement of certain third party Indebtedness of ProLogis’ foreign Consolidated Subsidiaries and its foreign Unconsolidated Affiliates (as disclosed publicly in ProLogis’ quarterly earnings reports to investors in the “Reconciliation of Net Earnings (Loss) to Funds From Operations”);
     (e) Losses (gains) associated with mark-to-market adjustments to foreign exchange Swap Contracts;
     (f) Amortization of above market lease value from the purchase accounting impact of any corporate or portfolio acquisitions (Financial Accounting Standards Board Statement No. 141 adjustments);
     (g) Mark-to-market amortization of Indebtedness arising from the purchase accounting impact of corporate acquisitions; and
     (h) Losses (gains) from early extinguishment of Indebtedness;
plus all amounts deducted in calculating net earnings in accordance with GAAP, for Interest Expense, deferred income taxes, depreciation and amortization.
     For purposes of calculating the Fixed Charge Coverage Ratio and the Unencumbered Debt Service Coverage Ratio, Adjusted EBITDA shall be increased by the amount of any operating lease payments related to transactions in which such Person or an Affiliate of such Person leases, as lessee, any Property or other assets that it owned and sold, transferred, or otherwise Disposed of to the lessor (or a predecessor in interest to the lessor). Notwithstanding the above, (i) write-downs and impairment charges incurred on or before December 31, 2004, (ii) gains or losses and impairment charges associated with the disposition of Refrigerated Warehouse Properties and technology

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Investments, (iii) impairment charges resulting from mark-to-market adjustments of Properties in Unconsolidated Affiliates, and (iv) any impairment of intangible assets, including goodwill, shall be added back to (in the case of write-downs, impairment charges, and losses) or deducted from (in the case of gains) Adjusted EBITDA to the extent deducted (added) in the calculation of net earnings or Adjusted EBITDA (but without duplication).
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Global Administrative Agent or the applicable Funding Agent.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Affiliate Borrowers” means, collectively, each Initial Affiliate Borrower and each Additional Affiliate Borrower; and “Affiliate Borrower” means any of the Affiliate Borrowers.
     “Agents” means, collectively, Global Administrative Agent, Collateral Agent, and the Funding Agents; and “Agent” means any of the Agents.
     “Aggregate Tranche Commitments” means, collectively, the U.S. Aggregate Commitments, the Euro Aggregate Commitments, the Canadian Aggregate Commitments, the Yen Aggregate Commitments, the KRW Aggregate Commitments, and each Supplemental Aggregate Commitment; and “Aggregate Tranche Commitment” means any of the Aggregate Tranche Commitments.
     “Agreement” means this Global Senior Credit Agreement.
     “Allocating Lender” has the meaning specified in Section 8.12.1.
     “Alternative Currencies” means (a) for the U.S. Tranche, each of Euro, Sterling, Yen, and Canadian Dollars, (b) for the Euro Tranche, each of Dollars, Sterling, and Yen, (c) for the Yen Tranche, each of Dollars, Euro, and Sterling, and (d) for each Supplemental Tranche, each alternative currency set forth in the Supplemental Addendum.
     “Applicable Global Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the total Aggregate Tranche Commitments represented by such Lender’s Commitments at such time. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 14.2 or if the Aggregate Tranche Commitments have expired, then the Applicable Global Percentage of such Lender shall be the percentage (carried out to the ninth decimal place) of the Total Global Outstandings held by such Lender (with the aggregate amount of such Lender’s risk participation and funded participation in L/C Obligations, Fronting Loans, and Swing Line Loans being deemed “held” by such Lender for purposes of this definition).
     “Applicable Margin” means, at the time of determination thereof, with respect to the applicable Borrowings, the percentage per annum set forth below based upon the Rating Requirement:

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Rating Requirement			Applicable Margin
				Eurocurrency
			Base Rate	Rate Loans/
			Loans/ ABR	Substitute
			Rate Loans/	Rate Loans/
			Money	BA Rate	KRW
Moody's	S&P	Fitch	Market Rate	Loans/ Letter	Rate	Facility
Rating	Rating	Rating	Loans	of Credit Fees	Loans	Fee
Less than Baa3 or	Less than BBB- or	Less than BBB- or
not rated	not rated	not rated	0.250%	0.950%	1.250%	0.300%
Baa3	BBB-	BBB-	0%	0.750%	1.050%	0.250%
Baa2	BBB	BBB	0%	0.600%	0.900%	0.200%
Baa1	BBB+	BBB+	0%	0.475%	0.775%	0.150%
A3 or better	A- or better	A- or better	0%	0.450%	0.750%	0.125%
     “Applicable Pension Laws” means, with respect to any Person, all pension Laws applicable to such Person, including (if applicable) ERISA, the Code, and other similar Laws.
     “Applicable Time” means, with respect to any borrowings and payments in any currency, the local time in the place of settlement for such currency as may be determined by Global Administrative Agent, the applicable Funding Agent, or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
     “Applicable Tranche Lender” means, with respect to any Tranche, a Lender under such Tranche.
     “Applicable Tranche Percentage” means:
     (a) with respect to any U.S. Lender at any time, the percentage (carried out to the ninth decimal place) of the U.S. Aggregate Commitments represented by such U.S. Lender’s U.S. Commitment at such time. If the commitment of each U.S. Lender to make U.S. Loans and the obligation of each U.S. L/C Issuer to make U.S. L/C Credit Extensions have been terminated pursuant to Section 8.2 or 14.2 or if the U.S. Aggregate Commitments have expired, then the Applicable Tranche Percentage of such U.S. Lender shall be the percentage (carried out to the ninth decimal place) of the U.S. Total Outstandings represented by such U.S. Lender’s U.S. Credit Exposure. The Applicable Tranche Percentage of each U.S. Lender as of the date of this Agreement is set forth opposite the name of such U.S. Lender on Schedule 2.1(a).

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     (b) with respect to any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Aggregate Commitments represented by such Canadian Lender’s Canadian Commitment at such time. If the commitment of each Canadian Lender to make Canadian Committed Loans and the obligation of each Canadian L/C Issuer to make Canadian L/C Credit Extensions have been terminated pursuant to Section 8.2 or 14.2 or if the Canadian Aggregate Commitments have expired, then the Applicable Tranche Percentage of such Canadian Lender shall be the percentage (carried out to the ninth decimal place) of the Canadian Total Outstandings represented by such Canadian Lender’s Canadian Credit Exposure. The Applicable Tranche Percentage of each Canadian Lender as of the date of this Agreement is set forth opposite the name of such Canadian Lender on Schedule 2.1(b).
     (c) with respect to any Euro Lender at any time, the percentage (carried out to the ninth decimal place) of the Euro Aggregate Commitments represented by such Euro Lender’s Euro Commitment at such time. If the commitment of each Euro Lender to make Euro Loans and the obligation of each Euro L/C Issuer to make Euro L/C Credit Extensions have been terminated pursuant to Section 8.2 or 14.2 or if the Euro Aggregate Commitments have expired, then the Applicable Tranche Percentage of such Euro Lender shall be the percentage (carried out to the ninth decimal place) of the Euro Total Outstandings represented by such Euro Lender’s Euro Credit Exposure. The Applicable Tranche Percentage of each Euro Lender as of the date of this Agreement is set forth opposite the name of such Euro Lender on Schedule 2.1(c).
     (d) with respect to any Yen Lender at any time, the percentage (carried out to the ninth decimal place) of the Yen Aggregate Commitments represented by such Yen Lender’s Yen Commitment at such time. If the commitment of each Yen Lender to make Yen Committed Loans and the obligation of each Yen L/C Issuer to make Yen L/C Credit Extensions have been terminated pursuant to Section 8.2 or 14.2 or if the Yen Aggregate Commitments have expired, then the Applicable Tranche Percentage of such Yen Lender shall be the percentage (carried out to the ninth decimal place) of the Yen Total Outstandings represented by such Yen Lender’s Yen Credit Exposure. The Applicable Tranche Percentage of each Yen Lender as of the date of this Agreement is set forth opposite the name of such Yen Lender on Schedule 2.1(d).
     (e) with respect to any KRW Lender at any time, the percentage (carried out to the ninth decimal place) of the KRW Aggregate Commitments represented by such KRW Lender’s KRW Commitment at such time. If the commitment of each KRW Lender to make KRW Committed Loans has been terminated pursuant to Section 8.2 or 14.2 or if the KRW Aggregate Commitments have expired, then the Applicable Tranche Percentage of such KRW Lender shall be the percentage (carried out to the ninth decimal place) of the KRW Outstanding Amount of all KRW Committed Loans held by such KRW Lender. The Applicable Tranche Percentage of each KRW Lender as of the date of this Agreement is set forth opposite the name of such KRW Lender on Schedule 2.1(e).
     (f) with respect to each Supplemental Tranche, the percentage set forth in the applicable Supplemental Addendum, as adjusted from time to time in accordance with this Agreement.

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     “Appraisal Properties” means Properties located in the United States for which ProLogis has a third-party appraisal that is dated within eighteen (18) months of the applicable date of determination.
     “Approved Fund” means any Fund that is administered or managed by (a)a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arrangers” means, collectively, Banc of America Securities LLC and ABN AMRO, each in its capacity as a global joint lead arranger and a global joint book runner under the Loan Documents.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 16.6.2), and accepted by Global Administrative Agent and the applicable Funding Agent, in substantially the form of Exhibit D or any other form approved by Global Administrative Agent and the applicable Funding Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Companies for the fiscal year ended December 31, 2004 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Companies, including the notes thereto.
     “Auto-Extension Letter of Credit” has the meaning set forth in Section 7.2.3.
     “Availability Period” means the period from the Closing Date to the earliest of (a) the Maturity Date, (b) for purposes of all Tranches, the date of termination of all the Aggregate Tranche Commitments pursuant to Section 8.2, (c) for purposes of any Tranche, the date of termination of the Aggregate Tranche Commitments for such Tranche pursuant to Section 8.2, and (d) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 14.2.
     “BA Rate” means, for any Interest Period, with respect to a BA Rate Loan under the Canadian Tranche, the rate of interest per annum equal to the annual rate of interest quoted on the first day of such Interest Period by Canadian Funding Agent in accordance with its normal practice as being its rate of interest for bankers’ acceptances in Canadian Dollars for a face amount similar to the amount of the applicable BA Rate Loans and for a term similar to such Interest Period.
     “BA Rate Loan” means a Canadian Committed Loan that bears interest at the BA Rate. All BA Rate Loans shall be denominated in Canadian Dollars.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means, with respect to Committed Loans denominated in Dollars for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by U.S. Funding

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Agent as its “prime rate.” The “prime rate” is a rate set by U.S. Funding Agent based upon various factors including U.S. Funding Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by U.S. Funding Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Committed Loan” means any Committed Loan that is a Base Rate Loan.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Bond Documents” means (a) when used in connection with any U.S. Bond L/C, the Bonds or other evidences of indebtedness with respect to which such U.S. Bond L/C has been issued as credit support, together with any remarketing agreement, trust indenture, purchase agreement, purchased bond custody agreement, funding agreement, pledge agreement, loan agreement, and other documents executed pursuant to or in connection with such bonds or other evidences of indebtedness, and all amendments or supplements thereto, and (b) in all other cases, collectively, all Bond Documents as defined in the preceding clause (a) relating to U.S. Bond L/Cs then outstanding.
     “Bond Purchase Drawing” has the meaning specified in Section 7.13.2.
     “Bond Rights” has the meaning specified in Section 7.13.4.
     “Bonds” means revenue bonds issued by any Person for the purpose of financing, directly or indirectly, the development, operation, construction, or maintenance of infrastructure and housing projects involving any Company, or which projects are related to any Companies’ business activities in the region in which the projects are being developed, and for which any Company has obtained credit support in the form of a U.S. Bond L/C for such revenue bonds.
     “Borrower” and “Borrowers” each has the meaning specified in the introductory paragraph hereto.
     “Borrower Accession Agreement” means a Borrower Accession Agreement substantially in the form of Exhibit I.
     “Borrower Materials” has the meaning specified in Section 12.2.
     “Borrowing” means any Committed Borrowing or any Swing Line Borrowing, as the context may require.
     “Business Day” means:
     (a) any day other than (i) a Saturday or Sunday or (ii) with respect to any Tranche, a day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Funding Agent’s Office for such Tranche is located; and

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     (b) (i) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market;
     (ii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, a TARGET Day;
     (iii) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan or BA Rate Loan denominated in a currency other than Dollars or Euro, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London, Toronto, Tokyo or other applicable offshore interbank market for such currency; and
     (iv) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan or BA Rate Loans denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan or BA Rate Loan (other than any interest rate settings), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.
     “Canadian Aggregate Commitments” means the Canadian Commitments of all Canadian Lenders.
     “Canadian Borrower” means each Borrower listed under the heading “Canadian Tranche” on Schedule 2.3 and any other Borrower added to the Canadian Tranche pursuant to Section 8.11 that is organized under the Laws of the United States or any other jurisdiction reasonably acceptable to Canadian Funding Agent and is qualified to do business in Canada.
     “Canadian Commitment” means, as to each Canadian Lender, its obligation to make Canadian Committed Loans to Canadian Borrowers pursuant to Section 3.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on the most recent Schedule 2.1(b) prepared by Global Administrative Agent or Canadian Funding Agent (or if the applicable assignment occurred after such preparation, in the most recent Assignment and Assumption to which such Canadian Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.
     “Canadian Committed Borrowing” means a borrowing consisting of simultaneous Canadian Committed Loans of the same Type, and, in the case of Eurocurrency Rate Loans or BA Rate Loans, having the same Interest Period made by each Canadian Lender pursuant to Section 3.1.

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     “Canadian Committed Loan” has the meaning specified in Section 3.1.
     “Canadian Committed Loan Notice” means a notice of (a) a Canadian Committed Borrowing, (b) a conversion of Canadian Committed Loans from one Type to another, or (c) a continuation of Eurocurrency Rate Loans or BA Rate Loans, pursuant to Section 3.2.1, which, if in writing, shall be substantially in the form of Exhibit A-2.
     “Canadian Credit Exposure” means, for any Canadian Lender at any time, the aggregate Canadian Outstanding Amount of all Canadian Committed Loans of such Canadian Lender plus such Canadian Lender’s Applicable Tranche Percentage of the Canadian Outstanding Amount of all Canadian L/C Obligations.
     “Canadian Dollar Prime Rate” means, on any day, the per annum rate of interest most recently announced by Canadian Funding Agent as its reference rate then in effect for determining interest rates on Cdn$ denominated commercial loans in Canada.
     “Canadian Dollars” and the symbol “Cdn$” means the lawful currency of Canada.
     “Canadian Funding Agent” means Bank of America, acting through its Canada branch, in its capacity as Canadian funding agent under the Loan Documents, or any successor thereof.
     “Canadian Funding Agent’s Office” means, with respect to the Canadian Tranche, Canadian Funding Agent’s Office address and, as appropriate, account as set forth on Schedule 16.2 with respect to the Canadian Tranche, or (subject to Section 16.2.5) such other address or account with respect to the Canadian Tranche as Canadian Funding Agent may from time to time notify to ProLogis, Global Administrative Agent, the other Funding Agents, and Canadian Lenders.
     “Canadian L/C Borrowing” means an extension of credit resulting from a drawing under any Canadian Letter of Credit which has not been reimbursed on the date when made or refinanced as a Canadian Committed Borrowing. All Canadian L/C Borrowings shall be denominated in Canadian Dollars.
     “Canadian L/C Credit Extension” means, with respect to any Canadian Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “Canadian L/C Issuers” means Bank of America, acting through its Canada branch, in its individual capacity as a bank issuing Canadian Letters of Credit hereunder, and any other Canadian Lender, in its individual capacity, approved by Global Administrative Agent and Canadian Funding Agent to issue Canadian Letters of Credit hereunder; and “Canadian L/C Issuer” means any one of the Canadian L/C Issuers.
     “Canadian L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Canadian Letters of Credit plus the aggregate of all Canadian Unreimbursed Amounts, including all Canadian L/C Borrowings.
     “Canadian Lenders” means each Lender listed on Schedule 2.1(b) and any Person that becomes a Canadian Lender pursuant to Section 8.13, and the successors and permitted assigns of any of the foregoing.

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     “Canadian Letter of Credit” means any standby letter of credit issued under the Canadian Tranche. Canadian Letters of Credit may only be issued in Canadian Dollars.
     “Canadian Letter of Credit Sublimit” means an amount equal to the lesser of (a) Cdn$25,000,000 and (b) the Canadian Aggregate Commitments. The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Aggregate Commitments.
     “Canadian Outstanding Amount” means: (a) with respect to Canadian Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Canadian Committed Loans occurring on such date; and (b) with respect to Canadian L/C Obligations on any date, the aggregate outstanding amount of Canadian L/C Obligations on such date after giving effect to any Canadian L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the Canadian L/C Obligations as of such date, including as a result of any reimbursements by the applicable Canadian Borrower of Canadian Unreimbursed Amounts.
     “Canadian Required Lenders” means, as of any date of determination, Canadian Lenders having more than fifty percent (50%) of the Canadian Aggregate Commitments or, if the Canadian Aggregate Commitments have terminated, Canadian Lenders holding in the aggregate more than fifty percent (50%) of the aggregate Canadian Outstanding Amount of all Committed Loans and all Canadian L/C Obligations (with the aggregate amount of each Canadian Lender’s risk participation and funded participation in Canadian L/C Obligations being deemed “held” by such Canadian Lender for purposes of this definition); provided that the Canadian Commitment of, and the portion of the Canadian Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Canadian Required Lenders.
     “Canadian Total Outstandings” means the aggregate Canadian Outstanding Amount of all Canadian Committed Loans and all Canadian L/C Obligations.
     “Canadian Tranche” means the revolving credit facility described in Article III.
     “Canadian Unreimbursed Amount” means any unreimbursed amount under Section 7.3 with respect to a Canadian Letter of Credit.
     “Capital Expenditures” means, for any period, an amount equal to the sum of (a) in the case of Properties that are not Refrigerated Warehouse Properties, the greater of (i) Actual Capital Expenditures with respect to such Properties for such period, and (ii) the product of (A) the sum of the total square footage with respect to all completed industrial space in all such Properties (excluding Properties where the tenant is responsible for capital expenditures) as of the last day of each of the immediately preceding five (5) calendar quarters, divided by five (5), and (B) $0.15, and (b) in the case of Properties that are Refrigerated Warehouse Properties, the greater of (i) Actual Capital Expenditures with respect to such Properties during such period, and (ii) the product of (A) the sum of the total cubic footage with respect to all completed space in all such Properties as of the last day of each of the immediately preceding five (5) calendar quarters, divided by five (5), and (B) $0.10.
     “Capital Lease” means any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet of the lessee.

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     “Cash Collateralize” means, with respect to each Tranche that has a Letter of Credit subfacility, to pledge and deposit with or deliver to Collateral Agent, for the benefit of the L/C Issuers of such Tranche and Lenders of such Tranche, as collateral for the L/C Obligations of such Tranche, cash or deposit account balances in the applicable currency of the applicable Letter of Credit pursuant to documentation in form and substance satisfactory to Collateral Agent (which documents are hereby consented to by such Lenders). Derivatives of such term have corresponding meanings.
     “Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P, or “AP-1” (or higher) according to Moody’s and maturing not more than one hundred and eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by any Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000, and (d) mutual funds whose investments are substantially limited to the foregoing.
     “Catellus” means Catellus Development Corporation.
     “Catellus Acquisition” means the transactions contemplated by the Agreement and Plan of Merger dated as of June 5, 2005 among ProLogis, Palmtree Acquisition Corporation and Catellus Development Corporation.
     “Catellus L/C” means the irrevocable transferable letter of credit expiring June 21, 2006, issued by Bank of America to Wells Fargo Bank, N.A., and any successor thereto as Trustee under the Indenture of Trust between Redevelopment Agency of the City and County of San Francisco, as Issuer, relating to $40,000,000 Redevelopment Agency of the City and County of San Francisco Community District No. 4 (Mission Bay North Public Improvements) Variable Rate Revenue Bonds under the terms of which such Trustee is, subject to the terms and conditions set forth therein, entitled to draw, with respect to such Bonds, up to (a) amounts sufficient to pay (i) the principal of such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to the principal amount of such Bonds, plus (b) amounts equal to approximately thirty-seven (37) days of accrued interest on such Bonds at 12% to pay (i) interest on such Bonds when due, or (ii) the portion of the purchase price of such Bonds tendered or deemed tendered for purchase in accordance with such Indenture and not subsequently remarketed corresponding to accrued interest.
     “CDFS” means ProLogis’ corporate distribution facilities services operating segment.
     “CDOR Rate” means, on any day, the per annum rate of interest (as reasonably determined by Canadian Funding Agent in a manner and amount identical to Canadian Funding Agent’s determination of such rate of interest with respect to similarly situated loans and borrowers) which is the rate based on an average rate applicable to Cdn$ bankers’ acceptances for a term equivalent to the term of the relevant requested Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions) as of 10:00 a.m. (Toronto

11	Global Senior Credit Agreement

time) on such date, or if such date is not a Business Day, then on the immediately preceding Business Day; provided that if such rates are not available, then the CDOR Rate for any day shall be calculated as the discount rate quoted by Canadian Funding Agent for its own Cdn$ bankers’ acceptances for the applicable period as of 10:00 a.m. (Toronto time) on such day, or if said day is not a Business Day, then on the immediately preceding Business Day.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of ProLogis entitled to vote for members of the board of directors or equivalent governing body of ProLogis on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of ProLogis cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of ProLogis, or control

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over the equity securities of ProLogis entitled to vote for members of the board of directors or equivalent governing body of ProLogis on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities.
     “Closing Date” means the first date all the conditions precedent in Section 10.1 are satisfied or waived in accordance with Section 16.1.
     “Code” means the Internal Revenue Code of 1986.
     “Collateral Agent” means Bank of America, in its capacity as Collateral Agent under the Guaranties, the Pledge Agreements, the Security Agency Agreement and any related document, or any successor in such capacity.
     “Committed Borrowings” means, collectively, U.S. Committed Borrowings, Canadian Committed Borrowings, Euro Committed Borrowings, Yen Committed Borrowings, KRW Committed Borrowings, and each Supplemental Committed Borrowing; and “Committed Borrowing” means any one of the foregoing.
     “Committed Loan Notices” means, collectively, the U.S. Committed Loan Notice, the Canadian Committed Loan Notice, the Euro Committed Loan Notice, the Yen Committed Loan Notice, the KRW Committed Loan Notice, and each Supplemental Committed Loan Notice; and “Committed Loan Notice” means any one of the Committed Loan Notices.
     “Committed Loans” means, collectively, the U.S. Committed Loans, the Canadian Committed Loans, the Euro Committed Loans, the Yen Committed Loans, the KRW Committed Loans, and each Supplemental Committed Loan; and “Committed Loan” means any one of the Committed Loans.
     “Commitment” means a Lender’s commitments under any Tranche.
     “Companies” means ProLogis and its Consolidated Subsidiaries; provided that for purposes of Sections 11.1, 11.2, 11.3, 11.4, 11.6, 11.7, 11.13(b), 11.15, 11.18, and 14.1, “Companies” shall also include each Borrower that is not ProLogis or a Consolidated Subsidiary; and “Company” means any one of the Companies.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) the sum of (i) all Indebtedness of the Companies, on a consolidated basis, plus (ii) the Companies’ Share of all Indebtedness of Unconsolidated Affiliates of the Companies, to (b) Total Asset Value.
     “Consolidated Net Worth” means, for the Companies, on a consolidated basis, as of any date, (a) Total Assets, minus (b) all Liabilities, minus (c) the amount determined in accordance with GAAP attributable to any minority interests in Consolidated Subsidiaries.

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     “Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and which would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of ProLogis.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Contribution Value” means, as of any date with respect to any Japan Properties Fund Property or Korea Properties Fund Property, the price at which such Property was acquired by the Japan Properties Fund or the Korea Properties Fund, as the case may be.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Credit Extension” means the making of a Borrowing (but not a continuation or conversion thereof) or an L/C Credit Extension.
     “Credit Parties” means, collectively, each Agent, each Lender, each L/C Issuer, each Swing Line Lender, and each Fronting Lender.
     “Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
     “Debt Service” means, for any Person for any period, the sum of Interest Expense plus any regularly scheduled principal payments on Indebtedness plus any operating lease payments related to transactions in which such Person or an Affiliate of such Person leases, as lessee, any Property or other assets that it owned and sold, transferred, or otherwise Disposed of to the lessor (or a predecessor in interest to the lessor); provided that Debt Service shall not include Excluded Debt Service.
     “Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate or ABR Rate plus (ii) the Applicable Margin, if any,

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applicable to Base Rate Loans and ABR Rate Loans, plus (iii) 2% per annum; provided that with respect to a Eurocurrency Rate Loan, a BA Rate Loan, a Substitute Rate Loan, a KRW Rate Loan, and a Supplemental Rate Loan, if any, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin and any Mandatory Cost, if any) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Margin plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans (including any portion of an applicable Fronting Loan), participations in L/C Obligations, or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to any Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
     “Designated Senior Debt” means (a) the Obligations and (b) all other Indebtedness of ProLogis that (i) is not contractually subordinated to any other Indebtedness of ProLogis, (ii) at the time of issuance (or, in the case of Indebtedness arising under a revolving credit facility, at the time of effectiveness of such facility) is in (or has commitments to provide) an aggregate Dollar Equivalent amount (for all Indebtedness issued or commitments made concurrently on the same terms, regardless of whether held by multiple parties) of $25,000,000 or more, and (iii) is specifically designated by ProLogis in writing as “Designated Senior Debt.”
     “Disposition” or “Dispose” means the sale, transfer, license, lease, contribution, or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disqualified Stock” means any of ProLogis’ Equity Interests which by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock during the term of the credit agreement, (c) is redeemable during the term of the credit agreement at the option of the holder of such Equity Interests, or (d) otherwise requires any payments by ProLogis, in each case on or before the Maturity Date.
     “Dollar” and “$” mean lawful money of the United States.
     “Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent amount thereof in Dollars as determined by Global Administrative Agent, the applicable Funding Agent, or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (as of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.
     “Domestic Borrower” means, with respect to each Tranche, a Borrower under such Tranche that is not a Foreign Borrower under such Tranche.

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     “Dutch Banking Act” means the Dutch Act on Supervision of the Credit System 1992 (Wet toezicht kredietwezen 1992).
     “Dutch Borrower” means any Borrower that is organized under the Laws of The Netherlands.
     “Eligible Affiliate” means any Person in which ProLogis directly or indirectly holds an Equity Interest.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the applicable Funding Agents, the applicable L/C Issuers and the applicable Swing Line Lenders, and (ii) unless an Event of Default has occurred and is continuing, ProLogis (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (A) “Eligible Assignee” shall not include ProLogis or any of ProLogis’ Affiliates or Consolidated Subsidiaries; (B) to the extent that a Lender is a Qualified Lender with respect to an outstanding Loan in which a Fronting Lender has funded a portion of such Loan, then an “Eligible Assignee” with respect to the assignment of such Loan by such Qualified Lender shall be a Qualified Lender; (C) so long as no Default exists, an “Eligible Assignee” of a Canadian Lender must be an authorized “foreign bank of Canada” (as defined in subsection 248(i) of the Income Tax Act (Canada)) which holds its interest in Canadian Committed Loans in the course of its “Canadian banking business” (as defined in subsection 248(i) of the Income Tax Act (Canada)) for the purposes of subsection 212 (13.3) of the Income Tax Act (Canada); (D) an “Eligible Assignee” with respect to any Tranche in which a Dutch Borrower is a Borrower (or if the commitments have expired or been terminated under such Tranche, then solely to the extent that a Dutch Borrower owes any Outstanding Amounts under such Tranche) shall qualify as a PMP; (E) each “Eligible Assignee” shall be able to make the representations set forth in Section 9.1.5(a) with respect to the applicable Tranche; and (F) an “Eligible Assignee” with respect to the Yen Tranche shall qualify as an institution from which a TMK may, pursuant to the Laws of Japan, borrow money.
     “EMU” means the European economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Encumbered Properties” means, any Properties or other assets that are subject to any Liens (other than Permitted Liens) securing any Liabilities.
     “Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of ProLogis, any other Loan Party or any of their respective Affiliates directly or indirectly resulting

16	Global Senior Credit Agreement

from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with ProLogis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by ProLogis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by ProLogis or any ERISA Affiliate from a Multiemployer Plan or receipt by ProLogis or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by ProLogis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.
     “Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Euro Aggregate Commitments” means, at any time, the Euro Commitments of all Euro Qualified Lenders and Euro Non-Qualified Lenders, provided that such Euro Aggregate Commitments shall not include the Fronting Loan Commitments.
     “Euro Borrower” means each Borrower listed under the heading “Euro Tranche” on Schedule 2.3 and any other Borrower added to the Euro Tranche pursuant to Section 8.11.
     “Euro Commitment” means, as to each Euro Lender, its obligation to (a) make Euro Committed Loans to Euro Borrowers pursuant to Section 4.1, (b) purchase participations in Euro Fronting Loans to the extent such Euro Lender is a Euro Non-Qualified Lender, (c) purchase participations in Euro L/C Obligations, and (d) purchase participations in Euro Swing Line Loans, in the Euro Equivalent aggregate principal amount at any one time outstanding not to exceed the

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amount set forth opposite such Euro Lender’s name on the most recent Schedule 2.1(c) prepared by Global Administrative Agent or Euro Funding Agent (or if the applicable assignment occurred after such preparation, in the most recent Assignment and Assumption to which such Euro Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.
     “Euro Committed Borrowing” means a borrowing consisting of simultaneous Euro Committed Loans of the same Type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each Euro Lender (other than any applicable Euro Non-Qualified Lender) pursuant to Section 4.1.
     “Euro Committed Loan” has the meaning specified in Section 4.1, and shall include any Euro Fronting Loan made in connection with a Euro Committed Borrowing.
     “Euro Committed Loan Notice” means a notice of (a) a Euro Committed Borrowing, (b) a conversion of Euro Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 4.3.1, which, if in writing, shall be substantially in the form of Exhibit A-3.
     “Euro Credit Exposure” means, for any Euro Lender at any time, the aggregate Euro Outstanding Amount of all Euro Committed Loans (other than Euro Fronting Loans) of such Euro Lender plus such Euro Lender’s Applicable Tranche Percentage of the Euro Outstanding Amount of all Euro L/C Obligations and all Euro Swing Line Loans plus, as to any Euro Non-Qualified Lenders, the Euro Outstanding Amount of such Euro Lender’s participation in all applicable Euro Fronting Loans.
     “Euro Credit Extension” means each of the following: (a) a Euro Committed Borrowing, (b) a Euro Swing Line Borrowing, and (c) a Euro L/C Credit Extension.
     “Euro Equivalent” means, at any time, (a) with respect to any amount denominated in Euro, such amount, and (b) with respect to any amount denominated in any Alternative Currency under the Euro Tranche, the equivalent amount thereof in Euro as determined by Euro Funding Agent or the applicable Euro L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (as of the most recent Revaluation Date) for the purchase of Euro with such Alternative Currency.
     “Euro Existing Letters of Credit” means the letters of credit outstanding on the date hereof and described on Schedule 2.4(b).
     “Euro Fronting Loan” has the meaning specified in Section 4.2.1.
     “Euro Funding Agent” means ABN AMRO, in its capacity as Euro funding agent under the Loan Documents, or any successor Euro funding agent.
     “Euro Funding Agent’s Office” means, with respect to the Euro Tranche, Euro Funding Agent’s Office address and, as appropriate, account as set forth on Schedule 16.2 with respect to the Euro Tranche, or (subject to Section 16.2.5) such other address or account with respect to the Euro Tranche as Euro Funding Agent may from time to time notify to ProLogis, Global Administrative Agent, the other Funding Agents, and Euro Lenders.

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     “Euro L/C Borrowing” means an extension of credit resulting from a drawing under any Euro Letter of Credit which has not been reimbursed on the date when made or refinanced as a Euro Committed Borrowing. All Euro L/C Borrowings shall be denominated in Euro or Sterling, as applicable.
     “Euro L/C Credit Extension” means, with respect to any Euro Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “Euro L/C Issuers” means ABN AMRO, in its individual capacity as a bank issuing Euro Letters of Credit hereunder, and any other Euro Lender, in its individual capacity, approved by Global Administrative Agent and Euro Funding Agent to issue Euro Letters of Credit hereunder, including each issuer of a Euro Existing Letter of Credit; and “Euro L/C Issuer” means any one of the Euro L/C Issuers.
     “Euro L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding Euro Letters of Credit plus the aggregate of all Euro Unreimbursed Amounts, including all Euro L/C Borrowings.
     “Euro Lenders” means each Lender listed on Schedule 2.1(c), any Person that becomes a Euro Lender pursuant to Section 8.13 and the successors and permitted assigns of the foregoing.
     “Euro Letter of Credit” means any standby letter of credit, bank guaranty, bank bond or comparable instrument issued under the Euro Tranche (including the Euro Existing Letters of Credit). Euro Letters of Credit may only be issued in Euro or Sterling.
     “Euro Letter of Credit Sublimit” means an amount equal to the lesser of (a) EUR 100,000,000 and (b) the Euro Aggregate Commitments. The Euro Letter of Credit Sublimit is part of, and not in addition to, the Euro Aggregate Commitments.
     “Euro Loan” means an extension of credit by a Euro Lender to a Borrower under Article III in the form of a Euro Committed Loan or Euro Swing Line Loan.
     “Euro Non-Qualified Lender” means a Euro Lender that is not a Euro Qualified Lender.
     “Euro Outstanding Amount” means: (a) with respect to Euro Committed Loans (other than Euro Fronting Loans), the aggregate outstanding Euro Equivalent principal amount thereof after giving effect to any borrowings and repayments of Euro Committed Loans; (b) with respect to Euro Fronting Loans, the aggregate outstanding Euro Equivalent principal amount thereof after giving effect to any borrowings and repayments of Euro Fronting Loans; (c) with respect to Euro Swing Line Loans, the aggregate outstanding Euro Equivalent principal amount thereof after giving effect to any borrowings and repayments of Euro Swing Line Loans; and (d) with respect to any Euro L/C Obligations, the aggregate outstanding Euro Equivalent principal amount thereof after giving effect to any Euro L/C Credit Extension occurring on such date and any other change in the outstanding amount of the Euro L/C Obligations on such date, including as a result of any reimbursement by any Euro Borrower of Euro Unreimbursed Amounts.
     “Euro Qualified Lender” means, as of any date of determination, a Euro Lender that (a) has committed hereunder to make Euro Committed Loans in the applicable currency requested by a Euro

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Borrower to be funded under the Euro Tranche, (b) is capable of making the requested Euro Committed Loans to the Foreign Borrower requesting such Euro Committed Loan without the imposition of any withholding taxes, and (c) to the extent the applicable Euro Borrower requesting a Euro Committed Loan is a TMK, is an institution from which such Euro Borrower may, pursuant to the Laws of Japan, borrow money.
     “Euro Required Lenders” means, as of any date of determination, Euro Lenders having more than fifty percent (50%) of the Euro Aggregate Commitments or, if the Euro Aggregate Commitments have terminated, Euro Lenders holding in the aggregate more than fifty percent (50%) of the Euro Total Outstandings (with the aggregate amount of each Euro Lender’s risk participation and funded participation in Euro L/C Obligations, Euro Fronting Loans, and Euro Swing Line Loans being deemed “held” by such Euro Lender for purposes of this definition); provided that the Euro Commitment of, and the portion of the Euro Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Euro Required Lenders.
     “Euro Swing Line” means the Euro revolving credit facility made available by Euro Swing Line Lender pursuant to Section 4.5.
     “Euro Swing Line Borrowing” means a borrowing of a Euro Swing Line Loan pursuant to Section 4.5.
     “Euro Swing Line Lender” means ABM AMRO in its capacity as provider of Euro Swing Line Loans, or any successor Euro swing line lender hereunder.
     “Euro Swing Line Loan” has the meaning specified in Section 4.5.1.
     “Euro Swing Line Loan Notice” means a notice of a Euro Swing Line Borrowing pursuant to Section 4.5.2, which, if in writing, shall be substantially in the form of Exhibit B-2.
     “Euro Swing Line Sublimit” means an amount equal to the lesser of (a) EUR 100,000,000 and (b) the Euro Aggregate Commitments. The Euro Swing Line Sublimit is part of, and not in addition to, the Euro Aggregate Commitments.
     “Euro Total Outstandings” means the aggregate Euro Outstanding Amount of all Euro Committed Loans (including all Euro Fronting Loans), all Euro Swing Line Loans, and all Euro L/C Obligations.
     “Euro Tranche” means the revolving credit facility described in Article IV.
     “Euro Unreimbursed Amount” means any unreimbursed amount under Section 7.3 with respect to a Euro Letter of Credit.
     “Eurocurrency Rate” means, for any Interest Period with respect to:
     (a) any Eurocurrency Rate Loan under the U.S. Tranche, any Eurocurrency Rate Loan under the Euro Tranche (other than Euro Loans denominated in Euro), any Eurocurrency Rate Loan under the Yen Tranche (other than Yen Committed Loans

20	Global Senior Credit Agreement

denominated in Yen) and any Eurocurrency Rate Loan under the Canadian Tranche, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or another commercially available source providing quotations of BBA LIBOR as designated by the applicable Funding Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the applicable Funding Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by such Funding Agent and with a term equivalent to such Interest Period would be offered by such Funding Agent’s London Branch (or other appropriate branch or Affiliate of such Funding Agent) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
     (b) any Eurocurrency Rate Loan denominated in Euro under the Euro Tranche for any Interest Period, the rate per annum equal to the offered quotation which appears on the Reuters Screen which displays the rate of the Banking Federation of the European Union for the Euro (being currently page “EURIBOR01”) for such Interest Period at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, if such page shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the Banking Federation of the European Union as the Euro Funding Agent, after consultation with Euro Lenders and ProLogis, shall select. If such rate is not available at such time for any reason, and the Euro Funding Agent has not selected an alternative service on which a quotation is displayed, then the “Eurocurrency Rate” for such Interest Period shall be the arithmetic mean (rounded upwards to four decimal places) of the rates (as notified to the Euro Funding Agent) at which each Reference Bank was offering to prime banks in the European interbank market deposits in Euro for the relevant Interest Period at approximately 11:00 a.m., Brussels time, two (2) Business Days prior to the commencement of such Interest Period.
     (c) any Eurocurrency Rate Loans denominated in Yen under the Yen Tranche for any Interest Period, the rate which appears on the screen display “Reuters Screen TIBM” under the caption “Average 10 Banks” on the Reuters Service (or such other screen display or service as may replace it for purposes of displaying Tokyo interbank offered rates of prime banks for Yen deposits) at approximately 11:00 a.m., Tokyo time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Yen with a maturity comparable to such Interest Period. If no such rate is available on the Reuters Service (or such replacement), then the “Eurocurrency Rate” for such Interest Period shall be the interest rate offered for Yen deposits for a period comparable to that Interest Period which appears on the screen display designated as “Euro-Yen TIBOR” on page 23070 of the Telerate Service published by the Japanese Banking Association (or such other screen display or service as may replace it for purposes of displaying Tokyo interbank offered rates

21	Global Senior Credit Agreement

of prime banks for Yen deposits). If such rate is not available on the Reuters Service (or such replacement) or the Telerate Screen (or such replacement), then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum at which the Yen Funding Agent was offering to leading banks in the Tokyo interbank market deposits in Yen for a period equal to the applicable Interest Period at approximately 11:00 a.m., Tokyo time, two (2) Business Days prior to the commencement of such Interest Period. If such rate is not available on the Reuters Service (or such replacement) or the Telerate Screen (or such replacement) and Yen Funding Agent is unable to provide a rate referred to in the sentence above, then the “Eurocurrency Rate” for such Interest Period shall be the rate which is applied by Yen Funding Agent in Japan as its long-term prime lending rate on the relevant date to its Yen loans with terms exceeding one (1) year to its prime customers in Japan and which Yen Funding Agent confirms and notifies the applicable Borrower in writing as such.
     (d) any Supplemental Rate Loan under each Supplemental Tranche, as set forth in the applicable Supplemental Addendum.
     “Eurocurrency Rate Loan” means any Committed Loan that bears interest at a rate based on the Eurocurrency Rate.
     “European Appraised Value” means, as of any date with respect to any European Properties Fund Property, the appraised value of such Property determined pursuant to the most-recent independent, third-party appraisal obtained in accordance with the constituent documents of the European Properties Fund.
     “European Properties Fund” means ProLogis European Properties Fund, a Luxembourg fonds commun de placement (FCP), and any other Property Fund that predominantly holds Properties in Europe.
     “European Properties Fund Properties” means, as of any date of determination, Industrial Properties owned by the European Properties Fund.
     “Event of Default” has the meaning specified in Section 14.1.
     “Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness which pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness that is rated at least Baa3 and BBB-, as the case may be, by at least two (2) of Moody’s, S&P, and Fitch.
     “Excluded Properties” means Refrigerated Warehouse Properties, European Properties Fund Properties, Japan Properties Fund Properties, Korea Properties Fund Properties, Acquired Properties, and Appraisal Properties.
     “Excluded Taxes” means, with respect to any Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which its principal office is located,

22	Global Senior Credit Agreement

in which it is otherwise conducting business and subject to such taxes or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) except as provided in the following sentence, in the case of a Foreign Lender (other than an assignee pursuant to a request by ProLogis under Section 16.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 9.1.4, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 9.1.1. Notwithstanding anything to the contrary contained in this definition, (x) prior to the Trigger Date, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender hereunder or under any other Loan Document (regardless of whether a Fronting Lender was utilized to mitigate any withholding taxes), provided that such Lender shall have complied with the last paragraph of Section 9.1.4 and (y) on or after the Trigger Date, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made to any Lender hereunder or under any other Loan Documents (regardless of whether such Lender has complied with Section 9.1.4). Furthermore, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor to any Lender (other than a Fronting Lender acting in such capacity) with respect to any Loan that such Lender is required to make pursuant to Section 2.2.2(b) or 4.2.2(b).
     “Exemption Regulation” means the Exemption Regulation of the Ministry of Finance of The Netherlands (Vrijstellingsregeling Wet toezicht kredietwezen 1992), as promulgated in connection with the Dutch Banking Act.
     “Exemption Representation” has the meaning specified in Section 9.1.5(a).
     “Existing Credit Agreements” means, collectively, (a) the Multi-Currency Revolving Facility Agreement dated August 7, 2003, by and among PLD Europe Finance B.V. and ProLogis UK Funding B.V., as original borrower, ProLogis, as Parent, the guarantors named therein, ABN AMRO, as Facility Agent, and various lenders, (b) the Revolving Credit Facility Agreement dated August 5, 2003 by and among ProLogis Japan Finance Incorporated, as original borrower, certain additional borrowers, ProLogis, as guarantor, SMBC, as Agent, and various lenders, (c) the Credit Agreement dated November 18, 2004 by and among the borrowers named therein, ProLogis, as guarantor, Bank of America, acting through its Canadian branch, as Administrative Agent, and various lenders named therein, (d) the Credit Agreement (Multi-Year) dated November 8, 2002, by and among ProLogis, as a borrower and guarantor, the other borrowers named therein, Bank of America, as Administrative Agent, and various lenders, (e) the Credit Agreement (364-Day) dated November 8, 2002, by and among ProLogis, as borrower and guarantor, the other borrowers named therein, Bank of America, as Administrative Agent, and various lenders, (f) the Credit Agreement dated June 29, 2005, by and among ProLogis Macquarie Fund, as borrower, ProLogis, as guarantor, Bank of America, as Administrative Agent, and various lenders, and (g) the Term Loan Agreement dated September 29, 2005, among Bank of America, as Administrative Agent, the lenders party thereto, and ProLogis.

23	Global Senior Credit Agreement

     “Existing Letters of Credit” means, collectively, the U.S. Existing Letters of Credit, the Euro Existing Letters of Credit, and the Yen Existing Letters of Credit.
     “Extension Effective Date” has the meaning specified in Section 8.10.2.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to U.S. Funding Agent on such day on such transactions as determined by U.S. Funding Agent.
     “Fee Letters” means, collectively, the fee letters entered into by and among ProLogis and certain Agents and/or certain Credit Parties.
     “Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by ProLogis and reasonably acceptable to Global Administrative Agent.
     “Fitch Rating” means the most recently-announced rating from time to time of Fitch assigned to any class of long-term senior, unsecured (or secured solely pursuant to the Pledge Agreements) debt securities issued by ProLogis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Fixed Charge Coverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis (and including the Companies’ Share of such amounts for their Unconsolidated Affiliates) and for the four (4) fiscal quarters ending on the date of determination.
     “Foreign Borrower” means a Borrower that (a) with respect to the U.S. Tranche, is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia, (b) with respect to the Canadian Tranche, is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia or is not qualified to do business in Canada, (c) with respect to the Euro Tranche, is not organized under the Laws of The Netherlands, (d) with respect to the Yen Tranche, is not organized under the Laws of Japan, (e) with respect to the KRW Tranche, is not organized under the Laws of Korea, and (f) with respect to a Supplemental Tranche, is not organized under the Laws of the applicable Supplemental Primary Location.
     “Foreign Currency” means any currency other than Dollars.
     “Foreign Currency Equivalent” means with respect to an amount denominated in a Primary Currency of any Tranche, the equivalent in the applicable Alternative Currency of such amount

24	Global Senior Credit Agreement

determined at the Spot Rate for the purchase of such Alternative Currency with the applicable Primary Currency, as determined by the applicable Funding Agent on the most recent Revaluation Date applicable to such amount.
     “Foreign Lender” means a Lender under a Tranche that cannot make Loans to the Domestic Borrowers under such Tranche without the imposition of a withholding tax.
     “Foreign Obligor” means a Loan Party that (a) with respect to the U.S. Tranche, is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia, (b) with respect to the Canadian Tranche, is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia or is not qualified to do business in Canada, (c) with respect to the Euro Tranche, is not organized under the Laws of The Netherlands, (d) with respect to the Yen Tranche, is not organized under the Laws of Japan, (e) with respect to the KRW Tranche, is not organized under the Laws of Korea, and (f) with respect to a Supplemental Tranche, is not organized under the Laws of the applicable Supplemental Primary Location.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fronting Commitment” means, with respect to any Fronting Lender, the aggregate Dollar Equivalent amount of Fronting Loans that such Fronting Lender has agreed to make as set forth on Schedule 2.2, or such additional amount as approved by such Fronting Lender and the applicable Funding Agents.
     “Fronting Lender Election” means the election by ProLogis, in consultation with the applicable Funding Agent, of one or more Fronting Lenders to make the applicable Fronting Loans, provided that to the extent ProLogis does not make such election as to which Fronting Lenders fund such Fronting Loan within one (1) Business Day after a request for such information by the applicable Funding Agent, then such Funding Agent, to the extent that it is a Fronting Lender, shall fund such Fronting Loan in its capacity as a Fronting Lender; provided further that if such Funding Agent, in its capacity as Fronting Lender, is unable to fund any portion of such Fronting Loan due to the limitations set forth in Section 2.2.1, 4.2.1, or 5.2.1, as applicable, then the Fronting Loan (or the applicable portion thereof) shall be funded by the other Fronting Lenders in the order of the Fronting Lenders with the highest unused Fronting Commitments.
     “Fronting Lenders” means each of the Lenders listed on Schedule 2.2 and each successor or additional Fronting Lender hereunder, and “Fronting Lender” means any one of the Fronting Lenders.
     “Fronting Loans” means, collectively, the U.S. Fronting Loans, the Euro Fronting Loans, and the Yen Fronting Loans, and “Fronting Loan” means any of the Fronting Loans.
     “Fronting Portion” means, with respect to any Fronting Loan, the portion of the such Fronting Loan that is funded by the applicable Fronting Lender, as determined by the Funding Agent for the applicable Tranche.

25	Global Senior Credit Agreement

     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Agents” means, collectively, U.S. Funding Agent, Canadian Funding Agent, Euro Funding Agent, Yen Funding Agent, KRW Funding Agent, and each Supplemental Funding Agent; and “Funding Agent” means any of the Funding Agents.
     “Funding Agents’ Offices” means, collectively, the U.S. Funding Agent’s Office, the Canadian Funding Agent’s Office, the Euro Funding Agent’s Office, the Yen Funding Agent’s Office, the KRW Funding Agent’s Office, and each Supplemental Funding Agent’s Office; and “Funding Agent’s Office” means any one of the Funding Agents’ Offices.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Global Administrative Agent” means Bank of America, in its capacity as global administrative agent under the Loan Documents, or any successor in such capacity.
     “Global Administrative Agent’s Office” means, with respect to any currency, Global Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2 with respect to such currency, or (subject to Section 16.2.5) such other address or account with respect to such currency as Global Administrative Agent may from time to time notify to ProLogis, the Funding Agents, and Lenders.
     “Global Syndication Agent” means ABN AMRO, in its capacity as global syndication agent under the Loan Documents.
     “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for

26	Global Senior Credit Agreement

the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of such Person’s contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies. The term “Guarantee” as a verb has a corresponding meaning.
     “Guaranties” means the Parent Guaranty and each Subsidiary Guaranty.
     “Guarantors” means, collectively, ProLogis and each Subsidiary Guarantor, and “Guarantor” means any of the Guarantors.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Honor Date” has the meaning specified in Section 7.3.1.
     “Increasing Lender” has the meaning specified in Section 8.13.1.
     “Indebtedness” means, for any Person, all monetary obligations (without duplication) of such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes, or similar instruments, (c) to pay the deferred purchase price of property or services except (i) trade payables arising in the ordinary course of business, (ii) deferred tax Liabilities, (iii) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms, and (iv) obligations to purchase stock (other than stock of ProLogis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (d) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (d) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness, (e) arising under Capital Leases to the extent included on a balance sheet of such Person, (f) arising under Swap Contracts exclusive of interest rate contracts purchased to hedge indebtedness in the ordinary course of business and net of obligations owed to such Person under Swap Contracts, and (g) arising under any Guarantee of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments or documents for

27	Global Senior Credit Agreement

deposit or collection, (ii) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (iii) any Guarantee of Liabilities of a third party that do not constitute Indebtedness). The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisition or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a Foreign Currency. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 16.4.2.
     “Industrial Property” means a Property that is used for manufacturing, processing or warehousing.
     “Information” has the meaning specified in Section 16.7.
     “Initial Affiliate Borrowers” means the Eligible Affiliates that are listed on Schedule 2.3.
     “Interest Expense” means, for any Person for any period, (a) all interest expense on such Person’s Indebtedness (whether direct, indirect, or contingent, and including interest on all convertible Liabilities) determined in accordance with GAAP, minus (b) amortized loan fees to the extent previously paid in cash, plus (c) Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Disqualified Stock.
     “Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan (including any Euro Swing Line Loan) and any BA Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurocurrency Rate Loan or BA Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan, Money Market Rate Loan, ABR Rate Loan, or KRW Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Supplemental Rate Loan that is not a Eurocurrency Rate Loan, the dates set forth in the applicable Supplemental Addendum.
     “Interest Period” means, as to each Eurocurrency Rate Loan or BA Rate Loan, the period commencing on the date such Eurocurrency Rate Loan or BA Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan or BA Rate Loan, as applicable, and ending on the date seven (7) days or fourteen (14) days (to the extent available for the requested currency), or one (1), two (2), three (3) or six (6) months thereafter, as selected by the applicable Borrower in the applicable Committed Loan Notice; provided that:
     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

28	Global Senior Credit Agreement

     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, ProLogis’ internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” in any Person, Property, or other asset means any investment, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution, or otherwise, in or to a Person, the guaranty of any Liabilities of a Person, or the subordination of any claim against a Person to other Liabilities of such Person. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in Properties shall be calculated based upon the undepreciated Investment in such Property.
     “IRS” means the United States Internal Revenue Service.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).
     “Issuer Documents” means with respect to any Letter of Credit, the applicable Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the applicable Borrower (or any Eligible Affiliate) or in favor the applicable L/C Issuer and relating to any Letter of Credit.
     “Japan Appraised Value” means the value of a Japan Properties Fund Property as determined by a third-party appraisal conducted subsequent to the acquisition of such Japan Properties Fund Property by the Japan Properties Fund.
     “Japan Properties Fund” means the entity commonly referred to as ProLogis Japan Properties Fund, formally named PLD/RECO Japan TMK Property Trust, a Japan Trust, and any other Property Fund that predominantly holds Properties in Japan.
     “Japan Properties Fund Properties” means, as of any date of determination, Industrial Properties owned by the Japan Properties Fund.
     “Japanese Prime Rate” means, on any day, the per annum rate of interest as publicly announced by Yen Funding Agent as its “short prime rate” in Japan. The “short prime rate” is a rate set by Yen Funding Agent based on various factors, including Yen Funding Agent’s costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Yen Funding Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

29	Global Senior Credit Agreement

     “Keystone Acquisition” means the transactions contemplated by the Agreement and Plan of Merger dated as of May 3, 2004 among ProLogis Six Rivers Limited Partnership, Six Rivers REIT Merger Sub LLC, Six Rivers Partnership Merger Sub L.P., ProLogis, ProLogis Fraser, L.P., Belair Real Estate Corp., Belcrest Real Estate Corp., Belmar Real Estate Corp., Belrose Real Estate Corp., Keystone Operating Partnership, L.P. and Keystone Property Trust, together with the agreements and transactions entered into in connection therewith.
     “Korea Appraised Value” means the value of a Korea Properties Fund Property as determined by third-party appraisal conducted subsequent to the acquisition of such Korea Properties Fund Property by the Korea Properties Fund.
     “Korea Properties Fund” means a Property Fund that holds Properties predominantly in Korea.
     “Korea Properties Fund Properties” means, as of any date of determination, Industrial Properties owned by the Korea Properties Fund.
     “KRW” means the lawful currency of The Republic of Korea.
     “KRW Aggregate Commitments” means the KRW Commitments of all KRW Lenders.
     “KRW Borrower” means each Borrower listed under the heading “KRW Tranche” on Schedule 2.3 and any other Borrower added to the KRW Tranche pursuant to Section 8.11 that is organized under the Laws of Korea.
     “KRW Commitment” means, as to each KRW Lender, its obligation to make KRW Committed Loans to KRW Borrowers pursuant to Section 6.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such KRW Lender’s name on the most recent Schedule 2.1(e) prepared by Global Administrative Agent or KRW Funding Agent (or if the applicable assignment occurred after such preparation, in the most recent Assignment and Assumption to which such KRW Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.
     “KRW Committed Borrowing” means a borrowing consisting of simultaneous KRW Committed Loans made by each Lender pursuant to Section 6.1.
     “KRW Committed Loan” has the meaning specified in Section 6.1.
     “KRW Committed Loan Notice” means a notice of a KRW Committed Borrowing, pursuant to Section 6.2.1, which, if in writing, shall be substantially in the form of Exhibit A-5.
     “KRW Funding Agent” means SMBC, in its capacity as KRW funding agent under the Loan Documents, or any successor in such capacity.
     “KRW Funding Agent’s Office” means, with respect to the KRW Tranche, KRW Funding Agent’s Office address and, as appropriate, account as set forth on Schedule 16.2 with respect to the KRW Tranche, or (subject to Section 16.2.5) such other address or account with respect to the KRW

30	Global Senior Credit Agreement

Tranche as KRW Funding Agent may from time to time notify to ProLogis, Global Administrative Agent, the other Funding Agents, and KRW Lenders.
     “KRW Lenders” means each Lender listed on Schedule 2.1(e) and any Person that becomes a KRW Lender pursuant to Section 8.13, and the successors and permitted assigns of any of the foregoing.
     “KRW Outstanding Amount” means with respect to KRW Committed Loans on any date, the amount in KRW of the aggregate outstanding principal amount thereof after giving effect to any borrowings and repayments of such KRW Committed Loans occurring on such date.
     “KRW Rate” means, with respect to a KRW Rate Loan under the KRW Tranche, for any day a fluctuating rate per annum equal to the final quotation yield rate for the ninety-one (91) days KRW denominated negotiable certificates of deposit as quoted by the Korea Securities Dealers Association; provided that if such quotation is not available, KRW Lenders shall determine the KRW Rate on the basis of another comparable source or sources reasonably selected by them. Any change in such rate announced by the Korea Securities Dealers Association shall take effect at the opening of business on the day specified in the public announcement of such change.
     “KRW Rate Loan” means a KRW Committed Loan that bears interest at the KRW Rate.
     “KRW Required Lenders” means, as of any date of determination, KRW Lenders having more than fifty percent (50%) of the KRW Aggregate Commitments or, if the KRW Aggregate Commitments have terminated, KRW Lenders holding in the aggregate more than fifty percent (50%) of the aggregate KRW Outstanding Amount; provided that the KRW Commitment of, and the portion of the KRW Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of KRW Required Lenders.
     “KRW Tranche” means the revolving credit facility described in Article V.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “L/C Advance” means, with respect to each Lender under a particular Tranche, such Lender’s funding of its participation in any L/C Borrowing under such Tranche in accordance with its Applicable Tranche Percentage. All U.S. L/C Advances shall be denominated in Dollars. All Canadian L/C Advances shall be denominated in Canadian Dollars. All Euro L/C Advances shall be denominated in Euro or Sterling, as applicable. All Yen L/C Advances shall be denominated in Yen.
     “L/C Borrowing” means a Canadian L/C Borrowing, a Euro L/C Borrowing, a U.S. L/C Borrowing, or a Yen L/C Borrowing, as applicable.
     “L/C Credit Extensions” means, collectively, each U.S. L/C Credit Extension, each Canadian L/C Credit Extension, each Euro L/C Credit Extension, each Yen L/C Credit Extension, and each

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Supplemental L/C Credit Extensions; and “L/C Credit Extension” means any one of the L/C Credit Extensions.
     “L/C Issuers” means, collectively, each U.S. L/C Issuer, each Canadian L/C Issuer, each Euro L/C Issuer, each Yen L/C Issuer, and each Supplemental L/C Issuer; and “L/C Issuer” means any one of the L/C Issuers.
     “L/C Obligations” means, collectively, the Dollar Equivalent of all of the U.S. L/C Obligations, Canadian L/C Obligations, the Euro L/C Obligations, the Yen L/C Obligations, and each Supplemental L/C Obligation.
     “Lenders” means, collectively, U.S. Lenders, Canadian Lenders, Euro Lenders, Yen Lenders, KRW Lenders, and Supplemental Lenders, and, as the context requires, includes the Fronting Lenders and the Swing Line Lenders.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify ProLogis, Global Administrative Agent, and Funding Agent for the Tranche in which Lender has a commitment or outstandings.
     “Letter of Credit Application” means, an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.
     “Letter of Credit Expiration Date” means the day that is the one (1) year anniversary of the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
     “Letter of Credit Fee” has the meaning specified in Section 7.9.
     “Letter of Credit Sublimit” means any of the U.S. Letter of Credit Sublimit, the Canadian Letter of Credit Sublimit, the Euro Letter of Credit Sublimit, the Yen Letter of Credit Sublimit, or any of the Supplemental Letter of Credit Sublimit.
     “Letters of Credit” means, collectively, the U.S. Letters of Credit, the Canadian Letters of Credit, the Euro Letters of Credit, the Yen Letters of Credit, and each Supplemental Letter of Credit, and “Letter of Credit” means any one of the Letters of Credit.
     “Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.

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     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).
     “Loan Documents” means this Agreement, each Supplemental Addendum, each Borrower Accession Agreement, each Issuer Document, the Fee Letters, the Pledge Agreements, the Security Agency Agreement, the Security Documents, and the Guaranties.
     “Loan Parties” means, collectively, ProLogis, each Affiliate Borrower, each Subsidiary Guarantor, and each Pledgor, and “Loan Party” means any one of the Loan Parties.
     “Loans” means, collectively, all U.S. Loans, all Canadian Committed Loans, all Euro Loans, all Yen Committed Loans, all KRW Committed Loans, and all Supplemental Loans, if any, and “Loan” means any of the Loans.
     “Major Subsidiary” means, as of any date of determination, each Consolidated Subsidiary that has Properties and other assets that constitute more than five percent (5%) of Total Asset Value.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1.
     “Material Adverse Effect” means any (a) material impairment of the ability of ProLogis to perform any of its payment or other material obligations under any Indebtedness, (b) material and adverse change in the assets, operations or financial condition of the Companies, taken as a whole, or (c) material impairment of the ability of any Borrower (other than ProLogis) to perform any of its payment or other material obligations under this Agreement unless (i) ProLogis has performed or discharged such obligation (if capable of being so performed or discharged) or (ii) ProLogis has a legal obligation to perform and discharge such obligation and ProLogis is satisfying its legal obligation accordingly.
     “Maturity Date” means the later of (a) October 6, 2009, or (b) if maturity is extended pursuant to Section 8.10, such extended maturity date as determined pursuant to such Section.
     “Maximum Leverage Ratio” means 0.60 to 1.0; provided that the Maximum Leverage Ratio may be increased to up to 0.65 to 1.0 subject to the following conditions: (a) such increase is at the request of ProLogis by written notice to Global Administrative Agent and is a result of Indebtedness incurred by ProLogis and identified in writing to Global Administrative Agent to make an acquisition of Equity Interests or assets of a third party otherwise permitted hereunder; (b) such increase shall not occur more than three (3) times during the term of this Agreement; and (c) all such increases shall be in effect on the last day of not more than six (6) fiscal quarters in the aggregate.
     “Money Market Rate” means, as to any Swing Line Loan made by any Swing Line Lender pursuant to Sections 2.5 or 4.5 or any Fronting Loan that remains outstanding after the last day of an Interest Period as contemplated by Section 2.2.5, 4.2.5 or 5.2.5, a rate per annum that shall be

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determined for each Loan by agreement between ProLogis and the applicable Swing Line Lender or Fronting Lender (but in no event to exceed the Base Rate).
     “Money Market Rate Loan” means any Loan that bears interest at a rate based on the Money Market Rate.
     “Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by ProLogis and reasonably acceptable to Global Administrative Agent.
     “Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured (or secured solely pursuant to the Pledge Agreements) debt securities issued by ProLogis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which ProLogis or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “NOI” means, for any period and any Property, the difference (if positive) between (a) any rentals, proceeds, expense reimbursements, or income received from such Property (but excluding security or other deposits, late fees, early lease termination, or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation, or leasing of such Property, in each case determined in accordance with GAAP (but excluding depreciation, amortization, Interest Expense and Capital Expenditures).
     “Non-Consenting Lender” means any Lender that, within the preceding sixty (60) days failed to agree to an amendment, waiver, or consent that was (a) requested by ProLogis and (b) approved by Lenders holding at least forty percent (40%) of the Dollar Equivalent amount of the Aggregate Tranche Commitments or, if the Aggregate Tranche Commitments have terminated, of the Total Global Outstandings (calculated in the same manner as in the definition of “Required Lenders”) or if such amendment, waiver, or consent related to a particular Tranche, at least forty percent (40%) of the Aggregate Tranche Commitment for such Tranche or, if such Aggregate Tranche Commitment has terminated, of the Total Tranche Outstandings for such Tranche.
     “Non-Industrial Property” means a Property that is not an Industrial Property.
     “Non-Qualified Lender” means a U.S. Non-Qualified Lender, a Euro Non-Qualified Lender, or a Yen Non-Qualified Lender.
     “Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions.

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     “Non-U.S. Lender” means any Lender that is not organized under the Laws of a jurisdiction of the United States, a State thereof or the District of Columbia.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) with respect to a TMK, a copy of its asset securitization plan.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means (a) with respect to all of the outstanding Committed Loans on any date (other than the Fronting Loans), the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Committed Loans occurring on such date; (b) with respect to Fronting Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Fronting Loans occurring on such date; (c) with respect to the all of the outstanding Swing Line Loans on any date, the Dollar Equivalent amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Swing Line Loans occurring on such date; and (d) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by any Borrower of Unreimbursed Amounts.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the applicable Agent, the applicable L/C Issuer, or the applicable Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency under the applicable Tranche, the rate of interest per

35	Global Senior Credit Agreement

annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of U.S. Funding Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Parent Guaranty” means the Unconditional Parent Guaranty Agreement in substantially the form of Exhibit E, executed by ProLogis in favor of Collateral Agent, for the benefit of the holders of Designated Senior Debt (including the Obligations).
     “Participant” has the meaning specified in Section 16.6.4.
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by ProLogis or any ERISA Affiliate or to which ProLogis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Distributions” means, for ProLogis for any fiscal year of ProLogis, Restricted Payments (excluding Permitted Redemptions) in an amount not to exceed in the aggregate the greater of (a) ninety-five percent (95%) of the “Funds from Operations” of ProLogis as reported to its shareholders in either the annual report of ProLogis filed with the Securities and Exchange Commission on Form 10-K or the quarterly investment package prepared for the holders of its Equity Interests for the quarter ending December 31 for such fiscal year, and (b) the amount of Restricted Payments required to be paid by ProLogis in order for ProLogis to qualify as a REIT.
     “Permitted Liens” means (a) Liens granted to any Agent to secure the Obligations, (b) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs, (c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (d) the following: (i) Liens for taxes not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Global Administrative Agent have been provided; or (ii) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens for taxes, assessments, and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Global Administrative Agent have been provided, (f) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to Global Administrative Agent,

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(g) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Global Administrative Agent have been provided, (h) Liens securing assessment bonds, so long as the applicable Company or Unconsolidated Affiliate is not in material default under the terms thereof, (i) Liens granted to ProLogis by any other Company or an Unconsolidated Affiliate, (j) leases to tenants of space in Properties that are entered into in the ordinary course of business, (k) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement which arises by operation of law as a result of any Company opening a bank account, (l) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms, (m) Liens over goods and documents of title to goods arising out of letter of credit transactions entered into in the ordinary course of business, and (n) any Lien which secures the Obligations and some or all of the Designated Senior Debt on a pari passu basis.
     “Permitted Redemption” means Restricted Payments permitted by Section 13.5(e).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by ProLogis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 12.2.
     “Pledge Agreements” means (a) a Pledge Agreement substantially in the form of Exhibit G-1, executed by ProLogis, and (b) each Pledge Agreement substantially in the form of Exhibit G-2, executed by a Consolidated Subsidiary pursuant to Section 12.14.
     “Pledgor” means any Consolidated Subsidiary that executes a Pledge Agreement.
     “PMP” means a professional market party as defined in the Exemption Regulation.
     “Policy Guidelines” means the 2005 Dutch Central Bank’s Policy Guidelines (issued in relation to the Exemption Regulation) dated 29 December 2004 (Beleidsregel 2005 kernbegrippen markttoetreding en handhaving Wtk 1992).
     “Pre-Approved Reallocations” means each of the pre-approved reallocations set forth on Schedule 8.12.
     “Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).

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     “Primary Currency” means (a) with respect to the U.S. Tranche, Dollars; (b) with respect to the Canadian Tranche, Canadian Dollars; (c) with respect to the Euro Tranche, Euro; (d) with respect to the Yen Tranche, Yen; (d) with respect to the KRW Tranche, KRW; and (e) with respect to each Supplemental Tranche, as set forth in the applicable Supplemental Addendum.
     “Primary Location” has the meaning specified in Section 8.8.2.
     “ProLogis” has the meaning specified in the introductory paragraph hereto.
     “Properties” means real estate properties (including land) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.
     “Property Fund” means an Unconsolidated Affiliate formed or sponsored by ProLogis to hold Properties.
     “Property Fund Borrower” means a Borrower of a Property Fund Loan made pursuant to this Agreement.
     “Property Fund Loan” means Indebtedness of a Property Fund (which may include Loans under this Agreement), the proceeds of which were used to finance the contribution by ProLogis or other Companies of Properties to such Property Fund.
     “Qualified Bridge Loans” means, as of the date any Compliance Certificate is delivered, any Property Fund Loan that will be refinanced on or prior to maturity with permanent financing to be provided pursuant to an executed rate lock letter or mortgage loan application subject to due diligence in effect on the date such Compliance Certificate is delivered; provided that the aggregate amount of Qualified Bridge Loans shall not exceed five percent (5%) of Total Asset Value as of the date of determination; and provided, further, that a Property Fund Loan shall cease to be a Qualified Bridge Loan one hundred and twenty (120) days after such Property Fund Loan becomes a Qualified Bridge Loan.
     “Qualified Lenders” means any of the U.S. Qualified Lenders, the Euro Qualified Lenders, and the Yen Qualified Lenders.
     “Rating Requirement” means, as of any date of determination, the lower of the two (2) highest ratings of the Moody’s Rating, the S&P Rating, and the Fitch Rating. Initially, the Applicable Margin shall be determined based upon the Rating Requirement specified in the certificate delivered pursuant to Section 10.1.1(f)(iii). For purposes hereof, the correlation of the levels or grades of the Moody’s Rating, the S&P Rating, and the Fitch Rating shall be as set forth in the table included herein in the definition of “Applicable Margin” in the column labeled “Rating Requirement.” Each change in the Rating Requirement shall be effective commencing on the fifth (5th) Business Day following the earlier to occur of (a) Global Administrative Agent’s receipt of notice from ProLogis, as required in Section 12.3(f), of an applicable change in the Moody’s Rating, the S&P Rating, or the Fitch Rating and (b) Global Administrative Agent’s actual knowledge of an applicable change in the Moody’s Rating, the S&P Rating, or the Fitch Rating.
     “Reallocation Effective Date” has the meaning specified in Section 8.12.2.

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     “Reference Banks” means the principal London offices of ABN AMRO, Bank of America, and Société Générale or any successor to any of the foregoing selected by Euro Funding Agent (in consultation with ProLogis).
     “Refrigerated Warehouse Property” means a Property that is a temperature-controlled facility operated by ProLogis or any of its Consolidated Subsidiaries.
     “Register” has the meaning specified in Section 16.6.3.
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of ProLogis as prescribed by the Securities Laws.
     “REIT” means a “real estate investment trust” for purposes of the Code.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Relevant Equivalent” has the meaning specified in Section 7.9.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Request for Credit Extension” means a request hereunder for a Credit Extension.
     “Requested Tranche” has the meaning specified in Section 8.11.1.
     “Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Dollar Equivalent amount of the Aggregate Tranche Commitments or, if the Aggregate Tranche Commitments have terminated, Lenders holding in the aggregate more than fifty percent (50%) of the Dollar Equivalent amount of the Total Global Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations, Fronting Loans, and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Global Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, representative director, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination

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of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).
     “Revaluation Date” means each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency; (b) the first (1st) Business Day of each calendar month; (c) each date of issuance of a Letter of Credit denominated in an Alternative Currency; (d) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount); (e) each date of any payment by an L/C Issuer under any Letter of Credit denominated in an Alternative Currency; (f) in the case of the Existing Letters of Credit, October 6, 2005; and (g) such additional dates as Global Administrative Agent, any Funding Agent, or any L/C Issuer shall reasonably determine.
     “RMB” mean the lawful currency of The People’s Republic of China.
     “RMB Addendum” has the meaning specified in Section 8.14.4.
     “RMB Loan Agreement” means any loan agreement evidencing RMB Loans.
     “RMB Loans” means loans denominated in RMB and made to Borrowers organized under Laws of The People’s Republic of China.
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by ProLogis and reasonably acceptable to Global Administrative Agent.
     “S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured (or secured solely pursuant to the Pledge Agreements) debt securities issued by ProLogis, as to which no letter of credit, guaranty, or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Same Day Funds” means (a) with respect to disbursements and payments in the Primary Currency of the applicable Tranche, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency of the applicable Tranche, same day or other funds as may be determined by the applicable Funding Agent or applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices

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promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.
     “Security Agency Agreement” means the Amended and Restated Security Agency Agreement dated the date hereof among Global Administrative Agent, Bank of America, as Collateral Agent, and certain other holders of Designated Senior Debt, and acknowledged by ProLogis.
     “Security Documents” means with respect to each U.S. Bond L/C, the trust indenture entered into in connection with such U.S. Bond L/C, and such other agreements and documents delivered by the Issuer (as defined in the applicable U.S. Bond L/C) and the applicable Trustee, pursuant to which such Issuer’s interest in the Trust Estate, Revenues (each as defined in the applicable trust indenture) and similar items and, upon payment in full of the applicable Bonds, such Trustee’s interest in the applicable Bond Documents, are assigned to Collateral Agent as security for payment of such Bonds.
     “Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of an Unconsolidated Affiliate based upon such Person’s percentage ownership of Equity Interests of such Unconsolidated Affiliate.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of ProLogis and its Consolidated Subsidiaries as of that date determined in accordance with GAAP.
     “Short Term Affiliate Borrower” means any Affiliate Borrower that (a) will not request any Committed Loans, (b) assumes only Outstanding Amounts of another Borrower, and (c) repays such Outstanding Amounts within thirty (30) days after it assumes such Outstanding Amounts.
     “SMBC” means Sumitomo Mitsui Banking Corporation, and it successors.
     “Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature, and (c) it does not have unreasonably small capital to conduct its businesses.
     “Specified Type” has the meaning specified in Section 7.3.1.
     “Spot Rate” for a currency means the rate determined by Global Administrative Agent, the applicable Funding Agent, or the applicable L/C Issuer, as applicable, to be the rate quoted by such Person as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., Applicable Time, on the date three (3) Business Days prior to the date as of which the foreign exchange computation is made; provided that if such Person does not have as of the date of determination a spot buying rate for any such currency, then such Person may obtain such spot rate from another financial institution reasonably designated by such Person; and provided further that such L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency for the applicable Tranche.

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     “Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of ProLogis for which information is available.
     “Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments, is at least ninety percent (90%) or such higher percentage as ProLogis requires internally, consistent with past practices, to classify as stabilized a Property of the relevant type in the relevant market.
     “Sterling” and “£” mean the lawful currency of the United Kingdom.
     “Subsidiary Guarantor” means each Consolidated Subsidiary that has executed a Subsidiary Guaranty.
     “Subsidiary Guaranty” means an Unconditional Subsidiary Guaranty Agreement in substantially the form of Exhibit F, executed by an Affiliate Borrower or a Consolidated Subsidiary required to execute a guaranty pursuant to Section 12.13 in favor of Collateral Agent, for the benefit of the holders of Designated Senior Debt (including the Obligations), and modified to the extent required under applicable Laws.
     “Substitute Rate” means (a) the Applicable Margin plus (b) (in the case of any Lender which has lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, and (c) (i) to the extent requested by Euro Funding Agent or ProLogis, a negotiated rate agreed to by ProLogis, Euro Funding Agent and each Euro Lender or (ii) to the extent that a negotiated rate is not requested or agreed to by the applicable parties, the rate per annum determined by Euro Funding Agent to be the highest (rounded upwards to four (4) decimal places) of the rates notified by the Reference Banks to Euro Funding Agent before the last day of the applicable Interest Period to be those which express as a percentage rate per annum the cost to each such Reference Bank of funding its Loans from whatever sources it may reasonably select during such Interest Period.
     “Substitute Rate Loan” means a Euro Committed Loan that bears interest at a rate based on the Substitute Rate with a one (1) month interest period, if applicable.
     “Supplemental Addendum” has the meaning specified in Section 8.14.2.
     “Supplemental Aggregate Commitments”, “Supplemental Borrowers”, “Supplemental Commitments”, “Supplemental Committed Borrowing”, “Supplemental Committed Loan” “Supplemental Committed Loan Notice”, “Supplemental Funding Agent”, “Supplemental Funding Agent’s Office”, “Supplemental L/C Obligations”, “Supplemental Lenders”, “Supplemental Letter of Credit”, “Supplemental Letter of Credit Fee”, “Supplemental Letter of Credit Issuer”, “Supplemental Letter of Credit Sublimit”, “Supplemental Loans”, “Supplemental Outstanding Amount”, “Supplemental Rate Loan”, “Supplemental Required Lenders”, “Supplemental Swing Line Borrowing”, “Supplemental Swing Line Lender”, “Supplemental Swing Line Loans” and “Supplemental Swing Line Sublimit” have their respective meaning (if any), with respect to any Supplemental Tranche, as set forth in the applicable Supplemental Addendum or the RMB Addendum.

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     “Supplemental Primary Location” means, with respect to any Supplemental Tranche, the primary jurisdiction of each Supplemental Borrower under such Supplemental Tranche as designated in the applicable Supplemental Addendum or the RMB Addendum.
     “Supplemental Tranche” has the meaning specified in Section 8.14.1.
     “Supplemental Tranche Effective Date” has the meaning specified in Section 8.14.5.
     “Supplemental Tranche Request” has the meaning specified in Section 8.14.1.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Borrowings” means, collectively, U.S. Swing Line Borrowings, Euro Swing Line Borrowings, and each Supplemental Swing Line Borrowing.
     “Swing Line Lenders” means, collectively, U.S. Swing Line Lenders, Euro Swing Line Lenders, and each Supplemental Swing Line Lender, and “Swing Line Lender” means any Swing Line Lender.
     “Swing Line Loans” means, collectively, the U.S. Swing Line Loans, the Euro Swing Line Loans, and each Supplemental Swing Line Loan; and “Swing Line Loan” means any of the Swing Line Loans.
     “Swing Line Sublimit” means any of the U.S. Swing Line Sublimit, the Euro Swing Line Sublimit, or any Supplemental Swing Line Sublimit.

43	Global Senior Credit Agreement

     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by Global Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “TMK” means a Tokutei Mokuteki Kaisha incorporated in Japan.
     “Total Asset Value” means, as of any date for the Companies on a consolidated basis (and including the Companies’ Share of the following amounts for their Unconsolidated Affiliates):
     (a) the sum of (without duplication):
     (i) the quotient of (A) the most recent fiscal quarter’s NOI from Stabilized Industrial Properties (other than Excluded Properties) multiplied by four (4), plus management fee income of the Companies for the most recent fiscal quarter multiplied by four (4) (not to exceed fifteen percent (15%) of NOI of all Industrial Properties of the Companies and the Companies’ share of NOI from their Unconsolidated Affiliates), divided by (B) eight percent (8.0%); plus
     (ii) the amount of Investments in Properties under construction; plus
     (iii) the amount of Investments in Properties (A) acquired within twenty-four (24) months prior to such date of determination, provided that after the twenty-four (24) month period, if any such Property is not a Stabilized Industrial Property, then such Property shall be treated as Transition Property as of the date such Property would have otherwise been treated as a Transition Property if such Property were not previously treated as an acquired Property, and (B) acquired pursuant to the Keystone Acquisition or the Catellus Acquisition (regardless of whether Stabilized Industrial Properties or Transition Properties) (in each case for which NOI will not be calculated in clause (a)(i) above to avoid duplication); plus
     (iv) the appraised value set forth in third-party appraisals with respect to Appraisal Properties for up to eighteen (18) months following the date of such respective appraisal (for which time NOI will not be calculated in clause (a)(i) above to avoid duplication, and following such time, the Total Asset Value of such Appraisal Properties will then be calculated in accordance with clause (a)(i) above); plus
     (v) the greater of (A) (x) the most recent fiscal quarter’s NOI multiplied by four (4), divided by (y) eight percent (8.0%), and (B) the amount of Investments of Transition Properties (other than Excluded Properties) that became Transition Properties twelve (12) months or less prior to such date; plus

44	Global Senior Credit Agreement

     (vi) the greater of (A) (x) the most recent fiscal quarter’s NOI multiplied by four (4), divided by (y) eight percent (8.0%), and (B) seventy-five percent (75%) of the amount of Investments of Transition Properties (other than Excluded Properties) that became Transition Properties twenty-four (24) months or less but more than twelve (12) months prior to such date; plus
     (vii) the greater of (A) (x) the most recent fiscal quarter’s NOI multiplied by four (4), divided by (y) eight percent (8.0%), and (B) fifty percent (50%) of the amount of Investments of Transition Properties (other than Excluded Properties) that became Transition Properties more than twenty-four (24) months prior to such date; plus
     (viii) the Companies’ Share of the European Appraised Value of European Properties Fund Properties; plus
     (ix) the Companies’ Share of the sum of:
     (A) the greater of (x) the Japan Appraised Value, and (y) the Contribution Value of Japan Properties Fund Properties (other than Transition Properties) in each case for Investments in Stabilized Industrial Properties; plus
     (B) the Contribution Value of Japan Properties Fund Properties that are Transition Properties that became Transition Properties twelve (12) months or less prior to such date; plus
     (C) the greater of (x) the Japan Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) seventy-five percent (75%) of the Contribution Value of Japan Properties Fund Properties that are Transition Properties that became Transition Properties twenty-four (24) months or less but more than twelve (12) months prior to such date; plus
     (D) the greater of (x) the Japan Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) fifty percent (50%) of the Contribution Value of Japan Properties Fund Properties that are Transition Properties that became Transition Properties more than twenty-four (24) months prior to such date; plus
     (E) the greater of (x) the Korea Appraised Value, and (y) the Contribution Value of Korea Properties Fund Properties (other than Transition Properties) in each case for Investments in Stabilized Industrial Properties; plus
     (F) the Contribution Value of Korea Properties Fund Properties that are Transition Properties that became Transition Properties twelve (12) months or less prior to such date; plus

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     (G) the greater of (x) the Korea Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) seventy-five percent (75%) of the Contribution Value of Korea Properties Fund Properties that are Transition Properties that became Transition Properties twenty-four (24) months or less but more than twelve (12) months prior to such date; plus
     (H) the greater of (x) the Korea Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) fifty percent (50%) of the Contribution Value of Korea Properties Fund Properties that are Transition Properties that became Transition Properties more than twenty-four (24) months prior to such date; plus
     (x) the amount of any cash and Cash Equivalents (excluding tenant security and other restricted deposits); plus
     (xi) the amount of Investments in Refrigerated Warehouse Properties; plus
     (xii) the amount of Investments in all other assets the value of which has not been captured in clauses (a)(i) through (a)(xi) above;
     less
     (b) the amount of all assets included in the calculation of clause (a)(xii) above that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, copyrights, patents, deferred charges, and unamortized debt discount and expense).
     Notwithstanding the foregoing, the amount included in Total Asset Value attributable to clauses (a)(vi)(B) and (a)(vii)(B) above shall not exceed fifteen percent (15%) of Total Asset Value.
     “Total Assets” means, for any Person as of any date, (a) such Person’s total assets determined in accordance with GAAP, plus (b) accumulated depreciation with respect to such assets.
     “Total Global Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
     “Total Tranche Outstandings” means, as applicable, the U.S. Total Outstandings, the Euro Total Outstandings, the Yen Total Outstandings, the Canadian Total Outstandings, the KRW Outstanding Amount, or any Supplemental Outstanding Amount.
     “Tranche Required Lenders” means, as applicable, the U.S. Required Lenders, the Euro Required Lenders, the Canadian Required Lenders, the Yen Required Lenders, the KRW Required Lenders, or any Supplemental Required Lenders.

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     “Tranches” means, collectively, the U.S. Tranche, the Canadian Tranche, the Euro Tranche, the Yen Tranche, the KRW Tranche, and each Supplemental Tranche; and “Tranche” means any of the Tranches.
     “Transition Event” means the events or circumstances that resulted in a Stabilized Industrial Property becoming a Transition Property.
     “Transition Properties” means, as of any date, (a) Industrial Properties that were Stabilized Industrial Properties prior to such date but are no longer Stabilized Industrial Properties as of such date, or (b) Industrial Properties in which construction has been completed and that have never reached a Stabilized Occupancy Rate.
     “Trigger Date” has the meaning specified in the Security Agency Agreement.
     “Trustee” means any Trustee designated as the beneficiary of a U.S. Bond L/C.
     “Type” means (a) with respect to a U.S. Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan, (b) with respect to a Canadian Committed Loan, its character as an ABR Rate Loan, a BA Rate Loan, or a Eurocurrency Rate Loan, (c) with respect to a Euro Committed Loan, its character as a Eurocurrency Rate Loan, and (d) with respect to a Yen Committed Loan, its character as a Eurocurrency Rate Loan, Base Rate Loan (for a Dollar denominated Yen Committed Loan) or ABR Rate Loan (for a Yen denominated Yen Committed Loan).
     “Unconsolidated Affiliate” means any Person in which ProLogis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with ProLogis on the consolidated financial statements of ProLogis.
     “Unencumbered Debt Service” means, for any period, all Debt Service in respect of all Unsecured Debt of the Companies.
     “Unencumbered Debt Service Coverage Ratio” means, as of any date, the ratio of (a) Unencumbered EBITDA, to (b) Unencumbered Debt Service, in each case for the four (4) fiscal quarters ending on the date of determination.
     “Unencumbered EBITDA” means, for any period, Adjusted EBITDA of the Companies (other than Adjusted EBITDA attributable to any Encumbered Properties owned by a Company) during such period; provided that (a) there shall not be included in Unencumbered EBITDA any Adjusted EBITDA subject to any Lien (other than Permitted Liens), (b) Adjusted EBITDA shall be adjusted for a capital reserve of (i) $0.20 per square foot in the case of Properties that are not Refrigerated Warehouse Properties, or (ii) $0.10 per cubic foot in the case of Properties that are Refrigerated Warehouse Properties (except, in each case, for Properties where the tenant is responsible for capital expenditures), and (c) Unencumbered EBITDA attributable to Consolidated Subsidiaries of ProLogis that are not Wholly-owned, directly or indirectly, by ProLogis shall be limited to ten percent (10%) of Unencumbered EBITDA.
     “Unencumbered Property” means any Property that is not an Encumbered Property.

47	Global Senior Credit Agreement

     “United States” and “U.S.” mean the United States of America.
     “Unreimbursed Amounts” means, collectively, the U.S. Unreimbursed Amount, the Euro Unreimbursed Amounts, the Canadian Unreimbursed Amount, and the Yen Unreimbursed Amounts.
     “Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.
     “U.S. Aggregate Commitments” means, at any time, all of the U.S. Commitments of U.S. Qualified Lenders and U.S. Non-Qualified Lenders; provided that such U.S. Aggregate Commitments shall not include the Fronting Loan Commitments.
     “U.S. Bond L/Cs” means all U.S. Letters of Credit issued by any U.S. L/C Issuer at the request of a Domestic Borrower under the U.S. Tranche, for the benefit of any Company, in support of the Bonds issued by any issuer of tax-exempt bonds which U.S. Letters of Credit satisfy the conditions set forth in Section 7.13.1, and renewals or extensions thereof, including the Catellus L/C.
     “U.S. Borrower” means each Borrower listed under the heading “U.S. Tranche” on Schedule 2.3(a) and any other Borrower added to the U.S. Tranche pursuant to Section 8.11.
     “U.S. Commitment” means, as to each U.S. Lender, its obligation to (a) make U.S. Committed Loans to U.S. Borrowers pursuant to Section 2.1, (b) purchase participations in U.S. Fronting Loans to the extent such U.S. Lender is a U.S. Non-Qualified Lender, (c) purchase participations in U.S. L/C Obligations, and (d) purchase participations in U.S. Swing Line Loans, in the Dollar Equivalent aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such U.S. Lender’s name on the most recent Schedule 2.1(a) prepared by Global Administrative Agent or U.S. Funding Agent (or if the applicable assignment occurred after such preparation, in the most recent Assignment and Assumption to which such U.S. Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.
     “U.S. Committed Borrowing” means a borrowing consisting of simultaneous U.S. Committed Loans of the same Type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each U.S. Lender (other than the applicable U.S. Non-Qualified Lenders) pursuant to Section 2.1.
     “U.S. Committed Loan” has the meaning specified in Section 2.1, and shall include any U.S. Fronting Loans made in connection with a U.S. Committed Borrowing.
     “U.S. Committed Loan Notice” means a notice of (a) a U.S. Committed Borrowing, (b) a conversion of U.S. Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.3.1, which, if in writing, shall be substantially in the form of Exhibit A-1.
     “U.S. Credit Exposure” means, for any U.S. Lender at any time, the aggregate U.S. Outstanding Amount of all U.S. Committed Loans (other than U.S. Fronting Loans) of such U.S. Lender plus such U.S. Lender’s Applicable Tranche Percentage of the U.S. Outstanding Amount of all U.S. L/C Obligations and all U.S. Swing Line Loans plus, as to any U.S. Non-Qualified Lenders,

48	Global Senior Credit Agreement

the U.S. Outstanding Amount of such U.S. Lender’s participation in all applicable U.S. Fronting Loans.
     “U.S. Credit Extension” means each of the following: (a) a U.S. Committed Borrowing, (b) U.S. Swing Line Borrowing, and (c) a U.S. L/C Credit Extension.
     “U.S. Existing Letters of Credit” means the letters of credit outstanding on the date hereof and described on Schedule 2.4(a).
     “U.S. Fronting Loan” has the meaning specified in Section 2.2.1.
     “U.S. Funding Agent” means Bank of America, in its capacity as U.S. funding agent under the Loan Documents, or any successor thereof.
     “U.S. Funding Agent’s Office” means, with respect to the U.S. Tranche, U.S. Funding Agent’s Office address and, as appropriate, account as set forth on Schedule 16.2 with respect to the U.S. Tranche, or (subject to Section 16.2.5) such other address or account with respect to the U.S. Tranche as U.S. Funding Agent may from time to time notify to ProLogis, Global Administrative Agent, the other Funding Agents, and U.S. Lenders.
     “U.S. L/C Borrowing” means an extension of credit resulting from a drawing under any U.S. Letter of Credit which has not been reimbursed on the date when made or refinanced as a U.S. Committed Borrowing. All U.S. L/C Borrowings shall be denominated in Dollars.
     “U.S. L/C Credit Extension” means, with respect to any U.S. Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “U.S. L/C Issuers” means Bank of America, in its individual capacity as a bank issuing U.S. Letters of Credit hereunder, and any other U.S. Lender, in its individual capacity, approved by Global Administrative Agent and U.S. Funding Agent to issue U.S. Letters of Credit hereunder, including each issuer of a U.S. Existing Letter of Credit; and “U.S. L/C Issuer” means any one of the U.S. L/C Issuers.
     “U.S. L/C Obligations” means, as of any date of determination, the aggregate amount available to be drawn under all outstanding U.S. Letters of Credit (including any reinstatement of or increase in the face amount thereof which may be reflected pursuant to the terms of any U.S. Bond L/C) plus the aggregate of all U.S. Unreimbursed Amounts, including all U.S. L/C Borrowings (including all U.S. L/C Borrowings and unpaid reimbursement obligations under any U.S. Bond L/C).
     “U.S. Lender” means each Lender listed on Schedule 2.1(a) and any Person that becomes a U.S. Lender pursuant to Section 8.13, and the successors and permitted assigns of any of the foregoing.
     “U.S. Letter of Credit” means any standby letter of credit issued under the U.S. Tranche (including the U.S. Existing Letters of Credit). U.S. Letters of Credit may only be issued in Dollars.

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     “U.S. Letter of Credit Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the U.S. Aggregate Commitments. The U.S. Letter of Credit Sublimit is part of, and not in addition to, the U.S. Commitments.
     “U.S. Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a U.S. Committed Loan or U.S. Swing Line Loan.
     “U.S. Non-Qualified Lender” means a U.S. Lender that is not a U.S. Qualified Lender.
     “U.S. Outstanding Amount” means: (a) with respect to U.S. Committed Loans (other than U.S. Fronting Loans), the aggregate outstanding Dollar Equivalent principal amount thereof after giving effect to any borrowings and repayments of U.S. Committed Loans; (b) with respect to U.S. Fronting Loans, the aggregate outstanding Dollar Equivalent principal amount thereof after giving effect to any borrowings and repayments of U.S. Fronting Loans; (c) with respect to U.S. Swing Line Loans, the aggregate outstanding Dollar Equivalent principal amount thereof after giving effect to any borrowings and repayments of U.S. Swing Line Loans; and (d) with respect to any U.S. L/C Obligations, the aggregate outstanding Dollar Equivalent principal amount thereof after giving effect to any U.S. L/C Credit Extension occurring on such date and any other change in the outstanding amount of the U.S. L/C Obligations on such date, including as a result of any reimbursement by any U.S. Borrower of U.S. Unreimbursed Amounts.
     “U.S. Qualified Lender” means, as of any date of determination, a U.S. Lender that (a) has committed hereunder to make U.S. Committed Loans in the applicable currency requested by a U.S. Borrower to be funded under the U.S. Tranche, (b) is capable of making the requested U.S. Committed Loans to the applicable Foreign Borrower requesting such U.S. Committed Loan without the imposition of any withholding taxes, and (c) to the extent the U.S. Borrower requesting a U.S. Committed Loan is a TMK, is an institution from which such U.S. Borrower may, pursuant to the Laws of Japan, borrow money.
     “U.S. Required Lenders” means, as of any date of determination, U.S. Lenders having more than fifty percent (50%) of the U.S. Aggregate Commitments or, if the U.S. Aggregate Commitments have terminated, U.S. Lenders holding in the aggregate more than fifty percent (50%) of the U.S. Total Outstandings (with the aggregate amount of each U.S. Lender’s risk participation and funded participation in U.S. L/C Obligations, U.S. Fronting Loans, and U.S. Swing Line Loans being deemed “held” by such U.S. Lender for purposes of this definition); provided that the U.S. Commitment of, and the portion of the U.S. Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of U.S. Required Lenders.
     “U.S. Swing Line” means the U.S. revolving credit facility made available by U.S. Swing Line Lender pursuant to Section 2.5.
     “U.S. Swing Line Borrowing” means a borrowing of a U.S. Swing Line Loan pursuant to Section 2.4.
     “U.S. Swing Line Lender” means Bank of America, in its capacity as provider of U.S. Swing Line Loans, or any successor in such capacity.

50	Global Senior Credit Agreement

     “U.S. Swing Line Loan” has the meaning specified in Section 2.5.1.
     “U.S. Swing Line Loan Notice” means a notice of a U.S. Swing Line Borrowing pursuant to Section 2.4(b), which, if in writing, shall be substantially in the form of Exhibit B-1.
     “U.S. Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000 and (b) the U.S. Aggregate Commitments. The U.S. Swing Line Sublimit is part of, and not in addition to, the U.S. Aggregate Commitments.
     “U.S. Total Outstandings” means the aggregate U.S. Outstanding Amount of all U.S. Committed Loans (including all U.S. Fronting Loans), all U.S. Swing Line Loans, and all U.S. L/C Obligations.
     “U.S. Tranche” means the U.S. credit facility described in Article II hereof.
     “U.S. Unreimbursed Amount” means any unreimbursed amounts under Section 7.3 with respect to a U.S. Letter of Credit.
     “Wholly-owned” when used in connection with any Consolidated Subsidiary of any Person shall mean a Consolidated Subsidiary of which all of the issued and outstanding shares of Equity Interests shall be owned by such Person or one or more of its Wholly-owned Consolidated Subsidiaries.
     “Yen” and “¥” mean the lawful currency of Japan.
     “Yen Aggregate Commitments” means, at any time, all of the Yen Commitments of Yen Qualified Lenders and Yen Non-Qualified Lenders, provided that such Yen Aggregate Commitments shall not include the Fronting Loan Commitments.
     “Yen Borrower” means each Borrower listed under the heading “Yen Tranche” on Schedule 2.3(d) and any other Borrower added to the Yen Tranche pursuant to Section 8.11.
     “Yen Commitment” means, as to each Yen Lender, its obligation to (a) make Yen Committed Loans to Yen Borrowers pursuant to Section 5.1, (b) purchase participations in Yen Fronting Loans to the extent such Yen Lender is a Yen Non-Qualified Lender, and (c) purchase participations in Yen L/C Obligations, in the Yen Equivalent aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Yen Lender’s name on the most recent Schedule 2.1(d) prepared by Global Administrative Agent or Yen Funding Agent (or if the applicable assignment occurred after such preparation, in the most recent Assignment and Assumption to which such Yen Lender is a party), as such amount may be adjusted from time to time in accordance with this Agreement.
     “Yen Committed Borrowing” means a borrowing consisting of simultaneous Yen Committed Loans of the same Type, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each Yen Lender (other than the applicable Yen Non-Qualified Lenders) pursuant to Section 5.1.

51	Global Senior Credit Agreement

     “Yen Committed Loan” has the meaning specified in Section 5.1, and shall include any Yen Fronting Loans made in connection with a Yen Committed Borrowing.
     “Yen Committed Loan Notice” means a notice of (a) a Yen Committed Borrowing, (b) a conversion of Yen Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 5.3.1, which, if in writing, shall be substantially in the form of Exhibit A-4.
     “Yen Credit Exposure” means, for any Yen Lender at any time, the aggregate Yen Outstanding Amount of all Yen Committed Loans (other than Yen Fronting Loans) of such Yen Lender plus such Yen Lender’s Applicable Tranche Percentage of the Yen Outstanding Amount of all Yen L/C Obligations plus, as to any Yen Non-Qualified Lenders, the Yen Outstanding Amount of such Yen Lender’s participation in all applicable Yen Fronting Loans.
     “Yen Credit Extension” means each of the following: (a) a Yen Committed Borrowing and (b) a Yen L/C Credit Extension.
     “Yen Equivalent” means, at any time, (a) with respect to any amount denominated in Yen, such amount, and (b) with respect to any amount denominated in any Alternative Currency under the Yen Tranche, the equivalent amount thereof in Yen as determined by Yen Funding Agent or the applicable Yen L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (as of the most recent Revaluation Date) for the purchase of Yen with such Alternative Currency.
     “Yen Existing Letters of Credit” means the letters of credit outstanding on the date hereof and described on Schedule 2.4(c).
     “Yen Fronting Loan” has the meaning specified in Section 5.2.1.
     “Yen Funding Agent” means SMBC, in its capacity as Yen funding agent under the Loan Documents, or any successor in such capacity.
     “Yen Funding Agent’s Office” means, with respect to the Yen Tranche, Yen Funding Agent’s Office address and, as appropriate, account as set forth on Schedule 16.2 with respect to the Yen Tranche, or (subject to Section 16.2.5) such other address or account with respect to the Yen Tranche as Yen Funding Agent may from time to time notify to ProLogis, Global Administrative Agent, the other Funding Agents, and Yen Lenders.
     “Yen L/C Borrowing” means an extension of credit resulting from a drawing under any Yen Letter of Credit which has not been reimbursed on the date when made or refinanced as a Yen Committed Borrowing. All Yen L/C Borrowings shall be denominated in Yen.
     “Yen L/C Credit Extension” means, with respect to any Yen Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “Yen L/C Issuers” means SMBC, in its individual capacity as a bank issuing Letters of Credit hereunder, and any other Yen Lender, in its individual capacity, approved by Global Administrative Agent and Yen Funding Agent to issue Yen Letters of Credit hereunder, including each issuer of a Yen Existing Letter of Credit; and “Yen L/C Issuer” means any one of Yen L/C Issuers.

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     “Yen L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Yen Letters of Credit plus the aggregate of all Yen Unreimbursed Amounts, including all Yen L/C Borrowings.
     “Yen Lender” means (a) each Lender listed on Schedule 2.1(d) and (b)any Person that becomes a Yen Lender pursuant to Section 8.13, and the successors and permitted assigns of any of the foregoing; provided that such Person and its permitted successors or assigns in each case is an institution from which a TMK may, pursuant to the Laws of Japan, borrow money.
     “Yen Letter of Credit” means any standby letter of credit issued under the Yen Tranche (including the Yen Existing Letters of Credit). Yen Letters of Credit may only be issued in Yen.
     “Yen Letter of Credit Sublimit” means an amount equal to the lesser of (a) ¥10,000,000,000 and (b) the Yen Aggregate Commitments. The Yen Letter of Credit Sublimit is part of, and not in addition to, the Yen Aggregate Commitments.
     “Yen Non-Qualified Lender” means a Yen Lender that is not a Yen Qualified Lender.
     “Yen Outstanding Amount” means: (a) with respect to Yen Committed Loans (other than Yen Fronting Loans), the aggregate outstanding Yen Equivalent principal amount thereof after giving effect to any borrowings and repayments of Yen Committed Loans; (b) with respect to Yen Fronting Loans, the aggregate outstanding Yen Equivalent principal amount thereof after giving effect to any borrowings and repayments of Yen Fronting Loans; and (c) with respect to any Yen L/C Obligations, the aggregate outstanding Yen Equivalent principal amount thereof after giving effect to any Yen L/C Credit Extension occurring on such date and any other change in the outstanding amount of the Yen L/C Obligations on such date, including as a result of any reimbursement by any Yen Borrower of Yen Unreimbursed Amounts.
     “Yen Qualified Lender” means, as of any date of determination, a Yen Lender that (a) has committed hereunder to make Yen Committed Loans in the applicable currency requested by a Yen Borrower to be funded under the Yen Tranche, and (b) is capable of making the requested Yen Committed Loans to the applicable Foreign Borrower requesting such Yen Committed Loan without the imposition of any withholding taxes.
     “Yen Required Lenders” means, as of any date of determination, Yen Lenders having more than fifty percent (50%) of the Yen Aggregate Commitments or, if the Yen Aggregate Commitments have terminated, Yen Lenders holding in the aggregate more than fifty percent (50%) of the Yen Total Outstandings (with the aggregate amount of each Yen Lender’s risk participation and funded participation in Yen L/C Obligations and Yen Fronting Loans being deemed “held” by such Yen Lender for purposes of this definition); provided that the Yen Commitment of, and the portion of the Yen Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Yen Required Lenders.
     “Yen Total Outstandings” means the aggregate Yen Outstanding Amount of all Yen Committed Loans (including all Yen Fronting Loans) and all Yen L/C Obligations.
     “Yen Tranche” means the Yen credit facility as described in Article V hereof.

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     “Yen Unreimbursed Amount” means any unreimbursed amounts under Section 7.3 with respect to a Yen Letter of Credit.
     1.2 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.3 Accounting Terms.
     1.3.1 Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to

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time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     1.3.2 Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either ProLogis or the Required Lenders shall so request, Global Administrative Agent, Lenders and ProLogis shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) ProLogis shall provide to Global Administrative Agent and each Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.3.3 Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Companies or to the determination of any amount for the Companies on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that ProLogis is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Consolidated Subsidiary as defined herein.
     1.3.4 Property Funds. Notwithstanding the foregoing, in the event of a change in GAAP resulting in Property Funds being treated as a Consolidated Subsidiary under GAAP, then such Property Funds shall continue to be considered Unconsolidated Affiliates.
     1.4 Exchange Rates; Currency Equivalents.
     (a) Global Administrative Agent, the applicable Funding Agent, or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent amount, the Euro Equivalent amount, and the Yen Equivalent amount of Credit Extensions and any Credit Extensions denominated in the Alternative Currency of each applicable Tranche. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date.
     (b) Wherever in this Agreement in connection with a Committed Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or BA Rate Loan, or the issuance, amendment or extension of a Letter of Credit, or a Swing Line Loan, an amount (such as a required minimum or multiple amount) is expressed in a Primary Currency of the applicable Tranche, but such Committed Borrowing, Eurocurrency Rate Loan, BA Rate Loan, Letter of Credit, or Swing Line Loan is denominated in an Alternative Currency, such amount shall be the relevant Foreign Currency Equivalent of such Primary Currency amount (rounded to the nearest unit of such Foreign Currency, with 0.0001 of a unit being rounded upward),

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as determined by the applicable Funding Agent on the applicable Revaluation Date under and in accordance with the provisions of this Agreement.
     1.5 Change of Currency.
     (a) Each obligation of Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Committed Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Committed Borrowing, at the end of the then current Interest Period.
     (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as Global Administrative Agent (in consultation with any other relevant Agent and, to the extent a Default does not exist, ProLogis) may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
     (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as Global Administrative Agent (in consultation with any other relevant Agent and, to the extent a Default does not exist, ProLogis) may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to such change in currency.
     1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
     1.7 Determination of Letter of Credit Amounts and Whether a Letter of Credit is Outstanding.
     (a) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent for the U.S. Tranche of the stated amount of such U.S. Letter of Credit in effect at such time; the Euro Equivalent for the Euro Tranche of the stated amount of such Euro Letter of Credit in effect at such time; the amount of the Canadian Dollars of such Canadian Letter of Credit in effect at such time, and the Yen Equivalent for the Yen Tranche of the stated amount of such Yen Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document

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related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent for the U.S. Tranche, the amount of Canadian Dollars for the Canadian Tranche, the Euro Equivalent for the Euro Tranche; and the Yen Equivalent for the Yen Tranche of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
     (b) For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
ARTICLE II
U.S. COMMITMENTS AND U.S. CREDIT EXTENSIONS
     2.1 U.S. Committed Loans. Subject to the terms and conditions set forth herein, each U.S. Lender severally agrees to make loans (each such loan, a “U.S. Committed Loan”) to each U.S. Borrower in Dollars or in one or more Alternative Currencies of the U.S. Tranche, subject to Section 2.2, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such U.S. Lender’s U.S. Commitment; provided that after giving effect to any U.S. Committed Borrowing, (a) the U.S. Total Outstandings shall not exceed the U.S. Aggregate Commitments, and (b) the U.S. Credit Exposure of any U.S. Lender shall not exceed such U.S. Lender’s U.S. Commitment. Within the limits of each U.S. Lender’s U.S. Commitment, U.S. Borrowers may borrow under this Section 2.1, prepay under Section 2.6, and reborrow under this Section 2.1. U.S. Committed Loans denominated in Dollars may be Base Rate Loans or Eurocurrency Loans, and U.S. Committed Loans denominated in any Alternative Currency may be Eurocurrency Rate Loans, as further provided herein.
     2.2 U.S. Fronting Loans.
     2.2.1 U.S. Fronting Loans. Subject to the terms and conditions set forth in this Section 2.2, upon a request for a U.S. Committed Borrowing in an Alternative Currency or to a Foreign Borrower in compliance with Section 2.1, each Fronting Lender agrees, subject to the limitations set forth below, to fund its Fronting Portion of such U.S. Committed Borrowing in the requested currency on behalf of each applicable U.S. Non-Qualified Lender with respect to such U.S. Committed Borrowing and in the amount of each such U.S. Non-Qualified Lender’s Applicable Tranche Percentage for such U.S. Committed Loan (each a “U.S. Fronting Loan”), notwithstanding the fact that such U.S. Fronting Loan, when aggregated with the Applicable Tranche Percentage of the U.S. Credit Exposure of such Fronting Lender, may exceed the amount of such Fronting Lender’s U.S. Commitment; provided that (a) after giving effect to any U.S. Fronting Loan, the aggregate Dollar Equivalent amount of all Fronting Loans funded by such Fronting Lender shall not exceed the Fronting Commitment of such Fronting Lender, and (b) such Fronting Lender shall not be a U.S. Non-Qualified Lender for purposes of such U.S. Fronting Loan. Immediately upon the making of a U.S. Fronting Loan on behalf of a U.S. Non-Qualified Lender, such U.S.

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Non-Qualified Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Fronting Lender a risk participation in one hundred percent (100%) of such U.S. Fronting Loan. The purchase of such risk participation in each U.S. Fronting Loan by such U.S. Non-Qualified Lender shall satisfy such U.S. Non-Qualified Lender’s funding requirements under Section 2.1. Notwithstanding any other provision herein, no more than five (5) Credit Extensions that utilize U.S. Fronting Loans shall be made during any calendar month.
     2.2.2 Election of Fronting Lenders. (a) Upon a request for a U.S. Committed Borrowing in accordance with Section 2.3 in an Alternative Currency, or to a TMK, with respect to which there are U.S. Non-Qualified Lenders, there shall be a Fronting Lender Election. If the Fronting Lenders based on the limitations set forth in the proviso to the first sentence of Section 2.2.1 are unable to fund the entire requested U.S. Fronting Loan in such Alternative Currency or to such TMK, then the applicable U.S. Borrower may decrease the amount of the requested U.S. Committed Borrowing within one (1) Business Day after notice by U.S. Funding Agent of such limitation. If such U.S. Borrower does not reduce its request for a U.S. Committed Borrowing to an amount equal to or less than the available Fronting Commitment subject to the limitation set forth in the proviso to the first sentence in Section 2.2.1, then the requested U.S. Committed Loan shall not be made by U.S. Lenders.
(b) Upon a request for a U.S. Committed Borrowing in accordance with Section 2.3 to a Foreign Borrower with respect to which there are U.S. Non-Qualified Lenders, there shall be a Fronting Lender Election. If there are no available Fronting Lenders based on the limitations set forth in the proviso to the first sentence of Section 2.2.1 to fund the entire requested U.S. Fronting Loan to such Foreign Borrower (other than with respect to a TMK as set forth in paragraph (a) above), then the applicable U.S. Borrower may decrease the amount of the requested U.S. Committed Borrowing within one (1) Business Day after notice by U.S. Funding Agent of such limitation. If such U.S. Borrower does not reduce its request for a U.S. Committed Borrowing to an amount equal to or less than the available Fronting Commitment subject to the limitation set forth in the proviso to the first sentence in Section 2.2.1, then (x) the requested U.S. Committed Loan shall be deemed to be reduced to the available Fronting Commitments and (y) the applicable U.S. Borrower shall be deemed to have requested an additional U.S. Committed Loan in the amount of the excess of the requested U.S. Committed Loan over the available Fronting Commitments which shall be made by U.S. Lenders without the utilization of any Fronting Loans.
     2.2.3 Refinancing of the U.S. Fronting Loans.
(a) (i) On the Trigger Date, U.S. Funding Agent shall notify each U.S. Non-Qualified Lender of its obligation to fund its participation in each applicable U.S. Fronting Loan. Each applicable U.S. Non-Qualified Lender shall make the amount of its participation in each applicable U.S. Fronting Loan specified in such notice available to U.S. Funding Agent in Same Day Funds for the account of the applicable Fronting Lender at U.S. Funding Agent’s Office for payments in the same currency as the applicable U.S.

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Fronting Loan not later than 1:00 p.m. on the Business Day specified in such notice.
     (ii) To the extent that a U.S. Non-Qualified Lender that has a risk participation in a U.S. Fronting Loan assigns all or part of its interest in such risk participation under Section 16.6 to a U.S. Qualified Lender for purposes of such U.S. Fronting Loan, then such U.S. Qualified Lender shall make the amount of its assigned participation in such U.S. Fronting Loan available to U.S. Funding Agent in Same Day Funds for the account of the applicable Fronting Lender at U.S. Funding Agent’s Office for payments in the same currency as the applicable U.S. Fronting Loan not later than 1:00 p.m. on the third (3rd) Business Day following the effective date of the assignment.
     (b) If any applicable U.S. Lender fails to make available to any Fronting Lender any amount required to be paid by such U.S. Lender pursuant to the foregoing provisions of this Section 2.2.3 by the time specified in Section 2.2.3(a), such Fronting Lender shall be entitled to recover from such U.S. Lender (acting through U.S. Funding Agent), on demand, such amount in the same currency as the applicable U.S. Fronting Loan with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of a Fronting Lender submitted to any applicable U.S. Lender (through U.S. Funding Agent) with respect to any amount owing under this clause (b) shall be conclusive absent manifest error.
     (c) Each applicable U.S. Lender’s obligation to purchase and fund risk participations in U.S. Fronting Loans pursuant to this Section 2.2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such U.S. Lender may have against the applicable Fronting Lender, any U.S. Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of any U.S. Borrower to repay any Fronting Lender, together with interest as provided herein.
     (d) At any time after any U.S. Lender has purchased and funded a risk participation in a U.S. Fronting Loan, if the applicable Fronting Lender receives any payment on account of such U.S. Fronting Loan, such Fronting Lender will distribute to such U.S. Lender such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Lender’s participation was funded) in the same funds and currency as those received by such Fronting Lender.
     (e) If any payment received by any Fronting Lender (and paid to a U.S. Lender) in respect of principal or interest on any U.S. Fronting Loan is required to be returned by such Fronting Lender under any of the circumstances described in

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Section 16.5 (including pursuant to any settlement entered into by such Fronting Lender in its direction), such U.S. Lender shall pay to such U.S. Fronting Lender in the applicable currency of such Fronting Loan the amount of such payment in respect of such U.S. Fronting Loan on demand of U.S. Funding Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. U.S. Funding Agent will make such demand upon the request of the applicable Fronting Lender. The obligations of the applicable U.S. Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     2.2.4 Payments for Account of the applicable Fronting Lender. Notwithstanding any other provision of this Agreement, until the applicable U.S. Lender funds its risk participation pursuant to this Section 2.2 to refinance such U.S. Lender’s applicable U.S. Fronting Loan, all payments made hereunder in respect of the portion of any U.S. Committed Loans that was funded in part by a Fronting Lender on behalf of such U.S. Lender shall be solely for the account of the applicable Fronting Lender.
     2.2.5 Defaulting Lender. Notwithstanding the foregoing, no Fronting Lender shall be required to make a U.S. Fronting Loan on behalf of a U.S. Non-Qualified Lender that is a Defaulting Lender at the time of the receipt by U.S. Funding Agent of the applicable U.S. Committed Loan Notice. In addition, to the extent (a) a U.S. Fronting Loan is outstanding, (b) a U.S. Non-Qualified Lender becomes a Defaulting Lender, and (c) the applicable Fronting Lender makes a demand for repayment to the applicable U.S. Borrower, then such U.S. Borrower shall repay such U.S. Fronting Loan (i) on or before the earlier of (A) thirty (30) days following receipt of such demand or (B) the fifth (5th) day following the last day of the applicable Interest Period ending after receipt of such demand, or (ii) if no Interest Period is in effect with respect to such U.S. Fronting Loan, within ten (10) days following receipt of such demand. If any such U.S. Fronting Loan is not repaid in full on the last day of an Interest Period (if applicable or required under clause (i)(B) above), such U.S. Fronting Loan shall bear interest at the Money Market Rate plus the Applicable Margin until such payment is due hereunder.
     2.3 U.S. Committed Borrowings, Conversions and Continuations of U.S. Committed Loans.
     2.3.1 Procedures for U.S. Committed Borrowings. Each U.S. Committed Borrowing, each conversion of U.S. Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the requesting U.S. Borrower’s irrevocable notice to U.S. Funding Agent, which may be given by telephone. Each such notice must be received by U.S. Funding Agent not later than 11:00 a.m. (a) three (3) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the requested date of any U.S. Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, (b) four (4) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the requested date of any U.S. Committed Borrowing denominated in any Alternative Currency of the U.S. Tranche or any continuation or conversion of Eurocurrency Rate Loans denominated in any Alternative Currency of the U.S. Tranche, and (c) one (1) Business Day (five (5) Business Days in the

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case of a Foreign Borrower) prior to the requested date of any U.S. Committed Borrowing of Base Rate U.S. Committed Loans or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans. Each telephonic notice by the requesting U.S. Borrower pursuant to this Section 2.3.1 must be confirmed promptly by delivery to U.S. Funding Agent of a written U.S. Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such U.S. Borrower. Each U.S. Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount permitted by Section 8.1.1. Except as provided in Sections 7.3 and 2.5.3, each U.S. Committed Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount permitted by Section 8.1.1. Each U.S. Committed Loan Notice (whether telephonic or written) shall specify (i) the jurisdiction of the applicable U.S. Borrower, (ii) whether such U.S. Borrower is requesting a U.S. Committed Borrowing, a conversion of U.S. Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (iii) the requested date of the U.S. Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iv) the principal amount of U.S. Committed Loans to be borrowed, converted or continued, (v) the Type of U.S. Committed Loans to be borrowed or to which existing U.S. Committed Loans are to be converted, (vi) if applicable, the duration of the Interest Period with respect thereto, and (vii) the currency of the U.S. Committed Loans to be borrowed or continued. If the requesting U.S. Borrower fails to specify a currency in a U.S. Committed Loan Notice requesting a U.S. Committed Borrowing, then the U.S. Committed Loans so requested shall be made in Dollars. If the requesting U.S. Borrower fails to specify a Type of U.S. Committed Loan in a U.S. Committed Loan Notice or if the requesting U.S. Borrower fails to give a timely notice requesting a continuation, then the applicable U.S. Committed Loans shall be made as, or converted to, Base Rate Loans; provided that in the case of a failure to timely request a continuation of U.S. Committed Loans denominated in an Alternative Currency of the U.S. Tranche, such U.S. Committed Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the requesting U.S. Borrower requests a U.S. Committed Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such U.S. Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No U.S. Committed Loan may be converted into or continued as a U.S. Committed Loan denominated in a different currency, but instead must be repaid in the original currency of such U.S. Committed Loan and reborrowed in the other currency.
     2.3.2 Funding of U.S. Committed Loans. Following receipt of a U.S. Committed Loan Notice, U.S. Funding Agent shall promptly notify each U.S. Lender of the amount and currency of its Applicable Tranche Percentage of the applicable U.S. Committed Borrowing, and if no timely notice of a conversion or continuation is provided by the applicable U.S. Borrower, U.S. Funding Agent shall notify each U.S. Lender of the details of any automatic conversion to Base Rate Loans, or continuation of U.S. Committed Loans denominated in a currency other than Dollars, in each case as described in Section 2.3.1. In the case of a U.S. Committed Borrowing, each U.S. Qualified Lender and the applicable Fronting Lender, if any, shall make the amount of its U.S. Committed Loan available to U.S. Funding Agent in Same Day Funds at U.S. Funding Agent’s Office for the applicable currency not later than

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1:00 p.m., in the case of any U.S. Committed Loan denominated in any Dollars, and not later than the Applicable Time specified by U.S. Funding Agent in the case of any U.S. Committed Loan in an Alternative Currency under the U.S. Tranche, in each case on the Business Day specified in the applicable U.S. Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 10.2 (and, if such U.S. Committed Borrowing is the initial Credit Extension, Section 10.1), U.S. Funding Agent shall make all funds so received available to the applicable U.S. Borrower in like funds as received by U.S. Funding Agent either by (a) crediting the account of such U.S. Borrower on the books of U.S. Funding Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) U.S. Funding Agent by such U.S. Borrower; provided that if, on the date the U.S. Committed Loan Notice with respect to such U.S. Committed Borrowing denominated in Dollars is given by such U.S. Borrower, such U.S. Borrower has outstanding U.S. L/C Borrowings, then the proceeds of such U.S. Committed Borrowing, first, shall be applied to the payment in full of such U.S. L/C Borrowings, and, second, shall be made available to the applicable U.S. Borrower as provided above.
     2.3.3 Certain Continuations and Conversions. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, the U.S. Required Lenders may, at their option, by notice to the U.S. Borrowers (which notice may be revoked at the option of the U.S. Required Lenders notwithstanding any provision of Section 15.1) declare that (a) no U.S. Loans denominated in Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans, and (b) no U.S. Loans denominated in an Alternative Currency may be requested or continued as Eurocurrency Rate Loans, other than as Eurocurrency Rate Loan with an Interest Period of one (1) month.
     2.3.4 Notice of Rates. U.S. Funding Agent shall promptly notify the applicable U.S. Borrower and U.S. Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, U.S. Funding Agent shall notify the applicable U.S. Borrower and U.S. Lenders of any change in U.S. Funding Agent’s “prime rate” used in determining the Base Rate promptly following the public announcement of such change.
     2.3.5 Number of Interest Periods. After giving effect to all U.S. Committed Borrowings, all conversions of U.S. Committed Loans from one Type to the other, and all continuations of U.S. Committed Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to U.S. Committed Loans.
     2.4 U.S. Letters of Credit. Subject to the terms and conditions set forth herein, (a) each U.S. L/C Issuer agrees, in reliance upon the agreements of U.S. Lenders set forth in this Section 2.4 and Article VII, (i) from time to time on any Business Day during the Availability Period, to issue U.S. Letters of Credit denominated in Dollars for the account of any U.S. Borrower or any Eligible Affiliate, and to amend or extend U.S. Letters of Credit previously issued by it, in accordance with Section 7.2, and (ii) to honor drawings under the applicable U.S. Letters of Credit; and (b) U.S. Lenders severally agree to participate in U.S. Letters of Credit issued for the account of any U.S. Borrower or any Eligible Affiliates and any drawings thereunder; provided that after giving effect to

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any U.S. L/C Credit Extension with respect to any U.S. Letter of Credit, (x) the U.S. Total Outstandings shall not exceed the U.S. Aggregate Commitments, (y) the U.S. Credit Exposure of any U.S. Lender shall not exceed such U.S. Lender’s U.S. Commitment, and (z) the U.S. Outstanding Amount of the U.S. L/C Obligations shall not exceed the U.S. Letter of Credit Sublimit. Within the foregoing limits, any U.S. Borrower’s ability to obtain U.S. Letters of Credit shall be fully revolving, and accordingly each U.S. Borrower may, during the foregoing period, obtain U.S. Letters of Credit to replace U.S. Letters of Credit that have expired or that have been drawn upon and reimbursed. All U.S. Existing Letters of Credit that were originally issued for the account of a Person that is not a U.S. Borrower shall, immediately upon the effectiveness hereof, be deemed to have been issued pursuant hereto for the account of the applicable U.S. Borrower identified as the “Account Obligor” on Schedule 2.4(a) (which U.S. Borrower hereby assumes all U.S. L/C Obligations with respect to such U.S. Existing Letter of Credit), and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     2.5 U.S. Swing Line Loans.
     2.5.1 The U.S. Swing Line. Subject to the terms and conditions set forth herein, U.S. Swing Line Lender agrees, in reliance upon the agreements of the other U.S. Lenders set forth in this Section 2.5, to make loans in Dollars (each such loan, a “U.S. Swing Line Loan”) to any Domestic Borrower under the U.S. Tranche from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the U.S. Swing Line Sublimit, notwithstanding the fact that such U.S. Swing Line Loans, when aggregated with the Applicable Tranche Percentage of the U.S. Outstanding Amount of U.S. Committed Loans and U.S. L/C Obligations of U.S. Lender acting as U.S. Swing Line Lender, may exceed the amount of such U.S. Lender’s U.S. Commitment; provided that after giving effect to any U.S. Swing Line Loan, (a) the U.S. Total Outstandings shall not exceed the U.S. Aggregate Commitments and (b) the U.S. Credit Exposure of any U.S. Lender shall not exceed such U.S. Lender’s U.S. Commitment, and provided, further, that no U.S. Borrower shall use the proceeds of any U.S. Swing Line Loan to refinance any other outstanding U.S. Swing Line Loan. Within the foregoing limits, each U.S. Borrower may borrow under this Section 2.5, prepay under Section 2.6, and reborrow under this Section 2.5. Each U.S. Swing Line Loan shall be a Money Market Rate Loan. Immediately upon the making of a U.S. Swing Line Loan, each U.S. Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from U.S. Swing Line Lender a risk participation in such U.S. Swing Line Loan in an amount equal to the product of such U.S. Lender’s Applicable Tranche Percentage times the amount of such U.S. Swing Line Loan. Notwithstanding the foregoing, no U.S. Swing Line Loan shall be made to any Foreign Borrower under the U.S. Tranche.
     2.5.2 Borrowing Procedures. Each U.S. Swing Line Borrowing shall be made upon the requesting U.S. Borrower’s irrevocable notice to U.S. Swing Line Lender and U.S. Funding Agent, which may be given by telephone. Each such notice must be received by U.S. Swing Line Lender and U.S. Funding Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (a) the amount to be borrowed, which shall be a minimum of $500,000, and (b) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to U.S. Swing Line Lender and U.S. Funding Agent of a written U.S. Swing Line Loan Notice, appropriately completed

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and signed by a Responsible Officer of the requesting U.S. Borrower. Promptly after receipt by U.S. Swing Line Lender of any telephonic U.S. Swing Line Loan Notice, U.S. Swing Line Lender will confirm with U.S. Funding Agent (by telephone or in writing) that it has also received such U.S. Swing Line Loan Notice and, if not, U.S. Swing Line Lender will notify U.S. Funding Agent (by telephone or in writing) of the contents thereof. Unless U.S. Swing Line Lender has received notice (by telephone or in writing) from Global Administrative Agent, U.S. Funding Agent (including at the request of any U.S. Lender) or any Credit Party prior to 1:00 p.m. on the date of the proposed U.S. Swing Line Borrowing (i) directing U.S. Swing Line Lender not to make such U.S. Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.5.1, or (ii) that one or more of the applicable conditions specified in Article X is not then satisfied, then, subject to the terms and conditions hereof, U.S. Swing Line Lender will, not later than 2:00 p.m. on the borrowing date specified in such U.S. Swing Line Loan Notice, make the amount of its U.S. Swing Line Loan available to the requesting U.S. Borrower.
     2.5.3 Refinancing of U.S. Swing Line Loans.
     (a) U.S. Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable U.S. Borrower (which hereby irrevocably authorizes U.S. Swing Line Lender to so request on its behalf), that each U.S. Lender make a Base Rate Committed Loan in an amount equal to such U.S. Lender’s Applicable Tranche Percentage of the amount of the U.S. Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a U.S. Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.3, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Committed Loans, but subject to the unutilized portion of the U.S. Aggregate Commitments and the conditions set forth in Section 10.2. U.S. Swing Line Lender shall furnish such U.S. Borrower with a copy of the applicable U.S. Committed Loan Notice promptly after delivering such notice to U.S. Funding Agent. Each U.S. Lender shall make an amount equal to its Applicable Tranche Percentage of the amount specified in such U.S. Committed Loan Notice available to U.S. Funding Agent in Same Day Funds for the account of U.S. Swing Line Lender at U.S. Funding Agent’s Office for Dollar-denominated payments not later than 12:00 noon on the day specified in such U.S. Committed Loan Notice, whereupon, subject to Section 2.5.3(b), each U.S. Lender that so makes funds available shall be deemed to have made a Base Rate Committed Loan to such U.S. Borrower in such amount. U.S. Funding Agent shall remit the funds so received to U.S. Swing Line Lender.
     (b) If for any reason any U.S. Swing Line Loan cannot be refinanced by a U.S. Committed Borrowing in accordance with Section 2.5.3(a), the request for Base Rate Committed Loans submitted by U.S. Swing Line Lender as set forth herein shall be deemed to be a request by U.S. Swing Line Lender that each U.S. Lender fund its risk participation in the relevant U.S. Swing Line Loan and each U.S. Lender’s payment to U.S. Funding Agent for the account of U.S. Swing Line Lender pursuant to Section 2.5.3(a) shall be deemed payment in respect of such participation.

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     (c) If any U.S. Lender fails to make available to U.S. Funding Agent for the account of U.S. Swing Line Lender any amount required to be paid by such U.S. Lender pursuant to the foregoing provisions of this Section 2.5.3 by the time specified in Section 2.5.3(a), U.S. Swing Line Lender shall be entitled to recover from such U.S. Lender (acting through U.S. Funding Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to U.S. Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of U.S. Swing Line Lender submitted to any U.S. Lender (through U.S. Funding Agent) with respect to any amount owing under this clause (c) shall be conclusive absent manifest error.
     (d) Each U.S. Lender’s obligation to make U.S. Committed Loans or to purchase and fund risk participations in U.S. Swing Line Loans pursuant to this Section 2.5.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which any Lender may have against U.S. Swing Line Lender, any U.S. Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each U.S. Lender’s obligation to make U.S. Committed Loans pursuant to this Section 2.5.3 is subject to the conditions set forth in Section 10.2. No such funding of risk participations shall relieve or otherwise impair the obligation of any U.S. Borrower to repay U.S. Swing Line Loans, together with interest as provided herein.
     2.5.4 Repayment of Participations.
     (a) At any time after any U.S. Lender has purchased and funded a risk participation in a U.S. Swing Line Loan, if U.S. Swing Line Lender receives any payment on account of such U.S. Swing Line Loan, U.S. Swing Line Lender will distribute to such U.S. Lender its Applicable Tranche Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such U.S. Lender’s risk participation was funded) in the same funds as those received by U.S. Swing Line Lender.
     (b) If any payment received by U.S. Swing Line Lender in respect of principal or interest on any U.S. Swing Line Loan is required to be returned by U.S. Swing Line Lender under any of the circumstances described in Section 16.5 (including pursuant to any settlement entered into by U.S. Swing Line Lender in its discretion), each U.S. Lender shall pay to U.S. Swing Line Lender its Applicable Tranche Percentage thereof on demand of U.S. Funding Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. U.S. Funding Agent will make such demand upon the request of U.S. Swing Line Lender. The obligations of U.S. Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

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     2.5.5 Interest for Account of U.S. Swing Line Lender. U.S. Swing Line Lender shall be responsible for invoicing the applicable U.S. Borrowers for interest on the U.S. Swing Line Loans. Until a U.S. Lender funds its Base Rate Committed Loan or risk participation pursuant to this Section 2.5 to refinance such U.S. Lender’s Applicable Tranche Percentage of any U.S. Swing Line Loan, interest in respect of such U.S. Lender’s Applicable Tranche Percentage shall be solely for the account of U.S. Swing Line Lender.
     2.5.6 Payments Directly to U.S. Swing Line Lender. Each U.S. Borrower shall make all payments of principal and interest in respect of the U.S. Swing Line Loans directly to U.S. Swing Line Lender.
     2.6 U.S. Prepayments.
     2.6.1 Prepayments of Committed Loans. Each U.S. Borrower may, upon notice to U.S. Funding Agent, at any time or from time to time voluntarily prepay U.S. Committed Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by U.S. Funding Agent, not later than 11:00 a.m. (i) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (ii) one (1) Business Day prior to any date of prepayment of any Base Rate Committed Loans; and (b) any prepayment of U.S. Committed Loans shall be in a principal amount permitted by Section 8.1.2 or, if less, the entire principal amount thereof then outstanding; provided that if U.S. Lenders have made any U.S. Committed Loans pursuant to Section 2.5.1 or 7.3.2, then the applicable U.S. Borrower may make a prepayment in any other amount so long as, after giving effect thereto, the aggregate principal amount of all Base Rate Committed Borrowings is in the principal amount of $1,000,000 or a higher integral multiple of $100,000. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Eurocurrency Rate Loans. U.S. Funding Agent will promptly notify each U.S. Lender and each Fronting Lender, as applicable, of its receipt of each such notice, and of the amount of such U.S. Lender’s Applicable Tranche Percentage of such prepayment. If such notice is given by such U.S. Borrower, then such U.S. Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 9.5. Subject to Section 2.2.4, each such prepayment shall be applied to the U.S. Committed Loans of U.S. Lenders in accordance with their respective Applicable Tranche Percentages.
     2.6.2 Prepayments of Swing Line Loans. The applicable U.S. Borrower may, upon notice to U.S. Swing Line Lender (with a copy to U.S. Funding Agent), at any time or from time to time, voluntarily prepay any U.S. Swing Line Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by U.S. Swing Line Lender and U.S. Funding Agent not later than 12:00 noon on the date of the prepayment, and (b) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by such U.S. Borrower, such U.S. Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

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     2.6.3 Prepayments Due to Currency Fluctuations. U.S. Funding Agent shall calculate the Dollar Equivalent of the U.S. Total Outstandings on each Revaluation Date. If on the Revaluation Date that occurs on the first (1st) Business Day of each calendar month, or such other times as U.S. Funding Agent may determine in its reasonable discretion, such calculation reflects that, as of such Revaluation Date, the Dollar Equivalent of the U.S. Total Outstandings exceeds an amount equal to one hundred and five percent (105%) of the U.S. Aggregate Commitments then in effect, then, within two (2) Business Days after notice of such calculation from U.S. Funding Agent to ProLogis, U.S. Borrowers shall prepay U.S. Loans and/or Cash Collateralize U.S. L/C Obligations in an aggregate amount sufficient to reduce U.S. Total Outstandings as of such date of payment to an amount not exceeding one hundred percent (100%) of the U.S. Aggregate Commitments then in effect; provided that solely for purposes of measuring compliance with this Section 2.6.3, the amount of Cash Collateral delivered to Collateral Agent under this Section 2.6.3 shall be deemed to have reduced the U.S. Total Outstandings. Subject to Section 2.2.4, each such prepayment shall be applied to the U.S. Committed Loans of U.S. Lenders in accordance with their respective Applicable Tranche Percentages.
ARTICLE III
CANADIAN COMMITMENTS AND CANADIAN COMMITTED LOANS
     3.1 Canadian Committed Loans. Subject to the terms and conditions set forth herein, each Canadian Lender severally agrees to make loans (each such loan, a “Canadian Committed Loan”) to each Canadian Borrower only in Canadian Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Canadian Lender’s Canadian Commitment; provided that after giving effect to any Canadian Committed Borrowing, (a) the Canadian Total Outstandings shall not exceed the Canadian Aggregate Commitments, and (b) the Canadian Credit Exposure of any Canadian Lender shall not exceed such Canadian Lender’s Canadian Commitment. Within the limits of each Canadian Lender’s Canadian Commitment, Canadian Borrowers may borrow under this Section 3.1, prepay under Section 3.3 and reborrow under this Section 3.1. Canadian Committed Loans may be ABR Rate Loans, BA Rate Loans, or Eurocurrency Rate Loans, as further provided herein.
     3.2 Canadian Committed Borrowings, Conversions and Continuations of Canadian Committed Loans.
     3.2.1 Procedures for Canadian Committed Borrowings. Each Canadian Committed Borrowing, each conversion of Canadian Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans or BA Rate Loans shall be made upon the requesting Canadian Borrower’s irrevocable notice to Canadian Funding Agent, which may be given by telephone. Each such notice must be received by Canadian Funding Agent not later than 11:00 a.m., Toronto time, (a) three (3) Business Days prior to the requested date of any Canadian Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BA Rate Loans or of any conversion of Eurocurrency Rate Loans or BA Rate Loans to ABR Rate Loans, and (b) one (1) Business Day prior to the requested date of any Canadian Committed Borrowing of ABR Rate Loans. Each telephonic notice by the requesting Canadian Borrower pursuant to this Section 3.2.1 must be confirmed promptly by delivery to Canadian Funding Agent of a written Canadian Committed Loan Notice,

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appropriately completed and signed by a Responsible Officer of the requesting Canadian Borrower. Each Canadian Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BA Rate Loan shall be in a principal amount permitted by Section 8.1.1. Each Canadian Committed Borrowing of or conversion to ABR Rate Loans shall be in a principal amount permitted by Section 8.1.1. Each Canadian Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Canadian Borrower is requesting a Canadian Committed Borrowing, a conversion of Canadian Committed Loan from one Type to the other, or a continuation of Eurocurrency Rate Loans or BA Rate Loans, (ii) the requested date of the Canadian Committed Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Canadian Committed Loans to be borrowed, converted or continued, (iv) the Type of Canadian Committed Loans to be borrowed or to which existing Canadian Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the requesting Canadian Borrower fails to specify a Type of Canadian Committed Loan in a Canadian Committed Loan Notice or if the requesting Canadian Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Canadian Committed Loans shall be made as, or converted to, ABR Rate Loans. Any automatic conversion to ABR Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans or BA Rate Loans. If the requesting Canadian Borrower requests a Canadian Committed Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans or BA Rate Loan in any such Canadian Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     3.2.2 Funding of Canadian Committed Loans. Following receipt of a Canadian Committed Loan Notice, Canadian Funding Agent shall promptly notify each Canadian Lender of the amount of its Applicable Tranche Percentage of the applicable Canadian Committed Loans, and if no timely notice of a conversion or continuation is provided by the applicable Canadian Borrower, Canadian Funding Agent shall notify each Canadian Lender of the details of any automatic conversion to ABR Rate Loans. In the case of a Canadian Committed Borrowing, each Canadian Lender shall make the amount of its Canadian Committed Loan available to Canadian Funding Agent in Same Day Funds in Canadian Dollars at Canadian Funding Agent’s Office not later than 12:00 noon, Toronto time, on the Business Day specified in the applicable Canadian Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 10.2 (and, if such Canadian Committed Borrowing is the initial Credit Extension, Section 10.1), Canadian Funding Agent shall make all funds so received available to the applicable Canadian Borrower in like funds as received by Canadian Funding Agent either by (a) crediting the account of such Canadian Borrower on the books of Canadian Funding Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Canadian Funding Agent by such Canadian Borrower; provided that if, on the date the Canadian Committed Loan Notice with respect to such Canadian Committed Borrowing is given by such Canadian Borrower, such Canadian Borrower has outstanding Canadian L/C Borrowings, then the proceeds of such Canadian Committed Borrowing, first, shall be applied to the payment in full of such Canadian L/C Borrowings, and, second, shall be made available to the applicable Canadian Borrower as provided above.

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     3.2.3 Certain Continuations and Conversions. Except as otherwise provided herein, a Eurocurrency Rate Loan or BA Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or such BA Rate Loan. During the existence of a Default, no Canadian Committed Loans may be requested as, converted to or continued as Eurocurrency Rate Loans or BA Rate Loans without the consent of the Canadian Required Lenders.
     3.2.4 Notice of Rates. Canadian Funding Agent shall promptly notify the applicable Canadian Borrower and Canadian Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or BA Rate Loans upon determination of such interest rate. At any time that ABR Rate Loans are outstanding, Canadian Funding Agent shall notify the applicable Canadian Borrower and Canadian Lenders of any change in Canadian Funding Agent’s “prime rate” used in determining the ABR Rate promptly following the public announcement of such change.
     3.2.5 Number of Interest Periods. After giving effect to all Canadian Committed Borrowings, all conversions of Canadian Committed Loans from one Type to the other, and all continuations of Canadian Committed Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to Canadian Committed Loans.
     3.3 Canadian Letters of Credit. Subject to the terms and conditions set forth herein, (a) each Canadian L/C Issuer agrees, in reliance upon the agreements of Canadian Lenders set forth in this Section 3.3 and Article VII, (i) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Canadian Letters of Credit denominated in Canadian Dollars for the account of any Canadian Borrower or any Eligible Affiliate, and to amend or extend Canadian Letters of Credit previously issued by it, in accordance with Section 7.12, and (ii) to honor drawings under the applicable Canadian Letters of Credit; and (b) Canadian Lenders severally agree to participate in Canadian Letters of Credit issued for the account of any Canadian Borrower or any Eligible Affiliate and any drawings thereunder; provided that after giving effect to any Canadian L/C Credit Extension with respect to any Canadian Letter of Credit, (x) the Canadian Total Outstandings shall not exceed the Canadian Aggregate Commitments, (y) the Canadian Outstanding Amount of the Canadian L/C Obligations shall not exceed the Canadian Letter of Credit Sublimit. Within the foregoing limits, any Canadian Borrower’s ability to obtain Canadian Letters of Credit shall be fully revolving, and accordingly each Canadian Borrower may, during the foregoing period, obtain Canadian Letters of Credit to replace Canadian Letters of Credit that have expired or that have been drawn upon and reimbursed.
     3.4 Canadian Prepayments. Each Canadian Borrower may, upon notice to Canadian Funding Agent, at any time or from time to time voluntarily prepay Canadian Committed Loans in whole or in part without premium or penalty; provided that such notice must be received by Canadian Funding Agent not later than 11:00 a.m., Toronto time, (a) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans or BA Rate Loans; (b) one (1) Business Day prior to any date of prepayment of ABR Rate Loans; and (c) any prepayment of Canadian Committed Loans shall be in a principal amount permitted by Section 8.1.2, or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Canadian Committed Loans to be prepaid and, if Eurocurrency Rate Loans or BA Rate Loans are to be prepaid, the Interest Period(s) of such Canadian Committed

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Loans. Canadian Funding Agent will promptly notify each Canadian Lender of its receipt of each such notice, and of the amount of such Canadian Lender’s Applicable Tranche Percentage of such prepayment. If such notice is given by such Canadian Borrower, then such Canadian Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan or BA Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 9.5. Each such prepayment shall be applied to the Canadian Committed Loans of Canadian Lenders in accordance with their respective Applicable Tranche Percentages.
ARTICLE IV
EURO COMMITMENTS AND EURO CREDIT EXTENSIONS
     4.1 Euro Committed Loans. Subject to the terms and conditions set forth herein, each Euro Lender severally agrees to make loans (each such loan, a “Euro Committed Loan”) to each Euro Borrower in Euro or in one or more Alternative Currencies of the Euro Tranche, subject to Section 4.2, from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Euro Lender’s Euro Commitment; provided that after giving effect to any Euro Committed Borrowing, (a) the Euro Total Outstandings shall not exceed the Euro Aggregate Commitments, and (b) the Euro Credit Exposure of any Euro Lender shall not exceed such Euro Lender’s Euro Commitment. Within the limits of each Euro Lender’s Euro Commitment, Euro Borrowers may borrow under this Section 4.1, prepay under Section 4.6, and reborrow under this Section 4.1. Euro Committed Loans may be Eurocurrency Rate Loans or, solely upon the occurrence of an event described in Section 9.3, Substitute Rate Loans, as further provided herein.
     4.2 Euro Fronting Loans.
     4.2.1 Euro Fronting Loans. Subject to the terms and conditions set forth in this Section 4.2, upon a request for a Euro Committed Borrowing in an Alternative Currency or to a Foreign Borrower in compliance with Section 4.1, each Fronting Lender agrees, subject to the limitations set forth below, to fund its Fronting Portion of such Euro Committed Borrowing in the requested currency on behalf of each applicable Euro Non-Qualified Lender with respect to such Euro Committed Borrowing and in the amount of each such Euro Non-Qualified Lender’s Applicable Tranche Percentage for such Euro Committed Loan (each a “Euro Fronting Loan”), notwithstanding the fact that such Euro Fronting Loan, when aggregated with the Applicable Tranche Percentage of the Euro Credit Exposure of such Fronting Lender, may exceed the amount of such Fronting Lender’s Euro Commitment; provided that (a) after giving effect to any Euro Fronting Loan, the aggregate Dollar Equivalent amount of all Fronting Loans funded by such Fronting Lender shall not exceed the Fronting Commitment of such Fronting Lender, and (b) such Fronting Lender shall not be a Euro Non-Qualified Lender with respect to such Euro Fronting Loan. Immediately upon the making of a Euro Fronting Loan on behalf of a Euro Non-Qualified Lender, such Euro Non-Qualified Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Fronting Lender a risk participation in one hundred percent (100%) of such Euro Fronting Loan. The purchase of such risk participation in each Euro Fronting Loan by such Euro Non-Qualified Lender shall satisfy such Euro Non-Qualified Lender’s funding requirements under Section 4.1. Notwithstanding any other provision

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herein, no more than five (5) Credit Extensions that utilize Euro Fronting Loans shall be made during any calendar month.
     4.2.2 Election of Fronting Lenders. (a) Upon a request for a Euro Committed Borrowing in accordance with Section 4.3 in an Alternative Currency, or to a TMK, with respect to which there are Euro Non-Qualified Lenders, there shall be a Fronting Lender Election. If the Fronting Lenders based on the limitations set forth in the proviso to the first sentence of Section 4.2.1 are unable to fund the entire requested Euro Fronting Loan in such Alternative Currency or to such TMK, then the applicable Euro Borrower may decrease the amount of the requested Euro Committed Borrowing within one (1) Business Day after notice by Euro Funding Agent of such limitation. If such Euro Borrower does not reduce its request for a Euro Committed Borrowing to an amount equal to or less than the available Fronting Commitment subject to the limitation set forth in the proviso to the first sentence in Section 4.2.1, then the requested Euro Committed Loan shall not be made by Euro Lenders.
(b) Upon a request for a Euro Committed Borrowing in accordance with Section 4.3 to a Foreign Borrower with respect to which there are Euro Non-Qualified Lenders, there shall be a Fronting Lender Election. If the Fronting Lenders based on the limitations set forth in the proviso to the first sentence of Section 4.2.1 are unable to fund the entire requested Euro Fronting Loan to such Foreign Borrower (other than with respect to a TMK as set forth in paragraph (a) above), then the applicable Euro Borrower may decrease the amount of the requested Euro Committed Borrowing within one (1) Business Day after notice by Euro Funding Agent of such limitation. If such Euro Borrower does not reduce its request for a Euro Committed Borrowing to an amount equal to or less than the available Fronting Commitment subject to the limitation set forth in the proviso to the first sentence in Section 4.2.1, then (x) the requested Euro Committed Loan shall be deemed to be reduced to the available Fronting Commitments and (y) the applicable Euro Borrower shall be deemed to have requested an additional Euro Committed Loan in the amount of the excess of the requested Euro Committed Loan over the available Fronting Commitments which shall be made by Euro Lenders without the utilization of any Fronting Loans.
     4.2.3 Refinancing of the Euro Fronting Loans.
(a) (i) On the Trigger Date, Euro Funding Agent shall notify each Euro Non-Qualified Lender of its obligation to fund its participation in each applicable Euro Fronting Loan. Each applicable Euro Non-Qualified Lender shall make the amount of its participation in each applicable Euro Fronting Loan specified in such notice available to Euro Funding Agent in Same Day Funds for the account of the applicable Fronting Lender at Euro Funding Agent’s Office for payments in the same currency as the applicable Euro Fronting Loan not later than 10:00 a.m., Brussels time, on the Business Day specified in such notice.
     (ii) To the extent that a Euro Non-Qualified Lender that has a risk participation in a Euro Fronting Loan assigns all or part of its interest in such

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risk participation under Section 16.6 to a Euro Qualified Lender for purposes of such Euro Fronting Loan, then such Euro Qualified Lender shall make the amount of its assigned participation in such Euro Fronting Loan available to Euro Funding Agent in Same Day Funds for the account of the applicable Fronting Lender at Euro Funding Agent’s Office for payments in the same currency as the applicable Euro Fronting Loan not later than 1:00 p.m., Brussels time, on the third (3rd) Business Day following the effective date of the assignment.
     (b) If any applicable Euro Lender fails to make available to any Fronting Lender any amount required to be paid by such Euro Lender pursuant to the foregoing provisions of this Section 4.2.3 by the time specified in Section 4.2.3(a), such Fronting Lender shall be entitled to recover from such Euro Lender (acting through Euro Funding Agent), on demand, such amount in the same currency as the applicable Euro Fronting Loan with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of a Fronting Lender submitted to any applicable Euro Lender (through Euro Funding Agent) with respect to any amount owing under this clause (b) shall be conclusive absent manifest error.
     (c) Each applicable Euro Lender’s obligation to purchase and fund risk participations in Euro Fronting Loans pursuant to this Section 4.2.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Euro Lender may have against the applicable Fronting Lender, any Euro Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of any Euro Borrower to repay any Fronting Lender, together with interest as provided herein.
     (d) At any time after any Euro Lender has purchased and funded a risk participation in a Euro Fronting Loan, if the applicable Fronting Lender receives any payment on account of such Euro Fronting Loan, such Fronting Lender will distribute to such Euro Lender such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Euro Lender’s participation was funded) in the same funds and currency as those received by such Fronting Lender.
     (e) If any payment received by any Fronting Lender (and paid to a Euro Lender) in respect of principal or interest on any Euro Fronting Loan is required to be returned by such Fronting Lender under any of the circumstances described in Section 16.5 (including pursuant to any settlement entered into by such Fronting Lender in its direction), such Euro Lender shall pay to such Fronting Lender in the applicable currency of such Euro Fronting Loan the amount of such payment in respect of such Euro Fronting Loan on demand of Euro Funding Agent, plus interest

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thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. Euro Funding Agent will make such demand upon the request of the applicable Fronting Lender. The obligations of Euro Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     4.2.4 Payments for Account of the Applicable Fronting Lender. Notwithstanding any other provision of this Agreement, until the applicable Euro Lender funds its risk participation pursuant to this Section 4.2 to refinance such Euro Lender’s applicable Euro Fronting Loan, all payments made hereunder in respect of the portion of any Euro Committed Loan that was funded in part by a Fronting Lender on behalf of such Euro Lender shall be solely for the account of the applicable Fronting Lender.
     4.2.5 Defaulting Lender. Notwithstanding the foregoing, no Fronting Lender shall be required to make a Euro Fronting Loan on behalf of a Euro Non-Qualified Lender that is a Defaulting Lender at the time of the receipt by Euro Funding Agent of the applicable Euro Committed Loan Notice. In addition, to the extent (a) a Euro Fronting Loan is outstanding, (b) a Euro Non-Qualified Lender becomes a Defaulting Lender, and (c) the applicable Fronting Lender makes a demand for repayment to the applicable Euro Borrower, then such Euro Borrower shall repay such Euro Fronting Loan (i) on or before the earlier of (A) thirty (30) days following receipt of such demand or (B) the fifth (5th) day following the last day of the applicable Interest Period ending after receipt of such demand, or (ii) if no Interest Period is in effect with respect to such Euro Fronting Loan, within ten (10) days following receipt of such demand. If any such Euro Fronting Loan is not repaid in full on the last day of an Interest Period (if applicable or required under clause (i)(B) above), such Euro Fronting Loan shall bear interest at the Money Market Rate plus the Applicable Margin until such payment is due hereunder.
     4.3 Euro Committed Borrowings, Conversions and Continuations of Euro Committed Loans.
     4.3.1 Procedures for Euro Committed Borrowings. Each Euro Committed Borrowing, each conversion of Euro Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the requesting Euro Borrower’s irrevocable written notice to Euro Funding Agent. Each such notice must be received by Euro Funding Agent not later than 10:00 a.m., Brussels time, (a) three (3) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the requested date of any Euro Committed Borrowing of, or continuation of Eurocurrency Rate Loans denominated in Euro, Sterling, or Dollars, and (b) four (4) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the requested date of any Euro Committed Borrowing of, or continuation of Eurocurrency Rate Loans denominated in Yen. Each Euro Committed Loan Notice must be in writing and appropriately completed and signed by a Responsible Officer of such Euro Borrower. Each Euro Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount permitted by Section 8.1.1. Each Euro Committed Loan Notice shall be in writing and shall specify (i) whether the applicable Euro Borrower is requesting a Euro Committed Borrowing, a conversion of Euro Committed Loans from one Type to the other, or a

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continuation of Eurocurrency Rate Loans, (ii) the requested date of the Euro Committed Borrowing or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Euro Committed Loans to be borrowed or continued, (iv) the Type of Euro Committed Loans to be borrowed, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Euro Committed Loans to be borrowed or continued. If the requesting Euro Borrower fails to specify a currency in a Euro Committed Loan Notice requesting a Borrowing, then the Committed Loans so requested shall be made in Euro. If the requesting Euro Borrower fails to specify a Type of Euro Committed Loan in a Euro Committed Loan Notice or if the requesting Euro Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Euro Committed Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. If the requesting Euro Borrower requests a Euro Committed Borrowing of, or continuation of Eurocurrency Rate Loans in any such Euro Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Euro Committed Loan may be continued as a Euro Committed Loan denominated in a different currency, but instead must be repaid in the original currency of such Euro Committed Loan and reborrowed in the other currency.
     4.3.2 Funding of Euro Committed Loans. Following receipt of a Euro Committed Loan Notice, Euro Funding Agent shall promptly notify each Euro Lender of the amount (and currency) of its Applicable Tranche Percentage of the applicable Euro Committed Borrowings, and if no timely notice of a continuation is provided by the applicable Euro Borrower, Euro Funding Agent shall notify each Euro Lender of the details of any automatic continuations, in each case as described in Section 4.3.1. In the case of a Euro Committed Borrowing, each Euro Qualified Lender and the applicable Fronting Lender, if any, shall make the amount of its Euro Committed Loan available to Euro Funding Agent in Same Day Funds at Euro Funding Agent’s Office for the applicable currency not later than 10:00 a.m., Brussels time, in the case of any Euro Committed Loan denominated in any Euro or Sterling, and not later than the Applicable Time specified by Euro Funding Agent in the case of any Euro Committed Loan in an Alternative Currency, other than Sterling, under the Euro Tranche, in each case on the Business Day specified in the applicable Euro Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 10.2 (and, if such Euro Committed Borrowing is the initial Credit Extension, Section 10.1), Euro Funding Agent shall make all funds so received available to the applicable Euro Borrower in like funds as received by Euro Funding Agent either by (a) crediting the account of such Euro Borrower on the books of Euro Funding Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Euro Funding Agent by such Euro Borrower; provided that if, on the date a Euro Committed Loan Notice, with respect to a Euro Committed Borrowing denominated in Euro or Sterling is given by the requesting Euro Borrower, such Borrower has outstanding Euro L/C Borrowings denominated in such currency of such Borrowing, then the proceeds of such Euro Committed Borrowing, first, shall be applied to the payment in full of such Euro L/C Borrowings, and, second, shall be made available to the requesting Euro Borrower as provided above.
     4.3.3 Certain Continuations and Conversions. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued only on the last day of an Interest Period for

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such Eurocurrency Rate Loan. During the existence of a Default, the Euro Required Lenders may at their option, by notice to the Euro Borrowers (which notice may be revoked at the option of Euro Required Lenders notwithstanding any provision of Section 15.1) declare that no Euro Loans may be requested or continued as Eurocurrency Rate Loans, other than as Eurocurrency Rate Loan with an Interest Period of one (1) month.
     4.3.4 Notice of Rates. Euro Funding Agent shall promptly notify each applicable Euro Borrower and Euro Lender of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.
     4.3.5 Number of Interest Periods. After giving effect to all Euro Committed Borrowings and all continuations of Euro Committed Loans as the same Type, there shall not be more than twelve (12) Interest Periods in effect with respect to Euro Committed Loans.
     4.4 Euro Letters of Credit. Subject to the terms and conditions set forth herein, (a) each Euro L/C Issuer agrees, in reliance upon the agreements of Euro Lenders set forth in this Section 4.4 and Article VII, (i) from time to time on any Business Day during the Availability Period, to issue Euro Letters of Credit denominated in Euro or Sterling for the account of any Euro Borrower or any Eligible Affiliate, and to amend or extend Euro Letters of Credit previously issued by it, in accordance with Section 7.2, and (ii) to honor drawings under the applicable Euro Letters of Credit; and (b) Euro Lenders severally agree to participate in Euro Letters of Credit issued for the account of any Euro Borrower or any Eligible Affiliates and any drawings thereunder; provided that after giving effect to any Euro L/C Credit Extension with respect to any Euro Letter of Credit, (x) the Euro Total Outstandings shall not exceed the Euro Aggregate Commitments, (y) the Euro Credit Exposure of any Euro Lender shall not exceed such Euro Lender’s Euro Commitment, and (z) the Euro Outstanding Amount of the Euro L/C Obligations shall not exceed the Euro Letter of Credit Sublimit. Within the foregoing limits, any Euro Borrower’s ability to obtain Euro Letters of Credit shall be fully revolving, and accordingly each Euro Borrower may, during the foregoing period, obtain Euro Letters of Credit to replace Euro Letters of Credit that have expired or that have been drawn upon and reimbursed. All Euro Existing Letters of Credit that were originally issued for the account of a Person that is not a Euro Borrower shall, immediately upon the effectiveness hereof, be deemed to have been issued pursuant hereto for the account of the applicable Euro Borrower identified as the “Account Obligor” on Schedule 2.4(b) (which Euro Borrower hereby assumes all Euro L/C Obligations with respect to such Euro Existing Letter of Credit), and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     4.5 Euro Swing Line Loans.
     4.5.1 The Euro Swing Line. Subject to the terms and conditions set forth herein, Euro Swing Line Lender agrees, in reliance upon the agreements of the other Euro Lenders set forth in this Section 4.5, to make loans in Euro or Sterling (each such loan, a “Euro Swing Line Loan”) to any Domestic Borrower under the Euro Tranche from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Euro Swing Line Sublimit, notwithstanding the fact that such Euro Swing Line Loans, when aggregated with the Applicable Tranche Percentage of the Euro Outstanding Amount of Euro Committed Loans and Euro L/C Obligations of Euro Lender acting as Euro Swing Line Lender, may exceed the amount of such Euro Lender’s

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Euro Commitment; provided that after giving effect to any Euro Swing Line Loan, (i) the Euro Total Outstandings shall not exceed the Euro Aggregate Commitments, and (ii) the Euro Credit Exposure of any Euro Lender shall not exceed such Euro Lender’s Euro Commitment, and provided, further, that no Euro Borrower shall use the proceeds of any Euro Swing Line Loan to refinance any other outstanding Euro Swing Line Loan. Within the foregoing limits, each Euro Borrower may borrow under this Section 4.5, prepay under Section 4.6, and reborrow under this Section 4.5. Each Euro Swing Line Loan shall be a Money Market Rate Loan. Immediately upon the making of a Euro Swing Line Loan, each Euro Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Euro Swing Line Lender a risk participation in such Euro Swing Line Loan in an amount equal to the product of such Euro Lender’s Applicable Tranche Percentage times the amount of such Euro Swing Line Loan. Notwithstanding the foregoing, no Euro Swing Line Loan shall be made to any Foreign Borrower under the Euro Tranche.
     4.5.2 Borrowing Procedures. Each Euro Swing Line Borrowing shall be made upon the requesting Euro Borrower’s irrevocable notice to Euro Swing Line Lender and Euro Funding Agent, which may only be given by written notice. Each such notice must be received by Euro Swing Line Lender and Euro Funding Agent not later than 10:00 a.m., Brussels time, on the requested borrowing date, and shall specify (a) the amount to be borrowed, which shall be a minimum of EUR 500,000 for a Euro denominated Euro Swing Line Loan and £500,000 for a Sterling denominated Euro Swing Line Loan, and (b) the requested borrowing date, which shall be a Business Day. Each such written Euro Swing Line Loan Notice shall be appropriately completed and signed by a Responsible Officer of the requesting Euro Borrower. Promptly after receipt by Euro Swing Line Lender of any written Euro Swing Line Loan Notice, Euro Swing Line Lender will confirm with Euro Funding Agent (by telephone or in writing) that it has also received such Euro Swing Line Loan Notice and, if not, Euro Swing Line Lender will notify Euro Funding Agent (in writing) of the contents thereof. Unless Euro Swing Line Lender has received notice (in writing) from Global Administrative Agent, Euro Funding Agent, (including at the request of any Euro Lender) or any Credit Party prior to 1:00 p.m. (Brussels time) on the date of the proposed Euro Swing Line Borrowing (i) directing Euro Swing Line Lender not to make such Euro Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 4.5.1, or (ii) that one or more of the applicable conditions specified in Article X is not then satisfied, then, subject to the terms and conditions hereof, Euro Swing Line Lender will, not later than 2:00 p.m. (Brussels time) on the borrowing date specified in such Euro Swing Line Loan Notice, make the amount of its Euro Swing Line Loan available to the requesting Euro Borrower.
     4.5.3 Refinancing of Euro Swing Line Loans.
     (a) Euro Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Euro Borrower (which hereby irrevocably authorizes Euro Swing Line Lender to so request on its behalf), that each Euro Lender make an Eurocurrency Rate Loan with an Interest Period of one (1) month denominated in Euro or Sterling, as applicable, in an amount equal to such Euro Lender’s Applicable Tranche Percentage of the amount of the Euro Swing Line Loans then outstanding. Such request shall be made in writing (which written

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request shall be deemed to be a Euro Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 4.3, without regard to the minimum and multiples specified therein for the principal amount of Eurocurrency Rate Loans, but subject to the unutilized portion of the Euro Aggregate Commitments and the conditions set forth in Section 10.2. Euro Swing Line Lender shall furnish to such Euro Borrower with a copy of the applicable Euro Committed Loan Notice promptly after delivering such notice to Euro Funding Agent. To the extent that the Euro Swing Line Loan is denominated in Sterling and there are Euro Non-Qualified Lenders with respect to Sterling, then Euro Funding Agent may elect a Fronting Lender in accordance with Section 4.2. Furthermore, to the extent that there are no available Fronting Lenders, then such Euro Swing Line Loan shall be converted to Euro based on the Euro Equivalent amount of such Euro Swing Line Loan and refinanced as a Eurocurrency Rate Loan in Euro with an Interest Period of one (1) month. Each Euro Qualified Lender shall make an amount equal to its Applicable Tranche Percentage of the amount specified in such Euro Committed Loan Notice available to Euro Funding Agent, and the applicable Fronting Lender, if any, shall make available the Euro Fronting Loan in accordance with Section 4.2, in each case in Same Day Funds for the account of Euro Swing Line Lender at Euro Funding Agent’s Office for Euro or Sterling denominated payments, as applicable, not later than 1:00 p.m. (Brussels time) on the day specified in such Euro Committed Loan Notice, whereupon, subject to Section 4.5.3(b), each Euro Lender and each Fronting Lender that so makes funds available shall be deemed to have made a Eurocurrency Rate Loan with an Interest Period of one (1) month to such Euro Borrower in such amount and in Euro or Sterling, as applicable. Euro Funding Agent shall remit the funds so received to Euro Swing Line Lender.
     (b) If for any reason any Euro Swing Line Loan cannot be refinanced by such a Euro Committed Borrowing in accordance with Section 4.5.3(a), the request for a Eurocurrency Rate Loan with an Interest Period of one (1) month submitted by Euro Swing Line Lender as set forth herein shall be deemed to be a request by Euro Swing Line Lender that each Euro Lender fund its risk participation in the relevant Euro Swing Line Loan; provided that to the extent that a Euro Swing Line Loan is denominated in Sterling and there are Euro Non-Qualified Lenders with respect to Sterling, then the aggregate amount of the Euro Swing Line Loan shall be converted to Euro based on the Euro Equivalent amount of such Euro Swing Line Loan and shall bear interest at the Default Rate for a Eurocurrency Rate Loan with an Interest Period of one (1) month, and each Euro Lender shall make a payment in satisfaction of its participation obligations under this Section 5.3 in Euro. Each Euro Lender’s payment to Euro Funding Agent for the account of Euro Swing Line Lender pursuant to Section 4.5.3(a) shall be deemed payment in respect of such participation.
     (c) If any Euro Lender fails to make available directly to Euro Funding Agent, or purchase a risk participation in the applicable Euro Fronting Loan for the account of Euro Swing Line Lender any amount required to be paid by such Euro Lender pursuant to the foregoing provisions of this Section 4.5.3 by the time specified in Section 4.5.3(a), Euro Swing Line Lender shall be entitled to recover from such Euro Lender (acting through Euro Funding Agent), on demand, such

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amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to Euro Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of Euro Swing Line Lender submitted to any Euro Lender (through Euro Funding Agent) with respect to any amounts owing under this clause (c) shall be conclusive absent manifest error.
     (d) Each Euro Lender’s obligation to make Euro Committed Loans, to purchase risk participations in Euro Fronting Loans pursuant to this Section 4.5.3, or to purchase and fund risk participations in Euro Swing Line Loans pursuant to this Section 4.5.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Euro Lender may have against Euro Swing Line Lender, any Euro Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Euro Lender’s obligation to make Euro Committed Loans pursuant to this Section 4.5.3 is subject to the conditions set forth in Section 10.2. No such funding of risk participations shall relieve or otherwise impair the obligation of any Euro Borrower to repay Euro Swing Line Loans, together with interest as provided herein.
     4.5.4 Repayment of Participations.
     (a) At any time after any Euro Lender has purchased and funded a risk participation in a Euro Swing Line Loan, if Euro Swing Line Lender receives any payment on account of such Euro Swing Line Loan, Euro Swing Line Lender will distribute to such Euro Lender its Applicable Tranche Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Euro Lender’s risk participation was funded) in the same funds as those received by Euro Swing Line Lender.
     (b) If any payment received by Euro Swing Line Lender in respect of principal or interest on any Euro Swing Line Loan is required to be returned by Euro Swing Line Lender under any of the circumstances described in Section 16.5 (including pursuant to any settlement entered into by Euro Swing Line Lender in its discretion), each Euro Lender shall pay to Euro Swing Line Lender its Applicable Tranche Percentage thereof on demand of Euro Funding Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. Euro Funding Agent will make such demand upon the request of Euro Swing Line Lender. The obligations of Euro Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     4.5.5 Interest for Account of Euro Swing Line Lender. Euro Swing Line Lender shall be responsible for invoicing the applicable Euro Borrowers for interest on the Euro Swing Line Loans. Until a Euro Lender funds its Euro Committed Loan or risk participation pursuant to Section 4.5.3 to refinance such Euro Lender’s Applicable Tranche Percentage of

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any Euro Swing Line Loan, interest in respect of such Euro Lender’s Applicable Tranche Percentage shall be solely for the account of Euro Swing Line Lender.
     4.5.6 Payments Directly to Euro Swing Line Lender. Each Euro Borrower shall make all payments of principal and interest in respect of the Euro Swing Line Loans directly to Euro Swing Line Lender.
     4.6 Euro Prepayments.
     4.6.1 Prepayments of Committed Loans. Each Euro Borrower may, upon notice to Euro Funding Agent, at any time or from time to time voluntarily prepay Euro Committed Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by Euro Funding Agent not later than 10:00 a.m., Brussels time, five (5) Business Days prior to any date of prepayment of Eurocurrency Rate Loans; and (b) any prepayment of Eurocurrency Rate Loans shall be in a principal amount permitted by Section 8.1.2 or, if less, the entire principal amount thereof then outstanding, provided that if Euro Lenders have made any Euro Committed Loans pursuant to Section 4.5.3 or 7.3.2, then the applicable Euro Borrower may make a prepayment in any other amount so long as, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans is in the principal Euro Equivalent amount of EUR 1,000,000 or a higher integral multiple of EUR 100,000. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Euro Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Eurocurrency Rate Loans. Euro Funding Agent will promptly notify each Euro Lender of its receipt of each such notice, and of the amount of such Euro Lender’s Applicable Tranche Percentage of such prepayment. If such notice is given by such Euro Borrower, then such Euro Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 9.5. Subject to Section 4.2.4, each such prepayment shall be applied to the Euro Committed Loans of Euro Lenders in accordance with their respective Applicable Tranche Percentages.
     4.6.2 Prepayments of Swing Line Loans. The applicable Euro Borrower may, upon notice to Euro Swing Line Lender (with a copy to Euro Funding Agent), at any time or from time to time, voluntarily prepay any Euro Swing Line Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by Euro Swing Line Lender, and Euro Funding Agent not later than 10:00 a.m., Brussels time, on the date of the prepayment, and (b) any such prepayment shall be in a minimum principal amount of EUR 500,000 for Euro denominated Euro Swingline Loans and £500,000 for Sterling denominated Swing Line Loans. Each such notice shall specify the date and amount of such prepayment. If such notice is given by such Euro Borrower, such Euro Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
     4.6.3 Prepayments Due to Currency Fluctuations. Euro Funding Agent shall calculate the Euro Equivalent of the Euro Total Outstandings on each Revaluation Date. If on the Revaluation Date that occurs on the first (1st) Business Day of each calendar month,

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or such other times as Euro Funding Agent may determine in its reasonable discretion, such calculation reflects that, as of such Revaluation Date, the Euro Equivalent of the Euro Total Outstandings exceeds an amount equal to one hundred and five percent (105%) of the Euro Aggregate Commitments then in effect, then, within two (2) Business Days after notice of such calculation from Euro Funding Agent to ProLogis, Euro Borrowers shall prepay the Euro Loans and/or Euro Borrowers shall Cash Collateralize the Euro L/C Obligations in an aggregate amount sufficient to reduce the Euro Equivalent of such Euro Total Outstandings as of such date of payment to an amount not to exceed one hundred percent (100%) of the Euro Aggregate Commitments then in effect, provided that solely for purposes of measuring compliance with this Section 4.6.3, the amount of Cash Collateral delivered to Collateral Agent under this Section 4.6.3 shall be deemed to have reduced the Euro Total Outstandings. Subject to Section 4.2.4, each such prepayment shall be applied to the Euro Committed Loans of Euro Lenders in accordance with their respective Applicable Tranche Percentages.
ARTICLE V
YEN COMMITMENTS AND YEN CREDIT EXTENSION
     5.1 Yen Committed Loans. Subject to the terms and conditions set forth herein, each Yen Lender severally agrees to make loans (each such loan, a “Yen Committed Loan”) to each Yen Borrower, subject to Section 5.2, in Yen or in one or more Alternative Currencies of the Yen Tranche from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Yen Lender’s Yen Commitment; provided that after giving effect to any Yen Committed Borrowing, (a) the Yen Total Outstandings shall not exceed the Yen Aggregate Commitments, and (b) the Yen Credit Exposure of any Yen Lender shall not exceed such Yen Lender’s Yen Commitment, provided further, that any Yen Committed Loan denominated in Yen may only be made to a Yen Borrower organized under the Laws of Japan, a Japan Property Fund, or ProLogis Japan Finance Incorporated (Delaware). Within the limits of each Yen Lender’s Yen Commitment, Yen Borrowers may borrow under this Section 5.1, prepay under Section 5.6, and reborrow under this Section 5.1. Yen Committed Loans may be Base Rate Loans (if denominated in Dollars), ABR Rate Loans (if denominated in Yen), or Eurocurrency Rate Loans, as further provided herein.
5.2 Yen Fronting Loans.
     5.2.1 Yen Fronting Loans. Subject to the terms and conditions set forth in this Section 5.2, upon a request for a Yen Committed Borrowing in an Alternative Currency or to a Foreign Borrower in compliance with Section 5.1, each Fronting Lender agrees, subject to the limitations set forth below, to fund its Fronting Portion of such Yen Committed Borrowing in the requested currency on behalf of each applicable Yen Non-Qualified Lender with respect to such Yen Committed Borrowing and in the amount of each such Yen Non-Qualified Lender’s Applicable Tranche Percentage for such Yen Committed Loan (each a “Yen Fronting Loan”), notwithstanding the fact that such Yen Fronting Loan, when aggregated with the Applicable Tranche Percentage of the Yen Credit Exposure of such Fronting Lender may exceed the amount of such Fronting Lender’s Yen Commitment; provided that (a) after giving effect to any Yen Fronting Loan, the aggregate Dollar Equivalent amount of all Fronting Loans funded by such Fronting Lender shall not exceed the Fronting Commitment of such Fronting Lender and (b) such Fronting Lender shall not be

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a Yen Non-Qualified Lender with respect to such Yen Fronting Loan. Immediately upon the making of a Yen Fronting Loan on behalf of a Yen Non-Qualified Lender, such Yen Non-Qualified Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Fronting Lender a risk participation in one hundred percent (100%) of such Yen Fronting Loan. The purchase of such risk participation in each Yen Fronting Loan by such Yen Non-Qualified Lender shall satisfy such Yen Non-Qualified Lender’s funding requirements under Section 5.1. Notwithstanding any other provision herein, no more than five (5) Credit Extensions that utilize Yen Fronting Loans shall be made during any calendar month.
     5.2.2 Election of Fronting Lenders. Upon a request for a Yen Committed Borrowing in accordance with Section 5.3 in an Alternative Currency or for a Foreign Borrower with respect to which there are Yen Non-Qualified Lenders, there shall be a Fronting Lender Election. If the Fronting Lenders based on the limitations set forth in the proviso to the first sentence of Section 5.2.1 are unable to fund the entire requested Yen Fronting Loan, then the applicable Yen Borrower may decrease the amount of the requested Yen Committed Borrowing within one (1) Business Day after notice by Yen Funding Agent of such limitation. If such Yen Borrower does not reduce its request for a Yen Committed Borrowing to an amount equal to or less than the available Fronting Commitment subject to the limitation set forth the proviso to the first sentence in Section 5.2.1, then the requested Yen Committed Loan shall not be made by Yen Lenders.
     5.2.3 Refinancing of the Yen Fronting Loans.
     (a) (i) On the Trigger Date, Yen Funding Agent shall notify each Yen Non-Qualified Lender of its obligation to fund its participation in each applicable Yen Fronting Loan. Each applicable Yen Non-Qualified Lender shall make the amount of its participation in each applicable Yen Fronting Loan specified in such notice available to Yen Funding Agent in Same Day Funds for the account of the applicable Fronting Lender at Yen Funding Agent’s Office for payments in the same currency as the applicable Yen Fronting Loan not later than 1:00 p.m., Tokyo time, on the Business Day specified in such notice.
          (ii) To the extent that a Yen Non-Qualified Lender that has a risk participation in a Yen Fronting Loan assigns all or part of its interest in such risk participation under Section 16.6 to a Yen Qualified Lender for purposes of such Yen Fronting Loan, then such Yen Qualified Lender shall make the amount of its assigned participation in such Yen Fronting Loan available to Yen Funding Agent in Same Day Funds for the account of the applicable Fronting Lender at Yen Funding Agent’s Office for payments in the same currency as the applicable Yen Fronting Loan not later than 1:00 p.m., Tokyo time, on the third (3rd) Business Day following the effective date of the assignment.
     (b) If any applicable Yen Lender fails to make available to any Fronting Lender any amount required to be paid by such Yen Lender pursuant to the foregoing

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provisions of this Section 5.2.3 by the time specified in Section 5.2.3(a), the applicable Fronting Lender shall be entitled to recover from such Yen Lender (acting through Yen Funding Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Fronting Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of a Fronting Lender submitted to any applicable Yen Lender (through Yen Funding Agent) with respect to any amount owing under this clause (b) shall be conclusive absent manifest error.
     (c) Each applicable Yen Lender’s obligation to purchase and fund risk participations in Yen Fronting Loans pursuant to this Section 5.2.3 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Yen Lender may have against the applicable Fronting Lender, any Yen Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of any Yen Borrower to repay any Fronting Lender, together with interest as provided herein.
     (d) At any time after any Yen Lender has purchased and funded a risk participation in a Yen Fronting Loan, if the applicable Fronting Lender receives any payment on account of such Fronting Loan, such Fronting Lender will distribute to such Yen Lender such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Yen Lender’s risk participation was funded) in the same funds and currency as those received by the applicable Fronting Lender.
     (e) If any payment received by any Fronting Lender (and paid to a Yen Lender) in respect of principal or interest on any Yen Fronting Loan is required to be returned by such Fronting Lender under any of the circumstances described in Section 16.5 (including pursuant to any settlement entered into by such Fronting Lender in its direction), such Yen Lender shall pay to such Fronting Lender in the applicable currency of such Yen Fronting Loan the amount of such payment in respect of such Yen Fronting Loan on demand of Yen Funding Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. Yen Funding Agent will make such demand upon the request of the applicable Fronting Lender. The obligations of Yen Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     5.2.4 Payments for Account of the applicable Fronting Lender. Notwithstanding any other provision of this Agreement, until a Yen Lender funds its risk participation pursuant to this Section 5.2 to refinance such Yen Lender’s applicable Yen Fronting Loan, all payments made hereunder in respect of the portion of any Yen Committed Loans that was

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funded in part by a Fronting Lender on behalf of such Yen Lender shall be solely for the account of the applicable Fronting Lender.
     5.2.5 Defaulting Lender. Notwithstanding the foregoing, no Fronting Lender shall be required to make a Yen Fronting Loan on behalf of a Yen Non-Qualified Lender that is a Defaulting Lender at the time of the receipt by Yen Funding Agent of the applicable Yen Committed Loan Notice. In addition, to the extent (a) a Yen Fronting Loan is outstanding, (b) a Yen Non-Qualified Lender becomes a Defaulting Lender, and (c) the applicable Fronting Lender makes a demand for repayment to the applicable Yen Borrower, then such Yen Borrower shall repay such Yen Fronting Loan (i) on or before the earlier of (A) thirty (30) days following receipt of such demand or (B) the fifth (5th) day following the last day of the applicable Interest Period ending after receipt of such demand, or (ii) if no Interest Period is in effect with respect to such Yen Fronting Loan, within ten (10) days following receipt of such demand. If any such Yen Fronting Loan is not repaid in full on the last day of an Interest Period (if applicable or required under clause (i)(B) above), such Yen Fronting Loan shall bear interest at the Money Market Rate plus the Applicable Margin until such payment is due hereunder.
     5.3 Yen Committed Borrowings, Conversions and Continuations of Yen Committed Loans.
     5.3.1 Procedures for Yen Committed Borrowings. Each Yen Committed Borrowing, each conversion of Yen Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the requesting Yen Borrower’s irrevocable notice to Yen Funding Agent, which may be given by telephone. Each such notice must be received by Yen Funding Agent not later than 11:00 a.m., Tokyo time, (a) three (3) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the requested date of any Yen Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Yen or of any conversion of Eurocurrency Rate Loans denominated in Yen to ABR Rate Loans, (b) two (2) Business Days prior to the requested date of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Committed Loans, (c) four (4) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the requested date of any Yen Committed Borrowing or continuation of Eurocurrency Rate Loans denominated in any Alternative Currency, and (d) two (2) Business Days (five (5) Business Days in the case of a Foreign Borrower) prior to the date of any Yen Committed Borrowing of Base Rate Committed Loans or ABR Rate Loans. Each telephonic notice by the requesting Yen Borrower pursuant to this Section 5.3 must be confirmed promptly by delivery to Yen Funding Agent of a written Yen Committed Loan Notice, appropriately completed and signed by a Responsible Officer of such Yen Borrower. Each Yen Committed Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount permitted by Section 8.1.1, and except as provided in Sections 7.3, each Yen Committed Borrowing of or conversion to Base Rate Committed Loans or ABR Rate Loans shall be in a principal amount permitted by Section 8.1.1. Each Yen Committed Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Yen Borrower is requesting a Yen Committed Borrowing, a conversion of Yen Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or

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continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Yen Committed Loans to be borrowed, converted or continued, (iv) the Type of Yen Committed Loans to be borrowed or to which existing Yen Committed Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, and (vi) the currency of the Yen Committed Loans to be borrowed or converted. If the requesting Yen Borrower fails to specify a currency in a Yen Committed Loan Notice requesting a Yen Committed Borrowing, then the Yen Committed Loans so requested shall be made in Yen. If the requesting Yen Borrower fails to specify a Type of Yen Committed Loan in a Yen Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then (A) if the applicable Yen Committed Loans are denominated in Dollars, such Yen Committed Loans shall be made as, or converted to, Base Rate Loans; (B) if the applicable Yen Committed Loans are denominated in Yen, such Yen Committed Loans shall be made as, or converted to, ABR Rate Loans; and (C) if the applicable Yen Committed Loans are denominated in a currency other than Dollars or Yen, such Yen Committed Loans shall be made in the currency requested or, in the case of a continuation, continued in the same currency, as Eurocurrency Rate Loans with an Interest Period of one (1) month. Any automatic conversion to Base Rate Loans or ABR Rate Loan, as applicable, shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the requesting Yen Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Yen Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Yen Committed Loan may be converted into or continued as a Yen Committed Loan denominated in a different currency, but instead must be repaid in the original currency of such Yen Committed Loan and reborrowed in the other currency.
     5.3.2 Funding of Yen Committed Loans. Following receipt of a Yen Committed Loan Notice, Yen Funding Agent shall promptly notify each Yen Lender of the amount (and currency) of its Applicable Tranche Percentage of the applicable Yen Committed Borrowings, and if no timely notice of a conversion or continuation is provided by the applicable Yen Borrower, Yen Funding Agent shall notify each Yen Lender of the details of any automatic conversion to Base Rate Loans or continuation of Yen Committed Loans denominated in a currency other than Dollars, in each case as described in the preceding Section. In the case of a Yen Committed Borrowing, each Yen Qualified Lender and the applicable Fronting Lender, if any, shall make the amount of its Yen Committed Loan available to Yen Funding Agent in Same Day Funds at Yen Funding Agent’s Office for the applicable currency not later than 12:00 noon, Tokyo time, in the case of any Yen Committed Loan denominated in Yen, and not later than the Applicable Time specified by Yen Funding Agent in the case of any Yen Committed Loan in an Alternative Currency of the Yen Tranche, in each case on the Business Day specified in the applicable Yen Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 10.2 (and, if such Yen Committed Borrowing is the initial Credit Extension, Section 10.1), Yen Funding Agent shall make all funds so received available to the applicable Yen Borrower in like funds as received by Yen Funding Agent either by (a) crediting the account of such Yen Borrower on the books of Yen Funding Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Yen Funding Agent by the requesting

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Yen Borrower; provided that if, on the date a Yen Committed Loan Notice with respect to a Yen Committed Borrowing denominated in Yen is given by the requesting Yen Borrower, such Yen Borrower has outstanding Yen L/C Borrowings, then the proceeds of such Yen Committed Borrowing, first, shall be applied to the payment in full of such Yen L/C Borrowings, and, second, shall be made available to the requesting Yen Borrower as provided above.
     5.3.3 Certain Continuations and Conversions. Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, the Yen Required Lenders may at their option, by notice to the Yen Borrowers (which notice may be revoked at the option of Yen Required Lenders notwithstanding any provision of Section 15.1) declare that (a) no Yen Committed Loans denominated in Yen or Dollars may be requested as, converted to or continued as Eurocurrency Rate Loans, and (b) no Yen Committed Loans denominated in any other Alternative Currency may be requested or continued as Eurocurrency Rate Loans, other than as Eurocurrency Rate Loan with an Interest Period of one (1) month.
     5.3.4 Notice of Rates. Yen Funding Agent shall promptly notify each applicable Yen Borrower and Yen Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Yen Funding Agent shall notify each applicable Yen Borrower and Yen Lenders of any change in U.S. Funding Agent’s “prime rate” used in determining the Base Rate for Yen Committed Loan denominated in Dollars promptly following the public announcement of such change. At any time that ABR Rate Loans are outstanding, Yen Funding Agent shall notify each applicable Yen Borrower and Yen Lenders of any change in Yen Funding Agent’s “prime rate” used in determining the ABR Rate for Yen Committed Loans denominated in Yen promptly following the public announcement of such change.
     5.3.5 Number of Interest Periods. After giving effect to all Yen Committed Borrowings, all conversions of Yen Committed Loans from one Type to the other, and all continuations of Yen Committed Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect with respect to Yen Committed Loans.
     5.4 Yen Letters of Credit. Subject to the terms and conditions set forth herein, (a) each Yen L/C Issuer agrees, in reliance upon the agreements of Yen Lenders set forth in this Section 5.4 and Article VII, (i) from time to time on any Business Day during the Availability Period, to issue Yen Letters of Credit denominated in Yen for the account of any Yen Borrower or any Eligible Affiliate, and to amend or extend Yen Letters of Credit previously issued by it, in accordance with Section 7.2, and (ii) to honor drawings under the applicable Yen Letters of Credit; and (b) Yen Lenders severally agree to participate in Yen Letters of Credit issued for the account of any Yen Borrower or any Eligible Affiliates and any drawings thereunder; provided that after giving effect to any Yen L/C Credit Extension with respect to any Yen Letter of Credit, (x) the Yen Total Outstandings shall not exceed the Yen Aggregate Commitments, (y) the Yen Credit Exposure of any Yen Lender shall not exceed such Yen Lender’s Yen Commitment, and (z) the Yen Outstanding Amount of the Yen L/C Obligations shall not exceed the Yen Letter of Credit Sublimit. Within the

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foregoing limits, any Yen Borrower’s ability to obtain Yen Letters of Credit shall be fully revolving, and accordingly each Yen Borrower may, during the foregoing period, obtain Yen Letters of Credit to replace Yen Letters of Credit that have expired or that have been drawn upon and reimbursed. All Yen Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
     5.5 Yen Prepayments.
     5.5.1 Prepayments of Yen Committed Loans. Each Yen Borrower may, upon notice to Yen Funding Agent, at any time or from time to time voluntarily prepay Yen Committed Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by Yen Funding Agent not later than 11:00 a.m., Tokyo time, (i) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans, and (ii) one (1) Business Day prior to any date of prepayment of Base Rate Committed Loans and ABR Rate Loans; and (b) any prepayment of Yen Committed Loans shall be in a principal amount permitted by Section 8.1.2, or, if less, the entire principal amount thereof then outstanding; provided that if Yen Lenders have made any Yen Committed Loans pursuant to 7.3.2, then the applicable Yen Borrower may make a prepayment in any other amount so long as, after giving effect thereto, the aggregate principal amount of all ABR Rate Loans is in an integral multiple of ¥100,000,000. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Yen Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Yen Committed Loans. Yen Funding Agent will promptly notify each Yen Lender of its receipt of each such notice, and of the amount of such Yen Lender’s Applicable Tranche Percentage of such prepayment. If such notice is given by such Yen Borrower, then such Yen Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amount required pursuant to Section 9.5. Subject to Section 5.2.4, each such prepayment shall be applied to the Yen Committed Loans of Yen Lenders in accordance with their respective Applicable Tranche Percentages.
     5.5.2 Prepayments due to Currency Fluctuations. Yen Funding Agent shall calculate the Yen Equivalent of the Yen Total Outstandings on each Revaluation Date. If on the Revaluation Date that occurs on the first (1st) Business Day of each calendar month, or such other times as Yen Funding Agent may determine in its reasonable discretion, such calculation reflects that, as of such Revaluation Date, Yen Equivalent of the Yen Total Outstandings exceeds an amount equal to one hundred and five percent (105%) of the Yen Aggregate Commitments then in effect, then, within two (2) Business Days after notice of such calculation from Yen Funding Agent to ProLogis, Yen Borrowers shall prepay the Yen Committed Loans and/or Yen Borrowers shall Cash Collateralize the Yen L/C Obligations in an aggregate amount sufficient to reduce the Yen Equivalent of such Yen Total Outstandings as of such date of payment to an amount not to exceed one hundred percent (100%) of the Yen Aggregate Commitments then in effect, provided that solely for purposes of measuring compliance with this Section 5.5.2, the amount of Cash Collateral delivered to Collateral Agent under this Section 5.5.2 shall be deemed to have reduced the Yen Total Outstandings.

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Subject to Section 5.2.4, each such prepayment shall be applied to the Yen Committed Loans of Yen Lenders in accordance with their respective Applicable Tranche Percentages.
ARTICLE VI
KRW COMMITMENTS AND KRW COMMITTED LOANS
     6.1 KRW Committed Loans. Subject to the terms and conditions set forth herein, each KRW Lender severally agrees to make loans (each such loan, a “KRW Committed Loan”) to each KRW Borrower only in KRW from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such KRW Lender’s KRW Commitment; provided that after giving effect to any KRW Committed Borrowing, (a) the aggregate KRW Outstanding Amounts of all KRW Committed Loans shall not exceed the KRW Aggregate Commitments, and (b) the aggregate KRW Outstanding Amount of the KRW Committed Loans of any KRW Lender shall not exceed such KRW Lender’s KRW Commitment. Within the limits of each KRW Lender’s KRW Commitment, KRW Borrowers may borrow under this Section 6.1, prepay under Section 6.3, and reborrow under this Section 6.1. KRW Committed Loans shall be KRW Rate Loans.
     Notwithstanding the foregoing, no KRW Committed Loans shall be permitted to be made hereunder until such time as Global Administrative Agent and KRW Funding Agent receive an opinion of counsel, addressed to such Agents and each KRW Lender, as to such matters concerning each KRW Borrower and the Loan Documents as Global Administrative Agent and KRW Funding Agent may reasonably request.
     6.2 Borrowings, Conversions and Continuations of KRW Committed Loans.
     6.2.1 Procedures for KRW Committed Borrowings. Each KRW Committed Borrowing shall be made upon the requesting KRW Borrower’s irrevocable notice to KRW Funding Agent, which may be given by telephone. Each such notice must be received by KRW Funding Agent not later than 11:00 a.m., Seoul time, three (3) Business Days prior to the requested date of any KRW Committed Borrowing. Each telephonic notice by the requesting KRW Borrower pursuant to this Section 6.2.1 must be confirmed promptly by delivery to KRW Funding Agent of a written KRW Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the requesting KRW Borrower. Each KRW Committed Borrowing shall be in a principal amount permitted by Section 8.1.1. Each KRW Committed Loan Notice (whether telephonic or written) shall specify (a) the requested date of the KRW Committed Borrowing (which shall be a Business Day), and (b) the principal amount of KRW Committed Loans to be borrowed, converted or continued.
     6.2.2 Funding of KRW Committed Loans. Following receipt of a KRW Committed Loan Notice, KRW Funding Agent shall notify each KRW Lender within one (1) Business Day of the amount of its Applicable Tranche Percentage of the KRW Committed Borrowing and the applicable KRW Borrower. In the case of a KRW Committed Borrowing, each KRW Lender shall make the amount of its KRW Committed Loan available to KRW Funding Agent in Same Day Funds at KRW Funding Agent’s Office for the applicable currency not later than 1:00 p.m., Seoul time, on the Business Day specified in the applicable KRW Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in

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Section 10.2 (and, if such KRW Committed Borrowing is the initial Credit Extension, Section 10.1), KRW Funding Agent shall make all funds so received available to the applicable KRW Borrower in like funds as received by KRW Funding Agent either by (a) crediting the account of such KRW Borrower on the books of KRW Funding Agent with the amount of such funds or (b) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) KRW Funding Agent by the requesting KRW Borrower.
     6.3 Prepayments. Each KRW Borrower may, upon notice to KRW Funding Agent, at any time or from time to time voluntarily prepay KRW Committed Loans in whole or in part without premium or penalty; provided that (a) such notice must be received by KRW Funding Agent not later than 11:00 a.m., Seoul time, three (3) Business Days prior to any date of prepayment and (b) any prepayment of KRW Rate Loans shall be in a principal amount permitted by Section 8.1.2. Each such notice shall specify the date and amount of such prepayment. KRW Funding Agent will notify each KRW Lender within one (1) Business Day of its receipt of each such notice, and of the amount of such KRW Lender’s Applicable Tranche Percentage of such prepayment. If such notice is given by such KRW Borrower, then such KRW Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a KRW Committed Loan shall be accompanied by all accrued interest on the amount repaid. Each such prepayment shall be applied to the KRW Committed Loans of KRW Lenders in accordance with their respective Applicable Tranche Percentages.
ARTICLE VII
GENERAL PROVISIONS APPLICABLE TO LETTERS OF CREDIT
     7.1 Limitations on Obligations to Issue Letters of Credit.
     7.1.1 Prohibited Issuances. No L/C Issuer shall issue any Letter of Credit, if:
     (a) subject to Section 7.2.3, the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance or the last extension thereof, unless the applicable Tranche Required Lenders have approved such expiry date; or
     (b) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.
     7.1.2 Limitations on Obligations of L/C Issuers. No L/C Issuer shall be under any obligation to issue any Letter of Credit if:
     (a) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not

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otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
     (b) the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer;
     (c) except as otherwise agreed by the applicable Funding Agent and the applicable L/C Issuer, such Letter of Credit would be in an initial stated amount of less than $100,000 for a U.S. Letter of Credit, Cdn$100,000 for Canadian Letters of Credit, EUR 100,000 for a Euro Letter of Credit denominated in Euro, £100,000 for a Euro Letter of Credit denominated in Sterling, and ¥100,000,000 for a Yen Letter of Credit;
     (d) (i) with respect to the U.S. Letters of Credit, Canadian Letters of Credit, and Yen Letters of Credit, such Letter of Credit is to be denominated in a currency other than the Primary Currency of the applicable Tranche, and (ii) with respect to the Euro Letters of Credit, such Letter of Credit is to be denominated in a currency other than Euro or Sterling,
     (e) such Letter of Credit contains any provision for automatic reinstatement of the stated amount after any drawing thereunder; or
     (f) any Applicable Tranche Lender has defaulted on its obligations to fund under Sections 7.4.1 or 7.4.2 or is at such time a Defaulting Lender, unless such L/C Issuer has entered into satisfactory arrangements with the applicable Borrower or such Applicable Tranche Lender to eliminate such L/C Issuer’s risk with respect to such Lender.
     7.1.3 Limitations on Amendments. No L/C Issuer shall be under any obligation to amend any Letter of Credit if (a) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (b) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     7.1.4 Authorization of L/C Issuers. Each L/C Issuer shall act on behalf of the Applicable Tranche Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (a) provided to Agents in Article XV with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article XV included such L/C Issuer with respect to such acts or omissions, and (b) as additionally provided herein with respect to such L/C Issuer.
     7.2 Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

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     7.2.1 Requests for Issuance or Amendment. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of any Borrower delivered to the applicable L/C Issuer (with a copy to the applicable Funding Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the applicable Funding Agent not later than 11:00 a.m., Applicable Time, at least three (3) Business Days (or, in each case, such later date and time as such L/C Issuer and such Funding Agent may both agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, the applicable Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the applicable L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the applicable L/C Issuer may reasonably require. Additionally, the requesting Borrower shall furnish to the applicable L/C Issuer and the applicable Funding Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or Funding Agent may reasonably require.
     7.2.2 Issuance Procedures. Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the applicable Funding Agent (by telephone or in writing) that such Funding Agent has received a copy of such Letter of Credit Application from the requesting Borrower and, if not, such L/C Issuer will provide such Funding Agent with a copy thereof. Unless such L/C Issuer has received written notice from Global Administrative Agent, the applicable Funding Agent, or any Credit Party, at least one (1) Business Day prior to the requested date of issuance or amendment of a Letter of Credit, that one or more applicable conditions contained in Article X shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the requesting Borrower (or the applicable Eligible Affiliate) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Applicable Tranche Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Tranche Percentage times the amount of such Letter of Credit.
     7.2.3 Auto-Extension Letters of Credit. If any Borrower so requests in a Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any Auto-Extension Letter of Credit must permit such L/C

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Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the applicable Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Applicable Tranche Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such extension if (a) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 7.1.1(a) or Section 7.1.1(b) or otherwise), or (b) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from Global Administrative Agent or the applicable Funding Agent, that the applicable Tranche Required Lenders have elected not to permit such extension or (2) from Global Administrative Agent, the applicable Funding Agent, or any Credit Party that one or more of the applicable conditions specified in Section 10.2 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
     7.2.4 Notice of Issuance. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the applicable Borrower and the applicable Funding Agent a true and complete copy of such Letter of Credit or amendment.
     7.3 Drawings and Reimbursements; Funding of Participations.
     7.3.1 Procedures Upon Drawing. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the applicable Borrower and the applicable Funding Agent thereof. Not later than 10:00 a.m., Applicable Time, on the date of any payment by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse such L/C Issuer through the applicable Funding Agent in an amount (in the same currency in which such payment was made) equal to the amount of such drawing. If the applicable Borrower fails to so reimburse an L/C Issuer by such time, the applicable Funding Agent shall promptly notify each Applicable Tranche Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Applicable Tranche Lender’s Applicable Tranche Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Committed Borrowing of the Specified Type (as defined below) to be disbursed on the first (1st) Business Day after the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified elsewhere in this Agreement for the principal amount of a Committed Borrowing, but subject to the amount of the unutilized portion of the Aggregate Tranche Commitment and the conditions set forth in Section 10.2 (other than the delivery of a Committed Loan Notice). To the extent that any Unreimbursed Amount under the Euro Tranche is in Sterling and there are Euro Non-Qualified Lenders with respect to Sterling, then Euro Funding Agent

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may elect a Fronting Lender in accordance with Section 4.2 on behalf of the applicable Euro Borrower (which hereby irrevocably authorizes Euro Funding Agent to so elect on its behalf); provided that to the extent that there are no available Fronting Lenders, then such portion of the Unreimbursed Amount shall be converted to Euro based on the Euro Equivalent amount of such portion and refinanced as a Eurocurrency Rate Loan in Euro with an Interest Period of one (1) month. Any notice given by an L/C Issuer or a Funding Agent pursuant to this Section 7.4.1 may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice. For purposes of the foregoing, “Specified Type” means (a) with respect to the U.S. Tranche, Base Rate Loans; (b) with respect to the Canadian Tranche and the Yen Tranche, ABR Rate Loans; and (c) with respect to the Euro Tranche, a Eurocurrency Rate Loan with an Interest Period of one (1) month.
     7.3.2 Reimbursement via Committed Borrowing. Each Applicable Tranche Lender (or, in the case of a Euro Letter of Credit, each Euro Qualified Lender and each applicable Fronting Lender) shall upon receipt of any notice pursuant to Section 7.3.1 make funds available to the applicable Funding Agent for the account of the applicable L/C Issuer, in the applicable currency of the applicable Letter of Credit, at such Funding Agent’s Office in an amount equal to each such Applicable Tranche Lender’s Applicable Tranche Percentage (or, in the case of a Euro Letter of Credit, each Euro Qualified Lender’s Applicable Tranche Percentage and each applicable Fronting Lender’s Euro Fronting Loan) of the Unreimbursed Amount not later than 12:00 noon, Applicable Time, on the Business Day specified in such notice by such Funding Agent, whereupon, subject to the provisions of Section 7.3.3, each Applicable Tranche Lender (or in the case of a Euro Letter of Credit, the Euro Qualified Lender and the Fronting Lender) that so makes funds available shall be deemed to have made a Committed Loan to the applicable Borrower in such amount. The applicable Funding Agent shall remit the funds so received to the applicable L/C Issuer.
     7.3.3 L/C Borrowings. With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing because the conditions set forth in Section 10.2 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest), in currency in payment was made under the applicable Letter of Credit and shall bear interest at the Default Rate for applicable Specified Type; provided that to the extent that a Euro L/C Borrowing is in Sterling and there are Euro Non-Qualified Lenders with respect to Sterling, then the aggregate amount of the Euro L/C Borrowing shall be converted to Euro based on the Euro Equivalent amount of such Euro L/C Borrowing and shall bear interest at the Default Rate for a Eurocurrency Rate Loan with an Interest Period of one (1) month. In such event, each applicable Lender’s payment to the applicable Funding Agent for the account of such L/C Issuer pursuant to this Section 7.3.3 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 7.3.
     7.3.4 Interest Prior to Lender Payments. Until an Applicable Tranche Lender (and, the case of the Euro Tranche, a Fronting Lender) funds its Committed Loan or L/C Advance

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pursuant to this Section 7.3 to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of the Committed Loan or L/C Advance to be made by such Applicable Tranche Lender (or such Fronting Lender) shall be solely for the account of such L/C Issuer.
     7.3.5 Lender Obligations Unconditional. Each Applicable Tranche Lender’s (and, if applicable, Fronting Lender’s) obligation to make Committed Loans or L/C Advances or to purchase risk participations in Fronting Loans in order to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 7.3, shall be absolute and unconditional and shall not be affected by any circumstance, including: (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, any Borrower, any Eligible Affiliate or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each such Person’s obligation to make Committed Loans pursuant to this Section 7.3 is subject to the conditions set forth in Section 10.2 (other than delivery by the applicable Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
     7.3.6 Interest on Overdue Amounts. If any Applicable Tranche Lender (or, in the case of the Euro Tranche, Fronting Lender) fails to make available directly to the applicable Funding Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender (or Fronting Lender) pursuant to the foregoing provisions of this Section 7.3 by the time specified in Section 7.3.2, such L/C Issuer shall be entitled to recover from such Person (acting through the applicable Funding Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of an L/C Issuer submitted to any Lender (through the applicable Funding Agent) with respect to any amount owing under this Section 7.3.6 shall be conclusive absent manifest error.
     7.4 Repayment of Participations.
     7.4.1 Payments by L/C Issuers. At any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Applicable Tranche Lender (or, in the case of the Euro Tranche, any Fronting Lender) such Person’s L/C Advance in respect of such payment in accordance with Section 7.3, if the applicable Funding Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral of the applicable Tranche applied thereto by the applicable Funding Agent), the applicable Funding Agent will distribute to such Applicable Tranche Lender (or Fronting Lender) its Applicable Tranche Percentage (or other appropriate percentage) thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Person’s L/C Advance was outstanding) in the same funds as those received by the applicable Funding Agent.

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     7.4.2 Disgorgement. If any payment received by the applicable Funding Agent for the account of any L/C Issuer pursuant to Section 7.4.1 is required to be returned under any of the circumstances described in Section 16.5 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Applicable Tranche Lender (and, in the case of the Euro Tranche, each applicable Euro Funding Agent) shall pay to the applicable Funding Agent for the account of such L/C Issuer its Applicable Tranche Percentage (or other appropriate percentage) thereof on demand of the applicable Funding Agent (in each case in currency in which such payment originally was made), plus interest thereon from the date of such demand to the date such amount is returned by such Applicable Tranche Lender (or Euro Funding Agent), at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
     7.4.3 Survival. The obligations of the Lenders (and the Euro Funding Agents), the L/C Issuers and the Fronting Lenders under this Section 7.4 shall survive the payment in full of the Obligations and the termination of this Agreement.
     7.5 Borrower Obligations Absolute. The obligation of each Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer for the account of such Borrower and to repay each L/C Borrowing incurred by such Borrower shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (a) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (b) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Eligible Affiliate may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (d) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

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     (e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Eligible Affiliate.
Each Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will promptly notify such L/C Issuer. Each Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.
     7.6 Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, no L/C Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No L/C Issuer or Agent or any of their respective Related Parties or any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of all Lenders, all Applicable Tranche Lenders, the applicable Tranche Required Lenders, or the Required Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude any Borrower pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No L/C Issuer or Agent or any of their respective Related Parties or any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 7.5; provided that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which it proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
     7.7 Cash Collateral. Upon the request of the applicable Funding Agent or Required Lenders (for purposes of paragraph (a) below) or the applicable Tranche Required Lenders (for purposes of paragraph (b) below), (a) during the existence of an Event of Default or (b) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, promptly Cash Collateralize in the then Outstanding Amount of all L/C Obligations of such Borrower under each applicable Tranche, in each case in the same currency as

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the applicable L/C Obligations. This Agreement sets forth certain additional requirements to deliver Cash Collateral. Each Borrower hereby grants to Collateral Agent a security interest (subject to the Security Agency Agreement) in all such cash, all deposit accounts into which such cash is deposited, all balances in such accounts and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the applicable Funding Agent (acting as an agent for Collateral Agent).
     7.8 Applicability of ISP. Unless otherwise expressly agreed by the applicable L/C Issuer and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.
     7.9 Letter of Credit Fees. ProLogis shall (or shall cause the applicable Borrower to) pay to the applicable Funding Agent for the account of each Applicable Tranche Lender in accordance with its Applicable Tranche Percentage, in the Primary Currency for the applicable Tranche, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin as in effect from time to time in effect multiplied by the daily Relevant Equivalent (as defined below) amount available to be drawn under such Letter of Credit. Letter of Credit Fees shall be (a) computed on a quarterly basis in arrears and (b) due and payable on the last Business Day of each March, June, September and December, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, upon the request of the Tranche Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate. For purposes of the foregoing and of Section 7.10, “Relevant Equivalent” means (i) in the case of the U.S. Letters of Credit, the Dollar Equivalent, (ii) in the case of the Canadian Letters of Credit, Canadian Dollars, (iii) in the case of the Euro Letters of Credit, the Euro Equivalent, and (iv) in the case of the Yen Letters of Credit, the Yen Equivalent. Notwithstanding the foregoing or any other provision of this Agreement, ProLogis shall not be required to pay any Letter of Credit Fee to any Lender for any period during which such Lender is a Defaulting Lender.
     7.10 Fronting Fee and Documentary and Processing Charges Payable to each L/C Issuer. ProLogis shall pay directly to the applicable L/C Issuer of each Letter of Credit for its own account, in the Primary Currency of the Tranche under which such Letter of Credit was issued, a fronting fee at the rate per annum of 0.125% computed on the Relevant Equivalent (as defined in Section 7.9) of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), on the Letter of Credit Expiration Date and thereafter on demand. In addition, ProLogis shall pay directly to the applicable L/C Issuer for its own account, in Primary Currency of the Tranche under which the applicable Letter of Credit was issued, the customary issuance, presentation, amendment, extension and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect; provided that the total amount of all such fees shall not exceed a Dollar Equivalent amount of $1,500 for any Letter of Credit. Such customary fees and standard costs and charges are due and payable ten (10) Business Days after demand and are nonrefundable.
     7.11 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

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     7.12 Letters of Credit Issued for Eligible Affiliate. Notwithstanding that a Letter of Credit is in support of obligations of, or is for the account of, an Eligible Affiliate, the requesting Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower acknowledges that the issuance of any Letter of Credit requested by such Borrower for the account of an Eligible Affiliate inures to the benefit of such Borrower. Notwithstanding the foregoing, a Foreign Borrower under any Tranche or a Canadian Affiliate under any Tranche (other than the Canadian Tranche) shall not be the letter of credit applicant with respect to any Letter of Credit.
     7.13 U.S. Bond L/Cs. Notwithstanding any provision to the contrary set forth in this Article VII:
     7.13.1 Terms and Conditions of U.S. Bond L/Cs. (a) U.S. Bond L/Cs shall be subject to the terms and conditions of this Agreement and applicable Law; provided that (i) a U.S. Bond L/C may have an expiration date later than twelve (12) months from the date of issuance, so long as such date is not later than the Letter of Credit Expiration Date; and (ii) the terms of each U.S. Bond L/C (A) must be acceptable to the applicable U.S. L/C Issuer and U.S. Funding Agent, (B) subject to the provisions of Section 7.13.2 and 7.13.3, may provide for the reinstatement of drawn portions of the U.S. Bond L/C, whether or not reimbursement has been received (which may have the effect of increasing the amount of the applicable Borrower’s reimbursement obligations under such U.S. Bond L/C), (C) may provide for automatic extensions thereof, so long as such terms comply with the auto extension provisions set forth in Section 7.13.3 hereof, and (D) may contain provisions whereby the applicable U.S. L/C Issuer is granted certain rights in collateral and voting rights under the related Bond Documents, which rights are expressly assigned by the applicable U.S. L/C Issuer to Collateral Agent for the benefit of Lenders pursuant to Section 7.13.4 herein.
     (b) Any Borrower may request that a U.S. L/C Issuer issue a U.S. Bond L/C by providing at least thirty (30) days prior written notice of such request to the applicable U.S. L/C Issuer, and by delivering a certificate at least thirty (30) days prior to the issuance of any U.S. Bond L/C to U.S. Funding Agent certifying that, after giving effect to the issuance of any such Bonds and, without duplication, any Debt incurred by any Company with respect thereto, no Default exists or would result after giving effect thereto.
     7.13.2 Reduction and Reinstatement of U.S. Bond L/Cs. In the event that the proceeds of any drawing under any U.S. Bond L/C are used to pay the purchase price of Bonds tendered or deemed tendered by the owner thereof pursuant to the related Bond Documents (such drawing, including the drawing of any accrued interest on the tendered Bonds, a “Bond Purchase Drawing”), then the stated amount of such U.S. Bond L/C will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Sections 7.1.1 and 7.1.2 have been satisfied, and without further approval from Lenders) pursuant to the provisions of the applicable U.S. Bond L/C by an amount equal to the Bond Purchase Drawing, so long as (a) the applicable U.S. L/C Issuer (or Collateral Agent, as assignee of such U.S. L/C Issuer) has been properly accounted for on the securities depository’s records as the beneficial owner of such Bonds purchased with the proceeds (or portion thereof) of the U.S. Bond L/C, or (b) such Bonds have been delivered to the appropriate custodian and registered as directed by such L/C Issuer (or Collateral Agent, as assignee of such U.S. L/C Issuer), or (c) to the extent provided for in the applicable U.S. Bond L/C, such Bonds have been

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remarketed in accordance with the terms of the applicable Bond Documents and released by the applicable U.S. L/C Issuer; provided, that if the repurchased Bonds are not transferred to such U.S. L/C Issuer (or Collateral Agent, as assignee of such U.S. L/C Issuer) pursuant to clause (a) or (b) or remarketed pursuant to clause (c) above, then the applicable U.S. L/C Issuer shall notify Global Administrative Agent (which shall subsequently notify Lenders) of such failure. Unless otherwise directed by U.S. Required Lenders, the applicable U.S. L/C Issuer shall then deliver notice to the applicable Trustee prior to the fifth (5th) Business Day after the applicable Bond Purchase Drawing that the amount of such drawing will not be reinstated, if the applicable Bond Documents permit such notice; otherwise, the U.S. L/C Issuer may send notice of an event of default and a direction to cause a redemption of the applicable Bonds.
     7.13.3 Interest Payments. If the interest portion of any U.S. Bond L/C is drawn by the applicable Trustee to make scheduled interest payments on the outstanding principal amount of the Bonds, then the stated amount of such U.S. Bond L/C will be temporarily reduced by the amount of such drawing, subject to automatic reinstatement of the interest portion of such U.S. Bond L/C (whether or not reimbursement for any drawings thereunder has been received or the conditions set forth in Sections 7.1.1 and 7.1.2 have been satisfied, and without further approval from U.S. Lenders) pursuant to the provisions of the applicable U.S. Bond L/C. Subject to compliance with Section 2.4 herein, the stated amount of the related U.S. Bond L/C may be increased as required by the related Bond Documents (to reflect an increase in the maximum rate of interest or number of days of accrued interest covered by such U.S. Bond L/C or otherwise).
     7.13.4 Liens and Security Interests under Bond Documents. All liens and security interests securing reimbursement obligations and other obligations owed to the applicable U.S. L/C Issuer of any U.S. Bond L/C under the related Bond Documents (including any U.S. L/C Borrowing), any rights in and to any Bonds or other certificates of indebtedness issued to such L/C Issuer under the related Bond Documents, and any voting rights or other rights created in favor of such L/C Issuer under or pursuant to or in connection with any related Bond Documents (collectively, the “Bond Rights”), now or hereafter existing in favor of such L/C Issuer, are hereby assigned and conveyed by the applicable U.S. L/C Issuer to Collateral Agent for the ratable benefit of U.S. Lenders. Notwithstanding anything to the contrary set forth in any U.S. Bond L/C, any Bonds or certificates of indebtedness purchased from the owner thereof by the applicable Trustee with funds received pursuant to a drawing under any U.S. Bond L/C shall be registered in the name of Collateral Agent and shall be delivered to or held by Collateral Agent or such other entity as may be specified by the applicable L/C Issuer and approved by Collateral Agent in a written instrument delivered to the applicable Trustee, for the benefit of the applicable L/C Issuer, Collateral Agent, and the other U.S. Lenders. Each L/C Issuer of a U.S. Bond L/C agrees to execute all such other assignments, conveyances, financing statements, and other documents required by Collateral Agent to effect the requirements of this Section 7.13.4; provided that, U.S. Lenders, Collateral Agent, and such U.S. L/C Issuer agree that in the event any Bonds or certificates of indebtedness are issued to such U.S. L/C Issuer (or Collateral Agent as the assignee of such U.S. L/C Issuer) as a result of a drawing by the applicable Trustee under the U.S. Bond L/C for which such U.S. L/C Issuer is not immediately reimbursed, and subsequently the Bonds are remarketed and such U.S. L/C Issuer is reimbursed for all amounts so advanced (which reimbursement may be a repayment of any Loan disbursed by U.S. Lenders as payment of the related U.S. Letter of Credit reimbursement obligations under Section 7.3.2 or a repayment of an U.S. L/C Borrowing), then any Bonds or certificates of

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indebtedness shall be released by Collateral Agent and delivered to such Trustee without any further authorization from U.S. Lenders or such U.S. L/C Issuer.
     7.13.5 Discretion to Exercise Rights. To the extent rights (including voting rights, rights to provide notice and elect remedies, and rights to approve waivers, consents, or amendments of the related Bond Documents) are created in favor of the U.S. L/C Issuer of any U.S. Bond L/C, such rights (other than ministerial, non discretionary rights) may only be exercised with the consent, or in accordance with the directions, of the U.S. Required Lenders.
     7.13.6 Conflict. In the event of any conflict between the terms and provisions of this Section 7.13 relating to U.S. Bond L/Cs and the terms and provisions of any Loan Documents relating to U.S. Letters of Credit (other than U.S. Bond L/Cs), the terms and provisions of this Section 7.13 shall control.
ARTICLE VIII
GENERAL PROVISIONS APPLICABLE TO LOANS
     8.1 Minimum Amounts for Committed Borrowings, Conversions or Continuations and Prepayments.
     8.1.1 Borrowing, Conversion, Continuation Amounts. Any Committed Borrowing, conversion, or continuation under a Tranche in any of the following currencies shall be in the following principal amounts: (a) for Committed Borrowings of, conversions to or continuations of Loans denominated in Dollars, $1,000,000 or any higher whole multiple of $100,000, (b) for Committed Borrowings of, conversions to or continuation of Loans denominated in Euro, EUR 1,000,000 or any higher whole multiple of EUR 100,000, (c) for Committed Borrowings of, conversions to or continuations of Loans denominated in Sterling, £1,000,000 or any higher whole multiple of £100,000, (d) for Committed Borrowings of, conversions to or continuations of Loans denominated in Yen, any whole multiple of ¥100,000,000, (e) for Committed Borrowings of, conversions to or continuations of Eurocurrency Rate Loans or BA Rate Loans denominated in Canadian Dollars, Cdn$1,000,000 or a higher whole multiple of Cdn $100,000, (f) for Committed Borrowings of, conversions to or continuations of ABR Rate Loans denominated in Canadian Dollars, Cdn$1,000,000 or a higher whole multiple of Cdn$100,000, (g) for Committed Borrowings denominated in KRW, KRW 1,000,000,000 or a higher whole multiple of KRW 100,000,000, and (h) for Committed Borrowings, conversions or continuations under a Supplemental Tranche, the minimum and whole multiple amounts set forth in the applicable Supplemental Addendum.
     8.1.2 Prepayment Amounts. Any prepayment under a Tranche in any of the following currencies shall be in the following aggregate principal amounts (a) for prepayments of Loans denominated in Dollars, $1,000,000 or any higher whole multiple of $100,000, (b) for prepayments of Loans denominated Euro, EUR 1,000,000 or any higher whole multiple of EUR 100,000, (c) for prepayments of Loans denominated in Sterling, £1,000,000 or any higher whole multiple of £100,000, (d) for prepayments of Loans denominated in Yen, any whole multiple of ¥100,000,000, (e) for prepayments of Loans denominated in Canadian Dollars, Cdn$1,000,000 or a higher whole multiple of

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Cdn$100,000, (f) for prepayments of KRW Rate Loans, KRW 1,000,000,000 or a higher whole multiple of KRW 100,000,000, and (g) for prepayments under any Supplemental Tranche, the minimum and whole multiple amounts set forth in the applicable Supplemental Addendum.
     8.2 Termination or Reduction of Commitments and Removal of a Borrower. ProLogis may, upon notice to Global Administrative Agent and the applicable Funding Agent, take any of the following actions:
     (a) terminate the Aggregate Tranche Commitment under a particular Tranche, or from time to time permanently reduce the Aggregate Tranche Commitment under a particular Tranche; provided that:
     (i) any such notice shall be received by Global Administrative Agent and the applicable Funding Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction;
     (ii) any such partial reduction shall be in an aggregate amount of (A) $5,000,000 or any whole multiple of $100,000 in excess thereof for the U.S. Tranche, (B) Cdn$5,000,000 or any whole multiple of Cdn$1,000,000 in excess thereof for the Canadian Tranche, (C) EUR 5,000,000 or any whole multiple of EUR 1,000,000 in excess thereof for the Euro Tranche, (D) ¥500,000,000 or any whole multiple of ¥100,000,000 in excess thereof for the Yen Tranche, (E) KRW 5,000,000,000 or any whole multiple of KRW 1,000,000,000 in excess thereof for the KRW Tranche, and (F) the minimum amounts and whole multiples set forth in the applicable Supplemental Addendum with respect to a Supplemental Tranche; and
     (iii) ProLogis shall not terminate or reduce any Aggregate Tranche Commitment if, after giving effect thereto and to any concurrent prepayment thereunder, the Total Tranche Outstandings of the applicable Tranche would exceed such Aggregate Tranche Commitment.
     (b) so long as no Default exists, at any time a Borrower has (i) no Obligations under this Agreement or under a particular Tranche (excluding, for purposes of this Section, (A) Obligations under a Guaranty, a Pledge Agreement, or any other Loan Document other than this Agreement, and (B) Obligations under this Agreement or any other Loan Document that are expressly stated to survive the termination of such Loan Document and are not yet due and payable) and (ii) no outstanding Request for Credit Extensions, remove such Borrower as a Borrower under this Agreement or solely under one or more Tranches under this Agreement.
Global Administrative Agent will promptly notify the applicable Tranche Lenders of any notice provided by ProLogis under this Section 8.2. The amount of any Aggregate Tranche Commitment reduction shall not be applied to the U.S. Letter of Credit Sublimit, the Euro Letter of Credit Sublimit, the Yen Letter of Credit Sublimit, the U.S. Swing Line Sublimit, or the Euro Swing Line Sublimit, as applicable, unless otherwise specified by ProLogis. Any reduction of any Aggregate

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Tranche Commitment shall be applied to the applicable Commitment of each Lender in such Tranche according to its Applicable Tranche Percentage of such Tranche. All fees accrued under a particular Tranche shall be paid on the effective date of the termination of the Aggregate Tranche Commitment for such Tranche.
     8.3 Repayment of Loans.
     (a) The aggregate principal amount of all outstanding Committed Loans (other than Supplemental Committed Loans) shall be paid on the Maturity Date.
     (b) Each Swing Line Loan shall be paid on the earlier to occur of (i) the date ten (10) Business Days after such Swing Loan is made and (ii) the Maturity Date.
     (c) Each Supplemental Loan shall be paid as set forth in the applicable Supplemental Addendum.
     8.4 Interest.
8.4.1 Interest Rates. Subject to the provisions of Sections 8.4.2 and 16.9:
     (a) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost;
     (b) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin plus (in the case of a Base Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost;
     (c) each ABR Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR Rate plus the Applicable Margin plus (in the case of an ABR Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost;
     (d) each BA Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the BA Rate plus the Applicable Margin;
     (e) each KRW Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the KRW Rate plus the Applicable Margin;

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     (f) each U.S. Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Money Market Rate plus the Applicable Margin;
     (g) each Euro Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Money Market Rate plus the Applicable Margin plus (in the case of a Euro Swing Line Loans which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; and
     (h) each Supplemental Committed Loan shall bear interest as set forth in the applicable Supplemental Addendum.
     8.4.2 Rates Upon Default
     (a) If any amount payable by any Borrower under any Loan Document is not paid when due (without regard to any applicable grace period), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (b) Upon the request of the Required Lenders at any time (and so long as) any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (c) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     8.4.3 Interest Payment Dates. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     8.4.4 Interest Act (Canadian). For the purposes of the Interest Act (Canada), (a) whenever a rate of interest or fee rate hereunder is calculated on the basis of a year (the “deemed year”) that contains fewer days than the actual number of days in the calendar year of calculation, such rate of interest or fee rate shall be expressed as a yearly rate by multiplying such rate of interest or fee rate by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year, (b) the principle of deemed reinvestment of interest shall not apply to any interest calculation hereunder and (c) the rates of interest stipulated herein are intended to be nominal rates and not effective rates or yields.

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     8.5 Fees.
     8.5.1 Facility Fees. ProLogis shall pay to the applicable Funding Agent, for the account of each Applicable Tranche Lender, in accordance with such Applicable Tranche Lender’s Applicable Tranche Percentage, a facility fee in the Primary Currency of the applicable Tranche equal to the Applicable Margin for facility fees times the actual daily amount of the Aggregate Tranche Commitment for such Tranche (or, if the Aggregate Tranche Commitment for such Tranche has terminated, on the Outstanding Amount for such Tranche of all Loans under such Tranche and, if applicable, L/C Obligations under such Tranche), regardless of usage. The facility fees shall accrue at all times during the Availability Period (and thereafter so long as any Loans or L/C Obligations under the applicable Tranche remain outstanding), including at any time during which one or more of the conditions in Article X are not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date (and, if applicable, thereafter on demand). The facility fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding the foregoing or any other provision of this Agreement, ProLogis shall not be required to pay a facility fee to any Lender for any day on which such Lender is a Defaulting Lender.
     8.5.2 Other Fees. In addition to certain fees described in Sections 7.9 and 7.10, and the facilities fees set forth above:
     (a) ProLogis shall pay to Arrangers, Global Administrative Agent, and the Funding Agents for their own respective accounts, in the applicable currency, fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     (b) ProLogis shall pay to Lenders, in the applicable currencies, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     8.6 Computation of Interest and Fees. All computations of interest for (a) Base Rate Loans when the Base Rate is determined by U.S. Funding Agent’s “prime rate”, (b) ABR Rate Loans when the ABR Rate is determined by the applicable Funding Agent’s “prime rate”, (c) BA Rate Loans, (d) Loans denominated in Sterling, and (e) KRW Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year), or, in the case of interest in respect of Committed Loans denominated in any Foreign Currency as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which such Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 8.8, bear interest for one

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day. Each determination by Global Administrative Agent or the applicable Funding Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.
     8.7 Evidence of Debt and Promissory Note.
     8.7.1 Recordkeeping. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by each Funding Agent for such Funding Agent’s applicable Tranche, in each case in the ordinary course of business. The accounts or records maintained by each Funding Agent and each Lender shall be rebuttable presumptive evidence of the amount of the Credit Extensions made by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligations of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the applicable Funding Agent for its Tranche and the accounts and records of any Lender in such Tranche in respect of such matters, the accounts and records of such Funding Agent shall control in the absence of manifest error.
     8.7.2 Promissory Note. The provisions of this Section 8.7.2 constitute a promissory note for the benefit of each Lender. In furtherance of the foregoing:
     (a) Each Borrower hereby promises, severally, but not jointly, to pay to each Applicable Tranche Lender, in accordance with the provisions of this Agreement, the principal amount of each Loan of such Borrower from time to time made by such Applicable Tranche Lender to such Borrower. In addition, such Borrower promises severally, but not jointly, to pay interest on the unpaid principal amount of the Loans made to such Borrower, from the date of such Loans until such principal amount is paid in full, at such interest rates and at such times as provided in this Agreement.
     (b) All payments of principal and interest with respect to Loans shall be made to the applicable Funding Agent for the account of the Applicable Tranche Lenders in the currency in which such Committed Loan was denominated and in Same Day Funds at such Funding Agent’s Office for such currency.
     8.7.3 Participations. In addition to the accounts and records referred to in Section 8.7.1, each Lender and each Funding Agent for its applicable Tranche shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Fronting Loans, Letters of Credit, and Swing Line Loans to the extent such Tranche permits such subfacilities. In the event of any conflict between the accounts and records maintained by the applicable Funding Agent for its Tranche and the accounts and records of any Lender in such Tranche in respect of such matters, the accounts and records of such Funding Agent shall control in the absence of manifest error.

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     8.8 Payments Generally; Global Administrative Agent’s Clawback.
     8.8.1 All Payments Generally. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.
     8.8.2 Payments Generally. Except as otherwise expressly provided herein, all payments by a Borrower under a Tranche shall be made to the applicable Funding Agent for such Tranche, for the account of the Applicable Tranche Lenders to which such payment is owed, at the such Funding Agent’s Office in the Primary Currency of such Tranche and in Same Day Funds not later than 12:00 noon, Applicable Time (and by 10:00 a.m., Brussels time, for payments under the Euro Tranche), on the date specified herein. Except as otherwise expressly provided herein, all payments by a Borrower under a Tranche with respect to principal and interest on Loans under such Tranche that are denominated in an Alternative Currency of such Tranche shall be made to the applicable Funding Agent, for the account of the Applicable Tranche Lenders to which such payment is owed, at the applicable Funding Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by such Funding Agent on the dates specified herein. Without limiting the generality of the foregoing, the applicable Funding Agent may require that any payments due under this Agreement be made in the Primary Location (as defined below). If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in the Primary Currency in the Dollar Equivalent, Euro Equivalent, or Yen Equivalent, as applicable, of such Alternative Currency payment amount. For purposes of this Section, “Primary Location” means, with respect to the U.S. Tranche, the United States; with respect to the Canadian Tranche, Canada; with respect to the Euro Tranche, The Netherlands; with respect to the Yen Tranche, Japan; with respect to the KRW Tranche, Korea; and with respect to any Supplemental Tranche, the Supplemental Primary Location.
     8.8.3 Distribution of Payments. With respect to payments and fees as set forth herein to be paid to a Funding Agent, the applicable Funding Agent will promptly distribute to each applicable Lender in such Tranche its Applicable Tranche Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. With respect to payments as set forth herein to be paid to Global Administrative Agent, Global Administrative Agent will promptly distribute to each Lender its Applicable Global Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Global Administrative Agent (a) after 1:00 p.m., in the case of payments in Dollars, or (b) after the Applicable Time specified by Global Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. All payments received by a Funding Agent (i) after 1:00 p.m., Applicable Time, in the case of payments in the Primary Currency of the applicable Tranche, or (ii) after the Applicable Time specified by such Funding Agent in the case of payments in an Alternative Currency of such Tranche, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day,

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payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     8.8.4 Funding by Lenders; Presumption by Agent. Unless the applicable Funding Agent shall have received notice from Global Administrative Agent or a Lender in the same Tranche as the Funding Agent prior to the proposed date of any Committed Borrowing that such Lender will not make available to such Funding Agent such Lender’s share of such Committed Borrowing, such Funding Agent may assume that such Lender directly or through the applicable Fronting Lender has made such share available on such date in accordance with the requirements of the applicable Tranche and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available directly or through the applicable Fronting Lender to the applicable Funding Agent, then the applicable Lender and the applicable Borrower severally agree to pay to such Funding Agent forthwith on demand such corresponding amount in the same currency and in Same Day Funds with interest thereon, for each day from the date such amount is made available to such Borrower to the date of payment to such Funding Agent, at (a) in the case of a payment to be made by such Lender, the Overnight Rate and (b) in the case of a payment to be made by such Borrower, the interest rate applicable to the applicable Loans. If such Borrower and such Lender shall pay such interest to such Funding Agent for the same or an overlapping period, such Funding Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing directly or through the applicable Fronting Lender to such Funding Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by a Borrower pursuant to this Section shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the applicable Funding Agent.
     8.8.5 Payments by Borrowers; Presumptions by Agents. Unless the applicable Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to such Agent for the account of the applicable Lenders or the applicable L/C Issuer hereunder that such Borrower will not make such payment, such Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each Lender or applicable L/C Issuer, as the case may be, severally agrees to repay to such Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in the same currency and in Same Day Funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to such Agent, at the Overnight Rate. A notice by the applicable Agent to any Lender or Borrower with respect to any amount owing under this Section 8.8.5 shall be conclusive, absent demonstrable error.
     8.8.6 Failure to Satisfy Conditions Precedent. If any Lender makes available directly or through the applicable Fronting Lender to the applicable Funding Agent funds for any Loan to be made by such Lender to any Borrower as provided in this Agreement, and such funds are not made available to such Borrower by such Agent because the conditions to

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such Loan set forth in Article X are not satisfied or waived in accordance with the terms hereof, such Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, plus interest thereon from the date funds were made available to such Agent by such Lender to the date such amount is returned by such Agent to such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
     8.8.7 Obligations of Lenders Several. The obligations of Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit, Fronting Loans, and Swing Line Loans and to make payments pursuant to Section 16.4.3 are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 16.4.3 on any date required hereunder shall not relieve any other Lender of its corresponding obligation (if any) to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make any Committed Loan, to purchase any such participation, or to make any payment under Section 16.4.3.
     8.8.8 Funding Source. Subject to Section 9.6.1, nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     8.9 Sharing of Payments by Lenders in a Tranche. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it in a particular Tranche, or the participations in L/C Obligations or in Swing Line Loans held by it in such Tranche resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest in such Tranche greater than its pro rata share for such Tranche as provided herein, then Lender receiving such greater proportion shall (a) notify the applicable Funding Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations, Swing Line Loans, and Fronting Loans of the other Lenders in the same Tranche, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders in such Tranche ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them in such Tranche, provided that:
     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (b) the provisions of this Section shall not be construed to apply to (x) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations, Swing Line Loans, or Fronting Loans to any assignee or participant, other than to ProLogis or any Eligible Affiliate thereof (as to which the provisions of this Section shall apply).

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Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     8.10 Extension of Maturity Date.
     8.10.1 Request for Extension. Not earlier than ninety (90) days prior to, nor later than sixty (60) days prior to, the Maturity Date, ProLogis may, upon notice to Global Administrative Agent (which shall promptly notify Lenders) and satisfaction of the conditions precedent set forth in Section 8.10.2, extend the Maturity Date for an additional year to October 6, 2010.
     8.10.2 Extension Procedures. The extension of the Maturity Date contemplated by Section 8.10.1 shall become effective on the date (the “Extension Effective Date”) on which the following conditions precedent have been satisfied: (a) Global Administrative Agent shall have received a certificate of ProLogis dated as of the Extension Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of ProLogis (i) providing evidence reasonably satisfactory to Global Administrative Agent that each Loan Party has taken all necessary action to authorize such extension and (ii) certifying that, before and after giving effect to such extension, (x) the representations and warranties contained in Article XI and the other Loan Documents are true and correct in all material respects on and as of the Extension Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 8.10, the representations and warranties contained in subsection (a) of Section 11.5 shall be deemed to refer to the most recent statements furnished pursuant to subsection (a) of Section 12.1, and (y) no Default exists before or after giving effect to such extension, and (b) Borrowers shall have paid to Global Administrative Agent, for the benefit of each Lender, an extension fee in an amount equal to 0.075% times such Lender’s Commitment, and Global Administrative Agent shall promptly remit such extension fee to each Lender upon receipt thereof. Upon the satisfaction of the conditions precedent set forth in this Section 8.10.2, Global Administrative Agent shall promptly confirm to Lenders such extension and the Extension Effective Date.
     8.11 Additional Affiliate Borrowers.
     8.11.1 Procedures for Adding Affiliate Borrowers. ProLogis may, upon at least fifteen (15) days’ prior written notice to the applicable Funding Agent (which shall promptly notify the Applicable Tranche Lenders) (or (x) such lesser period as may be agreed to by such Funding Agent or (y) such longer period as is determined by such Funding Agent to be reasonably necessary for the applicable parties to comply with any governmental or regulatory requirements), request that any Eligible Affiliate become an Affiliate Borrower by delivering to such Funding Agent (with a copy to Global Administrative Agent), in each case reasonably acceptable to such Funding Agent, (a) a Borrower Accession Agreement duly executed by ProLogis and such Eligible Affiliate that will, among other things, designate the applicable Tranche under which such Affiliate will be an Affiliate Borrower (the “Requested

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Tranche”), and (b) the following documents relating to such Eligible Affiliate: (i) an opinion of such Eligible Affiliate’s counsel reasonably acceptable to such Funding Agent (other than for Short Term Affiliate Borrowers and Property Fund Borrowers; provided that if any Property Fund Borrower has any outstanding Loans or L/C Obligations under this Agreement for one hundred and eighty (180) consecutive days, then such Borrower shall provide an opinion of such Borrower’s counsel reasonably acceptable to the applicable Funding Agent on or before the last day of such one hundred and eighty (180) day period); (ii) an officer’s certificate certifying (A) the Organization Documents of such Eligible Affiliate, (B) resolutions of such Eligible Affiliate’s Board of Directors or other governing body authorizing the execution, delivery, and performance of this Agreement and the other Loan Documents, as applicable, certified as being in full force and effect without modification or amendment, and (C) signatures and incumbency of officers of such Eligible Affiliate; (iii) certificates of existence and good standing for such Eligible Affiliate issued by its state of organization or the equivalent certificates, if any, from the applicable Governmental Authorities for any non-U.S. Eligible Affiliate; (iv) if the Requested Tranche is the Yen Tranche and the proposed Affiliate Borrower is not organized under the Laws of Japan, an explanation in reasonable detail as to why, in relation to the project in question, a TMK is not being used as an Additional Affiliate Borrower; and (v) any additional information regarding such Eligible Affiliate that the applicable Funding Agent or any Applicable Tranche Lender may reasonably request under Section 16.17 or 16.18, or otherwise. Upon receipt by the applicable Funding Agent of the items referenced in this Section 8.11, each in form and substance reasonably acceptable to such Funding Agent and its counsel, and subject to Section 8.11.3, such Eligible Affiliate shall become an Affiliate Borrower under the Requested Tranche and assume all the rights, benefits, and obligations of an Affiliate Borrower under such Requested Tranche unless on such date a Default exists and is continuing or would occur as a result of such Eligible Affiliate becoming an Affiliate Borrower. Furthermore, the applicable Funding Agent shall promptly notify each Applicable Tranche Lender of the addition of any Affiliate Borrower pursuant to this Section 8.11.1.
     8.11.2 Existing Borrowers. ProLogis may, upon at least fifteen (15) days’ prior written notice to the applicable Funding Agent (which shall promptly notify the Applicable Tranche Lenders) (or (x) such lesser period as may be agreed to by such Funding Agent or (y) such longer period as is determined by such Funding Agent to be reasonably necessary for the applicable parties to comply with any governmental or regulatory requirements), request that any existing Borrower under one Tranche become Borrower under a different Tranche by delivering to such Funding Agent (with a copy to Global Administrative Agent), in each case reasonably acceptable to such Funding Agent, (a) a Borrower Accession Agreement duly executed by ProLogis and such existing Borrower that will, among other things, designate the applicable Tranche under which such existing Borrower will also become a Borrower (the “Additional Tranche”), and (b) any information regarding such existing Borrower that the applicable Funding Agent or any Applicable Tranche Lender may reasonably request under Section 16.17 or 16.18, or otherwise. Upon receipt by the applicable Funding Agent of the items referenced in this Section 8.11.2, each in form and substance reasonably acceptable to such Funding Agent and its counsel, and subject to Section 8.11.3, such existing Borrower shall become a Borrower under the Additional Tranche unless on such date a Default exists or would occur as a result of such existing Borrower becoming a Borrower under the Tranche. Furthermore, the applicable Funding

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Agent shall promptly notify each Applicable Tranche Lender of the addition a Borrower under an Additional Tranche pursuant to this Section 8.11.2.
     8.11.3 Limitations. In addition to the conditions set forth in Sections 8.11.1 and 8.11.2, to the extent applicable, neither (a) an Eligible Affiliate which would qualify as a Foreign Borrower under the Requested Tranche in which it will be a Borrower, nor (b) an existing Borrower under one Tranche which would otherwise qualify as Foreign Borrower under the Additional Tranche, may be a Borrower under such Requested Tranche or Additional Tranche, as applicable, unless the applicable Funding Agent is reasonably satisfied that the addition of such Eligible Affiliate or existing Borrower to such Requested Tranche or Additional Tranche, as applicable, will not (i) violate any Laws, (ii) cause the representations set forth in Section 16.18 to be inaccurate, (iii) materially impair the ability of Applicable Tranche Lenders to assign their Commitments or Loans under such Requested Tranche or Additional Tranche, as applicable, or (iv) have any other material adverse effect on the Applicable Tranche Lenders. Notwithstanding the foregoing, the provisions of this Section 8.11.3 (other than clause (i) above) shall not be conditions to an Eligible Affiliate that is organized under the Laws of a Participating Member State becoming a Euro Borrower.
     8.11.4 Qualification Status. Upon the delivery of a notice by the applicable Funding Agent of a request by ProLogis to add an Eligible Affiliate as a Borrower or to add an existing Borrower to an Additional Tranche pursuant to Section 8.11.1 or 8.11.2, as applicable, the applicable Funding Agent shall request that each Applicable Tranche Lender represent and warrant to ProLogis and Funding Agent as to whether such Applicable Tranche Lender is capable of making a Committed Loan to such Eligible Affiliate without the imposition of any withholding taxes. Each Lender agrees that it shall respond to any such request within three (3) Business Days; provided that if an Applicable Tranche Lender does not respond within the required time period, then the applicable Funding Agent may deem such Applicable Tranche Lender to be unable to make a Committed Loan to such Eligible Affiliate without the imposition of a withholding tax. Furthermore, Global Administrative Agent may revise Annex 2 to the Assignment and Assumption reflecting a new Borrower or the addition of a Borrower to an Additional Tranche.
     8.12 Reallocation of Commitments.
     8.12.1 Reallocation Procedures. Global Administrative Agent may, from time to time during the Availability Period at the written request of ProLogis (which request shall also be sent to each Funding Agent of an affected Tranche) (a “Reallocation Request”), increase the Aggregate Tranche Commitment under one Tranche with a corresponding reduction of the Aggregate Tranche Commitment under a different Tranche by (a) utilizing the Pre-Approved Reallocations of certain Lenders (each a “Pre-Approved Lender”), or (b) reallocating the Commitment of any Lender (each an “Allocating Lender”), subject to the following conditions:
     (i) at the time of such Reallocation Request, ProLogis specifies which Tranche shall be increased and which Tranche shall be decreased, and whether any Pre-Approved Reallocation shall be utilized in such reallocation;

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     (ii) the amount of the increase in a Tranche shall be equal to the Foreign Currency Equivalent amount of the corresponding decrease in the other Tranche;
     (iii) each Allocating Lender and Pre-Approved Lender satisfies the requirements of an Eligible Assignee under the Tranche in which the Aggregate Tranche Commitment is being increased;
     (iv) each Allocating Lender acknowledges in writing to Global Administrative Agent and ProLogis that it has agreed that its Commitment will be reallocated hereunder (which acknowledgment shall be made in such Lender’s sole discretion); provided that a Pre-Approved Reallocation shall be effective without any further acceptances under this Section 8.12 by a Lender that has agreed to a Pre-Approved Reallocation;
     (v) any request for a reallocation shall be in a minimum amount agreed to by the applicable Funding Agents;
     (vi) ProLogis may make a maximum of one (1) request per calendar quarter;
     (vii) with respect to an increase of an Aggregate Tranche Commitment under a Tranche made available to a Dutch Borrower or under the Euro Tranche, each Allocating Lender and Pre-Approved Lender must qualify as a PMP upon providing the increase in its Commitment;
     (viii) with respect to an increase of the Aggregate Tranche Commitment under the Yen Tranche, each Allocating Lender and each Pre-Approved Lender must qualify as an institution that may make Loans to a TMK under Japanese Laws upon providing the increase of its Commitment;
     (ix) no reduction in any Aggregate Tranche Commitment shall be permitted if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Tranche Outstandings under such Tranche would exceed the Aggregate Tranche Commitment under such Tranche;
     (x) the amount of the increase in the applicable Aggregate Tranche Commitment shall be in a minimum Dollar Equivalent amount of $5,000,000;
     (xi) no Default exists; and
     (xii) unless otherwise agreed among the applicable Funding Agent, the affected Lender and the applicable Borrowers (which agreement may include a phase-in of the applicable increase and/or Interest Periods with any agreed-upon length), the applicable Borrowers shall prepay any Committed Loans outstanding on the Reallocation Effective Date (and pay any additional amounts required pursuant to Section 9.5) to the extent necessary to keep the

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outstanding Committed Loans in the affected Tranches ratable with any revised Applicable Tranche Percentages arising from any nonratable increase or decrease in any Commitments of any Lenders under this Section 8.12.
     8.12.2 Effectiveness of Reallocation. Upon the request of Global Administrative Agent, each Funding Agent of an affected Tranche shall provide to Global Administrative Agent a new Schedule 2.1 for its Tranche reflecting any proposed reallocation. In addition, Global Administrative Agent, the applicable Funding Agents, and ProLogis shall determine the effective date (the “Reallocation Effective Date”) of such reallocation, provided that any Pre-Approved Reallocations shall be effective no more than ten (10) Business Days after the relevant Reallocation Request, and Global Administrative Agent shall promptly notify ProLogis and the affected Funding Agents of the Reallocation Effective Date. After any Reallocation Effective Date and the receipt of a revised Schedule 2.1 (if requested by Global Administrative Agent) from each applicable Funding Agent, Global Administrative Agent shall promptly provide to each Lender in the affected Tranches and to ProLogis a new Schedule 2.1 for the affected Tranches.
     8.13 Increase in Commitments.
     8.13.1 Increase Procedures. From time to time after the Closing Date to the Maturity Date, ProLogis may, by written request (an “Increase Request”) to Global Administrative Agent and the Funding Agents for each affected Tranche, increase any Aggregate Tranche Commitment by (a) admitting additional Lenders hereunder (each a “Subsequent Lender”) or (b) increasing the Commitment of any existing Lender (each an “Increasing Lender”), subject to the following conditions:
     (i) at the time of such Increase Request, ProLogis specifies its requested allocation of the requested increase in the Aggregate Tranche Commitments to each Tranche;
     (ii) each Subsequent Lender is an Eligible Assignee;
     (iii) each Subsequent Lender (x) executes and delivers to Global Administrative Agent a Joinder Agreement in the form of Exhibit J (a copy of which Global Administrative Agent will deliver to each applicable Funding Agent);
     (iv) each Increasing Lender executes and delivers to Global Administrative Agent an increase certificate substantially in the form of Exhibit K (a copy of which Global Administrative Agent will deliver to each applicable Funding Agent);
     (v) the amount of all increases in the Aggregate Tranche Commitments pursuant to this Section 8.13 shall not exceed the Dollar Equivalent of $500,000,000 in the aggregate; it being understood that in determining the aggregate increase amount for purposes of this clause (v), each increase amount shall equal the Dollar Equivalent amount of such

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increase amount as determined on the corresponding effective date of the increase in the Aggregate Tranche Commitments;
     (vi) with respect to an increase of the Aggregate Tranche Commitment under a Tranche made available to a Dutch Borrower, each Subsequent Lender and Increasing Lender is a PMP;
     (vii) with respect to an increase of the Yen Aggregate Commitments, each Subsequent Lender shall be an institution from which a TMK may, pursuant to the Laws of Japan, borrow money;
     (viii) each increase in an Aggregate Tranche Commitment shall be in a minimum amount of $5,000,000;
     (ix) no admission of any Subsequent Lender shall increase the Commitment of any existing Lender without the written consent of such Lender;
     (x) no Default exists; and
     (xi) unless otherwise agreed among the applicable Funding Agent, the affected Lenders, and the applicable Borrowers (which agreement may include a phase-in of the applicable increase and/or Interest Periods with any agreed-upon length), the applicable Borrowers shall prepay any Committed Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 9.5) to the extent necessary to keep the outstanding Committed Loans in the affected Tranches ratable with any revised Applicable Tranche Percentages arising from any nonratable increase or decrease in any Commitments of any Lender under this Section 8.13.
     8.13.2 Effectiveness of Increase. Upon the request of Global Administrative Agent, the Funding Agent of each affected Tranche shall provide to Global Administrative Agent a new Schedule 2.1 for such Tranche reflecting the Applicable Tranche Percentage of the Lenders under such Tranche after giving effect to the proposed increase pursuant to this Section 8.13. In addition, Global Administrative Agent, the applicable Funding Agents, and ProLogis shall determine the effective date (the “Increase Effective Date”) of each increase in an Aggregate Tranche Commitment under this Section 8.13, and Global Administrative Agent shall promptly notify ProLogis, the affected Funding Agents, and each Lender of the Increase Effective Date. After the Increase Effective Date and receipt of a revised Schedule 2.1 (if requested by Global Administrative Agent) from each applicable Funding Agent, Global Administrative Agent shall promptly provide to each Lender and to ProLogis a new Schedule 2.1 to this Agreement.
     8.13.3 Conflicting Provisions. This Section shall supersede any provisions in Sections 8.9 or 16.1 to the contrary.

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     8.14 Establishment of Supplemental Tranche.
     8.14.1 Supplemental Tranche Request. At the time of any Increase Request under Section 8.13, ProLogis may from time to time request, with the same approval requirements of the Increase Request (each such request, a “Supplemental Tranche Request”), certain Lenders to provide a supplemental tranche for loans in which the primary currency of such supplemental tranche is not one of the currencies set forth in the definition of “Primary Currency” at the time of such Supplemental Tranche Request (each such new Tranche, a “Supplemental Tranche”).
     8.14.2 Supplemental Addendums. Each Supplemental Tranche Request shall be made in the form of an addendum substantially in the form of Exhibit H-1 (a “Supplemental Addendum”) and sent to Global Administrative Agent and shall set forth (a) the proposed Primary Currency and Alternative Currencies of such Supplemental Tranche, (b) the proposed Supplemental Primary Location, (c) the proposed interest types and rates for such Supplemental Tranche, (d) the type and amount of any subfacilities of such Supplemental Tranche, (e) the proposed borrowers under such Tranche, and (f) any other specific terms of such Supplemental Tranche that ProLogis deems necessary; provided that the availability period and maturity of any loans under the Supplemental Tranche shall be the same as the U.S. Tranche. Promptly after a Supplemental Tranche Request, ProLogis shall, subject to the approval of Global Administrative Agent (which shall not be unreasonably withheld or delayed) appoint the proposed Funding Agent for such requested Supplemental Tranche.
     8.14.3 Conditions to Supplemental Tranche. As conditions precedent to the addition of a Supplemental Tranche to this Agreement, (a) each of the conditions set forth in Section 8.13 must be satisfied and there must be an increase in the Aggregate Tranche Commitments, (b) each Lender providing a commitment under the Supplemental Tranche must be an Increasing Lender or Subsequent Lender, and each Lender providing a commitment under a Supplemental Tranche to a Dutch Borrower must qualify as a PMP, (c) each Lender providing a commitment under such Supplemental Tranche, the proposed Funding Agent for such Supplemental Tranche, and Global Administrative Agent must execute the requested Supplemental Addendum or RMB Addendum, as applicable, (d) each of the proposed borrowers under such Supplemental Tranche shall be an existing Borrower or shall have complied with Section 8.11, and (e) any other documents or certificates that shall be reasonably requested by Global Administrative Agent in connection with the addition of the Supplemental Tranche shall have been delivered Global Administrative Agent in form and substance reasonably satisfactory to Global Administrative Agent.
     8.14.4 RMB Loan Agreements. Supplemental Tranches may be established from time to time for certain Eligible Affiliates in China pursuant to one or more RMB Loan Agreements. Upon (a) notice to Global Administrative Agent of the establishment of an RMB Loan Agreement, (b) the execution by ProLogis of an RMB Addendum substantially in the form of Exhibit H-2 (an “RMB Addendum”) with respect to such RMB Loan Agreement, (c) the satisfaction of the conditions set forth in Section 8.14.3, and (d) the determination of the Supplemental Tranche Effective Date in accordance with Section 8.14.5, such RMB Loan Agreement shall be deemed to be a Supplemental Tranche hereunder.

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     8.14.5 Effectiveness of Supplemental Tranche. If a Supplemental Tranche Request is accepted in accordance with this Section, Global Administrative Agent, the applicable Funding Agent, and ProLogis shall determine the effective date of such Supplemental Tranche (the “Supplemental Tranche Effective Date”) and the final allocation of such Supplemental Tranche. Global Administrative Agent shall promptly distribute a revised Schedule 2.1 to each Lender reflecting such new Supplemental Tranche and notify each Lender of the Supplemental Tranche Effective Date.
ARTICLE IX
TAXES, YIELD PROTECTION AND ILLEGALITY
     9.1 Taxes.
     9.1.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Credit Party, receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions and (c) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     9.1.2 Indemnification by Borrowers. The applicable Borrower shall indemnify each Credit Party, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid or payable by such Credit Party on or with respect to any payment made to such Credit Party by or on account of such Borrower hereunder or under any other Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or an L/C Issuer (with a copy to Global Administrative Agent), or by Global Administrative Agent on its own behalf or on behalf of a Lender or L/C Issuer, shall be conclusive absent demonstrable error.
     9.1.3 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to Global Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Global Administrative Agent.
     9.1.4 Status of Lenders. Any Foreign Lender or Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which

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a Borrower is resident for tax purposes or is otherwise subject to tax, or any treaty to which any such jurisdiction is a party or which otherwise benefits such Lender, with respect to payments hereunder or under any other Loan Document shall deliver to ProLogis (with a copy to Global Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by ProLogis or Global Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by ProLogis or Global Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by ProLogis or Global Administrative Agent as will enable ProLogis or Global Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States or otherwise subject to tax in the United States, any Non-U.S. Lender shall deliver to ProLogis and Global Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of ProLogis or Global Administrative Agent or an applicable Funding Agent, but only if such Non-U.S. Lender is legally entitled to do so), whichever of the following is applicable:
     (a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
     (b) duly completed copies of Internal Revenue Service Form W-8ECI,
     (c) duly completed copies of Internal Revenue Service Form W-8IMY,
     (d) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (e) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit ProLogis to determine the withholding or deduction required to be made.
     Without limiting the obligations of Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to Global Administrative Agent, each applicable Funding Agent, or ProLogis, as such Agent or ProLogis shall reasonably request,

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on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authority under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction.
     Each Lender shall promptly (i) notify Global Administrative Agent and each applicable Funding Agent of any change in circumstances which would modify or render invalid any claimed exemption from or reduction of Taxes or other Taxes, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each Borrower shall promptly deliver to the applicable Credit Party, as such Credit Party shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Credit Party under such Laws in connection with any payment by such Credit Party of Indemnified Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     9.1.5 Exemption Representation.
     (a) Each Lender represents and warrants (such Lender’s “Exemption Representation”) to the Borrowers that, as of the date of this Agreement or, in the case of a Person that becomes a Lender after the Closing Date, as of the date such Person becomes a party hereto (and, in the case of a Lender that agrees to make Loans under a Tranche, as of the date such agreement become effective), except as specified in writing to Global Administrative Agent, the applicable Funding Agent and ProLogis prior to the date of the applicable Exemption Representation, it is entitled to receive payments from each Borrower under each Tranche with respect to which it has a commitment to make Loans without any reduction or withholding in respect of any Indemnified Taxes or Other Taxes and without any amount being required to be paid by any applicable Borrower pursuant to Section 9.1.2; provided that the Exemption Representation shall not apply to any withholding tax imposed at any time on payments made by or on behalf of a Foreign Obligor.
     (b) Notwithstanding any other provision of this Agreement, no Borrower shall be obligated to pay any amount under this Section 9.1 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if (i) such Lender’s Exemption Representation had been accurate or (ii) such Lender had complied with its obligations under Section 9.1.4.
     9.1.6 Treatment of Certain Refunds. If any Credit Party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by

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any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund), net of all reasonable out-of- pocket expenses of such Credit Party, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of such Credit Party, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Credit Party in the event such Credit Party is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Credit Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     9.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans in any currency, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any applicable currency in the applicable interbank market, then, on notice thereof by such Lender to ProLogis through the applicable Funding Agent, any obligation of such Lender to make, continue or convert Loans to Eurocurrency Rate Loans in the affected currency shall be suspended until such Lender notifies Global Administrative Agent and ProLogis that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to the applicable Funding Agent), prepay or, if applicable and such Loans are denominated in Dollars under the U.S. Tranche, Canadian Dollars under the Canadian Tranche, Yen under the Yen Tranche or Euro under the Euro Tranche, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, ABR Rate Loans, or Substitute Rate Loans, as applicable, either on the last day of the Interest Period therefor or on such earlier date on which such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
     9.3 Inability to Determine Rates
     9.3.1 Determination of Rates. If the Tranche Required Lenders determine for their Tranche (other than with respect to the Euro Tranche) that for any reason in connection with any request for Eurocurrency Rate Loans or BA Rate Loans or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable interbank market for the currency, amount and Interest Period for such Loans, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate or BA Rate, as applicable, for the requested Interest Period for such Loans, or (c) the Eurocurrency Rate or BA Rate, as applicable, for any requested Interest Period for such Loans does not adequately and fairly reflect the cost to such Lenders of funding such Loans for the requested Interest Period, the applicable Funding Agent will promptly so notify ProLogis, each Borrower in the affected Tranche and each Lender in the affected Tranche. Thereafter, the obligation of such Lenders to make or maintain Eurocurrency Rate Loans or BA Rate Loans in the affected currency or currencies for the applicable Interest Period in the affected Tranche shall be

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suspended until such Funding Agent (upon the instruction of the applicable Tranche Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or BA Rate Loans, as applicable, in the affected currency or currencies or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans under the U.S. Tranche or ABR Rate Loans under the Canadian Tranche or the Yen Tranche, as applicable, in the amount specified therein, and with respect to Loans under the U.S. Tranche and the Yen Tranche, such Loans shall be converted to the Primary Currency of the such Tranche in the Foreign Currency Equivalent amount of such Loans to the extent such Loans are not in the Primary Currency of the applicable Tranche at such time.
     9.3.2 Market Disruptions. (a) If Euro Lenders (including any applicable Fronting Lenders) constituting at least thirty-five percent (35%) of the Euro Aggregate Commitments or if the Euro Aggregate Commitments have been terminated, Euro Lenders holding in the aggregate at least thirty-five percent (35%) of the Euro Total Outstandings determine that a requested Borrowing or continuation is affected by an event of the type described in Section 9.3.1(a), (b) or (c), or (b) if the Eurocurrency Rate is to be determined by reference to Reference Banks at or about 11:00 a.m., Brussels time, on the determination date for the Interest Period applicable to a Borrowing or continuation, and none of the Reference Banks supplies a rate for the purpose of determining the Eurocurrency Rate for such Borrowing or continuation, then Euro Funding Agent will promptly so notify ProLogis, each Euro Borrower, and each Euro Lender of such event. Thereafter, the obligation of Euro Lenders to make or maintain Eurocurrency Rate Loans in the currency of the requested Borrowing or continuation for the affected currency shall be suspended until Euro Funding Agent (upon the instruction Euro Required Lenders) revokes such notice. Upon receipt of such notice, ProLogis may revoke any pending request for a Euro Committed Borrowing or continuation in the affected currency, or, failing that, will be deemed to have converted such request into a request for a Euro Committed Borrowing of Substitute Rate Loans denominated in Euro, and any Euro Committed Loans that are not denominated in Euro and are affected by this provision shall be converted to Euro in the Euro Equivalent amount of such Euro Loans at such time.
     9.4 Increased Costs Generally.
     9.4.1 Increased Costs. If any Change in Law shall:
     (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Credit Party (except (i) any reserve requirement contemplated by Section 9.4.5 and (ii) any amount included in the Mandatory Cost, other than as set forth below);
     (b) subject any Credit Party to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Credit

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Party in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 9.1 and the imposition of, or any change in the rate of, any Excluded Tax);
     (c) result in the Mandatory Cost, as calculated hereunder, not representing the cost to any Credit Party of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Loans; or
     (d) impose on any Credit Party or any applicable interbank market any other condition, cost or expense affecting this Agreement or any Loans made by such Credit Party or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Loan (or of maintaining its obligation to make any Loan), or to increase the cost to such Credit Party of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or any other amount) then, upon request of such Credit Party, ProLogis will pay (or cause the applicable Borrower to pay) to such Credit Party, such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.
     9.4.2 Capital Requirements. If any Credit Party determines that any Change in Law affecting such Credit Party or any Lending Office of such Credit Party or such Credit Party’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement, the Commitments of such Credit Party or the Loans made by, or participations in Letters of Credit held by, such Credit Party, or the Letters of Credit issued by such Credit Party, to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time ProLogis will pay (or cause the applicable Borrower to pay) to such Credit Party, such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.
     9.4.3 Certificates for Reimbursement. Any Credit Party requesting compensation pursuant to this Section 9.4 shall deliver to ProLogis (with a copy to Global Administrative Agent) a certificate setting forth in reasonable detail the basis for such request and a calculation of the amount necessary to compensate such Credit Party or its holding company, as the case may be, as specified in Section 9.4.1 or 9.4.2 above, and any such certificate shall be conclusive absent demonstrable error. ProLogis shall pay (or cause the applicable Borrower to pay) such Credit Party the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     9.4.4 Additional Reserve Requirements. Each applicable Borrower shall pay to each Lender, (a) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently

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known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), and (b) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided each applicable Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to Global Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable fifteen (15) days from receipt of such notice.
     9.4.5 Limitations on Lender Claims. Notwithstanding the foregoing provisions of this Section 9.4, no Lender shall be entitled to compensation for any cost, increased costs or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of a nature with which banks generally are expected or accustomed to comply).
     9.5 Compensation for Losses. Each Borrower agrees that it will, from time to time, compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by such Lender as a result of:
     (a) any continuation, conversion, payment or prepayment of any Loan of such Lender to such Borrower (other than a Base Rate Loan or ABR Rate Loan) on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan of (or to be made by) such Lender to such Borrower (other than a Base Rate Loan or ABR Rate Loan) on the date or in the amount notified by such Borrower;
     (c) any failure by such Borrower to make payment of any Loan or reimbursement obligation under any Letter of Credit (or interest due thereon) in the currency in which such Loan or reimbursement obligation is denominated; or
     (d) any assignment of a Eurocurrency Rate Loan or BA Rate Loan of such Lender to such Borrower on a day other than the last day of the Interest Period therefor as a result of a request by ProLogis pursuant to Section 16.13;

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including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loans or from fees payable to terminate the deposits from which such funds were obtained or, solely in the case of subsection (c) above, any foreign exchange losses (but excluding any loss of anticipated profits).
     For purposes of calculating amounts payable by a Borrower to a Lender under this Section 9.5, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
Any Lender requesting compensation pursuant to this Section 9.5 shall deliver to the applicable Borrower (with copies to ProLogis, Global Administrative Agent and the applicable Funding Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. The applicable Borrower shall pay the applicable Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     9.6 Mitigation Obligations; Replacement of Lenders.
     9.6.1 Designation of a Different Lending Office. If any Credit Party requests compensation under Section 9.4, or any Borrower is required to pay any additional amount to any Credit Party or any Governmental Authority for the account of any Credit Party pursuant to Section 9.1, or if any Credit Party gives a notice pursuant to Section 9.2, then such Credit Party shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Credit Party, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 9.1 or 9.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 9.2, and (b) in each case, would not subject such Credit Party to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Credit Party. ProLogis hereby agrees to pay (or to cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Credit Party in connection with any such designation or assignment.
     9.6.2 Delay in Requests. Failure or delay on the part of any Credit Party to demand compensation pursuant to Section 9.1, 9.4 or 9.5 shall not constitute a waiver of such Credit Party’s right to demand such compensation, provided that no Borrower shall be required to compensate a Credit Party pursuant to any such Section for any Indemnified Taxes, Other Taxes, increased cost, reduction in return, funding loss or other amount (any of the foregoing, a “Compensation Amount”) incurred or suffered more than six (6) months prior to the date that such Credit Party notified ProLogis of the Change in Law or other event giving rise to such Compensation Amount and of such Credit Party’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such Compensation Amount is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).

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     9.6.3 Replacement of Lenders. If any Lender requests compensation under Section 9.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.1, ProLogis may replace such Lender in accordance with Section 16.13.
     9.7 Qualified Lender Status. If a Lender notifies the applicable Funding Agent (orally or in writing ) that it is a Qualified Lender with respect to the imposition of a withholding tax, and (a) such Qualified Lender is subject to withholding taxes immediately prior to and after the funding of the applicable Loan, and (b) there were Fronting Lenders available to make such Loan on behalf of such Lender as set forth in Section 2.2.2(b) or 4.2.2(b), as applicable, then the applicable Borrower shall not be required to pay any withholding taxes imposed on the payments to such Lender on account of such Loan. Furthermore, each Funding Agent shall be permitted to rely solely on any notices, certificates, or Assignment and Assumptions provided by any Lender regarding its status as a Qualified Lender, and such Funding Agent shall not be required to independently verify such Lender’s status or request any updates from such Lender as to whether it remains a Qualified Lender at the time of any request for a Credit Extension. Notwithstanding the foregoing, this Section 9.7 shall not limit any right or remedy of any Lender under this Article IX with respect to any Loan to the extent such Lender ceases to be a Qualified Lender due to a Change in Law after the funding of such Loan.
     9.8 Survival. All obligations under this Article IX shall survive termination of the Aggregate Tranche Commitments and repayment of all other Obligations hereunder.
ARTICLE X
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     10.1 Conditions of Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
     10.1.1 Documents. Global Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to each Agent and each Lender:
     (a) executed counterparts of this Agreement, the Parent Guaranty, each Subsidiary Guaranty, the Security Agency Agreement, and each Pledge Agreement, sufficient in number for distribution to each Agent and ProLogis;
     (b) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Global Administrative Agent may reasonably require evidencing the identity, authority and capacity of the Responsible Officers thereof authorized to execute and deliver the Loan Documents to which such Loan Party is a party;

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     (c) such documents and certifications as Global Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed in the jurisdiction of its organization or formation;
     (d) favorable opinions of each of the law firms listed on Schedule 10.1, as counsel to the Loan Parties as identified on Schedule 10.1, addressed to each Agent, each L/C Issuer, and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as Global Administrative Agent may reasonably request;
     (e) a certificate of a Responsible Officer of each Loan Party either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party, and the validity against such Loan Party, of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required;
     (f) a certificate signed by a Responsible Officer of ProLogis certifying (i) that the conditions specified in Sections 10.2.1 and 10.2.2 have been satisfied; (ii) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (iii) the current Moody’s Rating, S&P Rating, and Fitch Rating;
     (g) evidence that each Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under any Existing Credit Agreement have been or concurrently with the Closing Date are being released or assigned hereunder;
     (h) such other assurances, certificates, documents, consents or opinions as any Agent, any L/C Issuer, the Swing Line Lenders, or any Tranche Required Lenders reasonably may require; and
     (i) with respect to each Borrower that is a TMK, a certified copy of such Borrower’s plan of securitization.
     10.1.2 Fees. Any fees required to be paid on or before the Closing Date shall have been paid.
     10.1.3 Expenses. Unless waived by Global Administrative Agent, ProLogis shall have paid all fees, charges and disbursements of counsel to Global Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between ProLogis and Global Administrative Agent).
     10.1.4 Closing Deadline. The Closing Date shall have occurred on or before October 15, 2005.

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Without limiting the generality of the provisions of Section 15.4, for purposes of determining compliance with the conditions specified in this Section 10.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Global Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
     10.2 Conditions to all Credit Extensions. The obligation of each Lender to honor any request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans or BA Rate Loan) is subject to the following conditions precedent:
     10.2.1 Representations and Warranties. The representations and warranties of (a) Borrowers contained in Article XI and (b) each Loan Party contained in each other Loan Document or in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 10.2, the representations and warranties contained in subsections (a) and (b) of Section 11.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 12.1.
     10.2.2 Default. No Default shall exist or would result from such proposed Credit Extension or the application of the proceeds thereof.
     10.2.3 Request for Credit Extension. The applicable Funding Agent and, if applicable, an L/C Issuer or a Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
     10.2.4 Market Events Affecting Alternative Currencies. In the case of a Credit Extension to be denominated in an Alternative Currency of the applicable Tranche, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the applicable Funding Agent, the applicable Tranche Required Lenders (in the case of any Loans to be denominated in an Alternative Currency under such Tranche) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency under such Tranche) would make it impracticable for such Credit Extension to be denominated in the relevant Alternative Currency under such Tranche.
Each request for a Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to another Type or a continuation of Eurocurrency Rate Loans or BA Rate Loans) submitted by ProLogis shall be deemed to be a representation and warranty that the conditions specified in Sections 10.2.1 and 10.2.2 have been satisfied on and as of the date of the applicable Credit Extension.

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ARTICLE XI
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to the Credit Parties that:
     11.1 Existence, Qualification and Power; Compliance with Laws. Each Company (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     11.2 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Consolidated Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Company is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     11.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     11.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.
     11.5 Financial Statements.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Companies as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the

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period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) all material Liabilities of the Companies as of the date thereof.
     (b) The unaudited consolidated balance sheet of the Companies dated March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Companies as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     11.6 Litigation. As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any of Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 11.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     11.7 No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     11.8 Ownership of Property; Liens. ProLogis and each of its Consolidated Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     11.9 Environmental Compliance. Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Companies have reasonably concluded that, except as specifically disclosed in Schedule 11.9, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     11.10 Insurance. The properties of each Company are insured with financially sound and reputable insurance companies not Affiliates of ProLogis, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company conducts business; provided that any Company may maintain insurance with an insurance company that is an Affiliate of ProLogis, to the extent such insurance company is reasonably acceptable to Global Administrative Agent and to the extent such self-insurance is permitted by the jurisdiction under which such Company operates, solely for the purpose of covering up to $10,000,000 of any applicable insurance claim.

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     11.11 Taxes. Each Company has filed all Federal and other material state, provincial, and other Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against ProLogis or any Consolidated Subsidiary that would, if made, have a Material Adverse Effect.
     11.12 Pension Law Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of ProLogis, nothing has occurred which would prevent, or cause the loss of, such qualification. ProLogis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.
     (b) There are no pending or, to the best knowledge of any Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. Neither ProLogis nor any other Borrower has knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither ProLogis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither ProLogis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither ProLogis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA.
     11.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

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     (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) No Company nor any Person Controlling any Company (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     11.14 Disclosure. Each Borrower has disclosed to the Credit Parties all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to any Credit Party in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     11.15 Compliance with Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     11.16 Dutch Banking Act. Each Dutch Borrower is in compliance with the Dutch Banking Act and any regulations issued pursuant thereto (including, but not limited to, the Policy Guidelines and Exemption Regulation).
     11.17 Solvency. Each Borrower is, and after giving effect to all Obligations hereunder will be, Solvent.
     11.18 Exemption from ERISA; Plan Assets. The assets of each Company are not “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Plan.
ARTICLE XII
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:

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     12.1 Financial Statements. ProLogis shall deliver to Global Administrative Agent, in form and detail satisfactory to Global Administrative Agent:
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of ProLogis (commencing with the fiscal year ended December 31, 2005), a consolidated balance sheet of the Companies as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Global Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; and
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of ProLogis (commencing with the fiscal quarter ended June 30, 2005), a consolidated balance sheet of the Companies as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of ProLogis’ fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the corresponding fiscal quarter of the previous fiscal year and statements of income or operation and cash flows the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of ProLogis as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Companies, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 12.2(d), ProLogis shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     12.2 Certificates; Other Information. ProLogis shall deliver to Global Administrative Agent, in form and detail satisfactory to Global Administrative Agent:
     (a) concurrently with the delivery of each set of financial statements referred to in Section 12.1(a), an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of ProLogis as of the date thereof and the consolidated results of operations of ProLogis for the fiscal year then ended;
     (b) concurrently with the delivery of each set of financial statements referred to in Sections 12.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of ProLogis;

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     (c) promptly after any request by Global Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of trustees (or the audit committee of the board of trustees) of ProLogis by independent accountants in connection with the accounts or books of ProLogis or any other Company, or any audit of any of them;
     (d) promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC); and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of any Company (and to the extent available to a Company, any other Borrower), or compliance with the terms of the Loan Documents, as Global Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 12.1(a) or (b) or Section 12.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on ProLogis’ website on the Internet at the website address listed on Schedule 16.2; or (ii) on which such documents are posted on ProLogis’ behalf on an Internet or intranet website, if any, to which each Credit Party has access (whether a commercial, third-party website or whether sponsored by Global Administrative Agent); provided that: (A) ProLogis shall deliver paper copies of such documents to Global Administrative Agent that requests ProLogis to deliver such paper copies until a written request to cease delivering paper copies is given by Global Administrative Agent and (B) ProLogis shall notify Global Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to Global Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance ProLogis shall be required to provide paper copies of the Compliance Certificates required by Section 6.2.2 to Global Administrative Agent. Except for such Compliance Certificates, Global Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by ProLogis with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
ProLogis hereby acknowledges that (a) Agents and/or the Arrangers will make available to each Lender and the L/C Issuers materials and/or information provided by or on behalf of ProLogis hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to ProLogis or its securities) (each, a “Public Lender”). ProLogis hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” ProLogis shall be deemed to have authorized each Credit Party to treat such Borrower Materials as not containing any material

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non-public information with respect to ProLogis or its securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 16.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Agents and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, ProLogis shall have no obligation to mark any Borrower Materials “PUBLIC”.
     12.3 Notices. ProLogis shall promptly notify Global Administrative Agent:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (ii) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by Borrower or any Consolidated Subsidiary (except to the extent disclosed in financial statements provided pursuant to Section 12.1, including the footnotes to such financial statements);
     (e) of the occurrence of any Internal Control Event; and
     (f) promptly upon receipt by ProLogis of notice thereof, and in any event within five (5) Business Days after any change in the Moody’s Rating, the S&P Rating, or the Fitch Rating, notice of such change.
Each notice pursuant to this Section 12.3 shall be accompanied by a statement of a Responsible Officer of ProLogis setting forth details of the occurrence referred to therein and stating what action ProLogis has taken and proposes to take with respect thereto. Each notice pursuant to Section 12.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached. Global Administrative Agent shall promptly notify Lenders of any notice received under this Section 12.3.
     12.4 Payment of Obligations. ProLogis shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor, or (b) the failure to pay and discharge Liabilities could not reasonably be expected to result in a Material Adverse Effect.

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     12.5 Preservation of Existence, Etc. ProLogis shall, and shall cause each other Loan Party to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 13.4 or 13.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     12.6 Maintenance of Properties. ProLogis shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     12.7 Maintenance of Insurance. ProLogis shall, and shall cause each other Company to, maintain with financially sound and reputable insurance companies not Affiliates of ProLogis, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company conducts business; provided that any Company may maintain insurance with an insurance company that is an Affiliate of ProLogis, to the extent such insurance company is reasonably acceptable to Global Administrative Agent and to the extent such self-insurance is permitted by the jurisdiction under which such Company operates, solely for the purpose of covering up to $10,000,000 of any applicable insurance claim.
     12.8 Compliance with Laws. ProLogis shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     12.9 Books and Records. ProLogis shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare ProLogis’ financial statements in conformity with GAAP consistently applied.
     12.10 Inspection Rights. Upon reasonable request, and subject to Section 16.7, ProLogis shall, and shall cause each other Company to, allow any Agent (or its Related Parties who may be accompanied by a Related Party of one (1) or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that ProLogis or the applicable Eligible Affiliate is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time upon reasonable notice, during normal business hours; provided that unless a Default has occurred and is continuing and except in the case of Global Administrative Agent and its Related Parties, such inspections shall be at the applicable Credit Party’s sole cost and expense.

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     12.11 Use of Proceeds. Each Borrower shall use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document, provided that Yen Borrowers shall only use the proceeds of Yen Credit Extensions denominated in Yen for (a) refinancing obligations under the agreement referred to in clause (b) of the definition of Existing Credit Agreements, (b) funding the acquisition and development of Properties, or the acquisition of beneficial interests in Properties, in Japan, (c) funding the acquisition of preferred Stock in entities held in a Japan Properties Fund and (d) working capital and other general corporate purposes in connection with the Companies’ operations in Japan.
     12.12 REIT Status. ProLogis shall, at all times, qualify as a REIT (including its organization and method of operations and those of its Consolidated Subsidiaries).
     12.13 Guaranties.
     (a) Pursuant to the Parent Guaranty, ProLogis shall Guarantee the Obligations of all Affiliate Borrowers.
     (b) ProLogis shall cause each Affiliate Borrower (other than any Property Fund Borrower and any Short Term Affiliate Borrower) and each Major Subsidiary to execute a Subsidiary Guaranty (provided that, a Major Subsidiary shall only be required to execute such Subsidiary Guaranty on the Closing Date and thereafter within thirty days (30) after the end of each fiscal quarter during the term of this Agreement) that Guarantees the Obligations under each Tranche except to the extent that the Guarantee of such Obligations (i) is prohibited by the Laws of the jurisdiction in which such Affiliate Borrower or Major Subsidiary, as applicable, is organized or (ii) would result in material adverse tax Liabilities to ProLogis, such Affiliate Borrower, or such Major Subsidiary; provided that, except for PLD Europe Finance B.V. and ProLogis U.K. Funding II B.V., no Affiliate Borrower or Major Subsidiary that is organized under the Laws of the United Kingdom or a Participating Member State shall be required to execute a Subsidiary Guaranty. On the Closing Date, ProLogis shall cause each Affiliate Borrower and each Major Subsidiary listed on Schedule 12.13 to execute a Subsidiary Guaranty that Guarantees the Obligations under each Tranche listed on such Schedule 12.13.
     12.14 Collateral. On the Closing Date and thereafter within thirty days (30) after the end of each fiscal quarter during the term of this Agreement, ProLogis shall cause each Company to grant to Collateral Agent, for the benefit of all Designated Senior Debt, on a pari passu basis, a first-priority Lien in all Indebtedness (a) in excess of $1,000,000 payable to such Company by each Consolidated Subsidiary that does not Guarantee all of the Obligations, and (b) in excess of $25,000,000 payable to such Company by each Unconsolidated Affiliate (and its Consolidated Subsidiaries), in each case except to the extent that the granting of such Lien (x) is not permitted by applicable Laws or (y) would result in material adverse tax Liabilities to ProLogis or such Company; provided that, except for PLD Europe Finance B.V., ProLogis U.K. Funding B.V. and ProLogis U.K. Funding II B.V. (in each case to the extent such Company is required to grant a Lien pursuant to the foregoing provisions of this Section 12.14), no Company that is organized under the Laws of the United Kingdom or a Participating Member State shall be required to grant any Lien to Collateral Agent pursuant to this Section 12.14. On the Closing Date, ProLogis shall, and shall cause each other Company listed on Schedule 12.14 to, grant to Collateral Agent, for the benefit of all

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Designated Senior Debt, on a pari passu basis, a first-priority Lien in all Indebtedness listed on such Schedule 12.14.
     12.15 Claims Pari Passu. Each Loan Party shall ensure that at all times the claims of the Credit Parties under the Loan Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors other than those claims that are preferred by Debtor Relief Laws.
ARTICLE XIII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding:
     13.1 Investments. ProLogis shall not permit, as of any date, the Companies’ aggregate direct and indirect Investments in raw land, Non-Industrial Properties, and Refrigerated Warehouse Properties (including the Companies’ Share of all such Investments of Unconsolidated Affiliates of the Companies) to exceed in the aggregate twenty-five percent (25%) of Total Asset Value.
     13.2 Secured Indebtedness; Subsidiary Indebtedness.
     (a) ProLogis shall not permit the aggregate amount of all Secured Debt (including the Companies’ Share of all Secured Debt of Unconsolidated Affiliates of the Companies) at any time outstanding to exceed twenty-five percent (25%) of Total Asset Value.
     (b) ProLogis shall not permit any Consolidated Subsidiary to incur Indebtedness in respect of any publicly-traded debt securities (“Public Debt”); provided that (i) any Consolidated Subsidiary may incur Permitted Subsidiary Public Debt (as defined below); and (ii) any Consolidated Subsidiary may incur additional Public Debt that does not (at the time of issuance or at any time thereafter unless such Public Debt becomes Permitted Subsidiary Public Debt) constitute Designated Senior Debt so long as, after giving effect to such incurrence, the aggregate outstanding principal amount (without duplication if any such Public Debt is guaranteed by any other Consolidated Subsidiary) of all Public Debt (other than Permitted Subsidiary Public Debt) of all Consolidated Subsidiaries would not exceed the Dollar Equivalent of $750,000,000. For purposes of the foregoing, “Permitted Subsidiary Public Debt” means any Public Debt (i) issued by a Consolidated Subsidiary that is a Subsidiary Guarantor or (ii) issued pursuant to documentation that (A) provides (initially or via amendment) that, upon the occurrence of the Trigger Date, the trustee or other relevant party that is to receive payments on behalf of the holders of such Public Debt agrees that it will turn over such payments to Collateral Agent for sharing in accordance with the terms of the Security Agency Agreement and (B) otherwise is in form reasonably satisfactory to Global Administrative Agent.
     13.3 Fundamental Changes. ProLogis shall not, and shall not permit any other Company or other Borrower to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:

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     (a) any Consolidated Subsidiary may merge with ProLogis, provided that ProLogis shall be the continuing or surviving Person;
     (b) any Consolidated Subsidiary may merge with any one or more other Consolidated Subsidiaries, provided that if any party to such merger was a Subsidiary Guarantor, then the continuing or surviving Person must be a Subsidiary Guarantor; and
     (c) any Company (other than ProLogis or any other Borrower) may be voluntarily dissolved or liquidated under the laws of its jurisdiction of organization (excluding any Debtor Relief Law).
     13.4 Dispositions. ProLogis shall not, and shall not permit any other Company to, make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of similar replacement property;
     (c) Dispositions of property by any Consolidated Subsidiary to ProLogis or another Consolidated Subsidiary; provided that if the transferor of such property is a Borrower or a Guarantor, the transferee thereof must either be a Borrower or a Guarantor;
     (d) Dispositions permitted by Section 13.3;
     (e) leases of Properties in the ordinary course of business;
     (f) Dispositions of Refrigerated Warehouse Properties (and of Consolidated Subsidiaries that own primarily Refrigerated Warehouse Properties);
     (g) sales or other transfers of assets to Property Funds; and
     (h) other sales or other transfers of assets during any period of four (4) consecutive fiscal quarters having a fair market value of not more than twenty percent (20%) of the fair market value of all assets of the Companies as of the first (1st) day of such period or, if greater, immediately prior to such sale or transfer;
provided that any Disposition pursuant to clauses (a), (b), (f), (g) and (h) shall be for fair market value.
     13.5 Restricted Payments. ProLogis shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

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     (a) any Consolidated Subsidiary may make Restricted Payments to ProLogis or another Consolidated Subsidiary;
     (b) so long as no Default exists of would result therefrom, any Consolidated Subsidiary may make Restricted Payments to any other Person that owns an Equity Interest in such Consolidated Subsidiary, so long as payments are concurrently made ratably to all holders of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (c) any Company may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (d) any Company may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
     (e) ProLogis may purchase, redeem or otherwise acquire any of its Equity Interests; provided that (i) no Default exists before or after giving effect to such purchase, redemption or other acquisition, and (ii) the aggregate purchase price, redemption price or other acquisition price of all such purchases, redemptions or other acquisitions shall not exceed $400,000,000 in the aggregate during the term of this Agreement; and
     (f) ProLogis may make Permitted Distributions.
     13.6 Change in Nature of Business. ProLogis shall not, and ProLogis shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies or Catellus and its subsidiaries on the date hereof or any business substantially related or incidental thereto.
     13.7 Transactions with Affiliates. ProLogis shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of ProLogis, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to such Borrower or such Company as would be obtainable by such Borrower or such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries and Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.

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     13.8 Negative Pledge Agreements; Burdensome Agreements.
     (a) ProLogis shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that ProLogis or any Company that is an Affiliate Borrower or Subsidiary Guarantor shall be prohibited from granting to Global Administrative Agent, for the benefit of the Credit Parties, a first-priority Lien in any Unencumbered Property with Adjusted EBITDA that is used in the calculation of Unencumbered Debt Service Coverage Ratio; provided that the foregoing shall not apply to restrictions in any Designated Senior Debt that require that any Liens in any property, assets, or revenues of any Company secure such Designated Senior Debt on a pari passu basis. Nothing herein should be construed as creating a Lien.
     (b) ProLogis shall not permit any Consolidated Subsidiary to enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of such Consolidated Subsidiary) that limits the ability of such Consolidated Subsidiary to make Restricted Payments to any Company.
     13.9 Use of Proceeds. Borrowers shall not use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     13.10 Financial Covenants.
     13.10.1 Consolidated Net Worth. ProLogis shall not permit Consolidated Net Worth at any time to be less than the sum of (a) $2,500,000,000, and (b) an amount equal to seventy percent (70%) of the aggregate increases in Shareholders’ Equity after the date hereof by reason of the issuance and sale of Equity Interests of any Company (other than (x) the issuance and sale of preferred Equity Interests in substitution and replacement of other preferred Equity Interests that ProLogis redeemed or otherwise acquired pursuant to a Permitted Redemption to the extent that the net proceeds from such issuance and sale do not exceed the amount of such Permitted Redemption and (y) issuances to a Company), including upon any conversion of debt securities of any Company into such Equity Interests.
     13.10.2 Consolidated Leverage Ratio. ProLogis shall not permit the Consolidated Leverage Ratio at any time to be greater than the Maximum Leverage Ratio.
     13.10.3 Fixed Charge Coverage Ratio. ProLogis shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.75 to 1.0.
     13.10.4 Unencumbered Debt Service Coverage Ratio. ProLogis shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.75 to 1.0.

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     For purposes of calculating the covenants set forth in this Section 13.10, the amount included in such calculations with respect to any Qualified Bridge Loan as a result of ProLogis’ or any other Company’s guaranty of such Qualified Bridge Loan shall be limited to the Companies’ Share of such Qualified Bridge Loan from the date of incurrence of such Qualified Bridge Loan until the date that is one hundred and twenty (120) days after the incurrence thereof so long as no default or event of default has occurred and is continuing under such Qualified Bridge Loan.
ARTICLE XIV
EVENTS OF DEFAULT AND REMEDIES
     14.1 Events of Default. Any of the following shall constitute an “Event of Default”:
     14.1.1 Non-Payment. Any Borrower or any other Loan Party fails to pay (a) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (b) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (c) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document.
     14.1.2 Specific Covenants. ProLogis (or, if applicable, any other Loan Party) fails to perform or observe any term, covenant or agreement contained in any of Section 12.10, 12.13, 13.2, 13.5, or 13.10.
     14.1.3 Other Defaults. ProLogis (or, if applicable, any other Loan Party) fails to perform or observe any other covenant or agreement (not specified in Section 14.1.1 or 14.1.2 above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (less, in the case of Section 12.3, the number of days between the date a Responsible Officer of ProLogis obtained knowledge of such failure and the date that notice thereof is given pursuant to Section 12.3) after the first to occur of (a) a Responsible Officer of ProLogis obtaining knowledge of such failure or (b) ProLogis’ receipt of notice from Global Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding thirty (30) additional days) as may be reasonably necessary to cure such failure so long as ProLogis (or the applicable Loan Party) commences such cure within such thirty (30) day period and diligently prosecutes same until completion.
     14.1.4 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; provided that no Event of Default shall occur under this Section 14.1.4 by reason of any representation by a Borrower set out in Section 11.16 being untrue as a result of a representation under Section 16.18.2 by a Lender as to its status as a PMP being untrue.

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     14.1.5 Cross-Default.
     (a) Any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000; or
     (b) Any Company fails to observe or perform any other agreement or condition relating to or in respect of any Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating to the same, or any other event occurs, the effect of which default or other event is to cause Indebtedness having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
     (c) There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (i) any event of default under such Swap Contract as to which any Borrower or any Consolidated Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (ii) any Termination Event (as so defined) under such Swap Contract as to which any Borrower or any Consolidated Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by any Borrower or such Consolidated Subsidiary as a result thereof is greater than $50,000,000.
     14.1.6 Insolvency Proceedings, Etc. Any Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Company or to all or any material part of its property is instituted without the consent of such Company and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.
     14.1.7 Inability to Pay Debts; Attachment. (a) Any Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Company and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.

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     14.1.8 Judgments. There is entered against any Company (a) a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (b) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
     14.1.9 ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (b) ProLogis or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.
     14.1.10 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.
     14.1.11 Change of Control. (a) A Change of Control occurs or (b) ProLogis shall cease to own Equity Interests of any Affiliate Borrower unless all Loans of such Affiliate Borrower have been paid in full.
     14.1.12 Plan Assets. The assets of any Borrower at any time constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation).
     14.1.13 Insolvency Proceedings in Japan. Any Company which is incorporated or established in Japan takes any corporate or legal actions, or any other action or legal proceeding is commenced against such Company for the purpose of winding-up, dissolution, liquidation, administration or re-organization or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of all or any material part of its revenues and assets (unless such winding-up, dissolution, liquidation, administration, re-organization or appointment is permitted under this Agreement or is otherwise carried out in connection with a reconstruction or amalgamation when solvent, on terms previously approved by Global Administrative Agent) under any domestic or foreign bankruptcy, insolvency, receivership or similar Law now or hereafter in effect (including, under Japanese Law, any corporate action or proceedings relating to the commencement of bankruptcy proceedings (hasan tetsuzuki), the commencement of civil rehabilitation proceedings (minji saisei tetsuzuki), the commencement of corporate reorganization proceedings (kaisha kosei tetsuzuki), the commencement of company arrangement (kaisha seiri) or the commencement of special liquidation (tokubetsu seisan));

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provided that there shall be no Event of Default under this Section 14.1.13, to the extent any such action or proceeding is not initiated by, at the request of, or with the agreement of, such Company and such action, legal proceeding or appointment continues undischarged or unstayed for a period ending on the earlier of (a) thirty (30) days after commencement or, if earlier, the date on which such proceeding is advertised and (b) a judgment to commence proceedings (or preservative order) has been made in relation to the matter in respect of which the action, proceeding or appointment was initiated.
     14.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Global Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
     (c) require that each Borrower Cash Collateralize its respective L/C Obligations (in an amount equal to the then Outstanding Amount of such L/C Obligations); and
     (d) exercise on behalf of itself and each Lender all rights and remedies available to it and Lenders under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of any L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of each Borrower to Cash Collateralize its respective L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Global Administrative Agent or any Lender.
     14.3 Application of Funds.
     (a) Any amount applied to the Obligations of a Borrower during the existence of an Event of Default but prior to the Trigger Date shall be applied, first, to the fees and expenses of the applicable Agents to the extent then due and payable and such Borrower has liability therefor, and, then, to the Obligations of such Borrower specified by the Required Lenders; provided that, so long as no Event of Default exists under Section 14.1.1, no amount shall be applied in a manner that results in an Event of Default under Section 14.1.1 if such payment could be applied in a manner that would not result in such an Event of Default.

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     (b) Any amount applied to the Obligations of a Borrower on and after the Trigger Date shall be applied to such Obligations as set forth in the Security Agency Agreement.
ARTICLE XV
AGENTS
     15.1 Appointment and Authority.
     (a) Each Lender and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as Global Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes Global Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to Global Administrative Agent and Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
     (b) Each U.S. Lender and each U.S. L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as U.S. Funding Agent hereunder and under the other Loan Documents and authorizes U.S. Funding Agent to take such actions on its behalf and to exercise such powers as are delegated to U.S. Funding Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
     (c) Each Canadian Lender hereby irrevocably appoints Bank of America, acting through its Canada branch, to act on its behalf as Canadian Funding Agent hereunder and under the other Loan Documents and authorizes Canadian Funding Agent to take such actions on its behalf and to exercise such powers as are delegated to Canadian Funding Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
     (d) Each Euro Lender and each Euro L/C Issuer hereby irrevocably appoints ABN AMRO to act on its behalf as Euro Funding Agent hereunder and under the other Loan Documents and authorizes Euro Funding Agent to take such actions on its behalf and to exercise such powers as are delegated to Euro Funding Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
     (e) Each Yen Lender and each Yen L/C Issuer hereby irrevocably appoints SMBC to act on its behalf as Yen Funding Agent hereunder and under the other Loan Documents and authorizes Yen Funding Agent to take such actions on its behalf and to exercise such powers as are delegated to Yen Funding Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
     (f) Each KRW Lender hereby irrevocably appoints SMBC to act on its behalf as KRW Funding Agent hereunder and under the other Loan Documents and authorizes KRW Funding Agent to take such actions on its behalf and to exercise

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such powers as are delegated to KRW Funding Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
     The provisions of this Article are solely for the benefit of Agents, Lenders, and L/C Issuers, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.
     15.2 Rights as a Lender. Any Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Any Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with ProLogis and its Affiliate as if such Person were not an Agent hereunder and without any duty to account therefor to Lenders.
     15.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:
     (a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number, percentage or group of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for failure to disclose, any information relating to ProLogis or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates.
No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number, percentage or group of Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 16.1 and 14.2) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by ProLogis, a Lender or an L/C Issuer.
No Agent shall be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (other than its own statements, warranties and representations), (2) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (3) the performance or observance of any of the covenants, agreements or other terms or

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conditions set forth herein or therein or the occurrence of any Default, (4) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (5) the satisfaction of any condition set forth in Article X or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.
     15.4 Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or any L/C Issuer, each Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless such Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Any Agent may consult with legal counsel (who may be counsel for the Companies), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     15.5 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.
     15.6 Resignation of Global Administrative Agent. Global Administrative Agent may at any time give notice of its resignation to each Funding Agent, Lenders, each L/C Issuer and ProLogis. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with ProLogis, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of a bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after retiring Global Administrative Agent gives notice of its resignation, then retiring Global Administrative Agent may on behalf of Lenders and L/C Issuer, appoint a successor Global Administrative Agent meeting the qualifications set forth above; provided that if Global Administrative Agent shall notify ProLogis and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) retiring Global Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Global Administrative Agent on behalf of Lenders or L/C Issuer under the Loan Documents, the retiring Global Administrative Agent shall continue to hold such collateral security until such time as a successor Global Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through Global Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the

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Required Lenders appoint a successor Global Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Global Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Global Administrative Agent, and the retiring Global Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by ProLogis to a successor Global Administrative Agent shall be the same as (but without duplication with) those payable to its predecessor unless otherwise agreed between ProLogis and such successor. After the retiring Global Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 16.4 shall continue in effect for the benefit of such retiring Global Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Global Administrative Agent was acting as Global Administrative Agent.
     15.7 Resignation of Funding Agents. Each Funding Agent may at any time give notice of its resignation as Funding Agent for a Tranche to the Lenders with commitments in such Tranche, Global Administrative Agent and ProLogis. Upon receipt of any such notice of resignation, Global Administrative Agent shall have the right, in consultation with ProLogis, to appoint a successor, which shall be a bank with an office in the applicable jurisdiction of the affected Tranche, or an Affiliate of a bank with an office in the applicable jurisdiction of the affected Tranche. If no such successor shall have been so appointed by Global Administrative Agent and shall have accepted such appointment within thirty (30) days after the retiring Funding Agent gives notice of its resignation, then the retiring Funding Agent may on behalf of the applicable Lenders appoint a successor Funding Agent for the applicable Tranche meeting the qualifications set forth above; provided that if Funding Agent shall notify Global Administrative Agent, ProLogis and the applicable Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Funding Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents with respect to the applicable Tranche and (2) all payments, communications and determinations provided to be made by, to or through such Funding Agent with respect to such Tranche shall instead be made by or to Global Administrative Agent directly, until such time as Global Administrative Agent appoints a successor Funding Agent for such Tranche as provided for above in this Section. Upon the acceptance of a successor’s appointment as the applicable Funding Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Funding Agent with respect to the applicable Tranche, and the retiring Funding Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents with respect to such Tranche (if not already discharged therefrom as provided above in this Section). The fees payable by ProLogis to a successor Funding Agent (including, if applicable, to Global Administrative Agent for any period) shall be the same as (but without duplication of) those payable to its predecessor unless otherwise agreed between ProLogis and such successor. After the retiring Funding Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 16.4 shall continue in effect for the benefit of such retiring Funding Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Funding Agent was acting as a Funding Agent.

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Any resignation by (a) U.S. Funding Agent pursuant to this Section shall also constitute its resignation as a U.S. L/C Issuer, a Fronting Lender, and U.S. Swing Line Lender, (b) Canadian Funding Agent pursuant to this Section shall also constitute its resignation as a Canadian L/C Issuer, (c) Euro Funding Agent pursuant to this Section shall also constitute its resignation as a Euro L/C Issuer, Fronting Lender and Euro Swing Line Lender, and (d) Yen Funding Agent pursuant to this Section shall also constitute its resignation as a Yen L/C Issuer and a Fronting Lender.
If any Person resigns as an L/C Issuer under this Section, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Committed Loans or fund risk participations in unreimbursed amounts). If any Person resigns as a Fronting Lender or Swing Line Lender under this Section, it shall retain all the rights of a Fronting Lender or Swing Line Lender provided for hereunder with respect to Fronting Loans or Swing Line Loans, as applicable, made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Committed Loans or fund risk participations of such outstanding Loans (in the original currency of such Loans).
Upon the acceptance of a successor’s appointment as the applicable Funding Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, Fronting Lender and Swing Line Lender (to the extent such Funding Agent maintained these roles immediately prior to is resignation) under the applicable Tranche, (b) the applicable retiring L/C Issuer, Fronting Lender and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents under the applicable Tranche, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit under the applicable Tranche, if any, outstanding at the time of such succession or make other arrangements satisfactory to such retiring L/C Issuer to effectively assume the obligations of such retiring L/C Issuer with respect to such Letters of Credit.
     15.8 Non-Reliance on Agents and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     15.9 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Global Syndication Agent, Global Documentation Agent, Global Joint Book Runners, Global Joint Lead Arrangers, or Tranche Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in their capacities, as applicable, as an Agent, a Lender or an L/C Issuer hereunder.
     15.10 Global Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment,

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composition or other judicial proceeding relative to any Loan Party, Global Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Global Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, L/C Issuers, and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, L/C Issuers, and Agents and their respective agents and counsel and all other amounts due Lenders, L/C Issuers, and Agents under Sections 7.9, 7.10, 8.5, and 16.4) allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to Global Administrative Agent and, in the event that Global Administrative Agent shall consent to the making of such payments directly to Lenders and L/C Issuers, to pay to Global Administrative Agent any amount due to Global Administrative Agent under Sections 8.5 and 16.4.
Nothing contained herein shall be deemed to authorize Global Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Global Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     15.11 Collateral and Guaranty Matters. Lenders and L/C Issuers irrevocably authorize Collateral Agent at its option and in its discretion:
     (a) to release any Lien on any property granted to or held by Collateral Agent under any Loan Document or release any Guarantor, from its obligations under its Guaranty, in each case as permitted by the Security Agency Agreement;
     (b) to release any Lien on any property granted to or held by Collateral Agent under any Loan Document (i) upon termination of all of the Aggregate Tranche Commitments and payment in full of all Obligations (other than contingent indemnification obligations that are not yet due and payable) and the expiration or termination of all Letters of Credit (or other provisions for the payment of the obligations of the applicable Borrower with respect thereto reasonably satisfactory to the applicable L/C Issuer), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 16.1, if approved, authorized or ratified in writing by the necessary Lenders; and

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     (c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be an Affiliate Borrower or a Major Subsidiary as a result of a transaction permitted hereunder.
     Upon request by Collateral Agent or any other Agent at any time, the Required Lenders or the applicable Tranche Required Lenders will confirm or deny in writing such Agent’s authority to release its interest in particular types or items of property.
     15.12 Security Agency Agreement. Each Lender authorizes Global Administrative Agent to execute and deliver the Security Agency Agreement on behalf of such Lender, and each Lender acknowledges that, upon such execution and delivery by Global Administrative Agent, such Lender will be a “Credit Party” under, and shall be bound by all of the provisions of, the Security Agency Agreement as if it were a signatory thereto. Each Lender acknowledges that (a) it and its counsel have had an opportunity to review the Security Agency Agreement prior to the Closing Date (or, in the case of any Lender that becomes a party hereto after the Closing Date, prior to becoming a Lender hereunder); and (b) pursuant to the Security Agency Agreement, it may be required to (and each Lender agrees that under the applicable circumstances set forth in the Security Agency Agreement) return to Collateral Agent (or to Global Administrative Agent for delivery to Collateral Agent) amounts paid to such Lender for application to the Obligations.
ARTICLE XVI
MISCELLANEOUS
     16.1 Amendments, Etc. Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by ProLogis or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and ProLogis or the applicable Loan Party, as the case may be, and acknowledged by Global Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (a) to the extent an amendment or waiver of any provision of this Agreement or any other Loan Document only affects a specific Tranche, then such amendment or waiver shall be effective with the written consent of the applicable Tranche Required Lenders and ProLogis and acknowledged by Global Administrative Agent and the applicable Funding Agent; and (b) no amendment, waiver or consent shall:
     (i) extend or increase the Commitment (except for adjustments from time to time in accordance with this Agreement) of any Lender (or reinstate any Commitment of any Lender terminated pursuant to Section 14.2) without the written consent of such Lender;
     (ii) postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under

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any other Loan Document, without the written consent of each Lender and/or Agent directly affected thereby; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest or Letter of Credit Fees at the Default Rate;
     (iv) change Section 8.9 or Section 14.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;
     (v) amend the definition of “Alternative Currency” for any Tranche without the written consent of each Applicable Tranche Lender;
     (vi) change any provision of this Section 16.1, the definition of “Required Lenders”, the definition of “Tranche Required Lenders” or any of the definitions listed in the definition of “Tranche Required Lenders” or any other provision hereof specifying the number or percentage of the aggregate Lenders (or of the Lenders in a particular Tranche) required to amend, waive or otherwise modify any rights hereunder (or under such Tranche) or make any determination or grant any consent hereunder (or under such Tranche) without the written consent of each Lender (or each Lender in such Tranche);
     (vii) authorize Collateral Agent to release ProLogis from the ProLogis Guaranty, any Major Subsidiary from any Subsidiary Guaranty (except to the extent permitted by Section 15.11(c)) , or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranties without the written consent of each Lender; and;
     (viii) authorize Collateral Agent to release all or substantially all of the Collateral in any transaction or series of related transactions without the written consent of each Lender;
and provided, further, that (A) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer in addition to Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (B) no amendment, waiver or consent shall, unless in writing and signed by the applicable Swing Line Lender or Fronting Lender in addition to Lenders required above, affect the rights or duties of such Swing Line Lender or such Fronting Lender, as applicable, under this Agreement; and (C) no amendment, waiver or consent shall, unless in writing and signed by the applicable Agent in addition to Lenders required above, affect the rights or duties of such Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
Notwithstanding the foregoing, any changes to any definitions in the Loan Documents pursuant to a Supplemental Addendum that do not adversely affect any Lenders (other than Lenders party to the

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Supplemental Addendum) shall be effective upon the execution of such Supplemental Addendum pursuant to Section 8.14. For purposes of this paragraph, the addition of a Supplemental Tranche shall not be deemed as having an adverse affect on any Lender, so long as the requirements of Section 8.14 have been satisfied.
16.2 Notices; Effectiveness; Electronic Communication.
     16.2.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (a) if to Borrowers, any Agent, any L/C Issuer or any Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 16.2; and
     (b) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 16.2.2 , shall be effective as provided in such Section 16.2.2.
     16.2.2 Electronic Communications. Notices and other communications to Lenders and any L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Global Administrative Agent and the applicable Funding Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or any L/C Issuer, as applicable, has notified Global Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Global Administrative Agent or ProLogis may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless Global Administrative Agent (in consultation with Funding Agents) otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to

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have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
     16.2.3 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or any Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     16.2.4 Delivery to Funding Agents. Global Administrative Agent’s obligation hereunder to deliver any information to any Lender may be satisfied by delivering the required notice to the applicable Funding Agent, on behalf of such Lender, and such Funding Agent agrees to promptly deliver such notices to the necessary Lender.
     16.2.5 Change of Address, Etc. Any Borrower, Agent, L/C Issuer or Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to ProLogis, Global Administrative Agent and the applicable Funding Agent. In addition, each Lender agrees to notify Global Administrative Agent and each applicable Funding Agent from time to time to ensure that such Agents have on record (a) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender. Notwithstanding the foregoing, neither Global Administrative Agent nor any Funding Agent shall change the location of Global Administrative Agent’s Office with respect to any currency or Funding Agent’s Office, as applicable, if such change would result in increased costs to the applicable Borrowers.

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     16.2.6 Reliance by Agents, L/C Issuers and Lenders. Agents, L/C Issuers and Lenders shall be entitled to rely and act upon any notice (including any telephonic Committed Loan Notice or Swing Line Loan Notice) purportedly given by or on behalf of any Borrower even if (a) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify each Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with any Agent may be recorded by such Agent, and each of the parties hereto hereby consents to such recording.
     16.2.7 Notice from Funding Agents to Global Administrative Agent. On or before the fifth (5th) Business Day of each calendar month, each Funding Agent shall deliver to Global Administrative Agent a schedule, in form reasonably satisfactory to Global Administrative Agent, setting forth the Aggregate Tranche Commitment of the applicable Tranche, the Outstanding Amounts under such Tranche, and all outstanding Letters of Credit, Fronting Loans of each Fronting Lender, and Swing Line Loans, if any, under such Tranche in the applicable currency of such amounts or, at Global Administrative Agent’s request, in the Foreign Currency Equivalent of such amounts, in each case as of the end of the calendar month most recently ended. Furthermore, upon the request of Global Administrative Agent, each Funding Agent shall promptly deliver to Global Administrative Agent copies of all notices it has received under this Agreement from any Borrower or Lender, including all Committed Loan Notices, to the extent requested by Global Administrative Agent. The parties hereto agree Global Administrative Agent may deem such information from each Funding Agent as conclusive absent demonstrable error, and Global Administrative Agent shall have no liability for omissions or errors in the reports delivered by a Funding Agent.
     16.3 No Waiver; Cumulative Remedies. No failure by any Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     16.4 Expenses; Indemnity; Damage Waiver.
     16.4.1 Costs and Expenses. ProLogis shall pay (a) all reasonable out-of-pocket expenses incurred by any Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for such Agent), in connection with (x) the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and (y) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that ProLogis shall have no liability under clause (x) for any fees, charges, or disbursements of any counsel other than

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Haynes and Boone, LLP, Clifford Chance, Kim & Chang, Borden Ladner Gervais, and any other counsel selected by the applicable Agent and approved by ProLogis (such approval not to be unreasonably withheld or delayed) and (b) all reasonable out-of-pocket expenses incurred by any Agent, any Lender or any L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for any Agent, any Lender or any L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of any Agent, any Lender or any L/C Issuer, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Loans or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations arising hereunder.
     16.4.2 Indemnification by Borrowers. ProLogis shall indemnify each Agent, each Arranger, Global Syndication Agent (and any sub-agents thereof), each Lender, and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Global Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (b) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Eligible Affiliate, or any Environmental Liability related in any way to any Borrower or any Eligible Affiliates, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by ProLogis or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by ProLogis or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if ProLogis or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

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     16.4.3 Reimbursement by Lenders. To the extent that ProLogis for any reason fails to indefeasibly pay any amount required under Section 16.4.1 or 16.4.2 to be paid by it to any Agent (or any sub-agent thereof), any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent), such L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Global Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) or such L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for any Agent (or any such sub-agent) or any L/C Issuer in connection with such capacity. The obligations of Lenders under this Section 16.4.3 are subject to the provisions of Section 8.9.
     16.4.4 Indemnification by Funding Agents. Each Funding Agent shall indemnify Global Administrative Agent and Collateral Agent (and any sub-agent thereof), and each Related Party of any of the foregoing Persons (each such Person being called an “Agent Indemnitee”) against, and hold each Agent Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Agent Indemnitee) incurred by any Agent Indemnitee or asserted against any Agent Indemnitee by any third party or by any Borrower or any other Loan Party to the extent such losses, claims, damages, liabilities and related expenses arise from the action of such Funding Agent, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of such Funding Agent; provided that such indemnity shall not, as to any Agent Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee or any of its Related Parties or (y) result from a claim brought by such Funding Agent against an Agent Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Funding Agent has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     16.4.5 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

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     16.4.6 Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     16.4.7 Survival. The agreements in this Section shall survive the resignation of any Agent and any L/C Issuer, the replacement of any Lender, the termination of the Aggregate Tranche Commitments and the repayment, satisfaction or discharge of all other Obligations.
     16.5 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to any Agent, any L/C Issuer, any Fronting Lender or any Lender, or any Agent, any Fronting Lender, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Agent, any L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each applicable Lender severally agrees to pay to the applicable Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by such Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     16.6 Successors and Assigns.
     16.6.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 16.6.2, (b) by way of participation in accordance with the provisions of Section 16.6.4 of this Section, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 16.6.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in Section 16.6.4 and, to the extent expressly contemplated hereby, the Related Parties of Agents, L/C Issuer and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing, any Borrower may assign its rights under this Agreement to a Short Term Affiliate Borrower that assumes the assigning Borrower’s obligations hereunder.
     16.6.2 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this

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Section 16.6.2, participations in L/C Obligations, in Swing Line Loans, and in Fronting Loans) at the time owing to it); provided that
     (a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the applicable Funding Agent (with a copy to Global Administrative Agent) or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (i) $5,000,000 for assignments of Loans or Commitments denominated in Dollars, (ii) EUR 5,000,000 for assignments of Loans or Commitments denominated in EUR, (iii) £5,000,000 for assignments of Loans or Commitments denominated in Sterling, (iv) ¥500,000,000 for assignments of Loans or Commitments denominated in Yen, (v) Cdn$5,000,000 for assignments of Loans or Commitments denominated in Canadian Dollars, (vi) KRW 5,000,000,000 for assignments of Loans or Commitments denominated in KRW, and (vii) the amount set forth in any Supplemental Tranche for any other currencies, unless the applicable Funding Agent, and, so long as no Event of Default has occurred and is continuing, ProLogis otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (b) each partial assignment under a particular Tranche shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Tranche with respect to the Loans or the Commitment assigned, except that this clause (b) shall not apply to rights in respect of Swing Line Loans and Fronting Loans;
     (c) any assignment of a Commitment under any Tranche must be approved by the applicable Funding Agent, each applicable L/C Issuer and the applicable Swing Line Lender (each such approval not to be unreasonably withheld or delayed) unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);
     (d) to the extent that a Lender is assigning any portion of its Commitment or Loans under more than one Tranche, then such Lender must submit a separate Assignment and Assumption for each Tranche and each such assignment shall be deemed a separate assignment under this Section 16.6; and
     (e) the parties to each assignment shall execute and deliver to the applicable Funding Agent (with a copy to Global Administrative Agent) an

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Assignment and Assumption, together with a processing and recordation fee payable to such Funding Agent in the amount (which fee is not an obligation of any Loan Party), if any, required as set forth in Schedule 16.6, and the Eligible Assignee, if it is not a Lender, shall deliver to the applicable Funding Agent (with a copy to Global Administrative Agent) an Administrative Questionnaire.
Subject to acceptance and recording thereof by the applicable Funding Agent pursuant to Section 16.6.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 9.1, 9.4, 9.5, and 16.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 16.6.4.
     16.6.3 Register. Each Funding Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at such Funding Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in each Register shall be conclusive, and Borrowers, Global Administrative Agent, each Funding Agent, and Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by any party to this Agreement at any reasonable time and from time to time upon reasonable prior notice.
     16.6.4 Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or any Agent, sell participations to any Person (other than a natural person or ProLogis or any of ProLogis’ Affiliates or any Eligible Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans and/or Fronting Loans) owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrowers, Agents, Lenders and L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or

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instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 16.1 that affects such Participant. Subject to Section 16.6.5, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 9.1, 9.4 and 9.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 16.6.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 16.8 as though it were a Lender, provided such Participant agrees to be subject to Section 8.9 as though it were a Lender.
     16.6.5 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 9.1 or 9.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with ProLogis’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 9.1 unless ProLogis is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 9.1.6 as though it were a Lender.
     16.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     16.6.7 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     16.6.8 Resignation as an L/C Issuer, Fronting Lender or a Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Agent or any Fronting Lender assigns all of its Commitment and Loans pursuant to Section 16.6.2 above, such Agent or Fronting Lender, as applicable, may, (a) upon thirty (30) days’ notice to ProLogis and Lenders in the affected Tranche, resign as an L/C Issuer and/or (b) upon thirty (30) days’ notice to ProLogis and Lenders in the affected Tranche, resign as a Fronting Lender and/or (c) upon thirty (30) days’ notice to ProLogis and Lenders in the affected Tranche, resign as a Swing Line Lender. In the event of any such resignation as an L/C Issuer, Fronting Lender, or a Swing Line Lender, ProLogis shall be entitled to appoint from among Lenders a successor L/C Issuer, Fronting Lender, or Swing Line Lender hereunder; provided that no failure by ProLogis to appoint any such successor shall affect the resignation of such Agent as an L/C Issuer, Fronting Lender, or a Swing Line Lender, as the case may be. If any Person resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued

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by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require Lenders to make Committed Loans or fund risk participations in unreimbursed amounts). If any Lender resigns as a Fronting Lender or Swing Line Lender, it shall retain all the rights of a Fronting Lender or Swing Line Lender provided for hereunder with respect to Fronting Loans or Swing Line Loans, as applicable, made by it and outstanding as of the effective date of such resignation, including the right to require Lenders to make Committed Loans or fund risk participations of such outstanding Loans (in the original currency of such Loans). Upon the appointment of a successor L/C Issuer, Fronting Lender, and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges, obligations, and duties of the retiring L/C Issuer, Fronting Lender, or Swing Line Lender, as the case may be, and (ii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit issued by the resigning L/C Issuer, if any, outstanding at the time of such succession or make other arrangements satisfactory to such Agent to effectively assume the obligations of such Agent with respect to such Letters of Credit.
     16.7 Treatment of Certain Information; Confidentiality. Each Credit Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of ProLogis or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.
For purposes of this Section, “Information” means all information received from ProLogis, any Borrower, or any Consolidated Subsidiary relating to ProLogis, any Borrower, or any Consolidated Subsidiary or any of their respective businesses, other than any such information that is available to the applicable Credit Party on a nonconfidential basis from a source other than ProLogis, any Borrower or any Consolidated Subsidiary.
Each Credit Party acknowledges that (1) the Information may include material non-public information concerning ProLogis, any Borrower, or any Consolidated Subsidiary, as the case may be, (2) it has developed compliance procedures regarding the use of material non-public information and (3) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     16.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and

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from time to time, after obtaining the prior written consent of Global Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify ProLogis and Global Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     16.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by any Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     16.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 10.1, this Agreement shall become effective when Global Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each party hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     16.11 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a

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particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     16.12 Replacement of Lenders. If any Lender requests compensation under Section 9.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 9.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then ProLogis may, at its sole expense and effort, upon notice to such Lender and Global Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 16.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) ProLogis shall have paid (or caused an Affiliate Borrower to pay) to Global Administrative Agent the assignment fee specified in Section 16.6.2;
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 9.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 9.4 or payments required to be made pursuant to Section 9.1, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling ProLogis to require such assignment and delegation cease to apply.
     16.13 Additional Fronting Lenders. At any time after the Closing Date, ProLogis may make a request to Global Administrative Agent that any existing Lender act as an additional Fronting Lender. Upon Global Administrative Agent’s approval that such Lender may act as a Fronting Lender, Global Administrative Agent shall promptly notify such Lender of such request. Upon the agreement by the applicable Lender to act as a Fronting Lender, such Lender shall become a Fronting Lender hereunder with a Fronting Commitment in an amount agreed to by ProLogis, Global Administrative Agent, and such Fronting Lender, and Global Administrative Agent shall promptly notify ProLogis and each Agent of such additional Fronting Lender and such Fronting Lender’s Fronting Commitment.

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     16.14 GOVERNING LAW; JURISDICTION; ETC.
     16.14.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     16.14.2 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     16.14.3 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 16.14.2. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     16.14.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 16.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     16.15 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN

163	Global Senior Credit Agreement

DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     16.16 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as defined below) and Global Administrative Agent and U.S. Funding Agent (each for itself and not on behalf of any Lender) hereby notify Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or such Agent, as applicable, to identify such Borrower in accordance with the Act.
     16.17 Know Your Customers
     16.17.1 Loan Party Information. If:
     (a) any Change in Law;
     (b) any change in the status of any Loan Party after the date of this Agreement; or
     (c) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, requires any Funding Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party under the applicable Tranche shall promptly upon the request of the Funding Agent under such Tranche or any Lender under such Tranche supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Funding Agent (for itself or on behalf of any Lender under the applicable Tranche) or such Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender under the applicable Tranche) in order for such Funding Agent, such Lender or, in the case of the event described in paragraph (c) above, such prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.
..
     16.17.2 Lender Information. Each Lender shall promptly upon the request of the applicable Funding Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Funding Agent to carry out and be satisfied it

164	Global Senior Credit Agreement

has complied with all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the transactions contemplated in the Loan Documents.
     16.17.3 Additional Loan Parties. Following any request that an Eligible Affiliate becomes an Affiliate Borrower under a Tranche pursuant to Section 8.11 or the addition of any Guarantor in accordance with Section 12.13(b), if the accession of such Affiliate Borrower or Guarantor requires any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, ProLogis shall promptly upon the request of such Credit Party supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Credit Party (for itself or on behalf of any other Credit Party) in order for such Credit Party or any prospective new Credit Party to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable Laws pursuant to the accession of such Affiliate Borrower or such Guarantor to this Agreement.
     16.17.4 Limitation on Assignments. Notwithstanding Section 16.6, an assignment under any Tranche will only be effective on performance by the applicable Funding Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which the applicable Funding Agent shall promptly notify to the assigning Lender and the applicable Eligible Assignee.
     16.17.5 Lender Responsibility. Nothing in this Agreement shall require any Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any Agent or any Arranger.
16.18 PMP Representations.
     16.18.1 Representation by Dutch Borrowers. Each Dutch Borrower represents and warrants to the Credit Parties on the date of this Agreement and on each date on which a Credit Extension to such Dutch Borrower is or is to be made or transferred that its financing activities have been conducted and will be conducted in a manner so that it has the benefit of the exemptive relief (the “Exemptive Relief”) available pursuant to article 2 of the Exemption Regulation, including in particular that:
     (a) it has verified the status of each person which is a Lender, with respect to Dutch Borrowers, on such date as a PMP in accordance with the requirements of the Exemption Regulation;
     (b) it has not received and will not receive any repayable funds (opvorderbare gelden) from others than PMPs or a group company (as defined in the Exemption Regulation); and
     (c) it has not failed to make or will not fail to make any filing or notification that could result in a loss of the Exemptive Relief and it will comply with all filing and notification requirements pursuant to the Exemption Regulation.

165	Global Senior Credit Agreement

     The representation under this Section 16.18.1 above shall not apply in case of (i) an assignment or transfer as referred to in Section 16.6 which has not yet been notified in accordance with Section 16.2 and (ii) a misrepresentation by the relevant Lender under Section 16.18.2(b).
16.18.2 Representations by Lenders and Fronting Lenders.
     (a) Each Person that is a Lender to Dutch Borrowers on the Closing Date represents that it is a PMP on the Closing Date and will continue to be a PMP so long as it remains a Lender hereunder.
     (b) Each Person that becomes a Lender to Dutch Borrowers after the Closing Date represents that it is a PMP on the date it becomes a Lender and will continue to be a PMP so long as it remains a Lender hereunder.
     (c) Each Lender and each Fronting Lender acknowledges that each Dutch Borrower has relied upon such representation.
     16.19 Time of the Essence. Time is of the essence of the Loan Documents.
     16.20 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to any Credit Party hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the applicable Agent of any sum adjudged to be so due in the Judgment Currency, such Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the applicable Credit Party from such Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the applicable Credit Party against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the applicable Credit Party in such currency, such Credit Party agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).
     16.21 Designation as Senior Debt. All Obligations shall be “Designated Senior Indebtedness” for purposes of and as defined in the Security Agency Agreement.
     16.22 Acknowledgment of Borrowers. Each Borrower acknowledges and agrees to the terms and conditions set forth in, and agrees to be bound by all of the provisions of, the Security Agency Agreement as if it were a signatory thereto including the provisions that provide for the allocation or reallocation of Recoveries (as defined in the Security Agency Agreement) from such Borrower.

166	Global Senior Credit Agreement

     16.23 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
     16.24 TERMINATION OF EXISTING CREDIT AGREEMENTS. Lenders and the Credit Parties that are parties to each Existing Credit Agreement (which ProLogis confirms constitute sufficient parties under such Existing Credit Agreement to make the agreements set forth in this paragraph) agree that on the Closing Date (and after giving effect to the payments required under Section 10.1.1(g)), the commitments (if any) under such Existing Credit Agreement shall terminate (without regard to any provision thereof that requires advance notice of such termination) and such Existing Credit Agreement shall be of no further force or effect (except for provisions thereof that by their terms survive termination thereof). Furthermore, each of the Lenders hereunder that is a lender under an Existing Credit Agreement hereby waives the requirement set forth in such Existing Credit Agreement, if any, that the applicable borrower provide any notice prior to prepayment of the loans and credit extensions under such Existing Credit Agreement. The waiver set forth herein is limited as provided herein and shall not be deemed to be a waiver or consent to any deviation from the terms of this Agreement or the other Loan Documents.
[Signature pages follow.]

167	Global Senior Credit Agreement

SCHEDULE 1.1
MANDATORY COST FORMULAE
     The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:
     the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or
     the requirements of the European Central Bank.
     On the first day of each Interest Period (or as soon as practicable thereafter) the applicable Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by such Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The applicable Agent will, at the request of ProLogis or any Lender, deliver to ProLogis or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.
     The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the applicable Agent. This percentage will be certified by such Lender in its notice to such Agent as the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Lending Office.
     The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the applicable Agent as follows:
     in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum

100 — (A+C)
     in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum

300
Where:
“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
“B” is the percentage rate of interest (excluding the Applicable Rate, the Mandatory Cost and any interest charged on overdue amounts pursuant to the first sentence of Section 2.08(b) and, in the case of interest (other than on overdue amounts) charged at the Default Rate, without counting any increase in interest rate effected by the charging of the Default Rate) payable for the relevant Interest Period of such Loan.

1	Schedule 1.1

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
“D” is the percentage rate per annum payable by the Bank of England to Global Administrative Agent on interest bearing Special Deposits.
“E” is designed to compensate Lenders for amounts payable under the Fees Regulations and is calculated by Global Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to Global Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
     For the purposes of this Schedule:
     “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
     “Fees Regulations” means the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
     “Fee Tariffs” means the fee tariffs specified in the Fees Regulations under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Regulations but taking into account any applicable discount rate); and
     “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Regulations.
     In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
     If requested by the applicable Agent or ProLogis, each Lender with a Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to such Agent and ProLogis, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Regulations in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.
     Each Lender shall supply any information required by such Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:
     its jurisdiction of incorporation and the jurisdiction of the Lending Office out of which it is making available its participation in the relevant Loan; and
     any other information that such Agent may reasonably require for such purpose.
Each applicable Lender shall promptly notify such Agent in writing of any change to the information provided by it pursuant to this paragraph.

2	Schedule 1.1

     The percentages or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the applicable Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies such Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits, Special Deposits and the Fees Regulations are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as such Lender’s Lending Office.
     No Agent shall have liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
     The applicable Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each applicable Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.
     Any determination by the applicable Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
     Any Agent may from time to time, after consultation with the ProLogis and the applicable Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3	Schedule 1.1

SCHEDULE 2.1
COMMITMENTS
AND APPLICABLE TRANCHE PERCENTAGES
2.1(a)
Applicable Tranche Percentage — U.S. Commitments

			Currency Commitment								Jurisdiction Commitment
									Canadian				The		TMK
	Amount of	Applicable	Euro		Sterling		Yen		Dollars		Japan		Netherlands		Qualified
Lender	Allocation	Percentage	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No
Bank of America, N.A.	$26,000,000	3.823529412%	X		X		X		X		X		X		X
LaSalle Bank National Association	$26,000,000	3.823529412%	X		X		X		X		X		X		X
Sumitomo Mitsui Banking Corporation	$26,000,000	3.823529412%	X		X		X		X		X		X		X
JPMorgan Chase Bank, N.A.	$26,000,000	3.823529412%	X		X		X		X		X		X		X
The Royal Bank of Scotland Plc	$30,000,000	4.411764706%	X		X		X		X		X		X		X
Mizuho Corporate Bank, Ltd.	$25,000,000	3.676470588%	X		X		X			X	X		X		X
Bank of China, New York Branch	$19,000,000	2.794117647%	X		X		X			X	X		X		X
The Bank of Nova Scotia	$24,000,000	3.529411765%	X		X		X		X		X		X		X
Calyon New York Branch	$19,000,000	2.794117647%	X		X		X			X	X		X		X
Citicorp North America, Inc.	$14,000,000	2.058823529%	X		X		X		X		X		X		X
Deutsche Bank, AG	$24,000,000	3.529411765%	X		X		X		X		X		X		X
Societe Generale	$14,000,000	2.058823529%	X		X		X		X		X		X		X
WestLB AG	$44,000,000	6.470588235%	X		X		X		X		X		X		X
Barclays Bank Plc	$34,000,000	5.000000000%	X		X			X		X	X		X			X
Fortis Bank (Nederland) N.V.	$31,000,000	4.558823529%	X		X			X		X		X	X			X

1	Schedule 2.1

			Currency Commitment									Jurisdiction Commitment
									Canadian				The		TMK
	Amount of	Applicable	Euro		Sterling		Yen		Dollars		Japan		Netherlands		Qualified
Lender	Allocation	Percentage	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No
ING Real Estate Finance (USA) LLC	$19,000,000	2.794117647%	X		X		X			X	X		X		X
Banque LBLux S.A.	$34,000,000	5.000000000%	X		X		X			X	X		X			X
UFJ Bank Limited	$19,000,000	2.794117647%	X		X		X			X	X		X		X
U.S. Bank National Association	$49,000,000	7.205882353%	X		X		X		X		X		X		X
The Governor and Company of the Bank of Ireland	$18,000,000	2.647058824%	X		X			X		X		X	X			X
Commerzbank AG New York and Grand Cayman Branches	$19,000,000	2.794117647%	X		X		X		X			X	X			X
Morgan Stanley Bank	$14,000,000	2.058823529%	X		X		X		X		X		X			X
PNC Bank, N.A.	$20,000,000	2.941176471%	X		X		X			X	X		X		X
Wachovia Bank, National Association	$17,000,000	2.500000000%	X		X		X		X		X		X			X
The International Commercial Bank of China, New York Agency	$24,000,000	3.529411765%		X		X		X		X		X		X		X
Chang Hwa Commercial Bank, Ltd., New York Branch	$23,000,000	3.382352941%		X		X		X		X		X		X		X
The Northern Trust Company	$23,000,000	3.382352941%	X		X		X		X			X		X		X
E. Sun Commercial Bank, Ltd., Los Angeles Branch	$19,000,000	2.794117647%		X		X		X		X		X		X		X
Total	$680,000,000	100.000000000%

2	Schedule 2.1

2.1(b)
Applicable Tranche Percentage — Canadian Commitments1

		Applicable
Lender	Commitment	Percentage
Bank of America, N.A.	Cdn$31,652,100	27.000000000%
LaSalle Business Credit a Division of ABN AMRO Bank N.V., Canada Branch	Cdn$17,584,500	15.000000000%
Sumitomo Mitsui Banking Corporation of Canada	Cdn$17,584,500	15.000000000%
JPMorganChase N.A., Toronto Branch	Cdn$17,584,500	15.000000000%
Citibank, N.A. Canadian Branch	Cdn$14,067,600	12.000000000%
Deutsche Bank AG, Canada Branch	Cdn$9,378,400	8.000000000%
Morgan Stanley Senior Funding (Nova Scotia) Co.	Cdn$9,378,400	8.000000000%
Total	Cdn$117,230,000	100.000000000%

[1]Exchange Rates Based On Wall Street Journal’s Spot Rate as of September 27, 2005

3	Schedule 2.1

2.1(c)
Applicable Tranche Percentage — Euro Commitments2

										Jurisdiction
			Currency Commitment						Commitment				TMK
		Applicable	Dollars		Sterling		Yen		Japan		U.S.		Qualified
Lender	Commitment	Percentage	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No
ABN AMRO Bank, N.V.	EUR 30,650,800	4.457831325%	X		X		X		X		X		X
Bank of America, N.A	EUR 30,650,800	4.457831325%	X		X		X		X		X		X
Sumitomo Mitsui Banking Corporation, Brussels Branch	EUR 30,650,800	4.457831325%	X		X		X		X		X		X
JPMorgan Chase Bank, N.A.	EUR 29,822,400	4.337349398%	X		X		X		X		X		X
The Royal Bank of Scotland Plc	EUR 33,964,400	4.939759036%	X		X		X		X		X		X
Mizuho Corporate Bank Nederland, N.V.	EUR 20,710,000	3.012048193%	X		X		X		X		X		X
Bank of China (Luxembourgh) S.A.	EUR 36,449,600	5.301204819%	X		X		X		X		X		X
Scotiabank Europe Plc	EUR 29,822,400	4.337349398%	X		X		X		X		X		X
Calyon	EUR 19,881,600	2.891566265%	X		X		X		X		X		X
Citicorp North America, Inc.	EUR 29,822,400	4.337349398%	X		X		X		X		X		X
Deutsche Bank, AG	EUR 21,538,400	3.132530120%	X		X		X		X		X		X
Societe Generale	EUR 29,822,400	4.337349398%	X		X		X		X		X		X
WestLB AG	EUR 46,390,400	6.746987952%	X		X		X		X		X		X
Barclays Bank Plc	EUR 33,964,400	4.939759036%	X		X			X	X		X			X
Fortis Bank (Nederland) N.V.	EUR 36,449,600	5.301204819%	X		X			X		X	X			X
ING Real Estate Finance (USA) LLC	EUR 24,023,600	3.493975904%	X		X		X		X		X		X
Banque LBLux S.A.	EUR 33,964,400	4.939759036%	X		X		X		X		X			X
UFJ Bank Limited	EUR 19,881,600	2.891566265%	X		X		X		X		X		X
The Governor and Company of the Bank of Ireland	EUR 18,224,800	2.650602410%	X		X			X		X	X			X
Commerzbank AG New York and Grand Cayman Branches	EUR 20,710,000	3.012048193%	X		X		X			X	X			X

[2]Exchange Rates Based On Wall Street Journal’s Spot Rate as of September 27, 2005

4	Schedule 2.1

										Jurisdiction
					Currency Commitment					Commitment			TMK
		Applicable	Dollars		Sterling		Yen		Japan		U.S.		Qualified
Lender	Commitment	Percentage	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No
Morgan Stanley Bank	EUR 18,224,800	2.650602410%	X		X		X		X		X			X
Deutsche Postbank AG	EUR 36,449,600	5.301204819%	X		X			X		X	X			X
PNC Bank, N.A.	EUR 19,881,600	2.891566265%	X		X		X		X		X		X
Wachovia Bank NA	EUR 19,053,200	2.771084337%	X		X		X		X		X			X
Banque Artesia Nederland NV	EUR 16,568,000	2.409638554%	X		X		X			X	X			X
Total	EUR 687,572,000	100.000000000%

5	Schedule 2.1

2.1(d)
Applicable Tranche Percentage — Yen Commitments3

			Currency Commitment						Jurisdiction Commitment
											The
		Applicable	Dollars		Euro		Sterling		U.S.		Netherlands
Lender	Commitment	Percentage	Yes	No	Yes	No	Yes	No	Yes	No	Yes	No
Bank Of America, N.A., Tokyo Branch	¥5,497,800,000.00	5.764705882%	X		X		X		X		X
ABN AMRO Bank, N.V., Tokyo Branch	¥5,497,800,000.00	5.764705882%	X		X		X		X		X
Sumitomo Mitsui Banking Corporation	¥5,502,700,000.00	5.769843766%	X		X		X		X		X
JPMorgan Chase Bank, N.A.	¥5,497,800,000.00	5.764705882%	X		X		X		X		X
Royal Bank of Scotland	¥6,058,800,000.00	6.352941176%	X		X		X		X		X
Mizuho Bank, Ltd.	¥8,976,000,000.00	9.411764706%		X		X		X		X		X
Bank of China Limited, Tokyo Branch	¥5,722,200,000.00	6.000000000%	X			X		X		X		X
Shinsei Bank, Limited	¥14,025,000,000.00	14.705882353%	X		X		X		X		X
The Bank of Nova Scotia	¥4,488,000,000.00	4.705882353%	X		X		X		X		X
Calyon, Tokyo Branch	¥3,590,400,000.00	3.764705882%	X		X		X		X		X
Citibank, N.A., Tokyo Branch	¥4,712,400,000.00	4.941176471%	X		X		X		X		X
Deutsche Bank	¥4,712,400,000.00	4.941176471%	X		X		X		X		X
Societe Generale, Tokyo Branch	¥4,712,400,000.00	4.941176471%	X		X		X		X		X
ING Bank N.V., Tokyo Branch	¥3,029,400,000.00	3.176470588%	X		X		X		X		X
UFJ Bank Limited	¥4,768,500,000.00	5.000000000%	X		X		X		X		X
Saitama Resona Bank, Ltd.	¥4,263,600,000.00	4.470588235%		X		X		X		X		X
The Sumitomo Trust & Banking Co., Ltd.	¥3,814,800,000.00	4.000000000%	X		X		X		X		X
Woori Bank Tokyo Branch	¥500,000,000.00	0.524273881%		X		X		X		X		X
Total	¥95,370,000,000.00	100.000000000%

[3]Exchange Rates Based On Wall Street Journal’s Spot Rate as of September 27, 2005

6	Schedule 2.1

2.1(e)
Applicable Tranche Percentage — KRW Commitments4

		Applicable
Lender	Commitment	Percentage
Sumitomo Mitsui Banking Corporation, Seoul Branch	KRW 25,860,000,000	25.000000000%
Bank of America, N.A. Seoul	KRW 25,860,000,000	25.000000000%
ABN AMRO Seoul Branch	KRW 25,860,000,000	25.000000000%
Calyon, Seoul Branch	KRW 25,860,000,000	25.000000000%
Total	KRW 103,440,000,000	100.000000000%

[4]Exchange Rates Based On Wall Street Journal’s Spot Rate as of September 27, 2005

7	Schedule 2.1

SCHEDULE 2.2
FRONTING LENDERS’ COMMITMENTS
Fronting Lenders’ Commitments

Lender	Commitment
Bank of America, N.A. (or its Affiliates)	$77,000,000.00
ABN AMRO Bank N.V. (or its Affiliates)	$89,000,000.00
Sumitomo Mitsui Banking Corporation (or its Affiliates)	$88,956,327.99
JPMorgan Chase Bank, N.A. (or its Affiliates)	$74,000,000.00
The Royal Bank of Scotland PLC (or its Affiliates)	$75,000,000.00
Total	$403,956,327.99

1	Schedule 2.2

SCHEDULE 2.3
INITIAL BORROWERS

	Tax ID #	Ownership Percentage
2.3(a) U.S. Tranche

ProLogis	74-20604728	Public company with numerous shareholders

PLD International Incorporated	74-2835194	100% by ProLogis

PLD Europe Finance B.V.	98-0215180	100% by PLD Finance Sarl, which is owned 70% by PLD International Inc and 30% by ProLogis Developments Holding Sarl. ProLogis Services Sarl owns 1 share of ProLogis Developments Holding Sarl, with PLD International Inc. holding the remaining interest.

ProLogis UK Funding II B.V.	98-0440167	100% owned by PLD Europe Finance BV, which is 100% owned by PLD Finance Sarl.

ProLogis Japan Finance Incorporated	84-1597134	100% by ProLogis Japan Holdings LLC, which is 100% owned by ProLogis

ProLogis-Macquarie Fund	35-2162723	ProLogis owns approximately 12% of ProLogis Macquarie Fund through various intermediate entities. The remainder of the equity interests in ProLogis Macquarie Fund are owned by third parties.

2.3(b) Canadian Tranche

ProLogis Canada Investment 1 Trust (Maryland Business Trust)	20-1886453	100% by ProLogis Canada Holding 1 LLC, which is 100% owned

1	Schedule 2.3

	Tax ID #	Ownership Percentage
by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 2 Trust (Maryland Business Trust)	20-1886483	100% by ProLogis Canada Holding 2 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 3 Trust (Maryland Business Trust)	20-1886519	100% by ProLogis Canada Holding 3 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 4 Trust (Maryland Business Trust)	20-1886543	100% by ProLogis Canada Holding 4 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 5 Trust (Maryland Business Trust)	20-1886545	100% by ProLogis Canada Holding 5 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 6 Trust (Maryland Business Trust)	20-1886583	100% by ProLogis Canada Holding 6 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by

2	Schedule 2.3

	Tax ID #	Ownership Percentage
ProLogis

ProLogis Canada Investment 7 Trust (Maryland Business Trust)	20-1886605	100% by ProLogis Canada Holding 7 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 8 Trust (Maryland Business Trust)	20-1886621	100% by ProLogis Canada Holding 8 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 9 Trust (Maryland Business Trust)	20-1886699	100% by ProLogis Canada Holding 9 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

ProLogis Canada Investment 10 Trust (Maryland Business Trust)	20-1886719	100% by ProLogis Canada Holding 10 LLC, which is 100% owned by ProLogis Canada Development Incorporated, which is 100% owned by ProLogis

2.3(c) Euro Tranche

PLD Europe Finance B.V.	*	*

ProLogis UK Funding II B.V.	*	*

ProLogis	*	*

PLD International Incorporated	*	*

ProLogis Japan Finance Incorporated	*	*

2.3(d) Yen Tranche

3	Schedule 2.3

	Tax ID #	Ownership Percentage
ProLogis Japan Finance Incorporated	*	*

ProLogis Kanto YK	98-0400782	100% by ProLogis Japan Incorporated, which is 100% owned by ProLogis

ProLogis Yokohama Special Purpose Company	98-0384111	100% by ProLogis Japan Incorporated, which is 100% owned by ProLogis

*	Information provided in first reference to applicable entity

	Tax ID #	Ownership Percentage
ProLogis Misato Special Purpose Company	98-0426828	100% by ProLogis Japan Incorporated, which is 100% owned by ProLogis

ProLogis Narita Two Special Purpose Company	98-0430655	100% by ProLogis Japan Incorporated, which is 100% owned by ProLogis

ProLogis Sugito Special Purpose Company	98-0430651	100% by ProLogis Sugito YK, which is 100% owned by ProLogis Japan Incorporated, which is 100% owned by ProLogis

PLD International Incorporated	*	*

PLD Europe Finance B.V.	*	*

ProLogis UK Funding II B.V.	*	*

ProLogis	*	*

2.3(e) KRW Tranche

ProLogis Parc Ansung LLC	20-3460117	100% by ProLogis Korean Developments Inc., which is 100% owned by ProLogis

4	Schedule 2.3

SCHEDULE 2.4
EXISTING LETTERS OF CREDIT
2.4(a)
U.S. EXISTING LETTERS OF CREDIT
AS OF SEPTEMBER 21, 2005

		Issue	Expiry
Prod Type	LC #	Date	Date	Account Obligor	Account Party	Beneficiary Name	Liab USD Amt
SBYPER	00000003064852	8/24/2004	8/4/2006	PROLOGIS	CATELLUS CONSTRUCTION	VILLAGE OF GLENVIEW	$512,374.51
SBYPER	00000003061449	2/4/2004	2/3/2006	PROLOGIS	CATELLUS DEVELOPMENT CORPORATION	VILLAGE OF WOODRIDGE	$14,835.00
SBYPER	00000003060897	1/9/2004	1/9/2006	PROLOGIS	CATELLUS DEVELOPMENT CORPORATION	CITY OF LOS ANGELES, CULTURAL AFFAIRS DEPARTMENT	$37,250.00
SBYPER	00000003051589	9/26/2002	9/30/2006	PROLOGIS	CATELLUS DEVELOPMENT CORPORATION	VILLAGE OF GLENVIEW	$312,336.75
SBYFIN	00000003061798	3/1/2004	3/1/2006	PROLOGIS	CATELLUS FINANCE 1, LLC	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA	$4,300,000.00
SBYPER	00000003073767	3/17/2005	3/2/2006	PROLOGIS	CATELLUS LAND AND DEVELOPMENT CORPORATION	VILLAGE OF MINOOKA	$1,100,000.00
SBYPER	00000003073390	3/3/2005	2/11/2006	PROLOGIS	CATELLUS LAND AND DEVELOPMENT CORPORATION	VILLAGE OF MINOOKA	$750,000.00
SBYPER	00000003064950	8/24/2004	8/9/2006	PROLOGIS	CATELLUS LAND AND DEVELOPMENT CORPORATION	VILLAGE OF MINOOKA	$1,442,585.00

1	Schedule 2.4

		Issue	Expiry
Prod Type	LC #	Date	Date	Account Obligor	Account Party	Beneficiary Name	Liab USD Amt
SBYFIN	00000003075453	7/21/2005	7/21/2006	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	THE BANK OF NEW YORK TRUST COMPANY	$2,700,000.00
SBYPER	00000003075234	6/3/2005	5/18/2006	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	VILLAGE OF MINOOKA	$1,125,000.00
SBYPER	00000003038394	6/12/2001	10/31/2005	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	COUNTY OF SAN BERNARDINO	$300,000.00
SBYPER	00000003038513	6/12/2001	10/31/2005	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	VILLAGE OF GLENVIEW	$146,300.00
SBYPER	00000003027888	7/27/2000	10/31/2005	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	VILLAGE OF ROMEOVILLE	$170,460.00
SBYPER	00000003048895	5/15/2002	10/31/2005	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	VILLAGE OF GLENVIEW	$115,856.84
SBYFIN	00000003062465	3/30/2004	3/1/2006	PROLOGIS	CATELLUS OPERATING LP & CATELLUS LAND AND DEVELOPMENT CORP.	OLD REPUBLIC INSURANCE COMPANY	$1,750,000.00
SBYFIN	00000003075575	6/14/2005	6/14/2008	PROLOGIS	PROLOGIS	COMMONWEALTH OF PENN	$647,056.00
SBYFIN	00000003064002	6/30/2004	5/1/2006	PROLOGIS	PROLOGIS	ALLSTATE INSURANCE CO	$600,000.00
SBYFIN	00000003050351	7/29/2002	7/26/2006	PROLOGIS	PROLOGIS	UNITED STATES FIDELITY	$1,875,000.00
SBYFIN	00000003057994	8/7/2003	6/30/2006	PROLOGIS	PROLOGIS	ZURICH AMERICAN INSURANCE	$591,000.00

2	Schedule 2.4

		Issue	Expiry
Prod Type	LC #	Date	Date	Account Obligor	Account Party	Beneficiary Name	Liab USD Amt

SBYFIN	00000003028158	8/10/2000	6/30/2006	PROLOGIS	PROLOGIS TRUST FOR THE ACCOUNT OF CS INTEGRATED LLC	LUMBERMENS MUTUAL CASUALTY	$1,879,000.00
SBYPER	00000000940558	1/1/1999	1/1/2006	PROLOGIS	SECURITY CAPITAL IND	VILLAGE OF BLOOMINGDALE	$1,340,236.24
SBYPER	00000003076673	8/16/2005	8/5/2006	PROLOGIS	SF PACIFIC PROPERTIES	MILFORD TOWNSHIP WATER AUTHORITY	$495,486.75
SBYPER	00000003074540	8/9/2005	4/4/2006	PROLOGIS	SF PACIFIC PROPERTIES	MILFORD TRUMBAUERSVILLE AREA SEWER AUTHORITY	$114,650.00
SBYPER	00000003074444	7/26/2005	3/31/2006	PROLOGIS	SF PACIFIC PROPERTIES	MILFORD TOWNSHIP	$865,391.01
SBYFIN	00000003038232	6/19/2001	6/21/2006	PROLOGIS	CATELLUS URBAN DEVELOPMENT GROUP	WELLS FARGO BANK	$40,486,580.00
SBYFIN	00000003077225	9/23/2005	9/10/2006	PROLOGIS	PROLOGIS	HARTFORD FIRE INSURANCE COMPANY	$378,000.00
							$64,049,398.10

3	Schedule 2.4

2.4(b)
EURO EXISTING LETTERS OF CREDIT

		Issue	Expiry
L/C Issuer	LC #	Date	Date	Account Obligor	Account Party	Beneficiary Name	Liab Amt
ABN AMRO Bank, N.V.	115.03.66.765	8-May-05	31-Dec-06	PLD Europe Finance BV	ProLogis Italy XVI S.r.l.	Immobilarie D4 S.r.l.	EUR 20,650,031

ABN AMRO Bank, N.V.	GA1135679034	30-Aug-04	31-Dec-05	PLD Europe Finance BV	ProLogis France IX EURL	La Societe Establissement Public D’Amenagement De La Villa Novuella De Senart	EUR 4,397,380

4	Schedule 2.4

2.4(c)
YEN EXISTING LETTERS OF CREDIT
NONE

1	Schedule 2.4

SCHEDULE 8.1
PRE-APPROVED REALLOCATIONS

Amount of Pre-
	Approved		Available Tranches
Lender	Reallocations	Current Tranches	for Reallocation
Bank of America, N.A. (together with its Affiliates)	$127,000,000*	U.S., Canadian, Euro, and Yen	U.S., Canadian, Euro, and Yen
ABN AMRO Bank N.V. (together with its Affiliates)	$127,000,000*	U.S., Canadian, Euro, and Yen	U.S., Canadian, Euro, and Yen
Sumitomo Mitsui Banking Corporation (together with its Affiliates)	$127,043,672*	U.S., Canadian, Euro, and Yen	U.S., Canadian, Euro, and Yen
JPMorgan Chase Bank, N.A. (together with its Affiliates)	$126,000,000*	U.S., Canadian, Euro, and Yen	U.S., Canadian, Euro, and Yen
The Royal Bank of Scotland PLC (together with its Affiliates)	$125,000,000*	U.S., Euro, and Yen	U.S., Euro, and Yen
Total	$632,043,672

*	Provided that the amount of the Pre-Approved Reallocation for a Lender and its Affiliates shall not exceed, as of any date of determination, the Dollar Equivalent aggregate amount of such Lender’s and its Affiliate’s Commitments under each of the applicable Tranches.

1	Schedule 10.1

SCHEDULE 10.1
OPINIONS

Tranche	Law Firms Providing Opinions

U.S. Tranche	Mayer, Brown, Rowe & Maw LLP
Euro Tranche	Wedema Van Tol
Yen Tranche	Anderson Möri & Tomotsure

2	Schedule 10.1

SCHEDULE 11.6
LITIGATION
NONE

1	Schedule 11.06

SCHEDULE 11.9
ENVIRONMENTAL MATTERS
NONE

1	Schedule 11.9

SCHEDULE 12.13
INITIAL GUARANTORS

Tranches
		subject to	Ownership
Initial Guarantors	Tax ID #	Guaranty	Percentage*
ProLogis	74-20604728	All	*
PLD International Incorporated	74-2835194	All	*
PLD Europe Finance B.V.	98-0215180	All	*
ProLogis UK Funding II B.V.	98-0440167	All	*
ProLogis Japan Finance Incorporated	84-1597134	All	*
ProLogis Japan Incorporated	74-2955407	All	100% owned by ProLogis
ProLogis Canada Investment 1 Trust (Maryland Business Trust)	20-1886453	All	*
ProLogis Canada Investment 2 Trust (Maryland Business Trust)	20-1886483	All	*
ProLogis Canada Investment 3 Trust (Maryland Business Trust)	20-1886519	All	*
ProLogis Canada Investment 4 Trust (Maryland Business Trust)	20-1886543	All	*
ProLogis Canada Investment 5 Trust (Maryland Business Trust)	20-1886545	All	*
ProLogis Canada Investment 6 Trust (Maryland Business Trust)	20-1886583	All	*
ProLogis Canada Investment 7 Trust (Maryland Business Trust)	20-1886605	All	*
ProLogis Canada Investment 8 Trust (Maryland Business Trust)	20-1886621	All	*
ProLogis Canada Investment 9 Trust (Maryland Business Trust)	20-1886699	All	*
ProLogis Canada Investment 10 Trust (Maryland Business Trust)	20-1886719	All	*
Palmtree Acquisition Corporation	20-3313813	All	80% owned by ProLogis; 20% owned by ProLogis Fraser LP, which is 89.42% owned by ProLogis, (with the balance owned by third parties)

1	Schedule 12.13

Tranches
		subject to	Ownership
Initial Guarantors	Tax ID #	Guaranty	Percentage*
ProLogis Kanto YK	98-0400782	All	100% owned by ProLogis

*	Information provided on Schedule 2.3

2	Schedule 12.13

SCHEDULE 12.14
INITIAL PLEDGED INDEBTEDNESS
[SEE ATTACHED]

1	Schedule 12.14

ProLogis
INITIAL PLEDGED INDEBTEDNESS

				Current
				Amount
	Lender	Borrower	Currency	Outstanding	Comments	Enclosures
1	ProLogis	ProLogis—North Carolina Limited Partnership	USD	324,327,291		Pledge Agreement[1]
2	ProLogis	ProLogis Management Incorporated	USD	314,464,056
3	ProLogis	TCL Holding SA	USD	284,022,449
4	ProLogis	ProLogis—China Development Incorporated	USD	52,192,992
5	ProLogis	ProLogis Logistics Services Incorporated	USD	45,118,071
6	ProLogis	ProLogis Limited Partnership IV	USD	17,642,513
7	ProLogis	ProLogis — Reynosa 1 LLC	USD	16,819,906
8	ProLogis	ProLogis — Reynosa 2 LLC	USD	16,819,905
9	ProLogis	Meridian Realty Partners, L.P.	USD	8,784,720
10	ProLogis	ProLogis — Monterrey 1 LLC	USD	6,473,745
11	ProLogis	ProLogis — Monterrey 2 LLC	USD	6,473,744
12	ProLogis	ProLogis de Reynosa 1, S. de R.L. de C.V.	USD	5,954,132
13	ProLogis	ProLogis Juarez (1) Investment LLC	USD	3,331,494
14	ProLogis	ProLogis Limited Partnership III	USD	2,819,706
15	ProLogis	Tijuana—Mexico Investment I LLC	USD	2,099,202
16	PorLogis — Monterrey 1 LLC	ProLogis de Monterrey 1, S. de R.L. de C.V.	USD	4,703,591
17	ProLogis — Monterrey 2 LLC	ProLogis de Monterrey 1, S. de R.L. de C.V.	USD	4,703,591
18	ProLogis — Reynosa 1 LLC	ProLogis de Reynosa 1, S. de R.L. de C.V.	USD	14,862,158
19	ProLogis — Reynosa 2 LLC	ProLogis de Reynosa 1, S. de R.L. de C.V.	USD	14,862,157
20	ProLogis Development Services Incorporated	ProLogis Logistics Services Incorporated	USD	19,531,577
21	ProLogis Development Services Incorporated	ProLogis — DS Mexico Incorporated	USD	12,321,122
22	ProLogis Management Incorporated	ProLogis Development Services Incorporated	USD	26,184,203
23	ProLogis—North Carolina (2) Incorporated	ProLogis—North Carolina Limited Partnership	USD	70,442,910
24	Tijuana—Mexico Investment I LLC	ProLogis — Mexico Holding II LLC	USD	3,300,491
25	ProLogis UK Funding BV	ProLogis UK VII Sarl	USD	1,068,171
26	ProLogis UK Funding BV	ProLogis UK XXIX Sarl	USD	27,389,016
27	ProLogis UK Funding BV	ProLogis UK XXXVII Sarl	USD	6,024,612
28	ProLogis UK Funding BV	ProLogis UK XXXIX Sarl	USD	3,170,079
29	ProLogis UK Funding BV	ProLogis UK XLII Sarl	USD	23,067,045
30	ProLogis UK Funding BV	ProLogis UK XLIII Sarl	USD	12,300,615
31	ProLogis UK Funding BV	ProLogis UK XLVIII Sarl	USD	6,314,634
32	ProLogis UK Funding BV	ProLogis UK LV Sarl	USD	10,385,537
33	ProLogis UK Funding BV	ProLogis UK LVIII Sarl	USD	21,964,871
34	ProLogis UK Funding BV	ProLogis UK LXII Sarl	USD	6,732,145
35	ProLogis UK Funding BV	ProLogis UK LXVII Sarl	USD	15,395,139
36	ProLogis UK Funding BV	ProLogis UK LXVIII Sarl	USD	40,237,060
37	ProLogis UK Funding BV	ProLogis UK LXIX Sarl	USD	13,524,553
38	ProLogis UK Funding BV	ProLogis UK LXXVI Sarl	USD	11,151,815
39	ProLogis UK Funding BV	ProLogis UK LXXVII Sarl	USD	30,072,014
40	ProLogis UK Funding BV	ProLogis UK LXXIV Sarl	USD	14,071,441
41	ProLogis UK Funding BV	ProLogis UK LXXXVII Sarl	USD	19,706,816
42	ProLogis UK Funding BV	ProLogis UK XCI Sarl	USD	15,510,996
43	ProLogis UK Funding BV	ProLogis Developments Limited	USD	21,530,130
44	ProLogis UK Funding BV	ProLogis (Hayes) Ltd.	USD	35,908,308
45	ProLogis UK Funding II BV	ProLogis UK XXIX Sarl	USD	28,106,320
46	ProLogis UK Funding II BV	ProLogis UK LV Sarl	USD	6,105,581
47	ProLogis UK Funding II BV	ProLogis UK LXII Sarl	USD	9,399,801
48	ProLogis UK Funding II BV	ProLogis UK LXIX Sarl	USD	1,135,984
49	ProLogis UK Funding II BV	ProLogis UK LXXVI Sarl	USD	8,300,128
50	ProLogis UK Funding II BV	ProLogis UK LXXVI Sarl	USD	1,873,923
51	ProLogis UK Funding II BV	ProLogis UK LXXXIII Sarl	USD	14,092,573
52	ProLogis UK Funding II BV	ProLogis UK LXXXIV Sarl	USD	29,595,754
53	ProLogis UK Funding II BV	ProLogis UK LXXXVII Sarl	USD	8,351,381
54	ProLogis UK Funding II BV	ProLogis UK LXXXVIII Sarl	USD	8,628,792
55	ProLogis UK Funding II BV	ProLogis UK XCV Sarl	USD	15,422,298
56	ProLogis UK Funding II BV	ProLogis (Hayes) Ltd.	USD	3,304,271
57	PLD Europe Finance BV	ProLogis Belgium V Sprl	USD	3,482,841
58	PLD Europe Finance BV	ProLogis Belgium VI Sprl	USD	4,818,504
59	PLD Europe Finance BV	ProLogis Belgium VII Sprl	USD	3,297,844
60	PLD Europe Finance BV	ProLogis Belgium VIII Sprl	USD	3,626,130
61	PLD Europe Finance BV	ProLogis Czech VI S.r.o	USD	1,331,594
62	PLD Europe Finance BV	ProLogis Czech XII S.r.o	USD	9,955,023
63	PLD Europe Finance BV	ProLogis Czech XIII S.r.o	USD	1,932,053
64	PLD Europe Finance BV	ProLogis Czech XV S.r.o	USD	1,111,757
65	PLD Europe Finance BV	ProLogis France IX Eurl	USD	63,429,328
66	PLD Europe Finance BV	ProLogis France XIX Eurl	USD	14,634,028
67	PLD Europe Finance BV	ProLogis France XXVIII Eurl	USD	2,685,090
68	PLD Europe Finance BV	ProLogis France XXIX Eurl	USD	6,755,041
69	PLD Europe Finance BV	ProLogis France XXXI Eurl	USD	17,763,101
70	PLD Europe Finance BV	ProLogis France XL Eurl	USD	12,778,444
71	PLD Europe Finance BV	ProLogis France XLII Eurl	USD	11,154,253
72	PLD Europe Finance BV	ProLogis France XLIV Eurl	USD	7,843,226
73	PLD Europe Finance BV	ProLogis France XLVIII Eurl	USD	19,233,804
74	PLD Europe Finance BV	ProLogis France XLIX Eurl	USD	10,991,809
75	PLD Europe Finance BV	ProLogis France LII Eurl	USD	1,824,175
76	PLD Europe Finance BV	ProLogis France LIII Eurl	USD	1,252,695
77	PLD Europe Finance BV	ProLogis France LIV Eurl	USD	3,132,840
78	PLD Europe Finance BV	ProLogis Germany II Sarl	USD	7,344,176
79	PLD Europe Finance BV	ProLogis Germany II BV	USD	12,773,054
80	PLD Europe Finance BV	ProLogis Germany X Sarl	USD	1,595,138
81	PLD Europe Finance BV	ProLogis Germany XI Sarl	USD	6,268,692
82	PLD Europe Finance BV	ProLogis Germany X BV	USD	4,489,838
83	PLD Europe Finance BV	ProLogis Germany XI BV	USD	7,120,724
84	PLD Europe Finance BV	ProLogis Germany XIII BV	USD	1,409,204
85	PLD Europe Finance BV	ProLogis Germany XIV BV	USD	4,065,583
86	PLD Europe Finance BV	Prologis Germany XXIX BV	USD	9,948,680
87	PLD Europe Finance BV	Prologis Germany XXX BV	USD	3,751,223
88	PLD Europe Finance BV	ProLogis Germany XXXV BV	USD	14,632,707
89	PLD Europe Finance BV	ProLogis Germany XXXVI BV	USD	9,059,920
90	PLD Europe Finance BV	ProLogis Germany XXXVII BV	USD	1,046,572
91	PLD Europe Finance BV	ProLogis Germany XXXIX BV	USD	3,029,390
92	PLD Europe Finance BV	ProLogis Germany XL BV	USD	2,310,455
93	PLD Europe Finance BV	ProLogis Germany XLI BV	USD	3,258,456
94	PLD Europe Finance BV	ProLogis Germany XLII BV	USD	5,078,589
95	PLD Europe Finance BV	ProLogis Germany XLIII BV	USD	8,613,979
96	PLD Europe Finance BV	Hungary VI Epitési és Beruházá	USD	5,734,825
97	PLD Europe Finance BV	Hungary VII Epitési éx Beruház	USD	1,028,466
98	PLD Europe Finance BV	Prologis Hungary Eleven Klt	USD	2,055,645
99	PLD Europe Finance BV	ProLogis Italy VII Srl	USD	2,512,674
100	PLD Europe Finance BV	ProLogis Italy IXa Srl	USD	16,847,413
101	PLD Europe Finance BV	ProLogis Italy XI Srl	USD	3,427,252
102	PLD Europe Finance BV	ProLogis Italy XII Srl	USD	5,328,897

2	Global Pledge Listing v3.05

				Current
				Amount
	Lender	Borrower	Currency	Outstanding	Comments	Enclosures
103	PLD Europe Finance BV	ProLogis Italy XIII Srl	USD	4,895,319
104	PLD Europe Finance BV	ProLogis Italy XVII Sarl	USD	2,955,773
105	PLD Europe Finance BV	ProLogis Italy XIV Srl	USD	3,118,270
106	PLD Europe Finance BV	ProLogis Italy XV Srl	USD	4,847,140
107	PLD Europe Finance BV	ProLogis Italy VI 1 Srl	USD	11,704,989
108	PLD Europe Finance BV	ProLogis Italy VI 3 Srl	USD	3,676,278
109	PLD Europe Finance BV	ProLogis Italy VI 4 Srl	USD	9,106,298
110	PLD Europe Finance BV	ProLogis Italy XX Srl	USD	6,077,336
111	PLD Europe Finance BV	ProLogis Italy XXI Srl	USD	3,251,326
112	PLD Europe Finance BV	ProLogis Italy XXII Srl	USD	4,149,160
113	PLD Europe Finance BV	Crux Immobiliare Srl	USD	15,483,714
114	PLD Europe Finance BV	ProLogis Developments BV	USD	7,522,170
115	PLD Europe Finance BV	ProLogis Developments Funding SL	USD	141,061,159
116	PLD Europe Finance BV	ProLogis Spain Management SL	USD	3,332,793
117	PLD Europe Finance BV	ProLogis Spain V Sarl	USD	1,033,206
118	PLD Europe Finance BV	ProLogis Spain III SL	USD	10,520,201
119	PLD Europe Finance BV	Prologis Spain IV SL	USD	12,671,232
120	PLD Europe Finance BV	ProLogis Spain V SL	USD	8,272,931
121	PLD Europe Finance BV	ProLogis Spain XIV SL	USD	2,442,598
122	PLD Europe Finance BV	ProLogis Spain XV SL	USD	5,141,646
123	PLD Europe Finance BV	ProLogis Spain XVI SL	USD	3,915,747
124	ProLogis Japan Incorporated US	ProLogis Japan Management Incorporated	USD	1,824,006
125	ProLogis Japan Finance Incorporated	ProLogis KK	USD	15,196,374
126	ProLogis Japan Finance Incorporated	ProLogis Osaka Hakko YK	USD	27,386,296
127	ProLogis Japan Finance Incorporated	ProLogis Tokyo Two YK	USD	40,089,268
128	ProLogis Japan Finance Incorporated	ProLogis Urayasu Three YK	USD	54,471,038
129	ProLogis Japan Finance Incorporated	ProLogis Amagasaki YK	USD	9,253,492
130	ProLogis Japan Finance Incorporated	ProLogis Sugilo Two YK	USD	21,679,531
131	ProLogis Japan Finance Incorporated	ProLogis Koshigaya Two YK	USD	20,535,635
132	ProLogis Japan Finance Incorporated	ProLogis Moji YK	USD	2,918,409
133	ProLogis Japan Finance Incorporated	ProLogis Maishima One YK	USD	29,975,977
134	ProLogis KK	ProLogis Parc Ansung YH	USD	4,487,619
135	ProLogis KK	ProLogis Osaka Hokko YK	USD	3,381,351
136	ProLogis KK	ProLogis Japan Management Incorporated	USD	6,055,780
137	ProLogis Japan Finance Incorporated	ProLogis Japan Holdings LLC	USD	4,250,000
138	ProLogis Japan Incorporated US	ProLogis Japan Investment US	USD	61,665,307
139	ProLogis Japan Incorporated US	ProLogis Osaka Two YK	USD	8,968,769
140	ProLogis Japan Incorporated US	ProLogis Sugilo Two YK	USD	5,338,553
141	ProLogis Japan Incorporated US	ProLogis Maishima One YK	USD	1,708,337
142	ProLogis China Holding II Srl.	ProLogis Park Suzhou Development Co., LTD.	USD	41,840,912.96	Unconsolidated Affiliate

	Total			$2,720,068,601.94

1	Pledge Agreement has been completed and will be provided in accordance with the Global Senior Credit Agreement.

3	Schedule 12.14

SCHEDULE 16.2
AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES
PROLOGIS and AFFILIATED BORROWERS:
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Attn: Mr. M. Gordon Keiser, Jr.
Fax: 303-375-8581
Electronic Mail: gkeiser@prologis.com
Website Address: www.prologis.com
GLOBAL ADMINISTRATIVE AGENT:
Notices as Global Administrative Agent:
Bank of America, N.A.
Agency Management
901 Main Street, 14th Floor
Mail Code: TX1-492-14-11
Dallas, TX 75202
Attention: Sheri Starbuck
Telephone: 214 209-3712
Telecopier: 214 290-8392
Electronic Mail: sheri.starbuck@bankofamerica.com
Bank of America, N.A.
Portfolio Management
901 Main Street, 64th Floor
Mail Code: TX1-492-64-01
Dallas, TX 75202
Attention: Will T. Bowers
Telephone: 214 209-0276
Telecopier: 214 209-0995
Electronic Mail: will.t.bowers@bankofamerica.com
U.S. FUNDING AGENT
Global Administrative Agent’s Office
(for payments and Requests for Credit Extensions):
Bank of America, N.A.
901 Main Street, 14th Floor
Mail Code: TX1-492-14-05
Dallas, TX 75202
Attention: Nora Taylor
Telephone: 214 209-0592
Telecopier: 214 290-9673
Electronic Mail: nora.j.taylor@bankofamerica.com

1	Schedule 16.2

Bank of America, NA
Dallas, Texas
ABA# 111000012
Account No. (for Dollars): 1292000883
Ref: ProLogis, Attn: Credit Services
Account No. (for Euro): 65280019
Ref: Prologis, Attn: Credit Services
Swift Address: BOFAGB22
Account No. (for Sterling): 65280027
Ref: Prologis, Attn: Credit Services
London Sort Code: 16-50-50
Swift Address: BOFAGB22
Account No. (for Yen): 606490661046
Ref: Prologis, Attn: Credit Services
Swift Address: BOFAJJX
Account No. (for Canadian Transit# 01312): 04719018
Ref: Prologis, Attn: Credit Services
Swift Address: BOFACATT
U.S. L/C ISSUER:
Bank of America, N.A.
Trade Operations
333 S Beaudry Avenue
Mail Code: CA9-703-19-23
Los Angeles, CA 90017
Attention: Rose T. Agustin
Telephone: 213 345-0132
Telecopier: 213 345-6684
Electronic Mail: rose.t.agustin@bankofamerica.com
U.S. SWING LINE LENDER:
Bank of America, N.A.
901 Main Street, 14th Floor
Mail Code: TX1-492-14-05
Dallas, TX 75202
Attention: Nora Taylor
Telephone: 214 209-0592
Telecopier: 214 290-9673
Electronic Mail: nora.j.taylor@bankofamerica.com
Bank of America, NA
Dallas, Texas
ABA# 111000012
Account No. (for Dollars): 1292000883
Ref: ProLogis, Attn: Credit Services
CANADIAN FUNDING AGENT:
(for payments and Requests for Credit Extensions):
Bank of America, N.A., acting through its Canada Branch
200 Front Street West, Suite 2700

2	Schedule 16.2

Toronto, Ontario M5V 3L2
Attention: Teresa Tsui
Telephone: (416)349-5390
Telecopier: (416)349-4282
Electronic Mail: teresa.tsui@bankofamerica.com
LVTS – Large Value Transaction System
Bank of America, N.A., Canada Branch
Attn: Loans Department
Swift Code: BOFACATT
Transit #: 01312-241 Account # : 90083-255 Ref: ProLogis
CANADIAN L/C ISSUER:
Bank of America, N.A., acting through its Canada Branch
200 Front Street West, Suite 2700
Toronto, Ontario M5V 3L2
Attention: Sophia Ngai / Teresa Tsui
Telephone: (416)349-5380 / (416)349-5390
Telecopier: (416)349-5252 / (416)349-4282
Electronic Mail: sophia.ngai@bankofamerica.com / teresa.tsui@bankofamerica.com
EURO FUNDING AGENT:
Euro Funding Agent’s Office
(for payments and Requests for Credit Extensions):
ABN AMRO Bank, N.V.
Street Address: 250 Bishopsgate
Mail Code:
City, State ZIP Code: London, EC2M 4AA
Attention: Alison Scoot / Michael Oates
Telephone: +44 207 678 5235 /
Telecopier: +44 207 678 6021
Electronic Mail: alison.scoot@uk.abnamro.com / michael.oates@uk.abnamro.com
Account No. (for Dollars):
USD
Bank: ABN AMRO BANK NV, NEW YORK
Swift: ABNAUS33
A/c No: 661001036741
A/c Name: ABN AMRO BANK NV, LONDON
Attn: Agency Europe
Account No. (for Euro):
EUR
Bank: ABN AMRO BANK NV, AMSTERDAM
Swift: ABNANL2A

3	Schedule 16.2

A/c No: 429276230
A/c Name: ABN AMRO BANK NV, LONDON
Attn Agency Europe
Account No. (for Sterling):
GBP
Bank: ABN AMRO BANK NV, LONDON
Direct Chaps: 405030
Swift: ABNAGB2L
Attn: Agency Europe
Account No. (for Yen):
JPY
Bank: ABN AMRO BANK NV, TOKYO
Swift: ABNAJPJT
A/c No: 1722794
A/c Name: ABN AMRO BANK NV, LONDON
Attn: Agency Europe
EURO L/C ISSUER:
ABN AMRO Bank, N.V.
Agency Europe
Street Address: 250 Bishopsgate
Mail Code:
City, State ZIP Code: London EC2M 4AA
Attention: Joyce Weekes
Telephone: +44 207 678 5019
Telecopier: +44 207 678 6021
Electronic Mail: joyce.weekes@uk.abnamro.com
EURO SWING LINE LENDER:
ABN AMRO Bank N.V.
Gustav Mahlerlaan 10
PO Box 283
1000 EA Amsterdam
Attn. Credit Administration Netherlands/HQ6044
contacts for operational matters:
Loan Servicing CPM Desk
Telephone +31-20-433 271
Fax.: +31-20-383 1887
e-mail: loan.servicing.cpm.desk@nl.abnamro.com
            ca.nl.analysis@nl.abnamro.com
Payment instructions:
Bank: ABN AMRO Bank N.V., Amsterdam (Swift ABNANL2A)
account no. 52.47.14.274
account name: ABN AMRO, Credit Administration Netherlands
reference: FC/ProLogis

4	Schedule 16.2

YEN FUNDING AGENT:
Yen Funding Agent’s Office
(for payments and Requests for Credit Extensions):
Sumitomo Mitsui Banking Corporation
Yusen-Odenmacho Build.
13-6, Kodenma-cho Nihonbashi
Chuo-ku Tokyo 103-0001, Japan
Attention: Syndication Dept. / Masahiko Nakamura
Telephone: 81-3-5640-6726
Telecopier: 81-3-5695-5268
Electronic Mail: Nakamura_Masahiko@dn.smbc.co.jp
Account No. (for Dollars):
CITIBANK, NA
ABA#:021000089
Account #:36023837
Account Name: SMBC, NEW YORK
Attention: SDAD-LOAN SERVICES
Ref: ProLogis
Account No. (for Euro):
DEUTSCHE BANK, AG
SWIFT ADDRESS: DEUTDEFF
Account #: 958780910
Account Name: SMBC, NY (SMBCUS33)
Attention: SDAD-LOAN SERVICES
Ref: ProLogis
Account No. (for Sterling):
SMBC, London
SWIFT ADDRESS: SMBCGB2L
Account #: 680156
Account Name: SMBC, NY (SMBCUS33)
Attention: SDAD-LOAN SERVICES
Ref: ProLogis
Account No. for Yen:
Bank Name: Sumitomo Mitsui Banking Corporation
Branch: Head Office, Account Type: Others
Account Name: Agent Account
Account #: 936020
Ref: ProLogis Account, Attn: Credit Services
YEN L/C ISSUER:
Sumitomo Mitsui Banking Corporation, New York Branch
277 Park Avenue,
New York, NY10172
Attention: Delma C. Mitchell

5	Schedule 16.2

Telephone: 1-212-224-4387
Telecopier: 1-212-224-4391
Electronic Mail: Delma_c_Mitchell@smbcgroup.com KRW FUNDING AGENT:
KRW Funding Agent’s Office
(for payments and Requests for Committed Borrowings):
Sumitomo Mitsui Banking Corporation, Seoul Branch
7th floor, Young Poong Bldg. 33, Seorin-Dong, Jongno-Gu,
Seoul, 110-752, Korea
Attention: Min-Kyung Kim
Telephone: 822-399-6325
Telecopier: 822-399-6332
Electronic Mail: minkyung_kim@kr.smbc.co.jp
Account No. (for KRW): 1599 (with Bank of Korea)
Ref: Sumitomo Mitsui Banking Corporation, Seoul Branch, Attn: Min-kyung Kim

6	Schedule 16.2

SCHEDULE 16.6
PROCESSING AND RECORDATION FEES
The applicable Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $3,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction	Assignment Fee

First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-
Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

1	Schedule 16.6

EXHIBIT A-1
FORM OF U.S. COMMITTED LOAN NOTICE
Date: ___________, _____

To:	Bank of America, N.A., as U.S. Funding Agent
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
     The Borrower listed below hereby requests (select one):
☐ A U.S. Committed Borrowing of U.S. Committed Loans.
☐ A conversion or continuation of U.S. Committed Loans that currently are [currency and Type of existing U.S. Committed Loans to be converted or continued][with an Interest Period ending on ___.]
1.	On (a Business Day).

2.	In the aggregate amount of .

3.	Comprised of . [Type of U.S. Committed Loans requested]

4.	In the following currency: .

5.	For Eurocurrency Rate Loans: with an Interest Period of days/months.
The U.S. Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.1 of the Agreement.

U.S. BORROWER:

By:

Name:

Title:

1	Exhibit A-1

EXHIBIT A-2
FORM OF CANADIAN COMMITTED LOAN NOTICE
Date: ___________, _____

To:	Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
The Borrower listed below hereby requests (select one):
☐ A Canadian Committed Borrowing of Canadian Committed Loans.
☐ A conversion or continuation of Canadian Committed Loans that currently are [Type of existing Canadian Committed Loans to be converted or continued][with an Interest Period ending on ___.]
1.	On (a Business Day).

2.	In the aggregate amount of Cdn$ .

3.	Comprised of . [Type of Canadian Committed Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of days/months.

5.	For BA Rate Loans: with an Interest Period of days/months.
The Canadian Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 3.1 of the Agreement.

CANADIAN BORROWER:

By:

Name:

Title:

1	Exhibit A-2

EXHIBIT A-3
FORM OF EURO COMMITTED LOAN NOTICE
Date: ___________, _____

To:	ABN AMRO Bank N.V., as Euro Funding Agent
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
The Borrower listed below hereby requests (select one):
☐ A Euro Committed Borrowing of Euro Committed Loans.
☐ A continuation of Euro Committed Loans
1.	On (a Business Day).

2.	In the aggregate amount of .

3.	In the following currency: .

4.	Eurocurrency Rate Loans: with an Interest Period of days/months.
The Euro Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 4.1 of the Agreement.

EURO BORROWER:

By:

Name:

Title:

1	Exhibit A-3

EXHIBIT A-4
FORM OF YEN COMMITTED LOAN NOTICE
Date: ___________, _____

To:	Sumitomo Mitsui Banking Corporation, as Yen Funding Agent
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
The Borrower listed below hereby requests (select one):
☐ A Yen Committed Borrowing of Yen Committed Loans.
☐ A conversion or continuation of Yen Committed Loans that currently are [currency and Type of existing Yen Committed Loans to be converted or continued][with an Interest Period ending on ___.]
1.	On (a Business Day).

2.	In the aggregate amount of .

3.	Comprised of . [Type of Yen Committed Loans requested]

4.	In the following currency: .

5.	For Eurocurrency Rate Loans: with an Interest Period of days/months.
The Yen Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 5.1 of the Agreement.

YEN BORROWER:

By:

Name:

Title:

1	Exhibit A-4

EXHIBIT A-5
FORM OF KRW COMMITTED LOAN NOTICE
Date: ___________, _____

To:	Sumitomo Mitsui Banking Corporation, as KRW Funding Agent
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
The Borrower listed below hereby requests a KRW Committed Borrowing of KRW Committed Loans:
1.	On (a Business Day).

2.	In the aggregate amount of .
The KRW Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 6.1 of the Agreement.

KRW BORROWER:

By:

Name:

Title:

1	Exhibit A-5

EXHIBIT B-1
FORM OF U.S. SWING LINE LOAN NOTICE
Date: ___________, _____

To:	Bank of America, N.A., as U.S. Swing Line Lender
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
The undersigned hereby requests a U.S. Swing Line Loan:
1.	On (a Business Day).

2.	In the amount of $ .
The U.S. Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.5.1 of the Agreement.

U.S. BORROWER:

By:

Name:

Title:

1	Exhibit B-1

EXHIBIT B-2
FORM OF EURO SWING LINE LOAN NOTICE
Date: ___________, _____

To:	ABN AMRO Bank N.V., as Euro Swing Line Lender
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
The undersigned hereby requests a Euro Swing Line Loan:
1.	On (a Business Day).

2.	In the amount of .

3.	In the following currency: ☐ Euro or ☐ Sterling.
The Euro Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 4.5.1 of the Agreement.

EURO BORROWER:

By:

Name:

Title:

1	Exhibit B-2

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: __________________,

To:	Bank of America, N.A., as Global Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                             of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to Global Administrative Agent on the behalf of the Company, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 12.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 12.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.
2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the condition (financial or otherwise) of the Company as of the date of the attached financial statements and for the accounting period then ended with the purpose of determining whether Company was in compliance with the Agreement as of such date, and
[select one:]
[to the best knowledge of the undersigned, no Default existed on such date.]

1	Exhibit C

—or—
     [the following is a list of Defaults that, to the best knowledge of the undersigned, existed on such date, together with a description of the nature and status of each such Default:]
3. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of___,___.

PROLOGIS, a Maryland real estate investment trust

By:

Name:

Title:

2	Exhibit C

For the Quarter/Year ended ___________________(“Statement Date”)
SCHEDULE 2
to the Compliance Certificate
($ in 000’s)
     The following covenant computations, together with the supporting schedules attached hereto, are true and correct:

a.	Minimum Consolidated Net Worth.

	Actual:	$
	Required Minimum:	$ [1]

b.	Leverage Ratio (ProLogis and Consolidated Affiliates).

	Actual:

	Indebtedness of the Companies	$ [2]	(1)
	Total Assets Value		$(2)

	Ratio of (1) to (2):

	Required Maximum:	0.60 to 1.0[3]

C.	Fixed Charge Coverage Ratio.

	Adjusted EBITDA		$(1)

	Capital Expenditures		(2)

	Subtotal (1) — (2)		(3)

	Debt Service		(4)

	Preferred Dividends		(5)

	Subtotal (4) + (5)		(6)

	Ratio of (3) to (6):

	Required Minimum:	1.75 to 1.0

[1]	$2,500,000,000 plus 70% of the Net Proceeds of all Equity Issuances after the Closing Date (other than other than (x) the issuance and sale of preferred Equity Interests in substitution and replacement of other preferred Equity Interests that ProLogis redeemed or otherwise acquired pursuant to a Permitted Redemption to the extent that the net proceeds from such issuance and sale do not exceed the amount of such Permitted Redemption and (y) issuances to a Company).

[2]	Includes Companies’ Share of Indebtedness of Unconsolidated Affiliates of Companies.

[3]	May be increased to 0.65 to 1.0 upon the satisfaction of conditions outlined in the Credit Agreement.

3	Exhibit C

d.	Unencumbered Debt Service Coverage Ratio.

	Unencumbered EBITDA	$(1)

	Unencumbered Debt Service	(2)

	Ratio of (1) to (2):

	Required Minimum 1.75 to 1.0

e.	Investments.

		Percent of		Maximum
	Amount	Total Assets		Permitted
Investments in raw land, Non-Industrial Properties and Refrigerated Properties			%	25%
Total Asset Value	$

f.	Secured Indebtedness.

		Percent of		Maximum
	Amount	Total Assets		Permitted
Secured Debt			%	25%
Total Asset Value	$

g.	Distributions and Redemptions.
	Funds from Operations		$(1)

	Distributions		$(2)

	Percent (2) ÷ (1):
	Redemption of Common Stock	$

	Permitted aggregate maximum	$400,000,000[4]
Date:__________________________

[4]	Excluding Restricted Payments otherwise permitted by Section 13.5 of the Agreement.

4	Exhibit C

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the applicable Funding Agent as contemplated below, (i) all of the Assignor’s rights and obligations as a Lender under the Agreement and any document or instrument delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Tranches identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities1) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s):

4.	Global Administrative Agent: Bank of America, N.A., as the global administrative agent under the Agreement

5.	Applicable Funding Agent:

[1]	Include all applicable subfacilities.

[2]	Select as applicable.

1	Exhibit D

6. Agreement: Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
7. Assigned Interest:

AGGREGATE AMOUNT
OF
	COMMITMENT/LOANS		PERCENTAGE
TRANCHE	FOR ALL APPLICABLE	AMOUNT OF	ASSIGNED OF
ASSIGNED	TRANCHE LENDERS	COMMITMENT	COMMITMENT	CUSIP NUMBER
		$-	$-	%-

		$-	$-	%-

	$-		$-	%-

[8. Trade Date: ___]3
9. Qualifications. Annex 2 attached hereto sets forth the specific qualifications of the Assignee.
10. Acknowledgment of Security Agency Agreement. Assignee acknowledges and agrees to the terms and conditions set forth in, and agrees to be bound by all of the provisions of, the Security Agency Agreement as if it were a signatory thereto including the provisions that provide for the allocation or reallocation of Recoveries (as defined in the Security Agency Agreement) from such Assignee.
Effective Date: ___, 20___[TO BE INSERTED BY THE APPLICABLE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:

Title:

[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

2	Exhibit D

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:

Title:

Include bracketed language below if a Dutch Borrower is a Borrounder the applicable Tranche.

[For the purpose of Dutch Banking Act, Subsequent Lender expressly confirms the representations in Section 16.18.2 of the Agreement.]

[Consented to and][4] Accepted:

By:

Name:

Title:

[Consented to:][5]

PROLOGIS

By:

Name:

Title:

[4]	To be added only if the consent of the applicable Agent is required by the terms of the Credit Agreement.

[5]	To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

3	Exhibit D

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
PROLOGIS SENIOR GLOBAL CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
     1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all requirements of an Eligible Assignee under the Agreement (subject to receipt of such consents as may be required under the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 12.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agents, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the applicable Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and

4	Exhibit D

Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

5	Exhibit D

ANNEX 2 TO ASSIGNMENT AND ASSUMPTION
PROLOGIS SENIOR GLOBAL CREDIT AGREEMENT
I. Alternative Currency Qualifications (complete for each Assigned Applicable Tranche):
1. Assignee represents and warrants to U.S. Funding Agent that it can provide U.S. Committed Loans in each of the following Alternative Currencies marked as “Available” under the U.S. Tranche:

Canadian Dollars	Euro	Sterling	Yen
Available / Not Available	Available /	Not Available	Available / Not Available	Available / Not Available
2. Assignee represents and warrants Euro Funding Agent that it can provide Euro Committed Loans in each of the following Alternative Currencies marked as “Available” under the Euro Tranche:

Dollars	Sterling	Yen
Available / Not Available	Available / Not Available	Available / Not Available
3. Assignee represents and warrants to Yen Funding Agent that it can provide Yen Committed Loans in each of the following Alternative Currencies marked as “Available” under the Yen Tranche:

Dollars	Euro	Sterling
Available / Not Available	Available / Not Available	Available / Not Available
II. TMK Qualifications (Complete if assigned U.S. Tranche, Euro Tranche, or Yen Tranche):
[select one:]
[1. Assignee represents and warrants to the applicable Funding Agents that it is an institution from which a TMK may, pursuant to the Laws of Japan, borrow money.]
[1. Assignee represents and warrants to the applicable Funding Agents that it is not an institution from which a TMK may, pursuant to the Laws of Japan, borrow money.]
Note: a Yen Lender must be an institution from which a TMK may, pursuant to the Laws of Japan, borrow money.

6	Exhibit D

III. Foreign Borrower Qualifications (complete for each Assigned Applicable Tranche):
1. Assignee represents and warrants to U.S. Funding Agent that it can provided U.S. Committed Loans in each of the following jurisdictions marked as “Available” under the U.S. Tranche without the imposition of any withholding tax:

The Netherlands	Japan
Available / Not Available	Available / Not Available
2. Assignee represents and warrants to Euro Funding Agent that it can provided Euro Committed Loans in each of the following jurisdictions marked as “Available” under the Euro Tranche without the imposition of any withholding tax:

United States	Japan
Available / Not Available	Available / Not Available
3. Assignee represents and warrants to Yen Funding Agent that it can provided Yen Committed Loans in each of the following jurisdictions marked as “Available” under the Yen Tranche without the imposition of any withholding tax:

United States	The Netherlands
Available / Not Available	Available / Not Available

7	Exhibit D

EXHIBIT E
FORM OF PARENT GUARANTY
     THIS PARENT GUARANTY AGREEMENT is executed as of October 6, 2005 (this “Guaranty Agreement”), by PROLOGIS, a Maryland real estate investment trust (“ProLogis”), as guarantor (“Guarantor”) for the benefit of the Guaranteed Credit Parties (as defined below). Capitalized terms used but not defined herein have the respective meanings set forth in the Security Agency Agreement referred to below, and the rules of interpretation set forth in Sections 1.2(a) and (c) of the Global Credit Agreement referred to below shall apply herein as if fully set forth herein.
R E C I T A L S:
     1. Pursuant to the Global Senior Credit Agreement dated as of even date herewith (the “Global Credit Agreement”), by and among ProLogis, the Affiliate Borrowers party thereto from time to time (the “Affiliate Borrowers”), Bank of America, N.A. (“Bank of America”), as Global Administrative Agent (in such capacity, “Global Administrative Agent”), and the other agents, letter of credit issuers and lenders from time to time party thereto, the Global Lenders have agreed to provide a global credit facility to ProLogis and the Affiliate Borrowers.
     2. The Global Credit Agreement requires that, subject to certain limitations set forth therein, Guarantor execute this Guaranty Agreement in order to guaranty all of the “Obligations” (as defined in the Global Credit Agreement) of all Affiliate Borrowers under the Credit Agreement.
     3. Bank of America, as Global Administrative Agent and Collateral Agent, and certain other creditors of Guarantor have entered into a Second Amended and Restated Security Agency Agreement dated as of October 6, 2005 (the “Security Agency Agreement”).
     4. Guarantor intends that all Credit Obligations of all subsidiaries and affiliates of Guarantor (all subsidiaries and affiliates of Guarantor that have Credit Obligations, each an “Obligor” and collectively the “Obligors”) shall be guaranteed hereunder.
     5. Guarantor will benefit from the extensions of credit to the Obligors by the Guaranteed Credit Parties.
     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor hereby guarantees payment of the Guaranteed Obligations (as defined below) as more specifically described herein and hereby agree as follows:
SECTION 1
NATURE AND SCOPE OF GUARANTY
     1.1 Definition of Guaranteed Obligations and Guaranteed Credit Parties. As used herein, (a) the term “Guaranteed Credit Parties” means all Credit Parties other than Noteholders; and (b) the term “Guaranteed Obligations” means (i) all Credit Obligations owing to the Guaranteed Credit Parties and (ii) all costs, expenses and fees, including court costs and reasonable attorneys’ fees, arising in connection with the collection of any Guaranteed Obligations.

1	Parent Guaranty

     1.2 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantor to the Guaranteed Credit Parties hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Obligor (including any offset for present or future Taxes as set forth in Section 1.10 hereof), or any other party, against any Guaranteed Credit Party or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise. Without limiting the foregoing or Guarantor’s liability hereunder, to the extent that any Guaranteed Credit Party advances funds or extends credit to any Obligor, and does not receive payments or benefits thereon in the amounts and at the times required or provided by the Financing Agreements or under applicable law, Guarantor is absolutely liable to make such payments to (and confer such benefits on) such Guaranteed Credit Party, on a timely basis.
     1.3 Guaranty of Guaranteed Obligations. Guarantor hereby irrevocably and unconditionally guarantees to the Guaranteed Credit Parties (a) the due and punctual payment of the Guaranteed Obligations when due (whether at stated maturity, upon acceleration or otherwise) and (b) the timely performance of all other obligations now or hereafter owed by all Obligors to the Guaranteed Credit Parties under the Financing Agreements. Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor and not merely as surety.
     1.4 Nature of Guaranty. This Guaranty Agreement is intended to be an irrevocable, absolute and continuing guaranty of payment and is not a guaranty of collection. This Guaranty Agreement may not be revoked by Guarantor. The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced or paid in full shall not release, discharge or reduce the obligation of Guarantor with respect to indebtedness or obligations of any Obligor to the Guaranteed Credit Parties thereafter incurred (or other Guaranteed Obligations thereafter arising) under the Financing Agreements. This Guaranty Agreement shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Obligations.
     1.5 Payment by Guarantor. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at maturity or earlier by acceleration or otherwise, then Guarantor shall, immediately upon demand by Collateral Agent for the benefit of the Guaranteed Credit Parties, and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate or acceleration or any other notice whatsoever, pay, at the election of Collateral Agent, in the lawful currency in which the applicable Guaranteed Obligations have been incurred or in lawful money of the United States of America (or such other currency as may be required under the applicable Financing Agreement), the amount due on the Guaranteed Obligations to Collateral Agent, for the benefit of the Guaranteed Credit Parties, at Collateral Agent’s principal office in Dallas, Texas. Any such demand may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Any such demand shall be deemed made, given and received in accordance with Section 5.2 hereof. Guarantor agrees to make all payments hereunder strictly in accordance with the terms hereof regardless of any law, regulation or order now or hereafter in effect in the jurisdiction in which Guarantor is organized or formed or any other jurisdiction (except the laws of the State of New York) affecting any of such terms or the rights of the Guaranteed Credit Parties with respect thereto.
     1.6 Payment of Expenses. If Guarantor breaches or fails to timely perform any provision of this Guaranty Agreement, then Guarantor shall, immediately upon demand by Collateral Agent, pay to Collateral Agent, for the benefit of the Guaranteed Credit Parties, all costs and expenses (including court costs and reasonable attorneys’ fees and expenses) incurred by the Guaranteed Credit Parties in the enforcement hereof or the preservation of the Guaranteed Credit Parties’ rights hereunder, including any

2	Parent Guaranty

of the foregoing arising out of any case commenced by or against Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The covenant contained in this Section 1.6 shall survive the payment of the Guaranteed Obligations.
     1.7 No Duty to Pursue Others. Neither Collateral Agent nor any other Guaranteed Credit Party shall be required (and Guarantor hereby waives any rights which it may have to require Collateral Agent or any other Guaranteed Credit Party) to, in order to enforce payment by Guarantor, first (a) institute suit or exhaust remedies against any Obligor or others liable on the Guaranteed Obligations or any other Person, (b) enforce the Guaranteed Credit Parties’ (or Collateral Agent’s) rights against any security which shall ever have been given to secure the Guaranteed Obligations, (c) enforce the Guaranteed Credit Parties’ (or Collateral Agent’s) rights against any other guarantors of the Guaranteed Obligations, (d) join Obligors or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty Agreement, (e) exhaust any remedies available to the Guaranteed Credit Parties (or Collateral Agent) against any security which shall ever have been given to secure the Guaranteed Obligations or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. The Guaranteed Credit Parties shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations. Further, Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of any applicable jurisdiction.
     1.8 Waiver of Notices, etc. Guarantor agrees to the provisions of each of the Financing Agreements, and hereby waives notice of (a) any loan or advance made by any Guaranteed Credit Party to any Obligor or issuance or redemption of any instrument evidencing indebtedness of an Obligor in favor of a Guaranteed Credit Party, (b) acceptance of this Guaranty Agreement, (c) any amendment or extension of any Financing Agreement or any other instrument or document pertaining to all or any part of the Guaranteed Obligations, (d) the execution and delivery by any Obligor and any Guaranteed Credit Party of any other loan or credit agreement or of any Obligor’s execution and delivery of any promissory note or other document in connection therewith, (e) the occurrence of any Event of Default, (f) any Guaranteed Credit Party’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of nonpayment or default by any Obligor with respect to any of the Guaranteed Obligations, (i) the release of any other guarantor of the Guaranteed Obligations or (j) any other action at any time taken or omitted by any Guaranteed Credit Party, and, generally, all demands and notices of every kind in connection with this Guaranty Agreement, any Financing Agreement, and any other document or agreement evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.
     1.9 Effect of Bankruptcy, Other Matters. If, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order, or decision thereunder, or for any other reason, (a) any Guaranteed Credit Party must rescind or restore any payment, or any part thereof, received by such Guaranteed Credit Party in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty Agreement given to Guarantor by such Guaranteed Credit Party shall be without effect, and this Guaranty Agreement shall remain in full force and effect, (b) any Obligor shall cease to be liable to the Guaranteed Credit Parties for any of the Guaranteed Obligations (other than by reason of the indefeasible payment in full thereof), then the obligations of Guarantor under this Guaranty Agreement shall remain in full force and effect. It is the intention of the Guaranteed Credit Parties and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance. Without limiting the generality of the foregoing, it is the intention of the Guaranteed Credit Parties and Guarantor that the filing of any Bankruptcy Proceeding by or against any Obligor or any other Person obligated on any portion of the Guaranteed Obligations shall not affect the obligations of Guarantor under this Guaranty Agreement or the rights of the Guaranteed Credit Parties (or Collateral

3	Parent Guaranty

Agent acting on their behalf) under this Guaranty Agreement, including the right or ability of the Guaranteed Credit Parties (or Collateral Agent on their behalf) to pursue or institute suit against Guarantor for the entire Guaranteed Obligations.
     1.10 Taxes. If Guarantor makes a payment hereunder to which Indemnified Taxes or Other Taxes (each as defined in the Global Credit Agreement) apply or are at any time imposed on any payment under or in respect of this Guaranty Agreement, Guarantor shall pay all such Taxes to the relevant authority in accordance with applicable law such that the Guaranteed Credit Parties receive the sum they would have received had no such deduction or withholding of such Taxes been made and shall also pay to the Guaranteed Credit Parties, on demand, all additional amounts which any such Guaranteed Credit Party specifies as necessary to preserve the after-tax yield the Guaranteed Credit Party would have received if such taxes had not been imposed. Guarantor shall, as soon as practicable after any payment described above, deliver to Collateral Agent the original or a certified copy of a receipt issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.
SECTION 2
ADDITIONAL EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTOR’S OBLIGATIONS
     Guarantor hereby consents and agrees to each of the following, and agree that Guarantor’s obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any common law, equitable, statutory or other rights (including, without limitation, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:
     2.1 Modifications, etc. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations or of the Financing Agreements;
     2.2 Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any Guaranteed Credit Party to Guarantor or any Obligor;
     2.3 Condition, Composition or Structure of Obligor or Guarantor. The insolvency, bankruptcy, arrangement, adjustment, composition, structure, liquidation, disability, dissolution or lack of power of any Obligor, Guarantor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Obligor or of Guarantor, or any sale, lease or transfer of any or all of the assets of any Obligor or of Guarantor, or any change in name, business, location, composition, structure, shareholders, partners or members (whether by accession, secession, cessation, death, dissolution, transfer of assets or otherwise) of any Obligor or of Guarantor; or any reorganization of any Obligor or of Guarantor;
     2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality, or unenforceability of any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that (a) the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, (b) the act of creating the Guaranteed Obligations, or any part thereof, is ultra vires, (c) the officers or representatives executing the Financing Agreements or any other documents otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) any Obligor has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render any Guaranteed Obligations wholly or partially uncollectible from such Obligor, (f) the creation, performance

4	Parent Guaranty

or repayment of the Guaranteed Obligations (or the execution, delivery, and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible, or unenforceable, or (g) the Financing Agreements or other documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic.
     2.5 Release of Obligors. Any full or partial release of the liability of any Obligor on the Guaranteed Obligations, or any part thereof, or of any co-guarantor or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantor that it may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to perform the Guaranteed Obligations, or that the Guaranteed Credit Parties will look to other parties to perform the Guaranteed Obligations; notwithstanding the foregoing, Guarantor does not hereby waive or release (expressly or impliedly) any rights of subrogation, reimbursement or contribution which it may have, after indefeasible payment in full of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable (“Contingent Indemnification Obligations”)), against others liable on the Guaranteed Obligations; provided that Guarantor’s rights of subrogation, reimbursement and contribution are subordinate to the rights and claims of the Guaranteed Credit Parties until the payment in full of all Guaranteed Obligations (other than Contingent Indemnification Obligations);
     2.6 Other Security. The taking or accepting of any other security, collateral, guaranty or other assurance of payment for all or any part of the Guaranteed Obligations;
     2.7 Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable, or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
     2.8 Care and Diligence. The failure of any Guaranteed Credit Party, Collateral Agent or any other party to exercise diligence or reasonable care or to act, fail to act or comply with any duty in the administration, preservation, protection, enforcement, sale application, disposal or other handling or treatment of all or any part of Guaranteed Obligations or any collateral, property, or security at any time securing any portion thereof, including the failure to conduct any foreclosure or exercise any other remedy fairly, in a commercially reasonable manner, or in such a way so as to obtain the best possible price or a favorable price or otherwise act or fail to act;
     2.9 Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantor that Guarantor is not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any collateral for the Guaranteed Obligations; notwithstanding the foregoing, Guarantor does not hereby waive or release (expressly or impliedly) any right to be subrogated to the rights of the Guaranteed Credit Parties in any collateral or security for the Guaranteed Obligations after payment in full of the Guaranteed Obligations; provided that Guarantor’s rights of subrogation are subordinate to the rights, claims, liens, and security interests of the Guaranteed Credit Parties until the payment in full of the Guaranteed Obligations (other than Contingent Indemnification Obligations);

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     2.10 Offset. Any existing or future right of offset, claim or defense of any Obligor against the Guaranteed Credit Parties or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise;
     2.11 Merger. The reorganization, merger, or consolidation of any Obligor or Guarantor into or with any other Person;
     2.12 Preference. Any payment by any Obligor to any Guaranteed Credit Party being held to constitute a preference under bankruptcy laws, or for any reason any Guaranteed Credit Party is required to refund such payment or pay such amount to such Obligor or another Person (other than in accordance with the Security Agency Agreement); or
     2.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Financing Agreements, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood or risk that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof; it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations.
SECTION 3
REPRESENTATIONS AND WARRANTIES
     To induce the Guaranteed Credit Parties to enter into the Global Credit Agreement and the other Financing Agreements and to extend credit to Obligors, Guarantor represents and warrants to the Guaranteed Credit Parties that:
     3.1 Benefit. Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty Agreement and the Guaranteed Obligations;
     3.2 No Representation by the Guaranteed Credit Parties. No Guaranteed Credit Party or any other Person has made any representation, warranty, or statement to Guarantor in order to induce Guarantor to execute this Guaranty Agreement;
     3.3 Guarantor’s’ Financial Condition. As of the date hereof, and after giving effect to this Guaranty Agreement and the contingent obligations evidenced hereby, Guarantor is, and will be, solvent;
     3.4 Legality. The execution, delivery, and performance by Guarantor of this Guaranty Agreement and the consummation of the transactions contemplated hereunder (a) have been duly authorized by all necessary trust action of Guarantor, (b) do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge or lien, or any contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor or any of its assets or violate any provisions of its Constituent Documents; and (c) this Guaranty Agreement is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or

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other laws of general application relating to the enforcement of creditors’ rights and to general principles of equity; and
     3.5 Survival. All representations and warranties made by Guarantor herein shall survive the execution hereof.
SECTION 4
SUBORDINATION OF CERTAIN INDEBTEDNESS
     4.1 Subordination of Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Obligor to Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Obligor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor. The Guarantor Claims shall include all rights and claims of Guarantor against any Obligor (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations. If an Event of Default exists, Guarantor shall not receive or collect, directly or indirectly, from any Obligor or any other party any amount upon the Guarantor Claims unless and until the Guaranteed Obligations (other than Contingent Indemnification Obligations) shall be paid and satisfied in full and Guarantor shall have performed all of its obligations hereunder.
     4.2 Claims in Bankruptcy. In the event of any Bankruptcy Proceeding involving any Obligor as debtor, Collateral Agent shall have the right to prove the claims of each Guaranteed Credit Party in any such proceeding so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Should Collateral Agent receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between any Obligor and Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment to the Guaranteed Credit Parties in full of the Guaranteed Obligations (other than Contingent Indemnification Obligations), Guarantor shall become subrogated to the rights of the Guaranteed Credit Parties to the extent that such payments to the Guaranteed Credit Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Collateral Agent had not received dividends or payments upon the Guarantor Claims.
     4.3 Payments Held in Trust. In the event that, notwithstanding Sections 4.1 and 4.2 above, Guarantor should receive any funds, payment, claim or distribution which is prohibited by such Sections, Guarantor agrees to hold in trust for Collateral Agent, in kind, all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over such funds, payments, claims or distributions so received except to pay them promptly to Collateral Agent, for the benefit of the Guaranteed Credit Parties, and Guarantor covenants promptly to pay the same to Collateral Agent.
     4.4 Liens Subordinate. Guarantor agrees that any lien, security interest, judgment lien, charge or other encumbrance upon any Obligor’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any lien, security interest, judgment lien, charge or other encumbrance upon such Obligor’s assets securing payment of the Guaranteed Obligations, regardless of whether any such encumbrances presently exist or are hereafter created or attach. Without the prior written consent of Collateral Agent, Guarantor shall not (a) exercise or enforce any creditor’s right it may

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have against any Obligor or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including the commencement of, or joinder in, any Bankruptcy Proceeding) to enforce any lien, mortgage, deed of trust, security interest, collateral right, judgment or other encumbrance on assets of any Obligor held by Guarantor.
     4.5 Notation of Records. All promissory notes, accounts receivable ledgers, or other evidences of the Guarantor Claims accepted by or held by Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty Agreement.
SECTION 5
MISCELLANEOUS
     5.1 Waiver. No failure to exercise, and no delay in exercising, on the part of any Guaranteed Credit Party, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Guaranteed Credit Parties hereunder shall be in addition to all other rights and remedies provided by law or in equity. No modification or waiver of any provision of this Guaranty Agreement, or consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar, or other instances without such notice or demand. The obligations hereunder shall not be affected, limited or impaired by any act of any Governmental Authority affecting any Obligor, including any restriction on or regarding the conversion of currency or repatriation or control of funds or any total or partial expropriation of such Obligor’s property, or by any economic, political, regulatory or other event in any country in which such Obligor is located.
     5.2 Notices. Any notice or other communication required or permitted to be given by this Guaranty Agreement must be (a) given in writing and delivered by hand or overnight courier service or mailed by prepaid certified or registered mail, return receipt requested, or (b) sent by telecopier to the party to whom such notice or communication is directed (i) in the case of a notice to a Guaranteed Credit Party or Collateral Agent, to the address or facsimile number of such Person determined pursuant to the Security Agency Agreement, and (ii) in the case of a notice to Guarantor, to the following:
Guarantor:
ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Attention: Mr. M. Gordon Keiser, Jr.
Facsimile: 303-375-8581
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Any party may change its address for purposes of this Guaranty Agreement by giving notice of such change to the other party pursuant to this Section 5.2. Any notice hereunder sent by Guarantor to Collateral Agent shall be deemed to have been received by all Voting Credit Parties.

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     5.3 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER FINANCING AGREEMENT AGAINST GUARANTOR OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.2. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY GUARANTEED CREDIT PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     5.4 Invalid Provisions. If any provision of this Guaranty Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty Agreement, such provision shall be fully severable and this Guaranty Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty Agreement, and the remaining provisions of this Guaranty Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Guaranty Agreement, unless such continued effectiveness of this Guaranty Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
     5.5 Entirety. This Guaranty Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.
     5.6 Parties Bound; Assignment. This Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives; provided that Guarantor may not, without the prior written consent of Collateral Agent, assign any of its rights, powers, duties, or obligations hereunder.
     5.7 Role of Collateral Agent. This Guaranty Agreement has been delivered to Collateral Agent for the benefit of the Credit Parties. Collateral Agent has been authorized to enforce this Guaranty Agreement for itself and on behalf of all other Credit Parties. Except as otherwise agreed by Collateral Agent, no other Credit Party shall have any right to enforce this Guaranty Agreement against Guarantor. All payments by Guarantor pursuant to this Guaranty Agreement shall be made to or as directed by Collateral Agent for distribution in accordance with the Security Agency Agreement.

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     5.8 Multiple Counterparts. This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Guaranty Agreement by signing any such counterpart.
     5.9 Rights and Remedies. If Guarantor becomes liable for any indebtedness owing by an Obligor to the Guaranteed Credit Parties, by endorsement or otherwise, other than under this Guaranty Agreement, then such liability shall not be in any manner impaired or affected hereby and the rights of the Guaranteed Credit Parties hereunder shall be cumulative of all other rights that the Guaranteed Credit Parties (or any of them) may ever have against Guarantor. The exercise by the Guaranteed Credit Parties of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
     5.10 WAIVER OF TRIAL BY JURY. GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT AND THE FINANCING AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     5.11 Foreign Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Funding Agent under the Global Credit Agreement could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Guarantor in respect of any such sum due from it to the Guaranteed Credit Parties hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such Guaranteed Obligation is denominated (the “Obligations Currency”), be discharged only to the extent that on the Business Day following receipt by such Funding Agent of any sum adjudged to be so due in the Judgment Currency, such Funding Agent may in accordance with normal banking procedures purchase the Obligations Currency with the Judgment Currency. If the amount of the Obligations Currency so purchased is less than the sum originally due from Guarantor on such Guaranteed Obligation, Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify and hold the Guaranteed Credit Parties harmless against such loss. If Global Administrative Agent so notifies Guarantor in writing, at Global Administrative Agent’s sole and absolute discretion, payments under this Guaranty Agreement shall be the Dollar Equivalent amount of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made.
     5.12 Other Guaranties. Guarantor has issued and may in the future issue other guaranties of Designated Senior Debt. Any such other guaranty shall supplement and be in addition to, and not limit or otherwise affect, this Guaranty Agreement.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

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Acknowledged and Agreed:

PROLOGIS, a Maryland Real Estate Investment Trust

By:

Name:

Title:

EXHIBIT F
FORM OF SUBSIDIARY GUARANTY
     THIS MASTER SUBSIDIARY GUARANTY AGREEMENT (this “Guaranty Agreement”) is executed as of October 6, 2005, by each of the Consolidated Subsidiaries and Unconsolidated Affiliates of PROLOGIS, a Maryland real estate investment trust (“ProLogis”), listed on Schedule 1 attached hereto or which became a party hereto pursuant to Section 5.10 below (each a “Guarantor” and, collectively, the “Guarantors”), for the benefit of the Guaranteed Credit Parties (as defined below). Capitalized terms used but not defined herein have the respective meanings set forth in the Security Agency Agreement referred to below, and the rules of interpretation set forth in Sections 1.2(a) and (c) of the Global Credit Agreement referred to below shall apply herein as if fully set forth herein.
R E C I T A L S:
     1. Pursuant to the Global Senior Credit Agreement dated as of even date herewith (the “Global Credit Agreement”), by and among ProLogis, the Affiliate Borrowers party thereto, Bank of America, N.A. (“Bank of America”), as Global Administrative Agent (in such capacity, “Global Administrative Agent”), and the other agents, letter of credit issuers and lenders from time to time party thereto, the Global Lenders have agreed to provide a global credit facility to ProLogis and the Affiliate Borrowers as described therein.
     2. The Global Credit Agreement requires that, subject to certain limitations set forth therein, each Major Subsidiary and each Affiliate Borrower execute this Guaranty Agreement in order to guaranty, among other things, some or all of the “Obligations” under and as defined in the Global Credit Agreement.
     3. Bank of America, as Global Administrative Agent and Collateral Agent, and certain other creditors of ProLogis have entered into a Second Amended and Restated Security Agency Agreement dated as of October 6, 2005 (the “Security Agency Agreement”).
     4. ProLogis intends that all Credit Obligations (other than Credit Obligations owing to Noteholders) shall be guaranteed hereunder.
     5. Each Guarantor will benefit from the extensions of credit to Borrowers and other issuers of Designated Senior Debt (the Borrowers and each such issuer, each an “Obligor” and, collectively, the “Obligors”) by the Guaranteed Credit Parties (as defined below).
     NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantors hereby jointly and severally guarantee payment of the Guaranteed Obligations (as defined below) as more specifically described herein and hereby agree as follows:

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SECTION 1
NATURE AND SCOPE OF GUARANTY
     1.1 Definition of Guaranteed Obligations and Guaranteed Credit Parties. As used herein, (a) the term “Guaranteed Credit Parties” means all Credit Parties other than Noteholders; and (b) the term “Guaranteed Obligations” means (i) all Credit Obligations owing to the Guaranteed Credit Parties and (ii) all costs, expenses and fees, including court costs and reasonable attorneys’ fees, arising in connection with the collection of any Guaranteed Obligations.
     Notwithstanding the foregoing paragraph, the Guaranteed Obligations of any Guarantor shall not include the indebtedness, obligations and liabilities created or arising under the agreements or instruments set forth opposite such Guarantor’s name on Exhibit C.
     1.2 Guaranteed Obligations Not Reduced by Offset. The Guaranteed Obligations and the liabilities and obligations of Guarantors to the Guaranteed Credit Parties hereunder shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of any Obligor (including any offset for present or future Taxes as set forth in Section 1.11 hereof), or any other party, against any Guaranteed Credit Party or against payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise. Without limiting the foregoing or Guarantors’ liability hereunder, to the extent that any Guaranteed Credit Party advances funds or extends credit to any Obligor, and does not receive payments or benefits thereon in the amounts and at the times required or provided by the Financing Agreements or under applicable law, Guarantors are absolutely liable to make such payments to (and confer such benefits on) such Guaranteed Credit Party, on a timely basis.
     1.3 Guaranty of Guaranteed Obligations. Subject to the limitations set forth in Section 1.10, Guarantors irrevocably and unconditionally guarantee, jointly and severally, to the Guaranteed Credit Parties (a) the due and punctual payment of the Guaranteed Obligations when due (whether at stated maturity, upon acceleration or otherwise) and (b) the timely performance of all other obligations now or hereafter owed by Obligors to the Guaranteed Credit Parties under the Financing Agreements. Each Guarantor hereby irrevocably and unconditionally covenants and agrees that it is liable for the Guaranteed Obligations as primary obligor and not merely as surety.
     1.4 Nature of Guaranty. This Guaranty Agreement is intended to be an irrevocable, absolute and continuing guaranty of payment and is not a guaranty of collection. This Guaranty Agreement may not be revoked by any Guarantor. The fact that at any time or from time to time the Guaranteed Obligations may be increased or reduced or paid in full shall not release, discharge or reduce the obligation of Guarantors with respect to indebtedness or obligations of any Obligor to the Guaranteed Credit Parties thereafter incurred (or other Guaranteed Obligations thereafter arising) under the Financing Agreements. This Guaranty Agreement shall not be discharged by the assignment or negotiation of all or part of the Guaranteed Obligations.
     1.5 Payment by Guarantors. If all or any part of the Guaranteed Obligations shall not be punctually paid when due, whether at maturity or earlier by acceleration or otherwise, then Guarantors shall, immediately upon demand by Collateral Agent for the benefit of the Guaranteed Credit Parties, and without presentment, protest, notice of protest, notice of nonpayment, notice of intention to accelerate or acceleration, or any other notice whatsoever, pay, at the election of Collateral Agent, in the lawful currency in which the applicable Guaranteed Obligations have been incurred or in lawful money of the United States of America (or such other currency as may be required under the applicable Financing Agreement), the amount due on the Guaranteed Obligations to Collateral Agent, for the benefit of the

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Guaranteed Credit Parties, at Collateral Agent’s principal office in Dallas, Texas. Any such demand may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations, and may be made from time to time with respect to the same or different items of Guaranteed Obligations. Any such demand shall be deemed made, given and received in accordance with Section 5.2 hereof. Each Guarantor agrees to make all payments hereunder strictly in accordance with the terms hereof regardless of any law, regulation or order now or hereafter in effect in the jurisdiction in which such Guarantor is organized or formed or any other jurisdiction (except the laws of the State of New York) affecting any of such terms or the rights of the Guaranteed Credit Parties with respect thereto.
     1.6 Payment of Expenses. If any Guarantor breaches or fails to timely perform any provision of this Guaranty Agreement, then Guarantors shall, immediately upon demand by Collateral Agent, pay to Collateral Agent, for the benefit of the Guaranteed Credit Parties, all costs and expenses (including court costs and reasonable attorneys’ fees and expenses) incurred by the Guaranteed Credit Parties in the enforcement hereof or the preservation of the Guaranteed Credit Parties’ rights hereunder, including any of the foregoing arising out of any case commenced by or against any Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The covenant contained in this Section 1.6 shall survive the payment of the Guaranteed Obligations.
     1.7 No Duty to Pursue Others. Neither Collateral Agent nor any other Guaranteed Credit Party shall be required (and Guarantors hereby waive any rights which Guarantors may have to require Collateral Agent or any other Guaranteed Credit Party) to, in order to enforce payment by any Guarantor, first (a) institute suit or exhaust remedies against any Obligor or others liable on the Guaranteed Obligations or any other Person, (b) enforce the Guaranteed Credit Parties’ (or Collateral Agent’s) rights against any security which shall ever have been given to secure the Guaranteed Obligations, (c) enforce the Guaranteed Credit Parties’ (or Collateral Agent’s) rights against any other Guarantor or any other guarantors of the Guaranteed Obligations, (d) join Obligors, any other Guarantor or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty Agreement, (e) exhaust any remedies available to the Guaranteed Credit Parties (or Collateral Agent) against any security which shall ever have been given to secure the Guaranteed Obligations or (f) resort to any other means of obtaining payment of the Guaranteed Obligations. The Guaranteed Credit Parties shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations. Further, each Guarantor expressly waives each and every right to which it may be entitled by virtue of the suretyship law of any applicable jurisdiction.
     1.8 Waiver of Notices, etc. Each Guarantor agrees to the provisions of each of the Financing Agreements, and hereby waives notice of (a) any loan or advance made by any Guaranteed Credit Party to any Obligor or issuance or redemption of any instrument evidencing indebtedness of an Obligor in favor of a Guaranteed Credit Party, (b) acceptance of this Guaranty Agreement, (c) any amendment or extension of any Financing Agreement or any other instrument or document pertaining to all or any part of the Guaranteed Obligations, (d) the execution and delivery by any Obligor and any Guaranteed Credit Party of any other loan or credit agreement or of any Obligor’s execution and delivery of any promissory note or other document in connection therewith, (e) the occurrence of any Event of Default, (f) any Guaranteed Credit Party’s transfer or disposition of the Guaranteed Obligations, or any part thereof, (g) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (h) protest, proof of nonpayment or default by any Obligor with respect to any of the Guaranteed Obligations, (i) the release of any other Guarantor or (j) any other action at any time taken or omitted by any Guaranteed Credit Party, and, generally, all demands and notices of every kind in connection with this Guaranty Agreement, any Financing Agreement, and any other document or agreement evidencing, securing or relating to any of the Guaranteed Obligations and the obligations hereby guaranteed.

3	Subsidiary Guaranty Agreement

     1.9 Effect of Bankruptcy, Other Matters. If, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, or for any other reason, (a) any Guaranteed Credit Party must rescind or restore any payment, or any part thereof, received by such Guaranteed Credit Party in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty Agreement given to any Guarantor by such Guaranteed Credit Party shall be without effect, and this Guaranty Agreement shall remain in full force and effect, (b) any Obligor shall cease to be liable to the Guaranteed Credit Parties for any of the Guaranteed Obligations (other than by reason of the indefeasible payment in full thereof), then the obligations of each Guarantor under this Guaranty Agreement shall remain in full force and effect. It is the intention of the Guaranteed Credit Parties and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Guarantors’ performance of such obligations and then only to the extent of such performance. Without limiting the generality of the foregoing, it is the intention of the Guaranteed Credit Parties and Guarantors that the filing of any Bankruptcy Proceeding by or against any Obligor or any other Person obligated on any portion of the Guaranteed Obligations shall not affect the obligations of Guarantors under this Guaranty Agreement or the rights of the Guaranteed Credit Parties (or Collateral Agent acting on their behalf) under this Guaranty Agreement, including the right or ability of the Guaranteed Credit Parties (or Collateral Agent on their behalf) to pursue or institute suit against Guarantors for the entire Guaranteed Obligations.
     1.10 Limitation. It is the intention of Guarantors and the Guaranteed Credit Parties that the amount of the Guaranteed Obligations shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer or other similar laws applicable to Guarantors. Accordingly, notwithstanding anything to the contrary contained in this Guaranty Agreement or any other agreement or instrument executed in connection with the payment of any of the Guaranteed Obligations, the amount of the Guaranteed Obligations shall be limited to that amount which after giving effect thereto would not (a) render any Guarantor insolvent, (b) result in the fair saleable value of the assets of any Guarantor being less than the amount required to pay its debts and other liabilities (including contingent liabilities) as they mature, or (c) leave any Guarantor with unreasonably small capital to carry out its business as now conducted and as proposed to be conducted, including its capital needs, as such concepts described in (a), (b), and (c) above are determined under applicable law, if the obligations of any Guarantor hereunder would otherwise be set aside, terminated, annulled or avoided for such reason by a court of competent jurisdiction in a proceeding actually pending before such court.
     1.11 Taxes. If any Guarantor makes a payment hereunder to which Indemnified Taxes or Other Taxes (each as defined in the Global Credit Agreement) apply or are at any time imposed on any payment under or in respect of this Guaranty Agreement, such Guarantor shall pay all such Taxes to the relevant authority in accordance with applicable law such that the Guaranteed Credit Parties receive the sum they would have received had no such deduction or withholding of such Taxes been made and shall also pay to the Guaranteed Credit Parties, on demand, all additional amounts which any such Guaranteed Credit Party specifies as necessary to preserve the after-tax yield the Guaranteed Credit Party would have received if such taxes had not been imposed. Each such Guarantor shall, as soon as practicable after any payment described above, deliver to Collateral Agent the original or a certified copy of a receipt issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld.

4	Subsidiary Guaranty Agreement

SECTION 2
ADDITIONAL EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTORS’ OBLIGATIONS
     Guarantors hereby consent and agree to each of the following, and agree that Guarantors’ obligations under this Guaranty Agreement shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waive any common law, equitable, statutory or other rights (including rights to notice) which Guarantors might otherwise have as a result of or in connection with any of the following:
     2.1 Modifications, etc. Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Guaranteed Obligations or of the Financing Agreements;
     2.2 Adjustment, etc. Any adjustment, indulgence, forbearance or compromise that might be granted or given by any Guaranteed Credit Party to any Obligor or any Guarantor;
     2.3 Condition, Composition or Structure of Obligor or Guarantors. The insolvency, bankruptcy, arrangement, adjustment, composition, structure, liquidation, disability, dissolution or lack of power of any Obligor or any other party at any time liable for the payment of all or part of the Guaranteed Obligations; or any dissolution of any Obligor or any Guarantor, or any sale, lease or transfer of any or all of the assets of any Obligor or any Guarantor, or any change in name, business, location, composition, structure, shareholders, partners or members (whether by accession, secession, cessation, death, dissolution, transfer of assets or otherwise) of any Obligor or any Guarantor; or any reorganization of any Obligor or any Guarantor;
     2.4 Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability of any part of the Guaranteed Obligations, or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including the fact that (a) the Guaranteed Obligations, or any part thereof, exceed the amount permitted by law, (b) the act of creating the Guaranteed Obligations, or any part thereof, is ultra vires, (c) the officers or representatives executing the Financing Agreements or any other documents otherwise creating the Guaranteed Obligations acted in excess of their authority, (d) the Guaranteed Obligations violate applicable usury laws, (e) any Obligor has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render any Guaranteed Obligations wholly or partially uncollectible from such Obligor, (f) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery, and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (g) the Financing Agreements or other documents or instruments pertaining to the Guaranteed Obligations have been forged or otherwise are irregular or not genuine or authentic.
     2.5 Release of Obligors. Any full or partial release of the liability of any Obligor on the Guaranteed Obligations, or any part thereof, or of any co-guarantor or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantors that Guarantors may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantors have not been induced to enter into this Guaranty Agreement on the basis of a contemplation, belief, understanding or agreement that other parties will be liable to perform the Guaranteed Obligations, or that the Guaranteed Credit Parties will look to other parties to perform the Guaranteed Obligations; notwithstanding the foregoing,

5	Subsidiary Guaranty Agreement

Guarantors do not hereby waive or release (expressly or impliedly) any rights of subrogation, reimbursement or contribution which they may have, after indefeasible payment in full of the Guaranteed Obligations (other than contingent indemnification obligations not yet due and payable (“Contingent Indemnification Obligations”)), against others liable on the Guaranteed Obligations; provided that Guarantors’ rights of subrogation, reimbursement and contribution are subordinate to the rights and claims of the Guaranteed Credit Parties until the payment in full of all Guaranteed Obligations (other than Contingent Indemnification Obligations);
     2.6 Other Security. The taking or accepting of any other security, collateral, guaranty or other assurance of payment for all or any part of the Guaranteed Obligations;
     2.7 Release of Collateral, etc. Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations;
     2.8 Care and Diligence. The failure of any Guaranteed Credit Party, Collateral Agent or any other party to exercise diligence or reasonable care or to act, fail to act or comply with any duty in the administration, preservation, protection, enforcement, sale application, disposal or other handling or treatment of all or any part of Guaranteed Obligations or any collateral, property or security at any time securing any portion thereof, including the failure to conduct any foreclosure or exercise any other remedy fairly, in a commercially reasonable manner, or in such a way so as to obtain the best possible price or a favorable price or otherwise act or fail to act;
     2.9 Status of Liens. The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by Guarantors that Guarantors are not entering into this Guaranty Agreement in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any collateral for the Guaranteed Obligations; notwithstanding the foregoing, Guarantors do not hereby waive or release (expressly or impliedly) any right to be subrogated to the rights of the Guaranteed Credit Parties in any collateral or security for the Guaranteed Obligations after payment in full of the Guaranteed Obligations; provided that Guarantors’ rights of subrogation are subordinate to the rights, claims, liens, and security interests of the Guaranteed Credit Parties until the payment in full of the Guaranteed Obligations (other than Contingent Indemnification Obligations);
     2.10 Offset. Any existing or future right of offset, claim or defense of any Obligor against the Guaranteed Credit Parties or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise;
     2.11 Merger. The reorganization, merger or consolidation of any Obligor or any other Guarantor into or with any other Person;
     2.12 Preference. Any payment by any Obligor to any Guaranteed Credit Party being held to constitute a preference under bankruptcy laws, or for any reason any Guaranteed Credit Party is required to refund such payment or pay such amount to such Obligor or another Person (other than in accordance with the Security Agency Agreement); or
     2.13 Other Actions Taken or Omitted. Any other action taken or omitted to be taken with respect to the Financing Agreements, the Guaranteed Obligations or the security and collateral therefor,

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whether or not such action or omission prejudices Guarantors or increases the likelihood or risk that Guarantors will be required to pay the Guaranteed Obligations pursuant to the terms hereof; it is the unambiguous and unequivocal intention of Guarantors that Guarantors shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Guaranteed Obligations.
SECTION 3
REPRESENTATIONS AND WARRANTIES
     To induce the Guaranteed Credit Parties to enter into the Global Credit Agreement and the other Financing Agreements and to extend credit to Obligors, each Guarantor represents and warrants to the Guaranteed Credit Parties that:
     3.1 Benefit. Such Guarantor has received, or will receive, direct or indirect benefit from the making of this Guaranty Agreement and the Guaranteed Obligations;
     3.2 Familiarity and Reliance. Such Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of each Obligor and is familiar with the value of collateral intended to be created as security for the payment of the Guaranteed Obligations; however, such Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty Agreement;
     3.3 No Representation by the Guaranteed Credit Parties. No Guaranteed Credit Party or any other Person has made any representation, warranty or statement to such Guarantor in order to induce such Guarantor to execute this Guaranty Agreement;
     3.4 Guarantors’ Financial Condition. As of the date hereof, and after giving effect to this Guaranty Agreement and the contingent obligations evidenced hereby, such Guarantor is, and will be, solvent;
     3.5 Directors’ Determination of Benefit. The Board of Directors, partners, members or other managers or owners of such Guarantor have, acting pursuant to a duly called and constituted meeting, after proper notice, or pursuant to a valid unanimous consent, or otherwise in accordance with the organizational documents of such Guarantor, determined that this Guaranty Agreement directly or indirectly benefits such Guarantor and is in the best interests of such Guarantor;
     3.6 Legality. The execution, delivery, and performance by each Guarantor of this Guaranty Agreement and the consummation of the transactions contemplated hereunder (a) have been duly authorized by all necessary trust, corporate, partnership or other organizational action of such Guarantor, (b) do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which such Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any indenture, mortgage, deed of trust, charge or lien, or any contract, agreement or other instrument to which such Guarantor is a party or which may be applicable to such Guarantor or any of its assets or violate any provisions of its Constituent Documents; and (c) this Guaranty Agreement is a legal and binding obligation of such Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and to general principles of equity; and

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     3.7 Survival. All representations and warranties made by each Guarantor herein shall survive the execution hereof.
SECTION 4
SUBORDINATION OF CERTAIN INDEBTEDNESS
     4.1 Subordination of Guarantor Claims. As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of any Obligor to any Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of such Obligor thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the Person or Persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be, created, or the manner in which they have been or may hereafter be acquired by any Guarantor. The Guarantor Claims shall include all rights and claims of each Guarantor against any Obligor (arising as a result of subrogation or otherwise) as a result of any Guarantor’s payment of all or a portion of the Guaranteed Obligations. If an Event of Default exists, Guarantors shall not receive or collect, directly or indirectly, from any Obligor or any other party any amount upon the Guarantor Claims unless and until the Guaranteed Obligations (other than Contingent Indemnification Obligations) shall be paid and satisfied in full and each Guarantor shall have performed all of its obligations hereunder.
     4.2 Claims in Bankruptcy. In the event of any Bankruptcy Proceeding involving any Obligor as debtor, Collateral Agent shall have the right to prove the claims of each Guaranteed Credit Party in any such proceeding so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims. Should Collateral Agent receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to any Guarantor, and which, as between any Obligor and such Guarantor, shall constitute a credit upon the Guarantor Claims, then upon payment to the Guaranteed Credit Parties in full of the Guaranteed Obligations (other than Contingent Indemnification Obligations), such Guarantor shall become subrogated to the rights of the Guaranteed Credit Parties to the extent that such payments to the Guaranteed Credit Parties on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Collateral Agent had not received dividends or payments upon the Guarantor Claims.
     4.3 Payments Held in Trust. In the event that, notwithstanding Sections 4.1 and 4.2 above, any Guarantor should receive any funds, payment, claim or distribution which is prohibited by such Sections, such Guarantor agrees to hold in trust for Collateral Agent, in kind, all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over such funds, payments, claims or distributions so received except to pay them promptly to Collateral Agent, for the benefit of the Guaranteed Credit Parties, and such Guarantor covenants promptly to pay the same to Collateral Agent.
     4.4 Liens Subordinate. Each Guarantor agrees that any lien, security interest, judgment lien, charge or other encumbrance upon any Obligor’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any lien, security interest, judgment lien, charge or other encumbrance upon such Obligor’s assets securing payment of the Guaranteed Obligations, regardless of whether any such encumbrances presently exist or are hereafter created or attach. Without the prior written consent of Collateral Agent, no Guarantor shall (a) exercise or enforce any creditor’s right it may have against any Obligor or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including the commencement of, or joinder in, any

8	Subsidiary Guaranty Agreement

Bankruptcy Proceeding) to enforce any lien, mortgage, deed of trust, security interest, collateral right, judgment or other encumbrance on assets of any Obligor held by any Guarantor.
     4.5 Notation of Records. All promissory notes, accounts receivable ledgers or other evidences of the Guarantor Claims accepted by or held by each Guarantor shall contain a specific written notice thereon that the indebtedness evidenced thereby is subordinated under the terms of this Guaranty Agreement.
SECTION 5
MISCELLANEOUS
     5.1 Waiver. No failure to exercise, and no delay in exercising, on the part of any Guaranteed Credit Party, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Guaranteed Credit Parties hereunder shall be in addition to all other rights and remedies provided by law or in equity. No modification or waiver of any provision of this Guaranty Agreement, or consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved. No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand. The obligations hereunder shall not be affected, limited or impaired by any act of any Governmental Authority affecting any Obligor, including any restriction on or regarding the conversion of currency or repatriation or control of funds or any total or partial expropriation of such Obligor’s property, or by any economic, political, regulatory or other event in any country in which such Obligor is located.
     5.2 Notices. Any notice or other communication required or permitted to be given by this Guaranty Agreement must be (a) given in writing and delivered by hand or overnight courier service or mailed by prepaid certified or registered mail, return receipt requested, or (b) sent by telecopier to the party to whom such notice or communication is directed (i) in the case of a notice to a Guaranteed Credit Party or Collateral Agent, to the address or facsimile number of such Person determined pursuant to the Security Agency Agreement, and (ii) in the case of a notice to any Guarantor, to the following:
Guarantors:
c/o ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Attention: Mr. M. Gordon Keiser, Jr.
Facsimile: 303-375-8581
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Any party may change its address for purposes of this Guaranty Agreement by giving notice of such change to the other party pursuant to this Section 5.2. Any notice hereunder sent by any Guarantor to Collateral Agent shall be deemed to have been received by all Voting Credit Parties.
     5.3 GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE

9	Subsidiary Guaranty Agreement

LAW OF THE STATE OF NEW YORK. EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY GUARANTEED CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGREEMENT OR ANY OTHER FINANCING AGREEMENT AGAINST ANY OBLIGOR OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     EACH GUARANTOR IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5.2. NOTHING IN THIS GUARANTY AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     5.4 Invalid Provisions. If any provision of this Guaranty Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Guaranty Agreement, such provision shall be fully severable and this Guaranty Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty Agreement, and the remaining provisions of this Guaranty Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty Agreement, unless such continued effectiveness of this Guaranty Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.
     5.5 Entirety. This Guaranty Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.
     5.6 Parties Bound; Assignment. This Guaranty Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives; provided, however, that no Guarantor may, without the prior written consent of Collateral Agent, assign any of its rights, powers, duties, or obligations hereunder.
     5.7 Role of Collateral Agent. This Guaranty Agreement has been delivered to Collateral Agent for the benefit of the Credit Parties. Collateral Agent has been authorized to enforce this Guaranty Agreement for itself and on behalf of all other Credit Parties. Except as otherwise agreed by Collateral Agent, no other Credit Party shall have any right to enforce this Guaranty Agreement against any Guarantor. All payments by the Guarantors pursuant to this Guaranty Agreement shall be made to or as directed by Collateral Agent for distribution in accordance with the Security Agency Agreement.
     5.8 Multiple Counterparts. This Guaranty Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Guaranty Agreement by signing any such counterpart.

10	Subsidiary Guaranty Agreement

     5.9 Rights and Remedies. If any Guarantor becomes liable for any indebtedness owing by an Obligor to the Guaranteed Credit Parties, by endorsement or otherwise, other than under this Guaranty Agreement, then such liability shall not be in any manner impaired or affected hereby and the rights of the Guaranteed Credit Parties hereunder shall be cumulative of all other rights that the Guaranteed Credit Parties (or any of them) may ever have against such Guarantor. The exercise by the Guaranteed Credit Parties of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.
     5.10 WAIVER OF TRIAL BY JURY. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AGREEMENT AND THE FINANCING AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     5.11 Additional Guarantors. The initial Guarantors hereunder shall be each of the Consolidated Subsidiaries and Unconsolidated Affiliates of ProLogis that are signatories hereto and that are listed on Schedule 1 attached hereto. From time to time subsequent to the date hereof, additional Consolidated Subsidiaries of ProLogis may become parties hereto as additional guarantors (each an “Additional Guarantor”) by executing a counterpart of this Guaranty Agreement in the form of Exhibit A attached hereto. Upon delivery of any such counterpart to Collateral Agent, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, or by any election by Collateral Agent not to cause any Consolidated Subsidiary of ProLogis to become an Additional Guarantor hereunder. This Guaranty Agreement shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any such person becomes or fails to become or ceases to be a Guarantor hereunder.
     5.12 Foreign Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Funding Agent under the Global Credit Agreement could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Guaranteed Credit Parties hereunder shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such Guaranteed Obligation is denominated (the “Obligations Currency”), be discharged only to the extent that on the Business Day following receipt by such Funding Agent of any sum adjudged to be so due in the Judgment Currency, such Funding Agent may in accordance with normal banking procedures purchase the Obligations Currency with the Judgment Currency. If the amount of the Obligations Currency so purchased is less than the sum originally due from such Guarantor on such Guaranteed Obligation, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify and hold the Guaranteed Credit Parties harmless against such loss. If Global Administrative Agent so notifies Guarantors in writing, at Global Administrative Agent’s sole and absolute discretion,

11	Subsidiary Guaranty Agreement

payments under this Guaranty Agreement shall be the Dollar Equivalent amount of the Guaranteed Obligations or any portion thereof, determined as of the date payment is made.
     5.13 Release of Guarantors. Prior to the termination of the Global Credit Agreement, if a party hereto is no longer a Major Subsidiary or a Subsidiary Borrower under the Global Credit Agreement, Collateral Agent shall, upon request of ProLogis after or substantially contemporaneously with such event and so long as no Event of Default exists or would result therefrom, execute and deliver a Release of Guaranty in the form of Exhibit B attached hereto with respect to such party. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the release of any other Guarantor hereunder. Upon the termination of the Global Credit Agreement and the payment in full of all Guaranteed Obligations thereunder (other than Contingent Indemnification Obligations), this Guaranty Agreement shall automatically terminate without further action by Collateral Agent or any other Guaranteed Credit Party. Collateral Agent shall, upon written request of ProLogis, execute and deliver such documents and instruments as ProLogis may request to evidence any release pursuant to this Section 5.13.
     5.14 Security Agency Agreement.
     (a) By acceptance of the benefits of this Guaranty Agreement, each Guaranteed Credit Party acknowledges and consents to be bound by the terms of the Security Agency Agreement.
     (b) Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition of any additional Guaranteed Credit Party pursuant to the Security Agency Agreement.
     (c) Each Guarantor acknowledges and agrees to the terms and conditions set forth in, and agrees to be bound by all of the provisions of, the Security Agency Agreement as if it were a signatory thereto, including the provisions that provide for the allocation or reallocation of Recoveries from such Guarantor.
     5.15 Other Guaranties. One or more Guarantors have issued and may in the future issue other guaranties of Designated Senior Debt. Any such other guaranty shall supplement and be in addition to, and not limit or otherwise affect, this Guaranty Agreement.
[Remainder of Page Intentionally Left Blank.
Signature Pages Follow.]

12	Subsidiary Guaranty Agreement

[GUARANTOR SIGNATURE BLOCKS]

Acknowledged and agreed:

BANK OF AMERICA, N.A., as Collateral Agent

By:

Will T. Bowers, Jr.
Principal
Signature Page to Master Subsidiary Guaranty Agreement

Acknowledged and agreed:

PROLOGIS, a Maryland real estate investment trust

By:

M. Gordon Keiser, Jr.
Senior Vice President and Treasurer
Signature Page to Master Subsidiary Guaranty Agreement

SCHEDULE 1
to Master Subsidiary Guaranty
PROLOGIS
Subsidiary Guarantors

Entity	State of Formation
Schedule 1 to Master Subsidiary Guaranty Agrement

EXHIBIT A
to Master Subsidiary Guaranty
COUNTERPART TO SUBSIDIARY GUARANTY
     In witness whereof, the undersigned Additional Guarantor has caused this Guaranty Agreement to be executed by delivered by its officer thereunto duly authorized as of                                         , 20___.

[NAME OF ADDITIONAL GUARANTOR]

By:

Name:

Title:

Address for Notice:

Exhibit A to Master Subsidiary Guaranty Agreement

EXHIBIT B
to Master Subsidiary Guaranty
FORM OF RELEASE OF GUARANTOR
     In witness whereof, the undersigned Collateral Agent, for itself and on behalf of each of the Guaranteed Credit Parties (as defined in the Master Subsidiary Guaranty Agreement referred to below), hereby releases and discharges ___from all obligations and liabilities to the Guaranteed Credit Parties under the Master Subsidiary Guaranty Agreement dated as of October 6, 2005, executed by certain consolidated subsidiaries and/or unconsolidated affiliates of ProLogis, a Maryland real estate investment trust, in favor of the Guaranteed Credit Parties defined therein.

BANK OF AMERICA, N.A., as Collateral Agent

By:

Name:

Title:

Exhibit B to Master Subsidiary Guaranty Agreement

EXHIBIT C
to Master Subsidiary Guaranty
EXCEPTED OBLIGATIONS

NAME OF GUARANTOR	EXCEPTED OBLIGATION(S)

Exhibit C to Master Subsidiary Guaranty Agreement

EXHIBIT G-1
FORM OF PROLOGIS PLEDGE AGREEMENT
SECOND AMENDED AND RESTATED BORROWER PLEDGE AGREEMENT
          THIS SECOND AMENDED AND RESTATED BORROWER PLEDGE AGREEMENT (this “Agreement”) dated as of October 6, 2005 is between PROLOGIS, a Maryland real estate investment trust (“Pledgor”), and BANK OF AMERICA, N.A. (“Bank of America”), a national banking association acting in its capacity as collateral agent (in such capacity, “Collateral Agent”) for the Credit Parties under and as defined in the Security Agency Agreement referred to below.
R E C I T A L S
          1. Pledgor and Collateral Agent are parties to an Amended and Restated Pledge Agreement dated as of August 8, 2003 (the “Existing Borrower Pledge Agreement”).
          2. In order to secure (a) the obligations of Pledgor under a Global Senior Credit Agreement dated as of even date herewith (the “Global Credit Agreement”) by and among Pledgor, the Affiliate Borrowers party thereto, Bank of America, as Global Administrative Agent, and the other agents, letter of credit issuers, and lenders from time to time party thereto, and (b) certain other obligations of Pledgor, Pledgor and Collateral Agent agreed to amend and restate the Existing Borrower Pledge Agreement
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor and Collateral Agent, for the benefit of the Credit Parties, agree as follows:
1. Certain Terms.
     In addition to terms defined in the introductory paragraph and the recitals, (i) capitalized terms used but not defined herein shall have the respective meanings given thereto in the Security Agency Agreement; (ii) unless otherwise defined herein, terms used in Articles 8 and 9 of the Code are used herein as defined therein; and (iii) the following terms shall have the following meanings, respectively:
          “Business Day” means any day other than Saturday, a Sunday or a day that commercial banks are authorized by Law to be closed in the State of Texas or the State of New York.
          “Code” means the Uniform Commercial Code as adopted in the State of New York.
          “Collateral” is defined in Section 2.
          “Commitment” means for any Credit Party, the commitment (if any) of such Credit Party to make extensions of credit pursuant to the terms of any applicable Financing Agreement.
          “Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and which would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of ProLogis.

1	Second Amended and Restated Borrower Pledge Agreement

          “Laws” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions and interpretations of any Tribunal.
          “Permitted Liens” means (a) Liens granted to Collateral Agent to secure the Secured Obligations and (b) Liens that are not prohibited by any Financing Agreement.
          “Pledged Debt” means the indebtedness described on Schedule 1 and any additional indebtedness that Pledgor is required to pledge to Collateral Agent pursuant to the Global Credit Agreement, including the Subject Debt.
          “Secured Obligations” is defined in Section 3.
          “Security Agency Agreement” means the Second Amended and Restated Security Agency Agreement dated as of the date hereof among various creditors of Pledgor and Collateral Agent.
          “Subject Debt” means indebtedness payable to Pledgor either (a) of an obligor that is a Consolidated Subsidiary but is not a Subsidiary Guarantor (as such term is defined in the Global Credit Agreement) and is in an aggregate amount in excess of $1,000,000 or (b) of an Unconsolidated Affiliate (and its Consolidated Subsidiaries) in an aggregate amount in excess of $25,000,000.
          “Tribunal” means any (a) local, state, or federal judicial, executive or legislative instrumentality, (b) private arbitration board or panel or (c) central bank.
          “Unconsolidated Affiliate” is defined in the Global Credit Agreement.
          “Underlying Debt” is defined in Section 3.
     The rules of interpretation set forth in Sections 1.2(a) and 1.2(c) of the Global Credit Agreement shall apply herein as if fully set forth herein.
     2. Pledge of Security. Pledgor pledges and assigns to Collateral Agent, for the benefit of the Credit Parties, and grants to Collateral Agent, for the benefit of the Credit Parties, a security interest in, all of Pledgor’s right, title, and interest in and to the following (the “Collateral”):
               (a) the Pledged Debt and all instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any Pledged Debt;
          (b) all supporting obligations for the Pledged Debt;
          (c) all rights of Pledgor as holder of the Pledged Debt (including the right to demand issuance of a certificate or instrument to evidence any Pledged Debt, any right to demand payment of, or to accelerate, Pledged Debt, and the right to otherwise enforce (including via judicial proceedings) any Pledged Debt);
          (d) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection thereof or realization thereupon; and
          (e) to the extent not covered by clauses (a) through (d) above, all proceeds of any of the foregoing Collateral. For purposes of this Agreement, the term “proceeds” includes whatever is

2	Second Amended and Restated Borrower Pledge Agreement

receivable or received when Collateral is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
     3. Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a)), of the Credit Obligations, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of the Credit Obligations paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Collateral Agent or any other Credit Party as a preference, fraudulent transfer or otherwise (all such obligations and liabilities, the “Underlying Debt”), and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor, together with the Underlying Debt, the “Secured Obligations”).
     4. Delivery of Collateral; Release of Collateral.
     All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Collateral Agent. Collateral Agent shall have the right, at any time in its discretion and without notice to Pledgor at any time that an Event of Default exists, to transfer to or to register in the name of Collateral Agent or any of its nominees any Collateral. In addition, Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.
     If any Pledged Debt or any other indebtedness pledged hereunder is no longer Subject Debt, then, upon the request of Pledgor so long as no Event of Default exists, Collateral Agent shall release such Collateral and all certificates or instruments representing or evidencing such Collateral shall be delivered to Pledgor.
     5. Representations and Warranties. Pledgor represents and warrants as follows:
          (a) Due Authorization, etc. All Pledged Debt has been duly authorized and issued and is the legal, valid, and binding obligation of the issuer thereof, subject to bankruptcy, insolvency and other laws of general application relating to creditors’ rights and to general equitable principles.
          (b) Description of Collateral. The Pledged Debt owed by each issuer constitutes all of the issued and outstanding indebtedness evidenced by a promissory note of such issuer owing to Pledgor that is Subject Debt.
          (c) Ownership of Collateral; Validity and Enforceability. Pledgor is the legal, record and beneficial owner of the Collateral free and clear of any Lien except for Permitted Liens. The execution, delivery, and performance by Pledgor of this Agreement have been duly authorized by all necessary trust action, and this Agreement constitutes a legal, valid, and binding obligation of Pledgor, subject to bankruptcy, insolvency and other laws of general application relating to creditors’ rights and to general equitable principles.
          (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Tribunal is required for (i) the pledge by Pledgor of the Collateral pursuant to

3	Second Amended and Restated Borrower Pledge Agreement

this Agreement and the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor or (iii) the exercise by Collateral Agent of the voting or other rights, or the remedies in respect of the Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Collateral by laws affecting the offering and sale of securities generally).
          (e) Perfection. The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, subject only to Permitted Liens.
          (f) No Conflicts and Contracts; No Default. None of the execution, delivery and performance by Pledgor of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder or compliance by Pledgor with the terms and provisions hereof will (i) violate or conflict with (or, in case of clause (z), constitute a default under) (x) any Law that is binding on Pledgor, (y) Pledgor’s declaration of trust, bylaws or other organizational documents or (z) the provisions of any indenture, instrument or agreement to which Pledgor is a party or is subject, or by which it, or its property, is bound, or (ii) result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than any security interest created hereunder). No Pledged Debt is in default.
          (g) Other Information. All information heretofore, herein or hereafter supplied to Collateral Agent by or on behalf of Pledgor with respect to the Collateral is accurate and complete in all material respects.
     6. Assurances and Covenants of Pledgor.
          (a) Transfers and Other Liens. Pledgor shall not:
               (i) sell, assign (by operation of law or otherwise), pledge, hypothecate or otherwise dispose of, or grant any option with respect to, any of the Collateral if such action would violate any Financing Agreement; or
               (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, except for Permitted Liens.
          (b) Additional Collateral. Pledgor shall pledge hereunder from time to time, within the time required by the Global Credit Agreement, any instrument or other evidence of indebtedness that evidences Pledged Debt.
          (c) Updates of Schedule 1. Promptly upon request of Collateral Agent, Pledgor shall deliver to Collateral Agent a Confirmation, duly executed by Pledgor, in substantially the form of Exhibit A, listing all then-current Pledged Debt (it being understood that the failure of Pledgor to provide any Confirmation, or to list any Pledged Debt on any Confirmation, shall not impair the security interest of Collateral Agent in any Pledged Debt or otherwise adversely affect the rights and remedies of Collateral Agent hereunder with respect thereto).
          (d) Written Notices. Pledgor shall promptly deliver to Collateral Agent all written notices received by it with respect to the Collateral.
          (e) Further Assurances; Perfection. Pledgor shall from time to time, at the expense of Pledgor, promptly execute and deliver all further instruments and documents, and take all further action,

4	Second Amended and Restated Borrower Pledge Agreement

that may be necessary or desirable, or that Collateral Agent may reasonably request, in order to perfect and protect any security interest granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will:
               (i) at Collateral Agent’s request, mark conspicuously each item of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Collateral Agent, indicating that such Collateral is subject to the security interest granted hereby;
               (ii) execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted hereby;
               (iii) at Collateral Agent’s request, appear in and defend any action or proceeding that may affect Pledgor’s title to or Collateral Agent’s security interest in any Collateral; and
               (iv) execute and deliver to Collateral Agent appropriate assignments of any collateral or collateral documents securing any of the Pledged Debt.
          (f) Authorization to File Financing Statements. Pledgor authorizes Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to any Collateral, in such filing offices as Collateral Agent shall reasonably deem appropriate, without the signature of Pledgor, and Pledgor shall pay Collateral Agent’s reasonable costs and expenses incurred in connection therewith.
     7. Right to Receive Payments.
          (a) So long as no Event of Default exists:
               (i) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the security interest granted hereby, all payments in respect of the Collateral; provided that any amount paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral shall be, and shall forthwith be delivered to Collateral Agent to hold as, Collateral and shall, if received by Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to Collateral Agent as Collateral in the same form as so received (with all necessary endorsements); and
               (ii) Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to receive the payments which it is authorized to receive and retain pursuant to Section 7(a)(i).
          (b) During the existence of an Event of Default:
               (i) all rights of Pledgor to receive the payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such interest payments; and

5	Second Amended and Restated Borrower Pledge Agreement

               (ii) all payments which are received by Pledgor contrary to the provisions of this Section 7(b)(i) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Collateral Agent as Collateral in the same form as so received (with any necessary endorsements).
          (c) Notwithstanding any of the foregoing, Pledgor agrees that this Agreement shall not in any way be deemed to obligate Collateral Agent or any other Credit Party to assume any of Pledgor’s obligations, duties, expenses or liabilities with respect to any Pledged Debt or any other Collateral.
     8. Collateral Agent Appointed Attorney-in-Fact. Pledgor irrevocably appoints Collateral Agent as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Collateral Agent or otherwise, from time to time during the existence of an Event of Default, in Collateral Agent’s discretion, to take any action and to execute any instrument that Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including:
          (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral;
          (b) to receive, endorse and collect any instrument made payable to Pledgor representing any principal or interest payment, or other distribution, in respect of any Collateral and to give full discharge for the same; and
          (c) to file any claim, take any action, or institute any proceeding that Collateral Agent deems necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of Collateral Agent with respect to any Collateral.
     9. Collateral Agent May Perform. If Pledgor fails to perform any agreement contained herein, then Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by Pledgor under Section 13(b).
     10. Standard of Care. The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such power. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral, it being understood that Collateral Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Collateral Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any parties with respect to any Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any Collateral, or (d) initiating any action to protect the Collateral against the possibility of a decline in market value. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property consisting of negotiable securities.
     11. Remedies. If any Event of Default exists, then Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral), and Collateral Agent may also in its sole discretion, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at

6	Second Amended and Restated Borrower Pledge Agreement

any exchange or broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sale on the market price of the Collateral. Collateral Agent or any other Credit Party may be the purchaser of any or all of the Collateral at any such sale and Collateral Agent, as agent for and representative of the Credit Parties (but not any Credit Party or Credit Parties in its or their respective individual capacities unless the Majority Credit Parties shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor waives any claim against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, then Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Collateral Agent to collect such deficiency.
     12. Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon any Collateral may, in the discretion of Collateral Agent, be held by Collateral Agent as Collateral for the Secured Obligations and/or then, or at any time thereafter, applied in full or in part by Collateral Agent in accordance with the provisions of the Security Agency Agreement.
     13. Indemnity and Expenses.
          (a) Pledgor agrees to indemnify each Credit Party from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including enforcement of this Agreement) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of Collateral Agent or any other Credit Party, except to the extent such claims, losses or liabilities result from Collateral Agent or any other Credit Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
          (b) Pledgor shall pay to Collateral Agent upon demand all reasonable costs and expenses (including the reasonable fees and expenses of counsel to, and of any expert or agent of, Collateral Agent) that Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any right of Collateral Agent hereunder or (iv) the failure by Pledgor to perform or observe any provision hereof.
          14. Continuing Security Interest; Transfer of Credit Obligations. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations and the cancellation or termination of all Commitments, (b) be

7	Second Amended and Restated Borrower Pledge Agreement

binding upon Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and the other Credit Parties and their respective successors and permitted transferees and assigns. Upon the indefeasible payment in full of all Secured Obligations and the cancellation or termination of all Commitments, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Collateral Agent will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Collateral Agent, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.
     15. Amendments; Etc. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Pledgor from the terms and conditions hereof, shall be effective unless the same shall be in writing and signed by Collateral Agent and, in the case of any such amendment or modification, by Pledgor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
     16. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by facsimile or mail or courier service to the applicable party at its address set forth on the signature pages hereof or to such other address as such party may hereafter specify in writing to the other party. Such notice or other communication shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile, or five (5) Business Days after deposit in the mail with postage prepaid and properly addressed; provided that any notice, request or demand to or upon Collateral Agent shall not be effective until received.
     17. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     18. Severability. If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations hereof, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     19. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF ANY SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     20. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF

8	Second Amended and Restated Borrower Pledge Agreement

THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided on the signature page hereof, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Collateral Agent to bring proceedings against Pledgor in the courts of any other jurisdiction.
     21. Waiver of Jury Trial. PLEDGOR AND COLLATERAL AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Pledgor and Collateral Agent each acknowledge that this waiver is a material inducement for Pledgor and Collateral Agent to enter into a business relationship, that Pledgor and Collateral Agent have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings with respect to the transactions contemplated hereby. Each of Pledgor and Collateral Agent further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     22. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     23. Obligations Absolute. All rights and remedies of Collateral Agent hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:
          (a) any lack of validity or enforceability of any Financing Agreement or any other agreement or instrument relating thereto;
          (b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Financing Agreement or any other agreement or instrument relating thereto;
          (c) any exchange, release, or non-perfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for any of the Secured Obligations; or
          (d) any other circumstance (other than payment in full of the Secured Obligations) that might otherwise constitute a defense available to, or a discharge of, Pledgor.

9	Second Amended and Restated Borrower Pledge Agreement

     24. Amendment and Restatement of Existing Borrower Pledge Agreement. This Agreement amends and restates in its entirety the Existing Borrower Pledge Agreement.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

10	Second Amended and Restated Borrower Pledge Agreement

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

PROLOGIS

By:

Name:

Title:

Address:

ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Attn: Mr. M. Gordon Keiser, Jr.
Fax: 303-375-8581

BANK OF AMERICA, N.A., as Collateral Agent

By:

Name:

Title:

Address:

Bank of America, N.A.
901 Main Street, 64th Floor
Dallas, Texas 75202
Attn: Mr. Will T. Bowers, Jr.
Fax: 214-209-0085

Signature Page to Amended and Restated Borrower Pledge Agreement

SCHEDULE 1
Pledged Debt

Maker	Amount

Schedule 1 to Amended and Restated Borrower Pledge Agreement

EXHIBIT A
to Second Amended and Restated Borrower Pledge Agreement
CONFIRMATION
     This Confirmation, dated , 20___, is delivered pursuant to Section 6(c) of the Second Amended and Restated Borrower Pledge Agreement dated as of ___, 2005 between the undersigned and Bank of America, N.A., as Collateral Agent (the “Pledge Agreement”). The undersigned confirms that set forth below is a complete list of all Pledged Debt (as defined in the Pledge Agreement) as of the date hereof.

PROLOGIS

By:

Name:

Title:

Maker	Amount

Exhibit A to Amended and Restated Pledge Agreement

EXHIBIT G-2
FORM OF SUBSIDIARY PLEDGE AGREEMENT
SECOND AMENDED AND RESTATED SUBSIDIARY PLEDGE AGREEMENT
     THIS SECOND AMENDED AND RESTATED SUBSIDIARY PLEDGE AGREEMENT (this “Agreement”) dated as of ___, 2005 is between, ___(“Pledgor”), a ___, and BANK OF AMERICA, N.A. (“Bank of America”), a national banking association acting in its capacity as collateral agent (in such capacity, and together with its successors and assigns “Collateral Agent”) for the Credit Parties under and as defined in the Security Agency Agreement referred to below.
R E C I T A L S
     1. Pledgor is a subsidiary of ProLogis, a Maryland real estate investment trust (“ProLogis”).
     2. Pledgor and Collateral Agent are parties to an Amended and Restated Pledge Agreement dated as of August 8, 2003 (the “Existing Subsidiary Pledge Agreement”).
     3. In order to secure (a) the obligations of ProLogis and Affiliate Borrowers under that certain Global Senior Credit Agreement dated as of even date herewith (the “Global Credit Agreement”) by and among ProLogis, the Affiliate Borrowers party thereto, Bank of America, as Global Administrative Agent, and the other agents, letter of credit issuers, and lenders from time to time party thereto, and (b) certain other obligations of Pledgor, Pledgor and Collateral Agent agreed to amend and restate the Existing Subsidiary Pledge Agreement .
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pledgor and Collateral Agent, for the benefit of the Credit Parties, agree as follows:
     1. Certain Terms. In addition to terms defined in the introductory paragraph and the recitals, (a) capitalized terms used but not defined herein shall have the respective meanings given thereto in the Security Agency Agreement, (b) unless otherwise defined herein, terms used in Articles 8 and 9 of the Code are used herein as defined therein, and (c) the following terms shall have the following meanings, respectively:
     “Business Day” means any day other than Saturday, a Sunday or a day that commercial banks are authorized by Law to be closed in the State of Texas or the State of New York.
     “Code” means the Uniform Commercial Code as adopted in the State of New York.
     “Collateral” is defined in Section 2.
     “Commitment” means, for any Credit Party, the commitment (if any) of such Credit Party to make extensions of credit pursuant to the terms of any applicable Financing Agreement.
     “Consolidated Subsidiary” means, with respect to any Person (a “Parent”), any other Person in which such Parent directly or indirectly holds an Equity Interest and which would be consolidated in the preparation of consolidated financial statements of such Parent in accordance with GAAP. Any reference

1	Second Amended And Restated Subsidiary Pledge Agreement

herein or in any other Loan Document to a “Consolidated Subsidiary” shall, unless otherwise specified, be a reference to a Consolidated Subsidiary of ProLogis.
     “Laws” means all applicable statutes, laws, treaties, ordinances, rules, regulations, orders, writs, injunctions, decrees, judgments, opinions and interpretations of any Tribunal.
     “Permitted Liens” means (a) Liens granted to Collateral Agent to secure the Secured Obligations and (b) Liens that are not prohibited by any Financing Agreement.
     “Pledged Debt” means the indebtedness described on Schedule 1 and any additional indebtedness that Pledgor is required to pledge to Collateral Agent pursuant to the Global Credit Agreement, including the Subject Debt.
     “Secured Obligations” is defined in Section 3.
     “Security Agency Agreement” means the Second Amended and Restated Security Agency Agreement dated as of the date hereof among Collateral Agent and various creditors of ProLogis.
     “Subject Debt” means indebtedness payable to Pledgor either (a) of an obligor that is a Consolidated Subsidiary but is not a Subsidiary Guarantor (as such term is defined in the Global Credit Agreement) and is in an aggregate amount in excess of $1,000,000 or (b) of an Unconsolidated Affiliate (and its Consolidated Subsidiaries) in an aggregate amount in excess of $25,000,000.
     “Tribunal” means any (a) local, state, or federal judicial, executive or legislative instrumentality, (b) private arbitration board or panel or (c) central bank.
     “Unconsolidated Affiliate” is defined in the Global Credit Agreement.
     “Underlying Debt” is defined in Section 3.
     The rules of interpretation set forth in Sections 1.2(a) and 1.2(c) of the Global Credit Agreement shall apply herein as if fully set forth herein.
     2. Pledge of Security. Pledgor pledges and assigns to Collateral Agent, for the benefit of the Credit Parties, and grants to Collateral Agent, for the benefit of the Credit Parties, a security interest in, all of Pledgor’s right, title, and interest in and to the following (the “Collateral”):
     (a) the Pledged Debt and all instruments evidencing the Pledged Debt, and all interest, cash, instruments and other property and proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any Pledged Debt;
     (b) all supporting obligations for the Pledged Debt;
     (c) all rights of Pledgor as holder of the Pledged Debt (including the right to demand issuance of a certificate or instrument to evidence any Pledged Debt, any right to demand payment of, or to accelerate, Pledged Debt, and the right to otherwise enforce (including via judicial proceedings) any Pledged Debt;
     (d) all books, records, ledger cards, files, correspondence, computer programs, tapes, disks and related data processing software that at any time evidence or contain information relating to any of the foregoing or are otherwise necessary or helpful in the collection thereof or realization thereupon; and

2	Second Amended And Restated Subsidiary Pledge Agreement

     (e) to the extent not covered by clauses (a) through (d) above, all proceeds of any of the foregoing Collateral. For purposes of this Agreement, the term “proceeds” includes whatever is receivable or received when Collateral is sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
     3. Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the United States Bankruptcy Code, 11 U.S.C. § 362(a)), of the Credit Obligations, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of the Credit Obligations paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from Collateral Agent or any other Credit Party as a preference, fraudulent transfer or otherwise (all such obligations and liabilities, the “Underlying Debt”), and all obligations of every nature of Pledgor now or hereafter existing under this Agreement (all such obligations of Pledgor, together with the Underlying Debt, the “Secured Obligations”).
     4. Delivery of Collateral; Release of Collateral.
     (a) All certificates or instruments representing or evidencing the Collateral shall be delivered to and held by or on behalf of Collateral Agent pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by Pledgor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Collateral Agent. Collateral Agent shall have the right, at any time in its discretion and without notice to Pledgor at any time that an Event of Default exists, to transfer to or to register in the name of Collateral Agent or any of its nominees any Collateral. In addition, Collateral Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Collateral for certificates or instruments of smaller or larger denominations.
     (b) If any Pledged Debt or any other indebtedness pledged hereunder is no longer Subject Debt, then, upon the request of Pledgor so long as no Event of Default exists, Collateral Agent shall release such Collateral and all certificates or instruments representing or evidencing such Collateral shall be delivered to Pledgor.
     5. Representations and Warranties. Pledgor represents and warrants as follows:
     (a) Due Authorization, etc. All Pledged Debt has been duly authorized and issued and is the legal, valid, and binding obligation of the issuer thereof, subject to bankruptcy, insolvency and other laws of general application relating to creditors’ rights and to general equitable principles.
     (b) Description of Collateral. The Pledged Debt owed by each issuer constitutes all of the issued and outstanding indebtedness evidenced by a promissory note of such issuer owing to Pledgor that is Subject Debt.
     (c) Ownership of Collateral; Validity and Enforceability. Pledgor is the legal, record and beneficial owner of the Collateral free and clear of any Lien except for Permitted Liens. The execution, delivery, and performance by Pledgor of this Agreement have been duly authorized by all necessary trust action, and this Agreement constitutes a legal, valid, and binding obligation of Pledgor, subject to bankruptcy, insolvency and other laws of general application relating to creditors’ rights and to general equitable principles.

3	Second Amended And Restated Subsidiary Pledge Agreement

     (d) Governmental Authorizations. No authorization, approval or other action by, and no notice to or filing with, any Tribunal is required for (i) the pledge by Pledgor of the Collateral pursuant to this Agreement and the grant by Pledgor of the security interest granted hereby, (ii) the execution, delivery or performance of this Agreement by Pledgor or (iii) the exercise by Collateral Agent of the voting or other rights, or the remedies in respect of the Collateral, provided for in this Agreement (except as may be required in connection with a disposition of Collateral by laws affecting the offering and sale of securities generally).
     (e) Perfection. The pledge of the Collateral pursuant to this Agreement creates a valid and perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, subject only to Permitted Liens.
     (f) No Conflicts and No Defaults. None of the execution, delivery and performance by Pledgor of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder or compliance by Pledgor with the terms and provisions hereof will (i) violate or conflict with (or, in case of clause (z), constitute a default under) (x) any Law that is binding on Pledgor, (y) Pledgor’s declaration of trust, bylaws or other organizational documents or (z) the provisions of any indenture, instrument or agreement to which Pledgor is a party or is subject, or by which it, or its property, is bound, or (ii) result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement (other than the security interest created hereunder). No Pledged Debt is in default.
     (g) Other Information. All information heretofore, herein or hereafter supplied to Collateral Agent by or on behalf of Pledgor with respect to the Collateral is accurate and complete in all material respects.
     6. Assurances and Covenants of Pledgor.
     (a) Transfers and Other Liens. Pledgor shall not:
     sell, assign (by operation of law or otherwise), pledge, hypothecate or otherwise dispose of, or grant any option with respect to, any of the Collateral if such action would violate any Financing Agreement; or
     create or suffer to exist any Lien upon or with respect to any of the Collateral, except for Permitted Liens.
     (b) Additional Collateral. Pledgor shall pledge hereunder, from time to time, within the time required by the Global Credit Agreement, any instrument or other evidence of indebtedness that evidences Pledged Debt.
     (c) Updates of Schedule 1. Promptly upon request of Collateral Agent, Pledgor shall deliver to Collateral Agent a Confirmation, duly executed by Pledgor, in substantially the form of Exhibit A hereto, listing all then-current Pledged Debt (it being understood that the failure of Pledgor to provide a Confirmation or to list any Pledged Debt on any Confirmation, shall not impair the security interest of Collateral Agent in any Pledged Debt or otherwise adversely affect the rights and remedies of Collateral Agent hereunder with respect thereto).
     (d) Written Notices. Pledgor shall promptly deliver to Collateral Agent all written notices received by it with respect to the Collateral.

4	Second Amended And Restated Subsidiary Pledge Agreement

     (e) Further Assurances; Perfection. Pledgor shall from time to time, at the expense of Pledgor, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Collateral Agent may reasonably request, in order to perfect and protect any security interest granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, Pledgor will:
          (i) at Collateral Agent’s request, mark conspicuously each item of its records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to Collateral Agent, indicating that such Collateral is subject to the security interest granted hereby;
          (ii) execute (if necessary) and file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted hereby;
          (iii) at Collateral Agent’s request, appear in and defend any action or proceeding that may affect Pledgor’s title to or Collateral Agent’s security interest in any Collateral; and
          (iv) execute and deliver to Collateral Agent appropriate assignments of any collateral or collateral documents securing any of the Pledged Debt.
     (f) Authorization to File Financing Statements. Pledgor authorizes Collateral Agent to file one or more financing or continuation statements, and amendments thereto, relative to any Collateral, in such filing offices as Collateral Agent shall reasonably deem appropriate, without the signature of Pledgor, and Pledgor shall pay Collateral Agent’s reasonable costs and expenses incurred in connection therewith.
     7. Right to Receive Payments.
     (a) So long as no Event of Default exists:
          (i) Pledgor shall be entitled to receive and retain, and to utilize free and clear of the security interest granted hereby, all payments in respect of the Collateral; provided that any amount paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral shall be, and shall forthwith be delivered to Collateral Agent to hold as, Collateral and shall, if received by Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of Pledgor and be forthwith delivered to Collateral Agent as Collateral in the same form as so received (with all necessary endorsements); and
          (ii) Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to Pledgor all such instruments as Pledgor may from time to time reasonably request for the purpose of enabling Pledgor to receive the payments which it is authorized to receive and retain pursuant to Section 7(a)(i).
     (b) During the existence of an Event of Default:
          (i) all rights of Pledgor to receive the payments which it would otherwise be authorized to receive and retain pursuant to Section 7(a)(i) shall cease, and all such rights shall thereupon

5	Second Amended And Restated Subsidiary Pledge Agreement

become vested in Collateral Agent which shall thereupon have the sole right to receive and hold as Collateral such interest payments; and
          (ii) all payments which are received by Pledgor contrary to the provisions of this Section 7(b)(i) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of Pledgor and shall forthwith be paid over to Collateral Agent as Collateral in the same form as so received (with any necessary endorsements).
     (c) Notwithstanding any of the foregoing, Pledgor agrees that this Agreement shall not in any way be deemed to obligate Collateral Agent or any other Credit Party to assume any of Pledgor’s obligations, duties, expenses or liabilities with respect to any Pledged Debt or any other Collateral.
     8. Collateral Agent Appointed Attorney-in-Fact. Pledgor irrevocably appoints Collateral Agent as Pledgor’s attorney-in-fact, with full authority in the place and stead of Pledgor and in the name of Pledgor, Collateral Agent or otherwise, from time to time during the existence of an Event of Default, in Collateral Agent’s discretion, to take any action and to execute any instrument that Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, including:
     (a) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of the Collateral;
     (b) to receive, endorse and collect any instrument made payable to Pledgor representing any principal, or interest payment, or other distribution in respect of any Collateral and to give full discharge for the same; and
     (c) to file any claim, take any action or institute any proceeding that Collateral Agent deems necessary or desirable for the collection of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any Collateral.
     9. Collateral Agent May Perform. If Pledgor fails to perform any agreement contained herein, then Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by Pledgor under Section 13(b).
     10. Standard of Care. The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such power. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral, it being understood that Collateral Agent shall have no responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not Collateral Agent has or is deemed to have knowledge of such matters, (b) taking any necessary steps (other than steps taken in accordance with the standard of care set forth above to maintain possession of the Collateral) to preserve rights against any parties with respect to any Collateral, (c) taking any necessary steps to collect or realize upon the Secured Obligations or any guarantee therefor, or any Collateral, or (d) initiating any action to protect the Collateral against the possibility of a decline in market value. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property consisting of negotiable securities.
     11. Remedies. If any Event of Default exists, then Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it,

6	Second Amended And Restated Subsidiary Pledge Agreement

all the rights and remedies of a secured party on default under the Code (whether or not the Code applies to the affected Collateral), and Collateral Agent may also in its sole discretion, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange or broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable, irrespective of the impact of any such sale on the market price of the Collateral. Collateral Agent or any other Credit Party may be the purchaser of any or all of the Collateral at any such sale and Collateral Agent, as agent for and representative of the Credit Parties (but not any Credit Party or Credit Parties in its or their respective individual capacities unless the Majority Credit Parties shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of Pledgor, and Pledgor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Pledgor waives any claim against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, then Pledgor shall be liable for the deficiency and the fees of any attorneys employed by Collateral Agent to collect such deficiency.
     12. Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by Collateral Agent in respect of any sale of, collection from or other realization upon Collateral may, in the discretion of Collateral Agent, be held by Collateral Agent as Collateral for the Secured Obligations and/or then, or at any time thereafter, applied in full or in part by Collateral Agent in accordance with the provisions of the Security Agency Agreement.
     13. Indemnity and Expenses.
     (a) Pledgor agrees to indemnify each Credit Party from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including enforcement of this Agreement) in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of Collateral Agent or any other Credit Party, except to the extent such claims, losses or liabilities result from Collateral Agent or any other Credit Party’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.
     (b) Pledgor shall pay to Collateral Agent upon demand all reasonable costs and expenses (including the reasonable fees and expenses of counsel to, and of any expert or agent of, Collateral Agent) that Collateral Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody or preservation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement of any right of Collateral Agent hereunder or (iv) the failure by Pledgor to perform or observe any provision hereof.

7	Second Amended And Restated Subsidiary Pledge Agreement

     14. Continuing Security Interest; Transfer of Obligations. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations and the cancellation or termination of all Commitments, (b) be binding upon Pledgor, its successors and assigns and (c) inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and the other Credit Parties and their respective successors and permitted transferees and assigns. Upon the indefeasible payment in full of all Secured Obligations and the cancellation or termination of all Commitments, the security interest granted hereby shall terminate and all rights to the Collateral shall revert to Pledgor. Upon any such termination, Collateral Agent will, at Pledgor’s expense, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination and Pledgor shall be entitled to the return, upon its request and at its expense, against receipt and without recourse to Collateral Agent, of such of the Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.
     15. Amendments; Etc. No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by Pledgor from the terms and conditions hereof, shall be effective unless the same shall be in writing and signed by Collateral Agent and, in the case of any such amendment or modification, by Pledgor. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.
     16. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and may be personally served or sent by facsimile or mail or courier service to the applicable party at its address set forth on the signature pages hereof or to such other address as such party may hereafter specify in writing to the other party. Such notice or other communication shall be deemed to have been given when delivered in person or by courier service, upon receipt of facsimile, or five (5) Business Days after deposit in the mail with postage prepaid and properly addressed; provided that any notice, request or demand to or upon Collateral Agent shall not be effective until received.
     17. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.
     18. Severability. If any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations hereof, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     19. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, EXCEPT TO THE EXTENT THAT THE CODE PROVIDES THAT THE VALIDITY OR PERFECTION OF ANY SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     20. Consent to Jurisdiction and Service of Process. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST PLEDGOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE

8	Second Amended And Restated Subsidiary Pledge Agreement

STATE OF NEW YORK, COUNTY OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, PLEDGOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. Pledgor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to Pledgor at its address provided on the signature page hereof, such service being hereby acknowledged by Pledgor to be sufficient for personal jurisdiction in any action against Pledgor in any such court and to be otherwise effective and binding service in every respect. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Collateral Agent to bring proceedings against Pledgor in the courts of any other jurisdiction.
     21. Waiver of Jury Trial. PLEDGOR AND COLLATERAL AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT. The scope of this waiver is intended to be all-encompassing of all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Pledgor and Collateral Agent each acknowledge that this waiver is a material inducement for Pledgor and Collateral Agent to enter into a business relationship, that Pledgor and Collateral Agent have already relied on this waiver in entering into this Agreement and that each will continue to rely on this waiver in their related future dealings with respect to the transactions contemplated hereby. Each of Pledgor and Collateral Agent further warrants and represents that it has reviewed this waiver with its legal counsel, and that it knowingly and voluntarily waives its jury trial rights following consultation with such legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
     22. Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.
     23. Obligations Absolute. All rights and remedies of Collateral Agent hereunder, and all obligations of Pledgor hereunder, shall be absolute and unconditional irrespective of:
     (a) any lack of validity or enforceability of any Financing Agreement or any other agreement or instrument relating thereto;
     (b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from any Financing Agreement or any other agreement or instrument relating thereto;
     (c) any exchange, release, or non-perfection of any Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for any of the Secured Obligations; or
     (d) any other circumstance (other than payment in full of the Secured Obligations) that might otherwise constitute a defense available to, or a discharge of, Pledgor.

9	Second Amended And Restated Subsidiary Pledge Agreement

     24. Amendment and Restatement of Existing Subsidiary Pledge Agreement. This Agreement amends and restates in its entirety the Existing Subsidiary Pledge Agreement.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

10	Second Amended And Restated Subsidiary Pledge Agreement

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

[PLEDGOR]

By:

Name:

Title:

Address:

[c/o ProLogis
14100 East 35th Place
Aurora, Colorado 80011
Attn: Mr. M. Gordon Keiser, Jr.
Fax: 303-375-8581]

BANK OF AMERICA, N.A., as Collateral Agent

By:

Name:

Title:

Address:

Bank of America, N.A.
901 Main Street, 64th Floor
Dallas, Texas 75202
Attn: Mr. Will T. Bowers, Jr.
Fax: 214-209-0085

Signature Page to Amended and Restated Subsidiary Pledge Agreement

SCHEDULE 1
Pledged Debt

Maker	Amount (and Currency)
00

Schedule 1 to Amended and Restated Subsidiary Pledge Agreement

\

EXHIBIT A
to Amended and Restated Subsidiary Pledge Agreement
CONFIRMATION
     This Confirmation, dated , 20___, is delivered pursuant to Section 6(c) of the Second Amended and Restated Subsidiary Pledge Agreement dated as of ___, 2005 between the undersigned and Bank of America, N.A., as Collateral Agent (the “Pledge Agreement”). The undersigned confirms that set forth below is a complete list of all Pledged Debt (as defined in the Pledge Agreement) as of the date hereof.

[INSERT PARTY]

By:

Name:

Title:

Debt Issuer	Amount of Indebtedness

1	Exhibit G-2

EXHIBIT H-1
FORM OF SUPPLEMENTAL ADDENDUM
Date: ___________, _____
To: The Lender under the Supplemental Tranche (as defined below)
Ladies and Gentlemen:
Reference is made to the Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
Pursuant to Section 8.14 of the Agreement, ProLogis hereby requests a Supplemental Tranche (the “Supplemental Tranche”) on the terms and conditions set forth below:
1.	A Supplemental Tranche with aggregate commitments from the Supplemental Lender in Foreign Equivalent amount of $ .

2.	The Primary Currency of such Supplemental Tranche shall be .

3.	The Alternative Currencies with respect to such Supplemental Tranche shall be .

4.	The Supplemental Tranche shall have the following subfacilities:
☐ A Supplemental Letter of Credit subfacility in the maximum amount of $ .

☐ A Supplemental Swing Line subfacility in the maximum amount of $ .
5.	The Facility Fee for such Supplemental Tranche shall be %.

6.	Such Supplemental Tranche shall be repaid as follows: .
7. Pursuant to Section 8.1, the minimum amount for Borrowings and repayments of such Supplemental Tranche shall be as follows:                                                             .
8. Pursuant to Section 8.2, the minimum amount for termination and reductions of such Supplemental Tranche shall be as follows:                                                             .
9. Pursuant to Section 8.4, such Supplemental Tranche shall bear interest at follows:                                                                                 .

1	Exhibit H-1

10. The definitions listed on Annex A part 1 hereto shall the following meanings for purposes of this Supplemental Tranche, and the definitions under Annex A part 2 are hereby amended in there entirety for the purpose of this Supplemental Tranche.
11. ProLogis confirms that the conditions set forth in Sections 8.13 and 8.14 have been satisfied.
THIS SUPPLEMENTAL ADDENDUM SHALL CONSTITUTE A LOAN DOCUMENT UNDER THE CREDIT AGREEMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Addendum to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PROLOGIS

By:

Name:

Title:

2	Exhibit H-1

ANNEX A
DEFINED TERMS
Part 1 (delete from this Addendum any terms not defined in this Addendum):
     “Supplemental Aggregate Commitments” means                                                            .
     “Supplemental Borrowers” means                                                            .
     “Supplemental Commitments” means                                                             .
     “Supplemental Committed Borrowing” means                                                            .
     “Supplemental Committed Loan” means                                                            .
     “Supplemental Committed Loan Notice” means                                                             .
     “Supplemental Funding Agent” means                                                             .
     “Supplemental Funding Agent’s Office” means                                                             .
     “Supplemental L/C Obligations” means                                                            .
     “Supplemental Lenders” means                                                            .
     “Supplemental Letter of Credit Fee” means                                                             .
     “Supplemental Letters of Credit” means                                                            .
     “Supplemental Letters of Credit Issuer” means                                                             .
     “Supplemental Letter of Credit Sublimit” means                                                            .
     “Supplemental Loans” means                                                            .
     “Supplemental Note” means                                                            .
     “Supplemental Outstanding Amount” means                                                            .
     “Supplemental Rate Loan” means                                                            .
     “Supplemental Required Lenders” means                                                             .
     “Supplemental Swing Line Borrowing” means                                                            .
     “Supplemental Swing Line Lender” means                                                            .
     “Supplemental Swing Line Loans” means                                                            .

3	Exhibit H-1

Part 2 (delete from this Addendum any terms not amended):
“Applicable Tranche Percentage” means: (f)
“Eurocurrency Rate” means, for any Interest Period with respect to: (d)
“Interest Payment Date” means (d)

4	Exhibit H-1

EXHIBIT H-2
FORM OF RMB ADDENDUM
Date: ___________, _____
To: The Lender under the RMB Tranche (as defined below)
Ladies and Gentlemen:
Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
Pursuant to Section 8.14.4 of the Agreement, ProLogis hereby requests an RMB Tranche (the “RMB Tranche”) on the terms and conditions set forth in the RMB Loan Agreement attached hereto as Annex A.
THIS RMB ADDENDUM SHALL CONSTITUTE A LOAN DOCUMENT UNDER THE CREDIT AGREEMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
IN WITNESS WHEREOF, the parties hereto have caused this RMB Addendum to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

PROLOGIS

By:

Name:

Title:

1	Exhibit J

ANNEX A
FORM OF RMB LOAN AGREEMENT

2	Exhibit J

EXHIBIT I
FORM OF BORROWER ACCESSION AGREEMENT
Date: ___________, _____
To:                                         , as                                          Funding Agent
     Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
ProLogis and the applicable Agents agree as follows:
1.	The terms defined in the Credit Agreement shall have the same meanings herein.

2.	[Name of New Borrower] (“Eligible Affiliate”) shall become an Affiliate Borrower pursuant to Section 8.11 of the Credit Agreement.

3.	Eligible Affiliate is a [type of entity] duly organized under the laws of [name of relevant jurisdiction].

4.	Eligible Affiliate confirms that it has received from the Company a true and up-to-date copy of the Credit Agreement.

5.	Eligible Affiliate undertakes, upon its becoming a Borrower, to perform all the obligations expressed to be undertaken under the Credit Agreement by an Affiliate Borrower and agrees that it shall be bound by the Credit Agreement in all respects as if it had been an original party thereto as an Affiliate Borrower.

6.	ProLogis:
(a)	confirms that the representations and warranties of a continuing nature contained in the Credit Agreement are true and correct in all material respects, with the same force and effect as though made on the date hereof (unless they speak to a different date or are based on facts which have changed by transactions contemplated or permitted by the Credit Agreement); and

(b)	confirms that no Default or Event of Default is continuing or would occur as a result Eligible Affiliate becoming an Affiliate Borrower.

3	Exhibit J

7.	Eligible Affiliate makes the representations and warranties set out in Section XI of the Credit Agreement (to the extent applicable thereto).

8.	Administrative details for Eligible Affiliate are as follows:

Address:

Fax No.:

9.	This Agreement shall be governed by New York law.
[10. Eligible Affiliate is a Short Term Affiliate Borrower and agrees to assume [EUR/$/other currency] of the principal amount of the outstanding [Tranche] Loans to [Name of Borrower that has debt that will be assumed by Eligible Affiliate] consisting of [___Loans [with an Interest Period ending on ___], which principal amount shall be paid within thirty (30) days after the date of the effectiveness hereof.]

PROLOGIS

By:

Name:

Title:

[NEW AFFILIATE BORROWER]

By:

Name:

Title:

4	Exhibit J

EXHIBIT J
JOINDER AGREEMENT
     Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
     Pursuant to Section 8.13 of the Agreement, the undersigned hereby agrees that it shall be a party to the Agreement as a “Subsequent Lender” under the [ ] Tranche(s) ([each an/the] “Applicable Tranche”) and shall have the rights and obligations of a Lender under the Loan Documents.
     The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Joinder Agreement and to consummate the transactions contemplated hereby and to become a Subsequent Lender under the Agreement, (ii) it meets all requirements of Lender under the Agreement (subject to receipt of such consents as may be required under the Agreement) and under [each/the] Applicable Tranche, (iii) it has received a copy of the Agreement, together with copies of the most recent financial statements delivered pursuant to Section 12.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (iv) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
     This Joinder Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Joinder Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder Agreement. This Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature Page Follows.]

5	Exhibit J

     IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the ___day of ___, 20___.

SUBSEQUENT LENDER
[NAME OF SUBSEQUENT LENDER]

Include bracketed language below if a Dutch Borrower
is a Borrower under the applicable Tranche.

[For the purpose of the Dutch Banking Act, Subsequent
Lender expressly confirms the representations in
Section 16.18.2 of the Agreement.]

By:

Name:

Title:

6	Exhibit J

EXHIBIT K
INCREASE CERTIFICATE
     Reference is made to the Global Senior Credit Agreement, dated as of October 6, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among ProLogis (the “Company”), certain Affiliate Borrowers from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN AMRO Bank N.V., as Global Syndication Agent, Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C Issuer, and Sumitomo Mitsui Banking Corporation, as Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer.
     Pursuant to Section 8.13 of the Agreement, the undersigned hereby agrees and consents to an increase in its [ ] Commitment. After giving effect to such increase, the [ ] Commitment of the undersigned will equal $___.
     This Increase Certificate shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Increase Certificate may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Increase Certificate by telecopy shall be effective as delivery of a manually executed counterpart of this Increase Certificate. This Increase Certificate shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature Page Follows.]

1	Exhibit K

     IN WITNESS WHEREOF, the undersigned has executed this Increase Certificate as of the ___day of ___, 20___.

INCREASING LENDER
[NAME OF INCREASING LENDER]

By:

Name:

Title:

2	Exhibit K